   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 13, 2001
                                                SEC REGISTRATION NO. 333-_______
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                  ------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                  ------------

                       CORRECTIONS CORPORATION OF AMERICA
             (Exact name of registrant as specified in its charter)

         Maryland                        8744                    62-1763875
(State or Other Jurisdiction (Primary Standard Industrial    (I.R.S. Employer
     of Incorporation)        Classification Code Number) Identification Number)

                            10 Burton Hills Boulevard
                           Nashville, Tennessee 37215
                                 (615) 263-3000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                                   -----------

                                                             Copy to:
          John D. Ferguson                 Elizabeth E. Moore, Esq./Albert J. Bart, Esq.
Chief Executive Officer and President        Stokes Bartholomew Evans & Petree, P.A.
      10 Burton Hills Boulevard                   424 Church Street, Suite 2800
     Nashville, Tennessee  37215                   Nashville, Tennessee  37219
      Telephone: (615) 263-3000                     Telephone: (615) 259-1450
      Facsimile: (615) 263-3010                     Facsimile: (615) 259-1470

   (Name, address, telephone number and facsimile number, including area code, of agent for service)

Approximate date of commencement of proposed sale to public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------------------------------------
                                                                              Proposed Maximum     Amount of
   Title of Each Class of        Amount to be    Proposed Maximum Offering   Aggregate Offering  Registration
 Securities to be Registered    Registered (1)      Price per Share (1)            Price              Fee
-------------------------------------------------------------------------------------------------------------

Common Stock(2)                3,455,237 shares           $15.00                $51,828,555       $12,957.14
-------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. The proposed maximum aggregate offering price for these shares, calculated pursuant to Rule 457(c) under the Securities Act of 1933, is based upon the average of the high and low reported prices of the registrant's common stock on the New York Stock Exchange on September 6, 2001.

(2) The shares to be registered may be offered for sale and sold from time to time during the period the registration statement remains effective by or for the account of the selling stockholders. These shares consist of 3,455,237 shares issuable upon the conversion of the registrant's $41.1 million convertible subordinated notes. The current conversion rate of these notes is subject to adjustment upon the occurrence of future events.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this Preliminary Prospectus is not complete and may be changed. These shares may not be sold, or no offer to buy these shares may be accepted, until the registration statement filed with the Securities and Exchange Commission is effective. We are not using this Prospectus to offer securities or to solicit offers to buy these securities in any place where the offer or sale is not permitted.

                                   [CCA LOGO]

                        3,455,237 Shares of Common Stock
           Issuable Upon Conversion of Subordinated Convertible Notes

This prospectus relates to the sale of shares of the common stock of Corrections Corporation of America, a Maryland corporation formerly known as Prison Realty Trust, Inc. and Prison Realty Corporation, that are issuable upon the conversion of our $41.1 million 10.0% convertible subordinated notes due December 31, 2008 at any time at market prices prevailing at the time of the sale or at privately negotiated prices. The selling security holders may sell the shares of common stock directly to purchasers or through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, concessions or commissions.

The holders of our 10.0% convertible notes may convert the notes into shares of our common stock at any time prior to December 31, 2008 at a current conversion rate of 84.04040 shares per $1,000 of the notes. The current conversion rate of these notes is subject to adjustment upon the occurrence of future events.

Our common stock is traded on the New York Stock Exchange under the symbol "CXW." On September 6, 2001, the last reported sale price of our common stock on the NYSE was $14.90 per share.

Prospective investors should carefully consider the matters discussed under "Risk Factors," beginning on page 9 of this prospectus before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

     SUBJECT TO COMPLETION. PRELIMINARY PROSPECTUS DATED SEPTEMBER 13, 2001

                                TABLE OF CONTENTS

                                                                                                                Page
                                                                                                                ----

Prospectus Summary........................................................................................        1
       The Company........................................................................................        1
       Operations.........................................................................................        1
       Business Objectives and Strategies.................................................................        2
       The Industry.......................................................................................        3
       Recent Developments................................................................................        3
       The Offering.......................................................................................        6
Summary Financial Data....................................................................................        7
Risk Factors..............................................................................................        9
       We are Subject to Risks Associated with the Corrections and Detention Industry.....................        9
       We are Subject to Litigation.......................................................................       10
       We are Subject to Tax Related Risks................................................................       11
       We are Subject to Risks Associated with Ownership of Real Estate...................................       12
       We are Subject to Refinancing Risk and Risk of Default.............................................       13
       You are Subject to Risks Related to an Investment in Our Common Stock..............................       14
Cautionary Statement Regarding Forward-Looking Information................................................       16
Use of Proceeds...........................................................................................       17
Market for Our Common Stock and Related Stockholder Matters...............................................       17
       Market Price of and Distributions on Common Stock..................................................       17
       Dividend Policy....................................................................................       18
Selected Financial Data...................................................................................       19
Management's Discussion and Analysis of Financial Condition and Results of Operations.....................       23
Quantitative and Qualitative Disclosures About Market Risk................................................       45
Business..................................................................................................       46
       Overview...........................................................................................       46
       Operations.........................................................................................       46
       Facilities We Manage or Lease to Other Operators...................................................       48
       Properties We Own..................................................................................       53
       Business Objectives and Strategies.................................................................       56
       Business Development...............................................................................       57
       The Industry.......................................................................................       58
       Financial Information About Industry Segments......................................................       59
       Government Regulation..............................................................................       60
       Insurance..........................................................................................       61
       Employees..........................................................................................       61
       Competition........................................................................................       62
       Legal Proceedings..................................................................................       62
       Formation Transactions.............................................................................       64
       The Restructuring and Related Transactions.........................................................       65
Registration Rights of the Selling Stockholders...........................................................       73
The Selling Stockholders..................................................................................       73
Plan of Distribution......................................................................................       74

                                                                                                                Page
                                                                                                                ----

Description of Capital Stock..............................................................................       76
       General............................................................................................       76
       Common Stock.......................................................................................       76
       Preferred Stock....................................................................................       77
       Transfer Agent and Registrar.......................................................................       77
Ownership of Our Securities...............................................................................       77
       Common Stock.......................................................................................       77
       Series A Preferred Stock...........................................................................       79
       Series B Preferred Stock...........................................................................       80
Executive Officers and Directors .........................................................................       82
Information Concerning Our Board of Directors.............................................................       86
       General............................................................................................       86
       Committees of Our Board of Directors...............................................................       86
       Meetings of Our Board of Directors.................................................................       87
       Compensation of Our Board of Directors.............................................................       87
Employment Agreements and Change in Control Provisions....................................................       87
       Employment Agreements..............................................................................       87
       Change in Control Provisions of Our Stock Incentive Plans..........................................       89
Executive Compensation....................................................................................       89
       Summary Compensation Table.........................................................................       89
       Options/SAR Grants in Last Fiscal Year.............................................................       93
       Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values......       95
       Compensation Committee Report......................................................................       96
       Compensation Committee Interlocks and Insider Participation........................................      101
Certain Relationships and Related Transactions............................................................      101
Experts  .................................................................................................      103
Legal Matters ............................................................................................      103
Index to Financial Statements.............................................................................      F-1

                               PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read this entire prospectus carefully before deciding to acquire shares of our common stock. This prospectus contains forward-looking statements, which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. All references to "we," "our," "us," "our company," or "CCA" in this prospectus refer to Corrections Corporation of America and its predecessors, subsidiaries and operating divisions.

THE COMPANY

We are currently the nation's largest provider of outsourced correctional management services, housing an inmate population larger than that of all but five public corrections systems in the United States. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, each of our facilities offers a variety of rehabilitation and educational programs, including basic education, life skills and employment training and substance abuse treatment. We also provide health care (including medical, dental and psychiatric services), institutional food services and work and recreational programs.

At June 30, 2001, we owned or managed 71 correctional and detention facilities with a total design capacity of approximately 66,000 beds in 21 states, the District of Columbia and Puerto Rico, with 69 operating facilities and two facilities under construction. At June 30, 2001, we controlled approximately 52% of all beds under contract with private operators of correctional and detention facilities in the United States.

OPERATIONS

MANAGEMENT AND OPERATION OF FACILITIES. At June 30, 2001, we owned and managed 37 correctional and detention facilities, managed an additional 28 correctional and detention facilities owned by governmental agencies, and leased four facilities to other private operators. Our customers consist of local, state and federal correctional and detention authorities. For the six months ended June 30, 2001, federal correctional and detention authorities represented approximately 28.5% of our total management revenue.

Our facility contracts are short term in nature. Terms of our federal contracts generally range from one to five years, and contain multiple renewal options. The terms of certain of our local and state contracts may be for longer periods with additional renewal options. Most of our facility contracts also contain provisions which allow the contracting government agency to terminate the contract without cause, and our contracts are generally subject to annual or bi-annual legislative appropriation of funds.

We are compensated on the basis of the number of inmates held at each of our facilities. Of the 65 domestic facilities we operate and manage, 64 of the facility management contracts provide that we will be compensated at an inmate per diem rate based upon actual or minimum guaranteed occupancy levels, with one contract based on a monthly fixed rate. For 2000, the average occupancy, based on rated capacity, of our facilities was 84.8%. The occupancy rate at June 30, 2001 was 89.1%.

Pursuant to the terms of our management contracts, we are responsible for the overall operation of our facilities, including staff recruitment, general administration of the facilities, facility maintenance, security and supervision of the offenders. We also provide a variety of rehabilitative and educational programs at our facilities. Inmates at most facilities we manage may receive basic education through academic programs designed to improve inmate literacy levels and the opportunity to acquire General Education Development, or GED, certificates. We also offer vocational training to inmates who lack marketable job skills. In addition, we offer life skills transition planning programs that provide inmates job search skills, health education, financial responsibility training, parenting and other skills associated with becoming productive citizens. At several of our facilities, we also offer counseling, education and/or treatment to inmates with alcohol and drug abuse problems. Except for certain aspects of food and medical services, which are generally subcontracted, all of the facility support services are provided by our personnel.

We operate each facility in accordance with company-wide policies and procedures and the standards and guidelines established by the American Correctional Association Commission on Accreditation. The American Correctional Association Commission, or the ACA, is an independent organization comprised of professionals in the corrections industry that establish guidelines of standards by which a correctional institution may gain accreditation. The ACA believes its standards safeguard the life, health and safety of offenders and personnel, and, accordingly, these standards are the basis of the accreditation process and define policies and procedures for operating programs. The ACA standards, which are the industry's most widely accepted correctional standards, describe specific objectives to be accomplished and cover such areas as administration, personnel and staff training, security, medical and healthcare, food services, inmate supervision and physical plant requirements. We have sought and received ACA accreditation for 49, or approximately 75%, of the facilities we currently manage, and we intend to apply for ACA accreditation for all of our facilities once they become eligible.

FACILITY DESIGN, CONSTRUCTION AND FINANCE. In addition to our facility management services, we also provide consultation to various governmental agencies with respect to the design and construction of new correctional and detention facilities and the redesign and renovation of older facilities. Our current business objectives, however, do not focus on the design and construction of new correctional and detention facilities.

BUSINESS OBJECTIVES AND STRATEGIES

Our primary business objectives are to provide quality corrections services, increase revenue and control operating costs, while maintaining our position as the largest owner, operator and manager of privatized correctional and detention facilities. Our principal business strategies are to fill vacant beds currently in our inventory and increase revenue by obtaining additional management contracts. Substantially all of our income is expected to be derived from contracts with governmental entities for the provision of correctional and detention facility management and related services.

We believe that we are the industry leader in promoting the benefits of privatization of prisons and other correctional and detention facilities. We also believe that we are well positioned to take advantage of the opportunities in the privatized corrections industry.

We believe that we can further develop our business by, among other things:

         - maintaining existing customer relationships and continuing to fill existing beds within our facilities;

         -        enhancing the terms of existing contracts; and

         - establishing relationships with new customers who have either previously not outsourced management needs or have utilized other private providers.

THE INDUSTRY

We believe that governments will continue to privatize correctional and detention facilities and that, as a result, the private corrections industry in the United States will continue to grow. According to statistics recently released by the United States Department of Justice, Bureau of Justice Statistics, between December 31, 1990 and June 30, 2000, the jail and prison population rose at an average annual rate of 5.6%. Between June 30, 1999 and June 30, 2000, however, the prisoner population increased by only 3.0%. Notwithstanding the lower growth rate in the prisoner population, the pressure on government to control correctional costs and to improve correctional services is expected to continue. The recent BJS report estimates a prisoner population of approximately 1.9 million on June 30, 2000. The report estimates that the prisoner population will reach approximately 2.1 million by the close of 2005. Although the BJS report indicates a more moderate prisoner population increase than was experienced in previous years, we see the trend of increasing privatization of the corrections industry continuing, in large part, because of the general shortage of beds available in the United States correctional and detention facilities, especially in the federal prison system.

In an attempt to address the fiscal pressure resulting from rising incarceration costs, statistics indicate that government agencies responsible for correctional and detention facilities are increasingly privatizing such facilities. According to the most recent Private Adult Correctional Facility Census, the design capacity of privately managed adult correctional and detention facilities worldwide has increased dramatically since the first privatized facility was opened by our predecessor in 1984. The majority of this growth has occurred since 1989, as the number of privately managed adult correctional and detention facilities in operation or under construction worldwide increased from 26 facilities with a design capacity of 10,973 beds in 1989 to 182 facilities with a design capacity of 141,613 beds in 2000, 153 of which were in the United States at December 31, 2000.

The Private Census reports that at December 31, 2000, there were 31 state jurisdictions, the District of Columbia and Puerto Rico, within which there were private facilities in operation or under construction. Further, all three U.S. federal agencies with prisoner custody responsibilities (i.e., the Federal Bureau of Prisons, the U.S. Immigration and Naturalization Service and the U.S. Marshals Service) continued to contract with private management firms. We believe that the continued trend indicated by these statistics is primarily the result of competition among private companies in the industry who have incentives to keep costs down and to improve the quality of services to its customers.

RECENT DEVELOPMENTS

LITIGATION SETTLEMENTS. During the first quarter of 2001, we obtained final court approval of the settlements of a series of outstanding consolidated federal and state class action and derivative stockholder lawsuits brought against us and certain of our former directors and executive officers. The final terms of the settlement agreements provide for the "global" settlement of all such outstanding stockholder litigation against us brought as the result of, among other things, agreements entered into by us and our formerly independent operating company in May 1999 to increase payments made by us to the operating company under the terms of certain agreements, as well as transactions relating to proposed corporate restructurings. Pursuant to the terms of the settlement, we will issue or pay to the plaintiffs (and their respective legal counsel) in the actions:

         - an aggregate of 4.7 million shares of our common stock, as adjusted for the reverse stock split discussed below;

         - a $29.0 million 8.0% subordinated promissory note, due January 2, 2009, all or a portion of which may be extinguished if the trading price of our common stock meets or exceeds certain trading prices following the date of the note's issuance and prior to the date of the note's maturity; and

         - approximately $47.5 million in cash payable solely from the proceeds of certain insurance policies.

As of September 12, 2001, we have paid a portion of the insurance proceeds and issued 1.6 million shares of our common stock, as adjusted for the reverse stock split, under the terms of the settlement to the plaintiffs' counsel in the actions. We currently expect that the remaining 3.1 million settlement shares, and therefore the $29.0 million promissory note, will be issued later this year or in early 2002.

On August 8, 2001, we entered into a definitive agreement to settle litigation regarding fees we allegedly owed to an entity formed by a group of institutional investors, as a result of the termination of a securities purchase agreement related to our proposed corporate restructuring in 2000 led by Fortress/Blackstone investment group. Under the terms of the agreement, we have made a cash payment of $15.0 million in full settlement of all claims related to the matter.

ASSET SALES AND DEBT RENEWAL OR REFINANCING. During the first half of 2001, we sold our Mountain View Correctional Facility and Pamlico Correctional Facility, two facilities located in North Carolina, for net sales proceeds of approximately $24.9 million and $24.0 million, respectively. Prior to the sale, we leased the facilities to the State of North Carolina under the terms of long-term, triple-net leases. The North Carolina Department of Corrections operates the facilities. In April 2001, we sold our interest in a facility located in Salford, England, known as Agecroft, for approximately $65.7 million. The net proceeds from each of these sales were used to pay-down amounts outstanding under our bank credit facility, which consists of up to $600.0 million of term loans maturing December 31, 2002, and up to $400.0 million of revolving loans maturing January 1, 2002.

As of June 30, 2001, we had $544.3 million outstanding under the term loan portion of our credit facility and $280.4 million outstanding under the revolving loan portion of our credit facility. In order to address the January 1, 2002 maturity of the revolving loan portion of our bank credit facility, we are currently in the process of seeking a renewal of the revolving loans from our existing lenders or a refinancing of all or a portion of the bank credit facility from other lenders. In connection with such a renewal or refinancing, and as part of our plans to improve our overall financial condition, we have committed to a plan of disposal of certain long-lived assets, in addition to the aforementioned asset sales. These assets, consisting primarily of certain of our correctional and detention facilities with an aggregate book value of approximately $71.4 million, are currently held for sale as indicated in our June 30, 2001 financial statements, and are being actively marketed for sale. We may also elect to sell additional assets. Any proceeds from the sale of these assets will primarily be used to pay down amounts outstanding under our bank credit facility. We believe that using such proceeds to pay-down our debt will improve our leverage ratios and overall financial position, improving our ability to renew or refinance our maturing indebtedness, including primarily the revolving loan portion of our bank credit facility. No assurance can be given, however, that we will be able to sell any of these assets or that if we do sell such assets, that the proceeds from such sales will meet expected levels. Further, even if we are successful in selling all or a portion of these assets at expected levels, no assurance can be given that we will be able to renew or refinance our debt obligations as they become due on reasonable or other terms.

RATING AGENCY OUTLOOK IMPROVEMENT. On September 4, 2001, Standard & Poor's raised the outlook on our debt from negative to positive.

Our secured debt is rated "B" by Standard & Poor's and our unsecured debt is rated "CCC+".

REVERSE STOCK SPLIT. We completed a reverse stock split of our common stock, effective May 18, 2001, at a ratio of one-for-ten. As a result, every ten shares of common stock issued and outstanding immediately prior to the reverse stock split have been reclassified and changed into one fully paid and nonassessable share of our common stock. In conjunction with the reverse stock split we amended our charter to reduce the number of shares of our authorized common stock from 400.0 million shares to 80.0 million shares. At September 12, 2001, we had approximately 25.1 million shares of our common stock issued and outstanding on a post-reverse stock split basis.

Our principal executive offices are located at 10 Burton Hills Boulevard, Nashville, Tennessee 37215, and our telephone number is (615) 263-3000. Our web site address is www.correctionscorp.com. Information on our web site is not a part of this prospectus.

THE OFFERING

This prospectus relates to the sale of shares of our common stock that are issuable upon the conversion of our $41.1 million 10.0% convertible subordinated notes, due December 31, 2008, at any time at market prices prevailing at the time of the sale or at privately negotiated prices. The selling stockholders may sell the shares of common stock directly to purchasers or through underwriters, brokers-dealers or agents who may receive compensation in the form of discounts, concessions or commissions.

The holders of our 10.0% convertible notes may convert the notes into shares of our common stock at any time prior to December 31, 2008 at a current conversion rate of 84.04040 shares per $1,000 of the notes, subject to potential adjustment in the future.

Our common stock is traded on the New York Stock Exchange under the symbol "CXW." On September 6, 2001, the last reported sale price of our common stock on the NYSE was $14.90 per share.

We are a Maryland corporation formerly known as Prison Realty Trust, Inc. which commenced operations as Prison Realty Corporation on January 1, 1999, following the mergers with and into us of each of the former Corrections Corporation of America, a Tennessee corporation, referred to herein as Old CCA, on December 31, 1998 and CCA Prison Realty Trust, a Maryland real estate investment trust, referred to herein as Old Prison Realty, on January 1, 1999.

During 2000, we completed a comprehensive restructuring. As part of the restructuring, on October 1, 2000, we completed the acquisition of a privately-held operating company, referred to herein as Operating Company, which operated the majority of the correctional and detention facilities owned by us, through a merger of Operating Company with and into our wholly-owned operating subsidiary. Immediately prior to the merger, Operating Company leased 35 of our correctional and detention facilities, with a total design capacity of 37,520 beds. Also in connection with the restructuring, we amended our charter to, among other things, remove provisions relating to our operation and qualification as a real estate investment trust, or REIT, for federal income tax purposes commencing with our 2000 taxable year and change our name to "Corrections Corporation of America." On December 1, 2000, we also completed the acquisitions of two privately-held service companies, referred to herein as the Service Companies, which operated government-owned correctional and detention facilities and conducted certain international operations, through mergers of the Service Companies with and into our wholly-owned operating subsidiary. Immediately prior to the mergers, the Service Companies had contracts to manage a total of 28 correctional and detention facilities with a total design capacity of 22,576 beds.

As a result of the restructuring, we now specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies.

                             SUMMARY FINANCIAL DATA

The following table shows our summary financial data, which you should read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and accompanying notes and the other financial data included elsewhere in this prospectus. Amounts are in thousands except per share data.

                                          SIX MONTHS
                                             ENDED,                           YEAR ENDED DECEMBER 31,
STATEMENT OF OPERATIONS:                 JUNE 30, 2001   -----------------------------------------------------------------
                                          (UNAUDITED)      2000          1999          1998          1997          1996
                                         -------------   ---------     ---------     ---------     ---------     ---------

Revenue                                    $ 486,107     $ 310,278     $ 278,833     $ 662,059     $ 462,249     $ 292,513

Operating income (loss)                    $  69,360     $(529,317)    $  68,536     $  41,678     $  83,692     $  54,573

Interest expense (income), net             $  67,115     $ 131,545     $  45,036     $  (2,770)    $  (3,404)    $   4,224

Net income (loss)                          $  (4,793)    $(730,782)    $ (72,654)    $  10,836     $  53,955     $  30,880
Distributions to preferred
  stockholders                             $  (9,801)    $ (13,526)    $  (8,600)    $      --     $      --     $      --

Net income (loss) available to
common stockholders                        $ (14,594)    $(744,308)    $ (81,254)    $  10,836     $  53,955     $  30,880

Basic net income (loss)
  available to common stockholders per
  common share:
      Before cumulative effect of
        accounting change                  $   (0.61)    $  (56.68)    $   (7.06)    $    3.78     $    7.99     $    4.92
      Cumulative effect of
        accounting change                         --            --            --         (2.26)           --            --
                                           ---------     ---------     ---------     ---------     ---------     ---------

                                           $   (0.61)    $  (56.68)    $   (7.06)    $    1.52     $    7.99     $    4.92
                                           =========     =========     =========     =========     =========     =========

Diluted net income (loss) available to
   common stockholders per
   common share:
      Before cumulative effect of
        accounting change                  $   (0.61)    $  (56.68)    $   (7.06)    $    3.47     $    6.92     $    4.15
      Cumulative effect of
         accounting change                        --            --            --         (2.05)           --            --
                                           ---------     ---------     ---------     ---------     ---------     ---------

                                           $   (0.61)    $  (56.68)    $   (7.06)    $    1.42     $    6.92     $    4.15
                                           =========     =========     =========     =========     =========     =========

Weighted average common shares
   outstanding:
      Basic                                   23,938        13,132        11,510         7,138         6,757         6,279
      Diluted                                 23,938        13,132        11,510         7,894         7,894         7,616

                                                                                  DECEMBER 31,
                                        JUNE 30, 2001   ------------------------------------------------------------------
BALANCE SHEET DATA:                      (UNAUDITED)       2000           1999           1998          1997         1996
                                        -------------   ----------     ----------     ----------     --------     --------

Total assets                             $2,004,947     $2,176,992     $2,716,644     $1,090,437     $697,940     $468,888

Long-term debt, less current portion     $  709,918     $1,137,976     $1,092,907     $  290,257     $127,075     $117,535

Total liabilities excluding deferred
   gains                                 $1,315,861     $1,488,977     $1,209,528     $  395,999     $214,112     $187,136
Stockholders' equity                     $  689,086     $  688,015     $1,401,071     $  451,986     $348,076     $281,752

---------------
Prior to our merger with Old CCA, Old CCA operated as a taxable corporation and managed prisons and other correctional and detention facilities and provided prisoner transportation services for governmental agencies. The merger was accounted for as a reverse acquisition of us by Old CCA and as an acquisition of Old Prison Realty by us. As such, the provisions of reverse acquisition accounting prescribe that Old CCA's historical financial statements be presented as the Company's historical financial statements prior to January 1, 1999. Therefore, the results of operations prior to 1999 reflect the results of Old CCA as a taxable corporation operating as a prison management company.

In connection with the merger, we elected to change our tax status from a taxable corporation to a real estate investment trust effective with the filing of our 1999 federal income tax return. Therefore, the 1999 financial statements reflect the results of our operations as a real estate investment trust. As a real estate investment trust, we were dependent on Operating Company, as a lessee, for a significant source of our income. In connection with the restructuring in 2000, we acquired Operating Company on October 1, 2000 and the Service Companies on December 1, 2000, and amended our charter to remove provisions requiring us to elect to qualify and be taxed as a real estate investment trust. Therefore, the 2000 results of operations and the results of operations for the six months ended June 30, 2001 reflect our operations as a taxable corporation, specializing in the ownership, operation and management of prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies.

                                  RISK FACTORS

You should carefully consider the risks described below before making a decision to invest in our common stock. Some of the following factors relate principally to our business and the industry in which we operate. Other factors relate principally to your investment in our common stock. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also have an adverse effect on us. If any of the matters discussed in the following risk factors were to occur, our business, financial condition, results of operations or prospects could be materially adversely affected. Then the trading price of our common stock could decline and you could lose all or part of your investment.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH THE CORRECTIONS AND DETENTION INDUSTRY

General. As of June 30, 2001, we owned or managed 71 correctional and detention facilities with a total design capacity of approximately 66,000 beds in 21 states, the District of Columbia and Puerto Rico. Accordingly, we are subject to the operating risks associated with the corrections and detention industry, including those set forth below. See "Business" for a complete description of our business operations.

We Are Subject to the Short-term Nature of Government Contracts. Private prison managers typically enter into facility management contracts with government entities for terms of up to five years, with one or more renewal options that may be exercised only by the contracting governmental agency. No assurance can be given that any agency will exercise a renewal option in the future. The contracting agency typically may also terminate a facility contract at any time without cause by giving the private prison manager written notice. The non-renewal or termination of any of our contracts with governmental agencies could materially adversely affect our financial condition, results of operation and liquidity, including our ability to secure new facility management contracts from others.

There also exists the risk that a facility we own, but do not manage, may not be the subject of a contract between a private manager and a governmental entity while it is leased to a private prison manager since our leases generally extend for periods substantially longer than the contracts with government entities. Accordingly, if a private prison manager's contract with a government entity to operate a facility is terminated, or otherwise not renewed, or if such government entity is unable to supply a facility with a sufficient number of inmates, such event may adversely affect the ability of the contracting private prison manager to make the required rental or other payments to us.

We Are Dependent on Government Appropriations. A private prison manager's cash flow is subject to the receipt of sufficient funding of and timely payment by contracting governmental entities. If the appropriate governmental agency does not receive sufficient appropriations to cover its contractual obligations, a contract may be terminated or the management fee may be deferred or reduced. Any delays in payment, or the termination of a contract, could have an adverse effect on our cash flow and financial condition.

Public Resistance to Privatization of Correctional and Detention Facilities Could Result in Our Inability to Obtain New Contracts or the Loss of Existing Contracts. The operation of correctional and detention facilities by private entities has not achieved complete acceptance by either governments or the public. The movement toward privatization of correctional and detention facilities has also encountered resistance from certain groups, such as labor unions and others that believe that correctional and detention facility operations should only be conducted by governmental agencies.

Moreover, negative publicity about an escape, riot or other disturbance at a privately managed facility may result in publicity adverse to us, and the private corrections industry in general. Any of these occurrences or continued trends may make it more difficult for us to renew or maintain existing contracts or to obtain new contracts or sites on which to operate new facilities or for us to develop or purchase facilities and lease them to government or private entities, any or all of which could have a material adverse effect on our business.

Our Ability to Secure New Contracts to Develop and Manage Correctional and Detention Facilities Depends on Many Factors Outside Our Control. Our growth is generally dependent upon our ability to obtain new contracts to develop and manage new correctional and detention facilities. This depends on a number of factors we cannot control, including crime rates and sentencing patterns in various jurisdictions and acceptance of privatization. While we believe that governments will continue to privatize correctional and detention facilities, we believe the rapid growth experienced in the United States private corrections industry during the late 1980's and early 1990's is moderating. Certain jurisdictions recently have required successful bidders to make a significant capital investment in connection with the financing of a particular project, a trend that will require us to have sufficient capital resources to compete effectively. We may not be able to obtain these capital resources when needed. Additionally, our success in obtaining new awards and contracts may depend, in part, upon our ability to locate land that can be leased or acquired under favorable terms. Otherwise desirable locations may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site.

Failure to Comply with Unique and Increased Governmental Regulation Could Result in Material Penalties or Non-Renewal or Termination of Our Contracts to Manage Correctional and Detention Facilities. The industry in which we operate is subject to extensive federal, state and local regulations, including education, health care and safety regulations, which are administered by many regulatory authorities. Some of the regulations are unique to the corrections industry, and the combination of regulations we face is unique. Facility management contracts typically include reporting requirements, supervision and on-site monitoring by representatives of the contracting governmental agencies. Corrections officers and juvenile care workers are customarily required to meet certain training standards and, in some instances, facility personnel are required to be licensed and subject to background investigation. Certain jurisdictions also require us to award subcontracts on a competitive basis or to subcontract with businesses owned by members of minority groups. Our facilities are also subject to operational and financial audits by the governmental agencies with which we have contracts. We may not always successfully comply with these regulations, and failure to comply can result in material penalties or non-renewal or termination of facility management contracts.

In addition, private prison managers are increasingly subject to government legislation and regulation attempting to restrict the ability of private prison managers to house certain types of inmates. Legislation has been enacted in several states, and has previously been proposed in the United States House of Representatives, containing such restrictions. Although we do not believe that existing legislation will have a material adverse effect on us, there can be no assurance that future legislation would not have such an effect.

WE ARE SUBJECT TO LITIGATION

We Are Subject to Legal Proceedings Associated with Owning and Managing Correctional and Detention Facilities. Our ownership and management of correctional and detention facilities, and the provision of inmate transportation services by a subsidiary, expose us to potential third party claims or litigation by prisoners or other persons relating to personal injury or other damages resulting from contact with a facility, its managers, personnel or other prisoners, including damages arising from a prisoner's escape from, or a disturbance or riot at, a facility we own or manage. In addition, as an owner of real property, we may be subject to a variety of proceedings relating to personal injuries of persons at such facilities. See "Business -- Legal Proceedings" for a description of certain outstanding litigation against us associated with owning and managing correctional and detention facilities.

We Are Subject to Legal Proceedings Associated with Corporate Operations. In addition to litigation associated with owning and managing correctional and detention facilities, we are also subject to litigation arising as a result of actions brought by our stockholders, current and former employees and other parties. See "Business -- Legal Proceedings" for a description of certain outstanding litigation against us associated with corporate operations.

WE ARE SUBJECT TO TAX RELATED RISKS

Prior to the 1999 merger, Old CCA operated as a taxable subchapter C corporation for federal income tax purposes since its inception, and, therefore, generated accumulated earnings and profits to the extent its taxable income, subject to certain adjustments, was not distributed to its shareholders. To preserve our ability to qualify as a real estate investment trust for the year ended December 31, 1999, we were required to distribute all of Old CCA's accumulated earnings and profits before the end of 1999. If, in the future, the IRS makes adjustments increasing Old CCA's earnings and profits, we may be required to make additional distributions equal to the amount of the increase.

Under previous terms of our charter, we were required to operate so as to preserve our ability to elect to be taxed as a real estate investment trust for the year ended December 31, 1999. As a real estate investment trust, we could not complete any taxable year with accumulated earnings and profits. For the year ended December 31, 1999, we made approximately $217.7 million of distributions related to our common stock and series A preferred stock. We met the above described distribution requirements by designating approximately $152.5 million of the total distributions in 1999 as distributions of our accumulated earnings and profits. In addition to distributing our accumulated earnings and profits, we, in order to qualify for taxation as a real estate investment trust with respect to our 1999 taxable year, were required to distribute 95% of our taxable income for 1999. We believe that this distribution requirement has been substantially satisfied by our distribution of shares of series B preferred stock. Our failure to distribute 95% of our taxable income for 1999 or the failure to comply with other requirements for real estate investment trust qualification under the Code with respect to our taxable year ended December 31, 1999 could have a material adverse impact on our financial position, results of operations and cash flows.

Our election of real estate investment trust status for the taxable year ended December 31, 1999 is subject to review by the IRS generally for a period of three years from the date of filing of our 1999 tax return. Should the IRS review our election to be taxed as a real estate investment trust for the 1999 taxable year and reach a conclusion disallowing our dividends paid deduction, we would be subject to income taxes and interest on our 1999 taxable income and possibly subject to fines and/or penalties. Income taxes, penalties and interest for the year ended December 31, 1999 could exceed $83.5 million, which would have an adverse impact on our financial position, results of operations and cash flows.

In connection with the 1999 merger, we assumed the tax obligations of Old CCA resulting from disputes with federal and state taxing authorities related to tax returns filed by Old CCA in 1998 and prior taxable years. The IRS is currently conducting audits of Old CCA's federal tax returns for the taxable years ended December 31, 1998 and 1997, and our federal tax return for the taxable year ended December 31, 1999. We have received the IRS's preliminary findings related to the taxable year ended December 31, 1997, and we are currently appealing those findings. We are currently unable to predict the ultimate outcome of the IRS's audits of Old CCA's 1998 and 1997 federal tax returns, our 1999 federal tax return or the ultimate outcome of audits of our other tax returns or Old CCA's tax returns by the IRS or by other taxing authorities; however, it is possible that such audits will result in claims against us in excess of reserves currently recorded. In addition, to the extent that IRS audit adjustments increase the accumulated earnings and profits of Old CCA, we would be required to make timely distribution of the accumulated earnings and profits of Old CCA to our stockholders. Such results could have a material adverse impact on our financial position, results of operations and cash flows. See "Business -- Formation Transactions" for a complete description of the 1999 merger and our operation so as to qualify as a real estate investment rust for the taxable year ended December 31, 1999.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OWNERSHIP OF REAL ESTATE

We Are Subject to General Real Estate Risks. Our ownership of correctional and detention facilities subjects us to risks typically associated with investments in real estate. Investments in real estate are relatively illiquid and, therefore, our ability to divest ourselves of one or more of our facilities promptly in response to changed conditions is limited. Investments in correctional and detention facilities, in particular, subject us to risks involving potential exposure to environmental liability and uninsured loss. Our operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of complying with future legislation. In addition, although we maintain insurance for many types of losses, there are certain types of losses, such as losses from earthquakes, which may be either uninsurable or for which it may not be economically feasible to obtain insurance coverage, in light of the substantial costs associated with such insurance. As a result, we could lose both our capital invested in, and anticipated profits from, one or more of the facilities we own. Further, it is possible to experience losses which exceed the limits of insurance coverage or for which we may be uninsured. See "Business -- Insurance."

We May be Unable to Sell Assets or Receive Sales Proceeds at Expected Levels. As of June 30, 2001, we were holding for sale numerous assets, including ten parcels of land, one correctional facility leased to a governmental agency, one correctional facility leased to a private operator, and investments in two direct financing leases, with an aggregate book value of approximately $71.4 million. We may also elect to sell additional assets. We expect to use the net proceeds from such sales to repay outstanding indebtedness. Our ability to refinance or renew indebtedness could be adversely affected if we are not able to sell a sufficient number of assets, or if the proceeds received from such sales do not achieve expected levels. See "Business -- The Restructuring and Related Transactions" for a complete discussion of our efforts to sell designated assets and apply the proceeds from such sales to our outstanding indebtedness.

Options to Purchase and Reversions Could Adversely Affect Our Investments. Nine of our facilities are or will be subject to an option to purchase by certain government agencies. One of these facilities is held for sale as of June 30, 2001. If any of these options are exercised, there exists the risk that we will not recoup our full investment from the applicable facility or that we will be otherwise unable to invest the proceeds from the sale of the facility in one or more properties that yield as much revenue as the property acquired by the government entity. In addition, ownership of two of the facilities will, upon the expiration of a specified time period, revert to the respective governmental agency contracting with us. Also, one facility under development will have its ownership revert back to a governmental agency under its contract. See "Business -- Properties We Own" herein for a description of the terms and conditions of these options to purchase and reversions.

WE ARE SUBJECT TO REFINANCING RISK AND RISK OF DEFAULT

A Significant Portion of Our Indebtedness Matures January 1, 2002. Our bank credit facility currently consists of a $400.0 million revolving loan which matures January 1, 2002, and $600.0 million in term loans which mature December 31, 2002. The bank credit facility bears interest at a floating rate calculated from either the current LIBOR rate or an applicable base rate, at our election. As a result of an amendment to the bank credit facility executed in June 2000, we are generally required to use the net cash proceeds received from certain transactions, including the following transactions, to repay our outstanding indebtedness under the bank credit facility:

         -        any disposition of real estate assets;

         -        the sale-leaseback of our corporate headquarters.

Under the terms of the amendment executed in June 2000, we are also required to apply a designated portion of our "excess cash flow," as such term is defined in the amendment, to the prepayment of outstanding indebtedness under the bank credit facility. We believe that we will be able to refinance or renew the bank credit facility upon maturity; however, there can be no assurance that the we will be able to refinance or renew such indebtedness on commercially reasonable or any other terms. We do not have sufficient working capital to satisfy our obligations in the event we are unable to refinance or renew the bank credit facility upon maturity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- The Restructuring and Related Transactions" for more complete discussions of the provisions of our bank credit facility.

We Are Restricted in Our Ability to Incur Additional Debt. Our bank credit facility also contains restrictions upon our ability to incur additional debt and requires us to maintain specified financial ratios. These provisions may also restrict our ability to obtain additional debt capital or limit our ability to engage in certain transactions. These restrictions may inhibit our ability to fund capital expenditures or operating expenses when required. The incurrence of additional indebtedness, and the potential issuance of additional debt securities, may result in increased interest expense. Additionally, the incurrence of additional indebtedness may result in an increased risk of default, and increase our exposure to the risks associated with debt financing and access to debt markets to fund future growth at an acceptable cost.

We Could Default on Our Indebtedness. As of June 30, 2001, our debt consisted primarily of $824.7 million outstanding under our bank credit facility, $100.0 million of senior notes, $41.1 million of 10.0% convertible subordinated notes and $30.0 million of 8.0% convertible subordinated notes. We also had $50.0 million available under a revolving credit facility with a $50.0 million capacity. Terms of our indebtedness contain financial and non-financial covenants. These terms are further described in the notes to our financial statements and under "Management's Discussion and Analysis of Financial Condition and Results of Operations." Failure to comply with these covenants could result in the acceleration of all or a significant portion of our indebtedness. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- The Restructuring and Related Transactions," which contain discussions of the impact of a default under the terms of our existing indebtedness.

Our Indebtedness is Subject to a Risk of Cross-Default. Subject to the waivers and amendments discussed herein, we currently believe that we are in compliance with the financial and other covenants under our bank credit facility and under the terms of our other indebtedness. If we were to be in default under our bank credit facility, and if the senior lenders under the bank credit facility elected to exercise their rights to accelerate our obligations under the bank credit facility, such events could result in the acceleration of all or a portion of the outstanding principal amount of our 12% senior notes or our aggregate $71.1 million convertible subordinated notes, which would have a material adverse effect on our liquidity and financial position. Our 12% senior notes and our $30.0 million convertible subordinated notes generally contain cross-default provisions which allow the holders of these notes to accelerate this debt and seek remedies if we have a payment default under the bank credit facility or if the obligations under the bank credit facility are accelerated. Our $41.1 million convertible subordinated notes contain a cross-default provision which allows the holders of the notes to accelerate this debt and seek remedies if we have a payment default under the bank credit facility or if the obligations thereunder are subject to acceleration (whether or not such obligations are actually accelerated). Moreover, the terms of the bank credit facility provide that our obligations under the bank credit facility may be accelerated if our obligations under the 12% senior notes or our convertible subordinated notes are subject to acceleration or have been accelerated. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a significant portion of our outstanding indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- The Restructuring and Related Transactions," which contain discussions of the impact of a default under the terms of our existing indebtedness.

Because Portions of Our Indebtedness Have Floating Rates, a General Increase in Interest Rates Will Adversely Affect Cash Flows. Our bank credit facility bears interest at a variable rate. To the extent our exposure to increases in interest rates is not eliminated through interest rate protection or cap agreements, such increases will adversely affect our cash flows. In accordance with terms of the bank credit facility, we have entered into certain swap arrangements guaranteeing that we will not pay an index rate greater than 6.51% on outstanding balances of at least (i) $325.0 million through December 31, 2001 and (ii) $200.0 million through December 31, 2002. There can be no assurance that these interest rate protection provisions will be effective, or that once the interest rate protection agreement expires, we will enter into additional interest rate protection agreements. See "Quantitative and Qualitative Disclosures About Market Risk" for a further discussion of our exposure to interest rate increases.

YOU ARE SUBJECT TO RISKS RELATING TO AN INVESTMENT IN OUR COMMON STOCK

Future Sales of Our Common Stock by the Selling Stockholders May Depress Our Stock Price. This prospectus relates to the sale of approximately 3.5 million shares of our common stock issuable upon the conversion of an aggregate of $41.1 million of convertible subordinated notes we have previously issued. All of the shares of our common stock issuable upon conversion of the notes will be freely tradeable immediately following such conversion. Sales of a substantial number of shares of common stock issued upon conversion of the notes in the public market by the selling stockholders, or the perception that these sales may occur, could substantially decrease the market price of our common stock. In addition, the sale of these shares in the public market could impair our ability to raise capital through the sale of additional common or preferred stock in the future.

Our Common Stock Has Been and May Continue to be Volatile. The trading price our common stock has been and may continue to be subject to wide fluctuations. Our stock price may fluctuate in response to a number of events and factors, including:

         -        quarterly variations in our operating results;

         - the operating and stock price performance of other companies that investors may deem comparable; and

         -        news reports relating to trends in our markets.

In addition, the entire stock market has experienced significant volatility in recent months. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons that may be unrelated to their operating performance. Therefore, we cannot predict the future market price for our common stock. See "Market for Our Common Stock and Related Stockholder Matters -- Market Price of and Distributions on Common Stock" for a summary of our quarterly stock prices since 1999.

Our Charter, Bylaws and Maryland Law Could Discourage Takeover Attempts Even Though Our Stockholders May Consider These Proposals Desirable. Certain provision of our charter, bylaws and Maryland law may have the effect of discouraging an acquisition of control or other takeover attempt not approved by our board of directors, although a proposal, if made, might be considered desirable by a majority of our stockholders. These provisions include the ability of the board of directors to issue "blank check" preferred stock without stockholder approval, advance notice procedures for stockholders to nominate candidates for election as directors, and higher stockholder voting requirements for some transactions, including business combinations with certain classes of "interested stockholders." See "Description of Our Capital Stock."

We Have No Current Plans to Pay Dividends on Shares of Our Common Stock. We do not anticipate paying any cash dividends on shares of our common stock. In addition, our bank credit facility and other indebtedness restricts the payment of cash dividends on shares of our common stock. Moreover, even if we refinance or replace our existing indebtedness, our ability to pay dividends on shares of our common stock may continue to be restricted by the terms of such indebtedness. See "Market For Our Common Stock and Related Stockholder Matters -- Dividend Policy."

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains some forward-looking statements. Forward-looking statements give our current expectations of forecasts of future events. All statements other than statements of current or historical fact contained in this prospectus, including statements regarding our future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words "anticipate," "believe," "continue," "estimate," "expect," "intend," "may," "plan," "will" and similar expressions, as they relate to us, are intended to identify forward-looking statements. In particular, these include, among other things, statements relating to:

         - the growth of the private corrections and detention industry and public acceptance of our services;

         - our ability to obtain and maintain correctional facility management contracts;

         - changes in government regulation of the corrections and detention industry that adversely affect our business;

         - our ability to remain in compliance with the terms of our existing indebtedness; and

         -        general market conditions.

Any or all of our forward-looking statements in this prospectus may turn out to be inaccurate. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. They can be affected by inaccurate assumptions we might make or by known or unknown risks, uncertainties and assumptions, including the risks, uncertainties and assumptions described in "Risk Factors."

In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. When you consider these forward-looking statements, you should keep in mind these risk factors and other cautionary statements in this prospectus, including in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

Our forward-looking statements speak only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

                                 USE OF PROCEEDS

We will not receive any of the proceeds of the sale, if any conversions and subsequent sales occur, by the selling stockholders of the common shares covered by this prospectus.

           MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

MARKET PRICE OF AND DISTRIBUTIONS ON COMMON STOCK

Our common stock is traded on the NYSE under the symbol "CXW," our series A preferred stock is traded on the NYSE under the symbol "CXW PrA," and our series B preferred stock is traded on the NYSE under the symbol "CXW PrB." On September 6, 2001, the last reported sale price of our common stock was $14.90 per share, and on April 16, 2001, the date of our last proxy solicitation, there were approximately 1,500 registered holders and approximately 23,000 beneficial holders, respectively, of our common stock.

Our common stock and series A preferred stock began trading on the NYSE on January 4, 1999, under the symbol "PZN" and "PZN PrA," respectively, the first trading day following completion of our mergers with Old CCA and Old Prison Realty. Our series B preferred stock began trading on the NYSE September 13, 2000.

The following table sets forth, for the fiscal quarters indicated, the range of high and low sales prices of our common stock, on the NYSE, and the amount of cash distributions or dividends paid per share. We completed a reverse stock split of our common stock effective May 18, 2001, at a ratio of one-for-ten. Accordingly, all per share amounts of the common stock have been retroactively restated to reflect the reduction in common shares and corresponding increase in the per share amounts resulting from the reverse stock split.

                                                      SALES PRICE
                                                  -------------------   PER SHARE CASH
                                                   HIGH         LOW      DISTRIBUTION
                                                  -------     -------   --------------

                 FISCAL YEAR 2001

   First Quarter                                  $ 15.00     $  3.75       $0.00
   Second Quarter                                 $ 16.00     $  6.00       $0.00
   Third Quarter (through September 12, 2001)     $ 17.88     $ 12.41       $0.00

                 FISCAL YEAR 2000

   First Quarter                                  $ 62.50     $ 27.50       $0.00
   Second Quarter                                 $ 40.00     $ 20.00       $0.00
   Third Quarter                                  $ 32.50     $  6.30       $0.00
   Fourth Quarter                                 $ 11.90     $  1.90       $0.00

                 FISCAL YEAR 1999

   First Quarter                                  $243.80     $166.30       $6.00
   Second Quarter                                 $223.80     $ 92.50       $6.00
   Third Quarter                                  $141.80     $ 90.00       $6.00
   Fourth Quarter                                 $116.90     $ 45.00       $0.00

The market price of our common stock is volatile and fluctuates in response to a wide variety of factors. See "Risk Factors -- You Are Subject to Risks Relating to an Investment in Our Common Stock."

DIVIDEND POLICY

Pursuant to the terms of our bank credit facility, we are restricted from declaring or paying cash dividends with respect to outstanding shares of our common stock. In addition, under the terms of our series A and series B preferred stock we are prohibited from paying cash dividends on shares of our common stock or any other shares of our capital stock ranking junior to our preferred stock while any dividends on the shares of preferred stock remain unpaid and in arrears.

Our series A preferred stock provides for quarterly cash dividends at a rate of 8.0% per year, based on a liquidation price of $25.00 per share. Our board of directors has not declared or paid dividends on the shares of series A preferred stock since the first quarter of 2000. Under the terms of our bank credit facility we are prohibited from paying any dividends with respect to the series A preferred stock until such time as we have raised $100.0 million in equity.

The terms of our series B preferred stock provide for quarterly dividends at a rate of 12.0% per annum, based on a stated value of $24.46 per share. The dividends are paid in additional shares of series B preferred stock through the third quarter of 2003, and in cash thereafter. Under the current terms of our bank credit facility, we would also be prohibited from paying any cash dividends with respect to the series B preferred stock.

Even if the restrictions contained in our bank credit facility are ultimately removed and we pay all cash dividends currently accrued and unpaid, or required to be paid in the future, under the terms of our preferred stock, we do not currently intend to pay any cash dividends with respect to shares of our common stock.

                             SELECTED FINANCIAL DATA

PRO FORMA

The following unaudited pro forma operating information presents a summary of comparable results of our combined operations with Operating Company and the Service Companies for the six months ended June 30, 2000 and for the year ended December 31, 2000 as if our merger with Operating Company and our acquisitions of the Service Companies had collectively occurred as of the beginning of the periods presented. The pro forma operating information was derived from the unaudited pro forma financial statements and related notes thereto, included elsewhere in this prospectus. The unaudited information includes the dilutive effects of our common stock issued in the Operating Company merger and the acquisitions of the Service Companies as well as the amortization of the intangibles recorded in the Operating Company merger and the acquisition of the Service Companies, but excludes: (i) transactions or the effects of transactions between us, Operating Company, and the Service Companies including rental payments, licensing fees, administrative service fees and tenant incentive fees; (ii) the write-off of amounts under lease arrangements; (iii) the recognition of deferred gains on sales of contracts; (iv) the recognition of equity in earnings or losses of Operating Company and the Service Companies;
(v) non-recurring merger expenses; (vi) strategic investor fees; (vii) excise taxes accrued in 1999 related to our status as a real estate investment trust; and (viii) the provision for changes in tax status. The unaudited pro forma operating information is presented for comparison purposes only and does not purport to represent what our results of operations actually would have been had the Operating Company merger and acquisitions of the Service Companies, in fact, collectively occurred at the beginning of the periods presented.

The unaudited pro forma information does not include adjustments to reflect the dilutive effects of the fourth quarter of 2000 conversion of our series B preferred stock into approximately 9.5 million shares of our common stock (as adjusted for the reverse stock split) as if those conversions occurred at the beginning of the periods presented. Additionally, the unaudited pro forma information does not include the dilutive effects of our potentially issuable common shares such as convertible debt and equity securities, options and warrants as the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share," prohibit the inclusion of the effects of potentially issuable shares in periods that a company reports losses from continuing operations. The unaudited pro forma information also does not include the dilutive effects of the expected issuance of an aggregate of 4.7 million shares of our common stock in connection with the settlement of our stockholder litigation.

                       CORRECTIONS CORPORATION OF AMERICA
                      (FORMERLY PRISON REALTY TRUST, INC.)
                   PRO FORMA COMBINED STATEMENTS OF OPERATIONS
          (Unaudited and amounts in thousands, except per share data)

                                                                                   SIX MONTHS
                                                                YEAR ENDED            ENDED
                                                             DECEMBER 31, 2000    JUNE 30, 2000
                                                                -----------        -----------

Revenue                                                         $   891,680        $   429,778
                                                                -----------        -----------

Expenses:
     Operating                                                      719,683            344,679
     General and administrative                                      47,411             20,412
     Lease                                                            8,654              4,017
     Depreciation and amortization                                   63,416             31,150
     Impairment losses                                              527,919                 --
                                                                -----------        -----------

Total expenses                                                    1,367,083            400,258

Operating income (loss)                                            (475,403)            29,520

     Equity loss                                                        835                777
     Interest expense, net                                          139,808             65,220
     Other income                                                    (3,099)                --
     Unrealized foreign currency transaction loss                     8,147              7,530
     Loss on disposal of assets                                       1,733                301
     Stockholder litigation settlements                              75,406                 --
                                                                -----------        -----------

Loss before income taxes                                           (698,233)           (44,308)
Income tax benefit                                                  146,230                478
                                                                -----------        -----------

Net loss                                                           (552,003)           (43,830)
     Distributions to preferred stockholders                        (13,526)            (4,300)
                                                                -----------        -----------

Net loss attributable to common stockholders                    $  (565,529)       $   (48,130)
                                                                ===========        ===========

Net loss available to common stockholders per common share:
     Basic                                                      $    (38.21)       $     (3.44)
     Diluted                                                    $    (38.21)       $     (3.44)

Weighted average common shares outstanding:
     Basic                                                           14,801             14,001
     Diluted                                                         14,801             14,001

HISTORICAL

The following selected financial data for the five years ended December 31, 2000, were derived from the audited consolidated financial statements and the related notes thereto, included elsewhere in this prospectus. The following selected financial data for the six months ended June 30, 2001, were derived from the unaudited consolidated financial statements and the related notes thereto, included elsewhere in this prospectus, and, in our opinion, include all adjustments (consisting of normal and recurring adjustments) which are necessary to present fairly the results of operations and financial position for the periods and dates presented. The selected financial data for the six months ended June 30, 2001 are not necessarily indicative of the results to be expected for the full year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview" for a discussion of the factors that affect the comparability of the following financial data.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)
                    SELECTED HISTORICAL FINANCIAL INFORMATION
                      (in thousands, except per share data)

                                         SIX MONTHS
                                            ENDED,                          YEAR ENDED DECEMBER 31,
                                        JUNE 30, 2001  ------------------------------------------------------------------
STATEMENT OF OPERATIONS:                 (UNAUDITED)      2000          1999          1998          1997          1996
                                        -------------  ----------    ----------    ----------    ----------    ----------

Revenue                                  $  486,107    $  310,278    $  278,833    $  662,059    $  462,249    $  292,513
                                         ----------    ----------    ----------    ----------    ----------    ----------

Expenses:
    Operating                               373,836       214,872            --       496,522       330,470       211,208
    General and administrative               17,034        21,241        24,125        28,628        16,025        12,607
    Lease                                        --         2,443            --        58,018        18,684         2,786
    Depreciation and amortization            25,877        59,799        44,062        14,363        13,378        11,339
    Fees to Operating Company                    --         1,401            --            --            --            --
    Write-off of amounts under
      lease arrangements                         --        11,920        65,677            --            --            --
    Impairment losses                            --       527,919        76,433            --            --            --
    Old CCA compensation charge                  --            --            --        22,850            --            --
                                         ----------    ----------    ----------    ----------    ----------    ----------

Total expenses                              416,747       839,595       210,297       620,381       378,557       237,940
                                         ----------    ----------    ----------    ----------    ----------    ----------

Operating income (loss)                      69,360      (529,317)       68,536        41,678        83,692        54,573

Equity (earnings) loss and
   amortization of deferred gain                175        11,638        (3,608)           --            --            --
Interest expense (income), net               67,115       131,545        45,036        (2,770)       (3,404)        4,224
Change in fair value of interest rate
   swap agreement                             6,296            --            --            --            --            --
Other income                                     --        (3,099)           --            --            --            --
Strategic investor fees                          --        24,222            --            --            --            --
Unrealized foreign currency
   transaction loss                             344         8,147            --            --            --            --
(Gain) loss on sales of assets                  (39)        1,733         1,995            --            --            --
Stockholder litigation settlements               --        75,406            --            --            --            --
Write-off of loan costs                          --            --        14,567         2,043            --            --
                                         ----------    ----------    ----------    ----------    ----------    ----------

Income (loss) before income taxes,
   minority interest and cumulative
   effect of accounting change               (4,531)     (778,909)       10,546        42,405        87,096        50,349
Income tax (expense) benefit                   (262)       48,002       (83,200)      (15,424)      (33,141)      (19,469)
                                         ----------    ----------    ----------    ----------    ----------    ----------
Income (loss) before minority
   interest and cumulative
   effect of accounting change               (4,793)     (730,907)      (72,654)       26,981        53,955        30,880
                                         ----------    ----------    ----------    ----------    ----------    ----------
Minority interest in net loss of
   service companies                             --           125            --            --            --            --
                                         ----------    ----------    ----------    ----------    ----------    ----------
Income (loss) before cumulative
   effect of accounting change               (4,793)     (730,782)      (72,654)       26,981        53,955        30,880
Cumulative effect of accounting
   change, net of taxes                          --            --            --       (16,145)           --            --
                                         ----------    ----------    ----------    ----------    ----------    ----------

Net income (loss)                            (4,793)     (730,782)      (72,654)       10,836        53,955        30,880
    Distributions to preferred
      stockholders                           (9,801)      (13,526)       (8,600)           --            --            --
                                         ----------    ----------    ----------    ----------    ----------    ----------

Net income (loss) available to
  common stockholders                    $  (14,594)   $ (744,308)   $  (81,254)   $   10,836    $   53,955    $   30,880
                                         ==========    ==========    ==========    ==========    ==========    ==========

                                   (continued)

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)
                    SELECTED HISTORICAL FINANCIAL INFORMATION
                      (in thousands, except per share data)

                                   (continued)

                                      SIX MONTHS
                                        ENDED,                              YEAR ENDED DECEMBER 31,
                                    JUNE 30, 2001   ----------------------------------------------------------------------
STATEMENT OF OPERATIONS:             (UNAUDITED)       2000           1999           1998           1997           1996
                                    -------------   ----------     ----------     ----------     ----------     ----------

Basic net income (loss)
   available to common
   stockholders per common
   share:

   Before cumulative effect of
     accounting change               $    (0.61)    $   (56.68)    $    (7.06)    $     3.78     $     7.99     $     4.92
   Cumulative effect of
     accounting change                       --             --             --          (2.26)            --             --
                                     ----------     ----------     ----------     ----------     ----------     ----------

                                     $    (0.61)    $   (56.68)    $    (7.06)    $     1.52     $     7.99     $     4.92
                                     ==========     ==========     ==========     ==========     ==========     ==========

Diluted net income (loss)
   available to stockholders per
   common share:
      Before cumulative effect
        of accounting change         $    (0.61)    $   (56.68)    $    (7.06)    $     3.47     $     6.92     $     4.15
      Cumulative effect of
         accounting change                   --             --             --          (2.05)            --             --
                                     ----------     ----------     ----------     ----------     ----------     ----------

                                     $    (0.61)    $   (56.68)    $    (7.06)    $     1.42     $     6.92     $     4.15
                                     ==========     ==========     ==========     ==========     ==========     ==========

Weighted average common shares
   outstanding:
      Basic                              23,938         13,132         11,510          7,138          6,757          6,279
      Diluted                            23,938         13,132         11,510          7,894          7,894          7,616

                                                                                   DECEMBER 31
                                        JUNE 30, 2001   ------------------------------------------------------------------
BALANCE SHEET DATA:                      (UNAUDITED)       2000           1999           1998          1997         1996
                                        -------------   ----------     ----------     ----------     --------     --------

Total assets                             $2,004,947     $2,176,992     $2,716,644     $1,090,437     $697,940     $468,888
Long-term debt, less current
   portion                               $  709,918     $1,137,976     $1,092,907     $  290,257     $127,075     $117,535
Total liabilities excluding deferred
   gains                                 $1,315,861     $1,488,977     $1,209,528     $  395,999     $214,112     $187,136
Stockholders' equity                     $  689,086     $  688,015     $1,401,071     $  451,986     $348,076     $281,752

Prior to our merger with Old CCA, Old CCA operated as a taxable corporation and managed prisons and other correctional and detention facilities and provided prisoner transportation services for governmental agencies. The merger was accounted for as a reverse acquisition of us by Old CCA and as an acquisition of Old Prison Realty by us. As such, the provisions of reverse acquisition accounting prescribe that Old CCA's historical financial statements be presented as the Company's historical financial statements prior to January 1, 1999. Therefore, the results of operations prior to 1999 reflect the results of Old CCA as a taxable corporation operating as a prison management company.

In connection with the merger, we elected to change our tax status from a taxable corporation to a real estate investment trust effective with the filing of our 1999 federal income tax return. Therefore, the 1999 financial statements reflect the results of our operations as a real estate investment trust. As a real estate investment trust, we were dependent on Operating Company, as a lessee, for a significant source of our income. In connection with the restructuring in 2000, we acquired Operating Company on October 1, 2000 and the Service Companies on December 1, 2000, and amended our charter to remove provisions requiring us to elect to qualify and be taxed as a real estate investment trust. Therefore, the 2000 results of operations and the results of operations for the six months ended June 30, 2001 reflect our operation as a taxable corporation specializing in the ownership, operation and management of prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this report. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in those forward-looking statements as a result of certain factors, including, but not limited to, those described under "Risk Factors" and included in other portions of this prospectus.

OVERVIEW

We were formed in September 1998 as Prison Realty Corporation and commenced operations on January 1, 1999, following the mergers of Old CCA, on December 31, 1998 and Old Prison Realty, on January 1, 1999 with and into the Company, which are collectively referred to herein as the 1999 merger. As more fully discussed in Note 3 to the accompanying 2000 financial statements, effective October 1, 2000, we completed a series of previously announced restructuring transactions. As part of the restructuring, our primary tenant, Operating Company, was merged with and into our wholly-owned operating subsidiary on October 1, 2000. This merger is referred to herein as the Operating Company merger. In connection with the restructuring and the Operating Company merger, we amended our charter to, among other things, remove provisions relating to our operation and qualification as a real estate investment trust, or REIT, for federal income tax purposes commencing with our 2000 taxable year and change our name to "Corrections Corporation of America." As more fully discussed in Note 3 to the accompanying 2000 financial statements, effective December 1, 2000, each of the Service Companies, known herein individually as PMSI and JJFMSI, also merged with and into our wholly-owned operating subsidiary.

As the result of the Operating Company merger and the acquisitions of PMSI and JJFMSI, we now specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, each of our facilities offers a variety of rehabilitation and educational programs, including basic education, life skills and employment training and substance abuse treatment. We also provide health care (including medical, dental and psychiatric services), institutional food services and work and recreational programs.

Our results of operations for all periods prior to January 1, 1999 reflect the operating results of Old CCA as a prison management company, while the results of operations for 1999 reflect our operating results as a REIT. We believe the comparison between 1999 and prior years is not meaningful because the prior years' financial condition, results of operations, and cash flows reflect the operations of Old CCA and the 1999 financial condition, results of operations and cash flows reflect our operations as a REIT.

Further, we believe the comparison between 2000 and prior years is not meaningful because the 2000 financial condition, results of operations and cash flows reflect our operation as a subchapter C corporation, and which, for the period January 1, 2000 through September 30, 2000, included real estate activities between the Company and Operating Company during a period of severe liquidity problems, and as of October 1, 2000, also includes the operations of the correctional and detention facilities previously leased to and managed by Operating Company. In addition, our financial condition, results of operations and cash flows as of and for the year ended December 31, 2000 also include the operations of PMSI and JJFMSI as of December 1, 2000 (acquisition date) on a consolidated basis. For the period January 1, 2000 through August 31, 2000, the investments in PMSI and JJFMSI were accounted for and presented under the equity method of accounting. For the period from September 1, 2000 through November 30, 2000, the investments in PMSI and JJFMSI were accounted for on a combined basis with the results of our operations due to the repurchase by the wholly-owned subsidiaries of PMSI and JJFMSI of the non-management, outside stockholders' equity interest in the PMSI and JJFMSI during September 2000. For these same reasons, we believe the comparison between the results of operations for the six months ended June 30, 2001 and the results of operations for periods prior to the restructuring in the fourth quarter of 2000 is not meaningful.

Prior to the Operating Company merger, we had accounted for our 9.5% non-voting interest in Operating Company under the cost method of accounting. As such, we had not recognized any income or loss related to our stock ownership investment in Operating Company during the period from January 1, 1999 through September 30, 2000. However, in connection with the Operating Company merger, our financial statements have been restated to recognize our 9.5% pro-rata share of Operating Company's losses on a retroactive basis for the period from January 1, 1999 through September 30, 2000 under the equity method of accounting, in accordance with Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock."

The Operating Company merger was accounted for using the purchase method of accounting as prescribed by Accounting Principles Board Opinion No. 16, "Business Combinations." Accordingly, the aggregate purchase price of $75.3 million was allocated to the assets purchased and liabilities assumed (identifiable intangibles included a workforce asset of approximately $1.6 million, a contract acquisition costs asset of approximately $1.5 million and a contract values liability of approximately $26.1 million) based upon the estimated fair value at the date of acquisition. The aggregate purchase price consisted of the value of our common stock and warrants issued in the transaction, the net carrying amount of our promissory note from Operating Company as of the date of acquisition (which has been extinguished), our net carrying amount of deferred gains and receivables/payables between us and Operating Company as of the date of acquisition, and capitalized merger costs. The excess of the aggregate purchase price over the assets purchased and liabilities assumed of $87.0 million was reflected as goodwill.

Since the 1999 merger and through September 30, 2000, we specialized in acquiring, developing and owning correctional and detention facilities. Operating Company was a private prison management company that operated and managed the substantial majority of the facilities we owned. As a result of the 1999 merger and certain contractual relationships with Operating Company, we were dependent on Operating Company for a significant source of our income. In addition, we were obligated to pay Operating Company for services rendered to us in the development of our correctional and detention facilities. As a result of certain liquidity issues, the parties amended the contractual agreements during 2000. For a more complete description of the historical contractual relationships and of these amendments, see Note 5 to the accompanying 2000 financial statements.

As required by its governing instruments, we operated and elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes with respect to our taxable year ended December 31, 1999. In connection with the completion of the restructuring, on September 12, 2000, our stockholders approved an amendment to our charter to remove the requirements that we elect to be taxed and qualify as a REIT for federal income tax purposes commencing with our 2000 taxable year. Accordingly, with respect to our taxable year ended December 31, 2000 and thereafter, we have operated and are taxed as a subchapter C corporation.

LIQUIDITY AND CAPITAL RESOURCES FOR THE SIX MONTHS ENDED JUNE 30, 2001

As of June 30, 2001, our liquidity was provided by cash on hand of approximately $41.9 million and $50.0 million available under a revolving credit facility with a $50.0 million capacity which was assumed in connection with the Operating Company merger. During the six months ended June 30, 2001, we generated $64.5 million in cash through operating activities. As of June 30, 2001, we had a net working capital deficiency of $322.6 million. Contributing to the net working capital deficiency was an accrual at June 30, 2001 of $59.5 million related to the settlement of our stockholder litigation (which is expected to be satisfied through the remaining issuance of 3.1 million shares of common stock and the issuance of a $29.0 million note payable due in 2009) and the classification of our $280.4 million revolving credit facility under the bank credit facility, which matures on January 1, 2002, as current. As of June 30, 2001, we had issued
1.6 million shares (out of the aggregate of approximately 4.7 million shares) under terms of our stockholder litigation settlement to plaintiffs' counsel in the actions, as adjusted for the reverse stock split. We have been advised by the settlement claims processing agent that the remaining settlement shares will be issued in late 2001 or early 2002.

Our principal capital requirements are for working capital, capital expenditures and debt maturities. Capital requirements may also include cash expenditures associated with our outstanding litigation, as further discussed in the notes to the financial statements. We have financed, and intend to continue to finance, the working capital and capital expenditure requirements with existing cash balances, net cash provided by operations, and borrowings under the Operating Company revolving credit facility. We currently expect to be able to meet our cash expenditure requirements and extend or refinance our debt maturities, including primarily the revolving credit facility under the bank credit facility, due within the next year.

As a result of our current financial condition, including: (i) the revolving loans under the bank credit facility maturing January 1, 2002; (ii) our negative working capital position; and (iii) our highly leveraged capital structure, management is evaluating our current capital structure, including the consideration of various potential transactions that could improve our financial position.

Following the completion of the Operating Company merger and the acquisitions of PMSI and JJFMSI, during the fourth quarter of 2000, our new management conducted strategic assessments; developed a strategic operating plan to improve our financial position; developed revised projections for 2001; evaluated the utilization of existing facilities, projects under development and excess land parcels; and identified certain non-strategic assets for sale. During the first quarter of 2001, we completed the sale of one of these assets, a facility located in North Carolina, for a sales price of approximately $24.9 million. During the second quarter of 2001, we completed the sale of our interest in our Agecroft facility located in Salford, England, for a sales price of approximately $65.7 million, and an additional facility located in North Carolina for a sales price of approximately $24.1 million, improving our leverage ratios and providing us with additional liquidity. The net proceeds from the sales were used to pay-down outstanding balances under the bank credit facility. During the fourth quarter of 2000, we completed the sale of our interest in two international subsidiaries, an Australian corporation, CCA Australia and a company incorporated in England and Wales, U.K. Detention Services Limited, for an aggregate sales price of $6.4 million. As a result of these sales, we own only correctional and detention facilities located in the United States and its Territories.

As part of management's plans to improve our financial position and address the January 1, 2002 maturity of portions of the debt under the bank credit facility, management has committed to a plan of disposal for certain additional long-lived assets. These assets are being actively marketed for sale and are classified as held for sale in the accompanying condensed consolidated balance sheet as of June 30, 2001. Anticipated proceeds from these asset sales are to be applied as loan repayments. We believe that utilizing such proceeds to pay-down debt will improve our leverage ratios and overall financial position, improving our ability to refinance or renew maturing indebtedness, including primarily our revolving loans under the bank credit facility.

During the first quarter of 2001, we obtained amendments to the bank credit facility to modify the financial covenants to take into consideration any loss of EBITDA that may result from certain asset dispositions during 2001 and subsequent periods and to permit the issuance of indebtedness in partial satisfaction of our obligations in the stockholder litigation settlement. Also, during the first quarter of 2001, we amended the provisions of the note purchase agreement governing our $30.0 million convertible subordinated notes to replace previously existing financial covenants in order to remove existing defaults and attempt to remain in compliance during 2001 and subsequent periods.

We also have certain non-financial covenants which must be met in order to remain in compliance with our debt agreements. Our bank credit facility contains a non-financial covenant which required us to consummate the securitization of lease payments (or other similar transaction) with respect to the Agecroft facility by March 31, 2001. The Agecroft transaction did not close by the required date. However, the covenant allowed for a 30-day grace period during which the lenders under the bank credit facility could not exercise their rights to declare an event of default. On April 10, 2001, prior to the expiration of the grace period, we closed the Agecroft transaction through the sale of all of the issued and outstanding capital stock of one of our wholly-owned subsidiaries.

The bank credit facility also contains a non-financial covenant requiring us to provide the lenders with audited financial statements within 90 days of our fiscal year-end, subject to an additional five-day grace period. Due to our attempts to close the sale of Agecroft, we did not provide the audited financial statements within the required time period. However, in April 2001, the lenders waived this financial reporting requirement. This waiver also cured the resulting cross-default under our $40.0 million convertible notes.

The bank credit facility also required us to use commercially reasonable efforts to complete a "capital raising event" on or before June 30, 2001. A "capital raising event" is defined in the bank credit facility as any combination of the following transactions, which together would result in net cash proceeds to us of at least $100.0 million:

         - an offering of our common stock through the distribution of rights to our existing stockholders;

         - any other offering of our common stock or certain types of our preferred stock;

         - issuances of unsecured, subordinated indebtedness providing for in-kind payments of principal and interest until repayment of the bank credit facility; or

         - certain types of asset sales, including the sale-leaseback of our headquarters, but excluding the securitization of lease payments (or other similar transaction) with respect to the Agecroft facility.

The bank credit facility also contains limitations upon the use of proceeds obtained from the completion of such transactions. We had considered a distribution of rights to purchase common or preferred stock to our existing stockholders, or an equity investment from an outside investor. However, we determined that it was not commercially reasonable to issue additional equity or debt securities, other than those securities for which we have already contractually agreed to issue, including primarily the issuance of shares of our common stock in connection with the settlement of our stockholder litigation. Further, as a result of our restructuring, prior to the completion of the audit of our 2000 financial statements and the filing of our Annual Report on Form 10-K for the year ended December 31, 2000 with the SEC on April 17, 2001, we were unable to provide the SEC with the requisite financial information required to be included in a registration statement. Therefore, even if we had been able to negotiate a public or private sale of our equity securities on commercially reasonable terms, our inability to obtain an effective SEC registration statement with respect to such securities prior to April 17, 2001 would have effectively prohibited any such transaction. Moreover, the terms of any private sale of our equity securities likely would have included a requirement that we register with the SEC the resale of our securities issued to a private purchaser thereby also making it impossible to complete any private issuance of its securities. Due to the fact that we would have been unable to obtain an effective registration statement, and therefore, would have been unable to make any public issuance of our securities (or any private sale that included the right of resale), any actions prior to April 17, 2001 to complete a capital raising event through the sale of equity or debt securities would have been futile.

Although we would technically have been able to file a registration statement with the SEC following April 17, 2001, we believe that various market factors, including the depressed market price of our common stock immediately preceding April 17, 2001, the pending reverse stock split required to maintain our continued NYSE listing, and the uncertainty regarding the maturity of the revolving loans under the bank credit facility, made the issuance of additional equity or debt securities unreasonable.

Because the issuance of additional equity or debt securities was deemed unreasonable, we determined that the sale of assets represented the most effective means by which we could satisfy the covenant. As discussed above, during the first quarter of 2001, we completed the sale of our Mountain View Correctional Facility for approximately $24.9 million. In addition, during the second quarter of 2001, we completed the sale of our Pamlico Correctional Facility, for approximately $24.1 million, and are actively pursuing the sale of additional assets. As a result of the foregoing, we believe we have demonstrated commercially reasonable efforts to complete the $100.0 million capital raising event as of June 30, 2001; however, there can be no assurance that the lenders under the bank credit facility concur with our position.

Based on our current credit rating, the current interest rate applicable to the bank credit facility is 2.75% over the base rate and 4.25% over the London Interbank Offering Rate, or LIBOR, for revolving loans, and 3.0% over the base rate and 4.5% over LIBOR for term loans. These rates, however, were subject to an increase of 25 basis points (0.25%) from the current interest rate on July 1, 2001 if we had not prepaid $100.0 million of the outstanding loans under the bank credit facility, and are subject to an increase of 50 basis points (0.50%) from the current interest rate on October 1, 2001 if we have not prepaid an aggregate of $200.0 million of the outstanding loans under the bank credit facility. We have satisfied the condition to prepay, prior to July 1, 2001, $100.0 million of outstanding loans under the bank credit facility through the application of proceeds from the sale of the Mountain View Correctional Facility, the Pamlico Correctional Facility and the completion of the Agecroft transaction, and through the pay-down of $35.0 million of outstanding loans under the bank credit facility with cash on hand. We do not currently anticipate that cash generated from operations combined with cash on hand will be sufficient to prepay an aggregate of $200.0 million of outstanding loans prior to October 1, 2001. Therefore, we will be required to raise additional cash, such as through the sale of additional assets, in order to satisfy this condition. There can be no assurance that we will be successful in generating sufficient cash in order to prepay such amount and satisfy this condition.

We believe that we are currently in compliance with the terms of our debt covenants. Further, we believe our operating plans and related projections are achievable and, subject to the foregoing discussion regarding the capital raising event covenant and the registration obligation under the terms of the $40.0 million convertible subordinated notes as more fully described in Note 5 to the June 30,

2001 financial statements, will allow us to remain in compliance with our debt covenants during 2001. However, there can be no assurance that the cash flow projections will reflect actual results and there can be no assurance that we will remain in compliance with our debt covenants or that, if we default under any of our debt covenants, we will be able to obtain additional waivers or amendments. Further, even if we are successful in selling assets, there can be no assurance that we will be able to refinance or renew our debt obligations maturing January 1, 2002 on commercially reasonable or any other terms.

Due to certain cross-default provisions contained in certain of our debt instruments, if we were to be in default under the bank credit facility and if the lenders under the bank credit facility elected to exercise their rights to accelerate our obligations under the bank credit facility, such events could result in the acceleration of all or a portion of the outstanding principal amount of our $100.0 million senior notes and our aggregate $70.0 million convertible subordinated notes, which would have a material adverse effect on our liquidity and financial position. Additionally, under our $40.0 million convertible subordinated notes, even if the lenders under the bank credit facility did not elect to exercise their acceleration rights, the holders of the $40.0 million convertible subordinated notes could require us to repurchase such notes. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a substantial portion of our outstanding indebtedness.

Under the terms of the bank credit facility, we are prohibited from declaring or paying any dividends with respect to our currently outstanding series A preferred stock until such time as we have raised at least $100.0 million in equity. Dividends with respect to the series A preferred stock will continue to accrue under the terms of our charter until such time as payment of such dividends is permitted under the terms of the June 2000 waiver and amendment to the bank credit facility. Quarterly dividends of $0.50 per share for the second, third and fourth quarters of 2000, and for the first and second quarters of 2001 have been accrued as of June 30, 2001. Under the terms of our charter, in the event dividends are unpaid and in arrears for six or more quarterly periods, the holders of the series A preferred stock will have the right to vote for the election of two additional directors to our board of directors. Based on the existing non-payments, the failure to pay dividends through the third quarter of 2001 will result in the ability of the holders of the series A preferred stock to elect two additional directors to our board of directors.

We currently believe that reinstating the payment of the dividends on the series A preferred stock prior to September 30, 2001 is in the best interest of the Company and its stockholders for a variety of reasons, including the fact that such reinstatement would: (i) enhance our credit rating and thus our ability to refinance or renew our debt obligations as they mature; (ii) eliminate the requirement that two additional directors be elected to serve on our board of directors; and (iii) restore our eligibility to use Form S-3 under the rules of the SEC in connection with the registration of our securities in future offerings. Accordingly, we have expressed the desire to remove the restriction on the payment of such dividends prior to September 30, 2001 in our discussions with the lenders regarding refinancing strategies for the bank credit facility. As of the date hereof, the lenders have not expressed a willingness to remove the restriction prior to September 30, 2001 or thereafter. However, we continue to actively pursue an amendment to the terms of the bank credit facility to remove the restriction on the payment of such dividends prior to September 30, 2001, or in conjunction with a refinancing if the lenders do not agree to an amendment prior to September 30, 2001. No assurance can be given, however, that the lenders will agree to a reinstatement, and that as a result, if and when we will commence the payment of cash dividends on our shares of series A preferred stock.

At our 2000 annual meeting of stockholders held in December 2000, the holders of our common stock approved a reverse stock split of our common stock at a ratio to be determined by the board of directors of not less than one-for-ten and not to exceed one-for-twenty. The board of directors subsequently approved a reverse stock split of our common stock at a ratio of one-for-ten, which was


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

effective May 18, 2001. As a result of the reverse stock split, every ten shares of our common stock issued and outstanding immediately prior to the reverse stock split has been reclassified and changed into one fully paid and nonassessable share of our common stock. We paid our registered common stockholders cash in lieu of issuing fractional shares in the reverse stock split at post reverse-split rate of $8.60 per share, which is based on the closing price of the common stock on the NYSE on May 17, 2001, totaling approximately $15,000. The number of common shares and per share amounts have been retroactively restated to reflect the reduction in common shares and corresponding increase in per share amounts resulting from the reverse stock split. As of June 30, 2001, we had approximately 25.1 million shares of common stock issued and outstanding on a post-reverse stock split basis.

OPERATING ACTIVITIES

Our net cash provided by operating activities for the six months ended June 30, 2001, was $64.5 million. This amount represents the year-to-date net loss plus depreciation and amortization, changes in various components of working capital and adjustments for various non-cash charges, including the change in fair value of the interest rate swap agreement. During the first half of 2001, we received significant tax refunds of approximately $32.0 million, contributing to the net cash provided by operating activities.

INVESTING ACTIVITIES

Our cash flow provided by investing activities was $113.0 million for the six months ended June 30, 2001, primarily attributable to the proceeds received from the sale of the Mountain View Correctional Facility on March 16, 2001, the Agecroft facility on April 10, 2001, and the Pamlico Correctional Facility, on June 28, 2001.

FINANCING ACTIVITIES

Our cash flow used in financing activities was $156.4 million for the six months ended June 30, 2001. Net payments on debt totaled $155.9 million and primarily represents the net cash proceeds received from the sale of the Mountain View Correctional Facility, the Agecroft facility, and the Pamlico Correctional Facility that were immediately applied to amounts outstanding under the bank credit facility. We paid-down an additional $35.0 million on the bank credit facility with cash on hand.

LIQUIDITY AND CAPITAL RESOURCES FOR THE YEAR ENDED DECEMBER 31, 2000

We incurred a net loss of $730.8 million for the year ended December 31, 2000, used net cash of $46.6 million in operating activities and had a net working capital deficiency of $36.8 million at December 31, 2000. Included in the $730.8 million net loss for the year ended December 31, 2000, is a $527.9 million non-cash impairment loss associated with the reduction of the carrying values of certain long lived assets to their estimated fair values in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" ("SFAS 121"). Contributing to the net loss and net working capital deficiency is an accrual at December 31, 2000 of $75.4 million related to the settlement of our stockholder litigation (which is expected to be satisfied through the issuance of 4.7 million shares of common stock, as adjusted for the reverse stock split in May 2001, and the issuance of a $29.0 million note payable due in 2009), strategic investor and merger related charges of $24.2 million, and $11.9 million of amounts written-off under lease arrangements.

In 2000, our principal capital requirements were for working capital, capital expenditures and debt maturities. We financed these requirements with existing cash balances, net cash provided by


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

operations and borrowings under the bank credit facility and the Operating Company revolving credit facility. As of December 31, 2000, our liquidity was provided by cash on hand of approximately $20.9 million and $42.4 million available under the Operating Company revolving credit facility. At December 31, 2000, borrowings outstanding under the revolving loans of the bank credit facility totaled $382.5 million.

Following the completion of the Operating Company merger and the acquisitions of PMSI and JJFMSI, during the fourth quarter of 2000, our new management conducted strategic assessments; developed a strategic operating plan to improve our financial position; developed revised projections for 2001; and evaluated the utilization of existing facilities, projects under development, excess land parcels, and identified certain of these non-strategic assets for sale. As a result of these assessments, we recorded non-cash impairment losses totaling $508.7 million.

During the fourth quarter of 2000, we obtained a consent and amendment to our bank credit facility to replace existing financial covenants. During the first quarter of 2001, we also obtained amendments to the bank credit facility to modify the financial covenants to take into consideration any loss of EBITDA that may result from certain asset dispositions during 2001 and subsequent periods and to permit the issuance of indebtedness in partial satisfaction of our obligations in the stockholder litigation settlement. Also, during the first quarter of 2001, we amended the provisions to the note purchase agreement governing our $30.0 million convertible subordinated notes to replace previously existing financial covenants in order to remove existing defaults and attempt to remain in compliance during 2001 and subsequent periods.

OPERATING ACTIVITIES

Our net cash used in operating activities for the year ended December 31, 2000, was $46.6 million. This represents the net loss for the year plus depreciation and amortization, changes in various components of working capital and adjustments for various non-cash charges, including primarily those discussed above, included in the statement of operations.

INVESTING ACTIVITIES

Our cash flow used in investing activities was $38.5 million for the year ended December 31, 2000. Additions to property and equipment totaling $78.7 million in 2000 were primarily related to expenditures associated with two, 1,524 bed medium security prisons under construction in Georgia. In connection with the Operating Company merger and the acquisitions of PMSI and JJFMSI, we acquired approximately $6.9 million in cash. These uses of cash were partially offset by the reduction of restricted cash that had been used as collateral for an irrevocable letter of credit issued in connection with the construction of a facility.

FINANCING ACTIVITIES

Our cash flow used in financing activities was $0.6 million for the year ended December 31, 2000. Net proceeds from the issuance of debt totaled $29.1 million and were used primarily to fund additions to property and equipment and working capital needs, partially offset by $11.3 million used to pay debt issuance costs.

On March 22, 2000, our board of directors declared a quarterly dividend on our series A preferred stock of $0.50 per share to preferred stockholders of record on March 31, 2000. These dividends totaling $2.2 million were paid on April 17, 2000. Our board of directors has not declared a dividend on the series A preferred stock for the quarters ended June 30, 2000, September 30, 2000 and


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

December 31, 2000. During the first quarter of 2000, we also paid the accrued distributions as of December 31, 1999, on our series A preferred stock, totaling $2.2 million.

The combined and consolidated statement of cash flows for the year ended December 31, 2000 includes certain transactions by PMSI and JJFMSI prior to their acquisition on December 1, 2000. In September 2000, a wholly-owned subsidiary of PMSI purchased 85% of the outstanding voting common stock of PMSI for total cash consideration of $8.3 million. Also in September 2000, a wholly-owned subsidiary of JJFMSI purchased 85% of the outstanding common stock of JJFMSI for total cash consideration of $5.1 million. These transactions are included in "Purchase of treasury stock" in the combined and consolidated statement of cash flows for 2000.

AMENDMENTS TO OPERATING COMPANY LEASES AND OTHER AGREEMENTS

In an effort to address the liquidity needs of Operating Company prior to the completion of the restructuring, and as permitted by the terms of the June 2000 waiver and amendment to the bank credit facility, we amended the terms of our leases with Operating Company in June 2000. As a result of this amendment, lease payments under the Operating Company leases were due and payable on June 30 and December 31 of each year, instead of monthly. In addition, we agreed with Operating Company to defer, with interest, and with the exception of certain scheduled payments, the first semi-annual rental payment under the revised terms of the Operating Company leases, due June 30, 2000, until September 30, 2000.

As of September 29, 2000, we forgave all unpaid amounts due and payable to us through August 31, 2000 related to the Operating Company leases, including unpaid interest, as further described in Note 5 to the 2000 financial statements.

In connection with the amendments to the Operating Company leases, deferring a substantial portion of the rental payments due to us thereunder, the terms of the June 2000 waiver and amendment to the bank credit facility also conditioned its effectiveness upon the deferral of our payment of fees to Operating Company which would otherwise be payable pursuant to the terms of certain agreements, each as further described in Note 5 to the 2000 financial statements. The payment of such amounts, with interest, was deferred. The terms of Operating Company's revolving credit facility permitted the deferral of these payments. In connection with the restructuring, the Operating Company leases were cancelled, as more fully described in Note 5 to the 2000 financial statements.

During 2000, we recognized rental income, net of reserves, from Operating Company based on the actual cash payments received. In addition, we continued to record our obligations to Operating Company under the various agreements discussed above through the effective date of the Operating Company merger.

LIQUIDITY AND CAPITAL RESOURCES FOR THE YEAR ENDED DECEMBER 31, 1999

In 1999, substantially all of our revenue was derived from: (i) rents received under triple net leases of correctional and detention facilities, including the Operating Company leases; (ii) dividends from investments in the non-voting stock of certain subsidiaries; (iii) interest income on our promissory note from Operating Company; and (iv) license fees earned under our trade name use agreement with Operating Company. Operating Company leased 34 of our 43 operating facilities pursuant to the Operating Company leases. We, therefore, were dependent for rental revenue upon Operating Company's ability to make the requisite lease payments.

Operating Company incurred a net loss of $202.9 million for the year ended December 31, 1999, had a net working capital deficiency and a net capital deficiency at December 31, 1999, and was in default under its revolving credit facility at December 31, 1999. Operating Company's default under its revolving credit facility related to, among other things, its failure to comply with certain financial covenants. In addition, Operating Company was in default under the promissory note to us as a result of Operating Company's failure to pay the first scheduled interest payment under the terms of the note. Operating Company also did not make certain scheduled lease payments to us pursuant to the terms of the Operating Company leases. We did not provide Operating Company with a notice of nonpayment of lease payments due under the Operating Company leases, and thus Operating Company was not in default under the terms of the Operating Company leases at December 31, 1999.

Our financial condition at December 31, 1999, the inability of Operating Company to make certain of its payment obligations to us, and the actions taken in attempts to resolve these liquidity issues resulted in a series of default issues under certain of our debt agreements. We obtained waivers of these default events in 2000.

Due to Operating Company's liquidity position and its inability to make required payments to us under the terms of the Operating Company leases and the promissory note from Operating Company, Operating Company's independent auditors included an explanatory paragraph in its report to Operating Company's consolidated financial statements for the year ended December 31, 1999 that expressed substantial doubt as to Operating Company's ability to continue as a going concern. Accordingly, as the result of our financial dependence on Operating Company and our resulting liquidity position, as well as concerns with respect to our noncompliance with, and resulting defaults under, certain provisions and covenants contained in our indebtedness and potential liability arising as a result of shareholder and other litigation commenced against us, our independent auditors included an explanatory paragraph in its report to our consolidated financial statements for the year ended December 31, 1999 that expressed substantial doubt as to our ability to continue as a going concern.

In 1999, our growth strategy included acquiring, developing and expanding correctional and detention facilities as well as other properties. Because we were required to distribute to our stockholders at least 95% of our taxable income to qualify as a real estate investment trust for 1999, we relied primarily upon the availability of debt or equity capital to fund the construction and acquisitions of and improvements to correctional and detention facilities. However, due to our financial condition, the financial condition of Operating Company and the decline in our stock price, our ability to fund this growth strategy was substantially diminished.

CASH FLOWS FROM OPERATING, INVESTING AND FINANCING ACTIVITIES

Our cash flows provided by operating activities was $79.5 million for 1999 and represents net income for the year plus depreciation and amortization and changes in the various components of working capital. Our cash flows used in investing activities was $447.6 million for 1999 and primarily represents acquisitions of real estate properties and payments made under lease arrangements. Our cash flows provided by financing activities was $421.4 million for 1999 and primarily represents proceeds from the issuance of common stock, issuance of long-term debt, borrowings under the bank credit facility and the $100.0 million senior notes, payments of debt issuance costs and payments of dividends on shares of our preferred and common stock.

On December 31, 1998, immediately prior to the 1999 merger, and in connection with the 1999 merger, Old CCA sold to Operating Company all of the issued and outstanding capital stock of certain wholly-owned corporate subsidiaries of Old CCA, certain management contracts and certain other non-real estate assets related thereto, and entered into a series of agreements, as more fully described herein. In exchange, Old CCA received an installment promissory note in the principal amount of $137.0 million, and 100% of the non-voting common stock of Operating Company. Old CCA's ownership interest in the note and the non-voting common stock of Operating Company were transferred to New Prison Realty as a result of the 1999 merger.

The non-voting common stock of Operating Company represented a 9.5% economic interest in Operating Company. During 1999, Operating Company paid no dividends on the shares of its non-voting common stock. The promissory note was payable over ten years at an interest rate of 12% per annum. Interest only was generally payable for the first four years of the note, and the principal was to be amortized over the following six years. Our former chief executive officer and a member of our board of directors at that time had guaranteed payment of 10% of the outstanding principal amount due under the note. As a result of Operating Company's liquidity position, Operating Company was required to defer the first scheduled payment of accrued interest on the note, which was due December 31, 1999. During the third quarter of 2000, we forgave all accrued and unpaid interest due under the note as of August 31, 2000. The note, along with the remaining deferred interest, was assumed by our wholly-owned subsidiary in connection with the Operating Company merger.

RESULTS OF OPERATIONS

SIX MONTHS ENDED JUNE 30, 2001

MANAGEMENT AND OTHER REVENUE

Management and other revenue consists of revenue earned from the operation and management of adult and juvenile correctional and detention facilities for the six months ended June 30, 2001, totaling $481.9 million. Occupancy for our facilities under contract for management was 88.7% for the six months ended June 30, 2001. During the first quarter of 2001, the State of Georgia began filling two of our facilities that had been expanded during 2000 to accommodate an additional 524 beds at each facility, contributing to an increase in management and other revenue at these facilities.

During the second quarter of 2001, we were informed that our current contract with the District of Columbia to house its inmates at the Northeast Ohio Correctional Facility, which expires September 8, 2001, will not be renewed due to a new law that mandates the Federal Bureau of Prisons, or the BOP, to assume jurisdiction of all District of Columbia offenders by the end of 2001. The Northeast Ohio Correctional Facility is a 2,016-bed medium-security prison. The District of Columbia began transferring inmates out of the facility during the second quarter, and completed the process in July. Accordingly, substantially all employees at the facility have been terminated. Total management and other revenue at this facility was approximately $6.3 million during the six months ended June 30, 2001. The related operating expenses at this facility were $10.1 million during the six months ended June 30, 2001. We are pursuing contracts to replace the contract at the Northeast Ohio Correctional Facility; however, there can be no assurance that we will be able to secure such contracts.

We have responded to a proposal from the BOP for the placement of up to 1,500 inmates under the BOP's Criminal Alien Requirement II, or CAR II. We have earmarked our McRae Correctional Facility located in McRae, Georgia, which has a design capacity of 1,524 beds, for this opportunity. The construction of McRae Correctional Facility is substantially complete, and is immediately available to accommodate the BOP's requirements. If we are successful in securing CAR II, management and other revenue will increase beginning in 2002 at this facility. There can be no assurance that we will be successful in securing CAR II, which is expected to be awarded early in the fourth quarter of 2001.

RENTAL REVENUE

Rental revenue was $4.2 million for the six months ended June 30, 2001, and was generated from leasing correctional and detention facilities to governmental agencies and other private operators. On March 16, 2001, we sold the Mountain View Correctional Facility, and on June 28, 2001, we sold the Pamlico Correctional Facility. Therefore, no further rental revenue will be received for these facilities. For the six months ended June 30, 2001, rental revenue for these facilities totaled $2.0 million.

OPERATING EXPENSES

Operating expenses totaled $373.8 million for the six months ended June 30, 2001. Operating expenses consist of those expenses incurred in the operation and management of correctional and detention facilities and other correctional facilities.

GENERAL AND ADMINISTRATIVE

For the six months ended June 30, 2001, general and administrative expenses totaled $17.0 million. General and administrative expenses consist primarily of corporate management salaries and benefits, professional fees and other administrative expenses.

DEPRECIATION AND AMORTIZATION

For the six months ended June 30, 2001, depreciation and amortization expense totaled $25.9 million. Amortization expense for the six months ended June 30, 2001 includes approximately $3.8 million for goodwill that was established in connection with the acquisitions of Operating Company on October 1, 2000 and the Service Companies on December 1, 2000. Amortization expense during the six months ended June 30, 2001 is also net of a reduction to amortization expense of $5.8 million for the amortization of a liability relating to contract values established in connection with the mergers completed in 2000.

INTEREST EXPENSE, NET

Interest expense, net, is reported net of interest income for the six months ended June 30, 2001. Gross interest expense was $72.3 million for the six months ended June 30, 2001. Gross interest expense is based on outstanding convertible subordinated notes payable balances, borrowings under the bank credit facility, the Operating Company revolving credit facility, our $100.0 million senior notes, net settlements on interest rate swaps, and amortization of loan costs and unused facility fees. The increase in gross interest expense from the prior year is primarily attributable to less capitalized interest as a result of fewer ongoing construction and development projects.

Gross interest income was $5.2 million for the six months ended June 30, 2001. Gross interest income is earned on cash used to collateralize letters of credit for certain construction projects, direct financing leases, notes receivable and investments of cash and cash equivalents.

CHANGE IN FAIR VALUE OF INTEREST RATE SWAP AGREEMENT

As of June 30, 2001, in accordance with Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"), as amended, we have reflected in earnings the change in the estimated fair value of our interest rate swap agreement during the six months ended June 30, 2001. We estimate the fair value of interest rate swap agreements using option-pricing models that value the potential for interest rate swap agreements to become in-the-money through changes in interest rates during the remaining terms of the agreements. A negative fair value represents the estimated amount we would have to pay to cancel the contract or transfer it to other parties. As of June 30, 2001, due to a reduction in interest rates since entering into the swap agreement, the interest rate swap agreement has a negative fair value of approximately $10.1 million. This negative fair value consists of a transition adjustment of $5.0 million as of January 1, 2001 and a reduction in the fair value of the swap agreement of $5.1 million during the first half of 2001. In accordance with SFAS 133, we have recorded a $6.3 million non-cash charge for the change in fair value of derivative instruments for the six months ended June 30, 2001, which includes $1.3 million for amortization of the transition adjustment. The transition adjustment represents the fair value of the swap agreement as of January 1, 2001, and has been reflected as a liability on the accompanying balance sheet, and as a cumulative effect of accounting change included in other comprehensive income in the accompanying statement of stockholders' equity. The unamortized transition adjustment at June 30, 2001 of $3.8 million is expected to be reclassified into earnings as a non-cash charge over the remaining term of the swap agreement. The non-cash charge of $5.1 million for the six months ended June 30, 2001, is expected to reverse into earnings through increases in the fair value of the swap agreement, prior to the maturity of the swap agreement on December 31, 2002, unless the swap is terminated in conjunction with a refinancing of the bank credit facility. However, for each quarterly period prior to the maturity of the swap agreement, we will continue to adjust to market the swap agreement potentially resulting in additional non-cash charges or gains.

UNREALIZED FOREIGN CURRENCY TRANSACTION LOSS

In connection with the construction and development of the Agecroft facility, located in Salford, England, during the first quarter of 2000, we entered into a 25-year property lease. We had been accounting for the lease as a direct financing lease and recorded a receivable equal to the discounted cash flows to be received over the lease term. This asset was denominated in British pounds, and was adjusted to the current exchange rate at each balance sheet date, resulting in the recognition of the currency gain or loss in current period earnings. On April 10, 2001 we sold our interest in the Agecroft facility, resulting in the disposition of the asset related to the direct financing lease. We also have extended a working capital loan to the operator of this facility. This asset, along with various other short-term receivables, aggregating approximately $5.2 million at June 30, 2001, is also denominated in British pounds; consequently, we adjust these receivables to the current exchange rate at each balance sheet date, and recognize the currency gain or loss in current period earnings. Due to fluctuations in foreign currency exchange rates between the British pound and the U.S. dollar, we recognized net unrealized foreign currency transaction losses of $0.3 million for the six months ended June 30, 2001, respectively.

YEAR ENDED DECEMBER 31, 2000 COMPARED TO YEAR ENDED DECEMBER 31, 1999

The accompanying combined and consolidated financial statements present our financial statements as of and for the year ended December 31, 2000, which as of October 1, 2000 also includes the operations of the correctional and detention facilities previously leased and managed by Operating Company, combined with the financial statements of PMSI and JJFMSI for the period September 1, 2000 through November 30, 2000. The accompanying consolidated financial statements as of and for the year ended December 31, 1999 have not been combined with the financial statements of PMSI and JJFMSI. See Note 4 to the 2000 financial statements for a complete description of the combined financial statements and combining statement of operations presenting the individual financial statements of the Company, PMSI and JJFMSI.


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

MANAGEMENT REVENUE

Management revenue consists of revenue earned from the operation and management of adult and juvenile correctional and detention facilities for the year ended December 31, 2000, totaling $182.5 million, which beginning as of October 1, 2000 and December 1, 2000, includes management revenue previously earned by Operating Company, PMSI and JJFMSI, respectively. Also included is the management revenue earned by PMSI and JJFMSI from the operation and management of adult prison and jails and juvenile detention facilities on a combined basis for the period September 1, 2000 through November 30, 2000, totaling $79.3 million.

RENTAL REVENUE

Net rental revenue was $40.9 million and $270.1 million for the years ended December 31, 2000 and 1999, respectively, and was generated from leasing correctional and detention facilities to Operating Company, governmental agencies and other private operators. For the year ended December 31, 2000, we reserved $213.3 million of the $244.3 million of gross rental revenue due from Operating Company through September 30, 2000 due to the uncertainty regarding the collectibility of the payments.

For the year ended December 31, 1999, rental revenue was $270.1 million and was generated primarily from leasing correctional and detention facilities to Operating Company, as well as governmental and private operators. During 1999, we began leasing five new facilities in addition to the 37 facilities leased at the beginning of the year. We recorded no reserves for the year ended December 31, 1999 as all rental revenue was collected from lessees, including Operating Company. During September 2000, we forgave all unpaid rental payments due from Operating Company as of August 31, 2000 (totaling $190.8 million). The forgiveness did not impact our financial statements at that time as the amounts forgiven had been previously reserved. The remaining $22.5 million in unpaid rentals from Operating Company was fully reserved in September 2000. The Operating Company leases were cancelled in the Operating Company merger.

LICENSING FEES FROM AFFILIATES

Licensing fees from affiliates were $7.6 million and $8.7 million for the years ended December 31, 2000 and 1999, respectively. Licensing fees were earned as a result of a trade name use agreement between us and Operating Company, which granted Operating Company the right to use the name "Corrections Corporation of America" and derivatives thereof subject to specified terms and conditions therein. The licensing fee was based upon gross rental revenue of Operating Company, subject to a limitation based on our gross revenue. All licensing fees were collected from Operating Company. The decrease in licensing fees in 2000 compared with 1999 was due to the cancellation of the trade name use agreement in connection with the Operating Company merger.

OPERATING EXPENSES

Operating expenses include the operating expenses of PMSI and JJFMSI on a combined basis for the period September 1, 2000 through November 30, 2000, totaling $63.7 million. Also included are the operating expenses we incurred for the year ended December 31, 2000, totaling $151.2 million, which beginning as of October 1, 2000 and December 1, 2000, included the operating expenses incurred by Operating Company and the Service Companies, respectively. Operating expenses consist of those expenses incurred in the operation and management of prisons and other correctional facilities. Also included in operating expenses are our realized losses on foreign currency transactions of $0.6 million for the year ended December 31, 2000. These losses resulted from a detrimental fluctuation in the


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

foreign currency exchange rate upon the collection of certain receivables denominated in British pounds. See "Unrealized foreign currency transaction loss" for further discussion of these receivables.

GENERAL AND ADMINISTRATIVE

For the year ended December 31, 2000 and 1999, general and administrative expenses were $21.2 million and $24.1 million, respectively. General and administrative expenses incurred by PMSI and JJFMSI on a combined basis for the period September 1, 2000 through November 30, 2000 totaled $0.6 million. General and administrative expenses incurred for the year ended December 31, 2000 totaled $20.6 million, which beginning as of October 1, 2000 and December 1, 2000, includes the general and administrative expenses incurred by Operating Company and the Service Companies, respectively. General and administrative expenses consist primarily of corporate management salaries and benefits, professional fees and other administrative expenses. Effective October 1, 2000, as a result of the Operating Company merger, corporate management salaries and benefits also contain the former corporate employees of Operating Company. Also included in 2000 are $2.0 million in severance payments to our former chief executive officer and secretary and $1.3 million in severance payments to various other company employees.

During 1999, we were a party to various litigation matters, including stockholder litigation and other legal matters, some of which have been settled. We incurred legal expenses of $6.3 million during 1999 in relation to these matters. Also included in 1999 is $3.9 million of expenses incurred for consulting and legal advisory services in connection with the proposed restructuring. In addition, as a result of our failure to declare, prior to December 31, 1999, and the failure to distribute, prior to January 31, 2000, dividends sufficient to distribute 95% of our taxable income for 1999, we were subject to excise taxes, of which $7.1 million was accrued as of December 31, 1999.

LEASE EXPENSE

Lease expense consists of property, office and operating equipment leased by us, PMSI and JJFMSI in operating and managing prisons and other correctional facilities. Lease expense incurred by PMSI and JJFMSI on a combined basis for the period September 1, 2000 through November 30, 2000 totaled $0.8 million. Lease expense incurred for the year ended December 31, 2000 totaled $1.6 million, which beginning as of October 1, 2000 and December 1, 2000, included lease expense previously incurred by Operating Company and the Service Companies, respectively.

DEPRECIATION AND AMORTIZATION

For the year ended December 31, 2000 and 1999, depreciation and amortization expense was $59.8 million and $44.1 million, respectively. The increase is a result of a greater number of correctional and detention facilities in service during 2000 compared with 1999. Also included is the depreciation and amortization expense for PMSI and JJFMSI from the operation and management of adult prisons and jails and juvenile detention facilities on a combined basis for the period September 1, 2000 through November 30, 2000, totaling $3.9 million.

LICENSE FEES TO OPERATING COMPANY

Licensing fees to Operating Company were recognized under the terms of a trade name use agreement between Operating Company and each of PMSI and JJFMSI, which were assumed as a result of the Operating Company merger. Under the terms of the trade name use agreement, PMSI and JJFMSI were required to pay to Operating Company 2.0% of gross management revenue for the use of the


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

CCA name and derivatives thereof. PMSI and JJFMSI incurred expenses of $0.5 million under this agreement for the month of September 2000. The October and November expenses incurred under this agreement were eliminated in combination, subsequent to the Operating Company merger. The trade name use agreement was cancelled upon the acquisitions of PMSI and JJFMSI.

ADMINISTRATIVE SERVICES FEE TO OPERATING COMPANY

Operating Company and each of PMSI and JJFMSI entered into an administrative services agreement whereby Operating Company would charge a fee to manage and provide general and administrative services to each of PMSI and JJFMSI. We assumed this agreement as a result of the Operating Company merger. PMSI and JJFMSI recognized expense of $0.9 million under this agreement for the month of September 2000. The October and November expenses incurred under this agreement were eliminated in combination, subsequent to the Operating Company merger. The administrative services agreement was cancelled upon the acquisitions of PMSI and JJFMSI.

WRITE-OFF OF AMOUNTS UNDER LEASE ARRANGEMENTS

During 2000, we opened or expanded five facilities that were operated and leased by Operating Company prior to the Operating Company merger. Based on Operating Company's financial condition, as well as the proposed merger with Operating Company and the proposed termination of the Operating Company leases in connection therewith, we wrote-off the accrued tenant incentive fees due Operating Company in connection with opening or expanding the five facilities, totaling $11.9 million for the year ended December 31, 2000.

For the year ended December 1999, we paid tenant incentive fees of $68.6 million, with $2.9 million of those fees amortized against rental revenues. During the fourth quarter of 1999, we undertook a plan that contemplated merging with Operating Company and thereby eliminating the Operating Company leases or amending the Operating Company leases to significantly reduce the lease payments to be paid by Operating Company to us. Consequently, we determined that remaining deferred tenant incentive fees at December 31, 1999 were not realizable and wrote-off fees totaling $65.7 million.

IMPAIRMENT LOSSES

SFAS 121 requires impairment losses to be recognized for long-lived assets used in operations when indications of impairment are present and the estimate of undiscounted future cash flows is not sufficient to recover asset carrying amounts. Under terms of the June 2000 waiver and amendment to our bank credit facility, we were obligated to complete the restructuring, including the Operating Company merger, and complete the restructuring of management through the appointment of a new chief executive officer and a new chief financial officer. The restructuring also permitted the acquisitions of PMSI and JJFMSI. During the third quarter of 2000, we named a new president and chief executive officer, followed by the appointment of a new chief financial officer during the fourth quarter of 2000. At our 2000 annual meeting of stockholders held during the fourth quarter of 2000, our stockholders elected a newly constituted nine-member board of directors, including six independent directors.

Following the completion of the Operating Company merger and the acquisitions of PMSI and JJFMSI, during the fourth quarter of 2000, after considering our financial condition, our new management developed a strategic operating plan to improve our financial position, and developed revised projections for 2001 to evaluate various potential transactions. Management also conducted strategic assessments and evaluated our assets for impairment. Further, management evaluated the


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

utilization of existing facilities, projects under development, excess land parcels, and identified certain of these non-strategic assets for sale.

In accordance with SFAS 121, we estimated the undiscounted net cash flows for each of our properties and compared the sum of those undiscounted net cash flows to our investment in each property. Through this analyses, we determined that eight of our correctional and detention facilities and the long-lived assets of the transportation business had been impaired. For these properties, we reduced the carrying values of the underlying assets to their estimated fair values, as determined based on anticipated future cash flows discounted at rates commensurate with the risks involved. The resulting impairment loss totaled $420.5 million.

During the fourth quarter of 2000, as part of the strategic assessment, we committed to a plan of disposal for certain of our long-lived assets. In accordance with SFAS 121, we recorded losses on these assets based on the difference between the carrying value and the estimated net realizable value of the assets. We estimated the net realizable values of certain facilities and direct financing leases held for sale based on outstanding offers to purchase, appraisals, as well as utilizing various financial models, including discounted cash flow analyses, less estimated costs to sell each asset. The resulting impairment loss for these assets totaled $86.1 million.

Included in property and equipment were costs associated with the development of potential facilities. Based on our strategic assessment during the fourth quarter of 2000, management decided to abandon further development of these projects and expense any amounts previously capitalized. The resulting expense totaled $2.1 million.

During the third quarter of 2000, our management determined either not to pursue further development or to reconsider the use of certain parcels of property in California, Maryland and the District of Columbia. Accordingly, we reduced the carrying values of the land to their estimated net realizable value, resulting in an impairment loss totaling $19.2 million.

In December 1999, based on the poor financial position of the Operating Company, we determined that three of our correctional and detention facilities located in the State of Kentucky and leased to Operating Company were impaired. In accordance with SFAS 121, we reduced the carrying values of the underlying assets to their estimated fair values, as determined based on anticipated future cash flows discounted at rates commensurate with the risks involved. The resulting impairment loss totaled $76.4 million.

EQUITY IN EARNINGS AND AMORTIZATION OF DEFERRED GAINS, NET

For the year ended December 31, 2000, equity in losses and amortization of deferred gains, net was $11.6 million, compared with equity in earnings and amortization of deferred gains, net, of $3.6 million in 1999. For the year ended December 31, 2000, we recognized equity in losses of PMSI and JJFMSI of approximately $12,000 and $870,000, respectively through August 31, 2000. In addition, we recognized equity in losses of Operating Company of approximately $20.6 million. For 2000, the amortization of the deferred gain on the sales of contracts to PMSI and JJFMSI was approximately $6.5 million and $3.3 million, respectively.

For the year ended December 31, 1999, we recognized twelve months of equity in earnings of PMSI and JJFMSI of $4.7 million and $7.5 million, respectively, and received distributions from PMSI and JJFMSI of $11.0 million and $10.6 million, respectively. In addition, we recognized equity in losses of Operating Company of $19.3 million. For 1999, the amortization of the deferred gain on the sales of contracts to PMSI and JJFMSI was $7.1 million and $3.6 million, respectively.

Prior to the Operating Company merger, we accounted for our 9.5% non-voting interest in Operating Company under the cost method of accounting. As such, we had not recognized any income or loss related to our stock ownership investment in Operating Company during the period from January 1, 1999 through September 30, 2000. However, in connection with the Operating Company merger, our financial statements have been restated to recognize our 9.5% pro-rata share of Operating Company's losses on a retroactive basis for the period from January 1, 1999 through September 30, 2000 under the equity method of accounting, in accordance with APB 18.

INTEREST EXPENSE, NET

Interest expense, net, is reported net of interest income and capitalized interest for the years ended December 31, 2000 and 1999. Gross interest expense was $145.0 million and $51.9 million for the years ended December 31, 2000 and 1999, respectively. Gross interest expense is based on outstanding convertible subordinated notes payable balances, borrowings under the bank credit facility, the Operating Company revolving credit facility, our $100.0 million senior notes, and amortization of loan costs and unused facility fees. Interest expense is reported net of capitalized interest on construction in progress of $8.3 million and $37.7 million for the years ended December 31, 2000 and 1999, respectively. The increase in gross interest expense related to (i) higher average debt balances outstanding, primarily related to the bank credit facility; (ii) increased interest rates due to rising market rates, and increases in contractual rates associated with the bank credit facility due to modifications to the facility agreement in August 1999, the June 2000 waiver and amendment and reductions to our credit rating; (iii) increased interest rates due to the accrual of default interest on the bank credit facility and default and contingent interest on the $40 million convertible notes during 2000; and
(iv) the assumption of the Operating Company revolving credit facility.

Gross interest income was $13.5 million and $6.9 million for the years ended December 31, 2000 and 1999, respectively. Gross interest income is earned on cash used to collateralize letters of credit for certain construction projects, direct financing leases and investments of cash and cash equivalents.

The increase in gross interest income in 2000 compared with 1999 was primarily due to interest earned on the direct financing lease with Agecroft Prison Management, Ltd., or APM. During January 2000, we completed construction, at a cost of approximately $89.4 million, of an 800-bed medium-security prison in Salford, England and entered into a 25-year direct financing lease with APM. This asset was included in "assets held for sale" on the combined and consolidated balance sheet at December 31, 2000. On April 10, 2001, we sold our interest in this facility.

OTHER INCOME

Other income for the year ended December 31, 2000 totaled $3.1 million. In September 2000, we received approximately $4.5 million in final settlement of amounts held in escrow related to the 1998 acquisition of the outstanding capital stock of U.S. Corrections Corporation. The $3.1 million represents the proceeds, net of miscellaneous receivables arising from claims against the escrow.

STRATEGIC INVESTOR FEES

During the fourth quarter of 1999, we entered into a series of agreements concerning a proposed restructuring led by a group of institutional investors consisting of an affiliate of Fortress Investment Group LLC and affiliates of The Blackstone Group. In April 2000, the securities purchase agreement by and among the parties was terminated when Fortress/Blackstone elected not to match the terms of a subsequent proposal by Pacific Life Insurance Company. In June 2000, our securities purchase agreement with Pacific Life was mutually terminated by the parties after Pacific Life was unwilling to confirm that the June 2000 waiver and amendment to our bank credit facility satisfied the terms of the agreement with Pacific Life. In connection with the proposed restructuring transactions with Fortress/Blackstone and Pacific Life and the completion of the restructuring, including the Operating Company merger, we terminated the services of one of our financial advisors during the third quarter of 2000. For the year ended December 31, 2000, we accrued expenses of approximately $24.2 million in connection with existing and potential litigation associated with the termination of the aforementioned agreements. All disputes with these parties have since been settled.

UNREALIZED FOREIGN CURRENCY TRANSACTION LOSS

In connection with the construction and development of the Agecroft facility, located in Salford, England, during the first quarter of 2000, we entered into a 25-year property lease. We have been accounting for the lease as a direct financing lease and recorded a receivable equal to the discounted cash flows to be received over the lease term. We also have extended a working capital loan to the operator of this facility. These assets, along with various other short-term receivables, are denominated in British pounds; consequently, we adjust these receivables to the current exchange rate at each balance sheet date, and recognize the currency gain or loss in current period earnings. Due to negative fluctuations in foreign currency exchange rates between the British pound and the U.S. dollar, we recognized net unrealized foreign currency transaction losses of $8.1 million for the year ended December 31, 2000. On April 10, 2001 we sold our interest in the Agecroft facility.

LOSS ON SALES OF ASSETS

We incurred a loss on sales of assets during 2000 and 1999, of approximately $1.7 million and $2.0 million, respectively. During the fourth quarter of 2000, JJFMSI sold its 50% interest in CCA Australia resulting in a $3.6 million loss. This loss was offset by a gain of $0.6 million resulting from the sale of a correctional facility located in Kentucky, a gain of $1.6 million on the sale of JJFMSI's 50% interest in U.K. Detention Services Limited and a loss of $0.3 million resulting from the abandonment of a project under development.

For the year ended December 31, 1999, we incurred a loss of $1.6 million as a result of a settlement with the State of South Carolina for property previously owned by Old CCA. Under the settlement, we, as the successor to Old CCA, received $6.5 million in three installments expiring June 30, 2001 for the transferred assets. The net proceeds were approximately $1.6 million less than the surrendered assets' depreciated book value. We received $3.5 million of the proceeds during 1999 and $1.5 million during each of 2000 and 2001. In addition, we incurred a loss of $0.4 million resulting from a sale of a newly constructed facility in Florida. We completed construction on the facility in May 1999. In accordance with the terms of the management contract between Old CCA and Polk County, Florida, Polk County exercised an option to purchase the facility. We received net proceeds of $40.5 million.

STOCKHOLDER LITIGATION SETTLEMENT

In February 2001, we received court approval of the revised terms of the definitive settlement agreements regarding the settlement of all outstanding stockholder litigation against us and certain of our existing and former directors and executive officers. Pursuant to the terms of the settlement, we will issue to the plaintiffs an aggregate of 4.7 million shares of common stock, as adjusted for the reverse stock split in May 2001, and a subordinated promissory note in the aggregate principal amount of $29.0 million.

As of December 31, 2000, we had accrued the estimated obligation of the contingency associated with the stockholder litigation, amounting to approximately $75.4 million.

As further discussed in Note 21 to the 2000 financial statements, the ultimate liability relating to the $29.0 million promissory note and related interest will be determined on the future issuance date and thereafter, based upon fluctuations in our common stock price. If the promissory note is issued under the current terms, in accordance with SFAS 133, we will reflect in earnings, the change in the estimated fair value of the promissory note from quarter to quarter.

WRITE-OFF OF LOAN COSTS

As a result of the amendment to the original bank credit facility on August 4, 1999, we wrote-off loan costs of approximately $9.0 million during the year ended December 31, 1999. Additionally, we paid approximately $5.6 million to a financial advisor for a potential debt transaction, which was written-off when the transaction was abandoned.

INCOME TAXES

Prior to 1999, Old CCA operated as a taxable subchapter C corporation. We elected to change our tax status from a taxable corporation to a real estate investment trust effective with the filing of our 1999 federal income tax return. As of December 31, 1998, our balance sheet reflected $83.2 million in net deferred tax assets. In accordance with the provisions of SFAS 109, we provided a provision for these deferred tax assets, excluding any estimated tax liabilities required for prior tax periods, upon completion of the 1999 merger and the election to be taxed as a real estate investment trust. As such, our results of operations reflect a provision for income taxes of $83.2 million for the year ended December 31, 1999. However, due to our tax status as a real estate investment trust, we recorded no income tax provision or benefit related to operations for the year ended December 31, 1999.

In connection with the restructuring, on September 12, 2000, our stockholders approved an amendment to our charter to remove provisions requiring us to elect to qualify and be taxed as a real investment trust for federal income tax purposes effective January 1, 2000. As a result of the amendment to our charter, we will be taxed as a taxable subchapter C corporation beginning with our taxable year ended December 31, 2000. In accordance with the provisions of SFAS 109, we are required to establish current and deferred tax assets and liabilities in our financial statements in the period in which a change of tax status occurs. As such, our benefit for income taxes for the year ended December 31, 2000 includes the provision associated with establishing the deferred tax assets and liabilities in connection with the change in tax status during the third quarter of 2000, net of a valuation allowance applied to certain deferred tax assets.

YEAR ENDED DECEMBER 31, 1999 COMPARED WITH YEAR ENDED DECEMBER 31, 1998

MANAGEMENT AND OTHER REVENUE

For the year ended December 31, 1998, management and other revenue totaled $662.1 million and was generated from the operation and management of adult correctional and detention facilities and prisoner transportation services. During 1998, Old CCA opened ten new facilities, assumed management of eight facilities and expanded seven existing facilities to increase their design capacity. In addition, Old CCA expanded the prisoner transportation customer base and increased compensated mileage by the increased utilization of three transportation hubs opened in 1997 and more "mass transports," which are generally moves of 40 or more inmates per trip. Since we leased facilities to


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

Operating Company and other operators during 1999, rather than operating the facilities, we did not generate management revenue during 1999.

OPERATING EXPENSES

For the year ended December 31, 1998, operating expenses totaled $496.5 million. Operating expenses consist of those expenses incurred in operating and managing prisons and other correctional facilities. During 1998, Old CCA adopted provisions of the AICPA's Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," or SOP 98-5. The effect of this accounting change for 1998 was a $14.9 million charge to operating expenses. Prior to the adoption of SOP 98-5, project development and facility start-up costs were deferred and amortized on a straight-line basis over the lesser of the initial term of the contract plus renewals or five years. Also included in operating expenses were charges related to the termination of five contractual relationships, totaling approximately $2.0 million related to transition costs and deferred contract costs. Old CCA also incurred $1.0 million of non-recurring operating expenses related to the 1999 merger.

In 1998, Old CCA was subject to a class action lawsuit at one of its facilities regarding the alleged violation of inmate rights, which was settled subsequent to year end. Old CCA was also subject to two wrongful death lawsuits at one of its facilities. We assumed these lawsuits in the 1999 merger. Old CCA recognized $2.1 million of expenses in 1998 related to these lawsuits.

Since Operating Company operated the correctional and detention facilities leased by us during 1999, we did not incur operating expenses during 1999.

GENERAL AND ADMINISTRATIVE

General and administrative expenses totaled $28.6 million for the year ended December 31, 1998. General and administrative expenses consist primarily of corporate management salaries and benefits, professional fees and other administrative expenses.

During 1998, Old CCA incurred $1.3 million in the fourth quarter for advertising and employee relations initiatives aimed at raising the public awareness of Old CCA and the industry. In addition, in connection with the 1999 merger, Old CCA became subject to a purported class action lawsuit attempting to enjoin the 1999 merger and seeking unspecified monetary damages. The lawsuit was settled in principle in November 1998 with the formal settlement being completed in March 1999. Accordingly, Old CCA recognized $3.2 million of expenses in 1998 to cover legal fees and the settlement obligation.

LEASE EXPENSE

Lease expense totaled $58.0 million for the year ended December 31, 1998. Old CCA had entered into leases with Old Prison Realty in July 1997 for the initial nine facilities that Old CCA had sold to Old Prison Realty. Throughout 1997 and 1998, Old CCA sold an additional four facilities and one expansion to Old Prison Realty and immediately after these sales, leased the facilities back pursuant to long-term, triple net leases. As a result of the acquisition of U.S. Corrections Corporation, Old CCA entered into long-term leases for four additional facilities with Old Prison Realty.


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

DEPRECIATION AND AMORTIZATION

For the year ended December 31, 1998, depreciation and amortization expense was $14.4 million. Old CCA generally used the straight-line depreciation method over 50 and five-year lives for buildings and machinery and equipment, respectively.

OLD CCA COMPENSATION CHARGE

Old CCA recorded a $22.9 million charge in 1998 for the implied fair value of five million shares of Operating Company voting common stock issued by Operating Company to certain employees of Old CCA and Old Prison Realty. The shares were granted to certain founding shareholders of Operating Company in September 1998. Neither Old CCA nor Operating Company received any proceeds from the issuance of these shares. The fair value of these common shares was determined at the date of the 1999 merger based upon the implied value of Operating Company, derived from $16.0 million in cash investments made by outside investors as of December 31, 1998, as consideration for a 32% ownership interest in Operating Company.

INTEREST EXPENSE, NET

Interest expense, net is reported net of interest income and capitalized interest for the years ended December 31, 1999 and 1998. Gross interest expense was $8.6 million for the year ended December 31, 1998. Gross interest expense is based on borrowings under Old CCA's bank credit facility, including amortization of loan costs and unused fees. Interest expense was reported net of capitalized interest on construction in progress of $11.8 million for the year ended December 31, 1998.

Gross interest income was $11.4 million for the year ended December 31, 1998. Interest income was earned on the cash proceeds that Old CCA realized in 1997 when it sold twelve facilities to Old Prison Realty.

WRITE-OFF OF LOAN COSTS

During 1998, Old CCA expanded its credit facility from $170.0 million to $350.0 million and incurred debt issuance costs that were being amortized over the term of the loan. The credit facility matured at the earlier of the date of the completion of the 1999 merger, or September 1999. Accordingly, upon consummation of the 1999 merger, the credit facility was terminated and the related unamortized debt issuance costs were written-off.

CUMULATIVE EFFECT OF ACCOUNTING CHANGE, NET OF TAXES

As previously discussed, Old CCA adopted the provisions of SOP 98-5 in 1998. As a result, Old CCA recorded a $16.1 million charge as a cumulative effect of accounting change, net of taxes of $10.3 million, on periods through December 31, 1997.

INFLATION

We do not believe that inflation has had or will have a direct adverse effect on our operations. Many of our management contracts include provisions for inflationary indexing, which mitigates an adverse impact of inflation on net income. However, a substantial increase in personnel costs or medical expenses could have an adverse impact on our results of operations in the future to the extent that wages or medical expenses increase at a faster pace than the per diem or fixed rates we receive for management services.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Our primary market risk exposure is to changes in U.S. interest rates and fluctuations in foreign currency exchange rates between the U.S. dollar and the British pound. We are exposed to market risk related to our bank credit facility and certain other indebtedness. The interest on the bank credit facility and such other indebtedness is subject to fluctuations in the market. If the interest rate for our outstanding indebtedness under the bank credit facility was 100 basis points higher or lower during the six months ended June 30, 2001 and in 2000, our interest expense, net of amounts capitalized, would have been increased or decreased by approximately $6.3 million and $12.4 million, respectively.

As of June 30, 2001, we had outstanding $100.0 million of 12.0% senior notes with a fixed interest rate of 12.0%, $41.1 million of convertible subordinated notes with a fixed interest rate of 10.0%, $30.0 million of convertible subordinated notes with a fixed interest rate of 8.0%, $107.5 million of series A preferred stock with a fixed dividend rate of 8.0% and $85.9 million of series B preferred stock with a fixed dividend rate of 12.0%. Because the interest and dividend rates with respect to these instruments are fixed, a hypothetical 10.0% increase or decrease in market interest rates would not have a material impact on our financial statements.

The bank credit facility required us to hedge $325.0 million of its floating rate debt on or before August 16, 1999. We have entered into certain swap arrangements fixing LIBOR at 6.51% (prior to the applicable spread) on outstanding balances of at least $325.0 million through December 31, 2001 and at least $200.0 million through December 31, 2002. The difference between the floating rate and the swap rate is recognized in interest expense. In accordance with SFAS 133, as amended, as of June 30, 2001 we recorded a $10.1 million liability, representing the estimated amount we would have to pay to cancel the contract or transfer it to other parties. The estimated negative fair value of the swap agreement as of January 1, 2001 of $5.0 million was reflected as a cumulative effect of accounting change included in other comprehensive income in the statement of stockholders' equity. The reduction in the fair value of the swap agreement during the six months ended June 30, 2001 was charged to earnings. This decline in fair value is due to declining interest rates and is expected to reverse into earnings prior to the maturity of the swap on December 31, 2002, unless the swap is terminated in connection with a refinancing of the bank credit facility.

Additionally, we may, from time to time, invest our cash in a variety of short-term financial instruments. These instruments generally consist of highly liquid investments with original maturities at the date of purchase between three and twelve months. While these investments are subject to interest rate risk and will decline in value if market interest rates increase, a hypothetical 10% increase or decrease in market interest rates would not materially affect the value of these investments.

Our exposure to foreign currency exchange rate risk relates to our construction, development and leasing of our Agecroft facility located in Salford, England, which was sold in April 2001. We extended a working capital loan to the operator of this facility. Such payments to us are denominated in British pounds rather than the U.S. dollar. As a result, we bear the risk of fluctuations in the relative exchange rate between the British pound and the U.S. dollar. At June 30, 2001, the receivables due us and denominated in British pounds totaled 3.6 million British pounds. A hypothetical 10% increase in the relative exchange rate would have resulted in an increase of $0.5 million in the value of these receivables and a corresponding unrealized foreign currency transaction gain, and a hypothetical 10% decrease in the relative exchange rate would have resulted in a decrease of $0.5 million in the value of these receivables and a corresponding unrealized foreign currency transaction loss.

                                    BUSINESS

OVERVIEW

We are currently the nation's largest provider of outsourced correctional management services, housing an inmate population larger than that of all but five public corrections systems in the United States. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, each of our facilities offers a variety of rehabilitation and educational programs, including basic education, life skills and employment training and substance abuse treatment. We also provide health care (including medical, dental and psychiatric services), institutional food services and work and recreational programs.

At June 30, 2001, we owned or managed 71 correctional and detention facilities with a total design capacity of approximately 66,000 beds in 21 states, the District of Columbia and Puerto Rico, with 69 operating facilities and two facilities under construction. At June 30, 2001, we controlled approximately 52% of all beds under contract with private operators of correctional and detention facilities in the United States.

OPERATIONS

MANAGEMENT AND OPERATION OF FACILITIES. At June 30, 2001 we owned and managed 37 correctional and detention facilities, managed an additional 28 correctional and detention facilities owned by government agencies, and leased four facilities to other private operators. Our customers consist of local, state and federal correctional and detention authorities. For the [six months ended June 30, 2001], federal correctional and detention authorities represented approximately 28.5% of our total management revenue produced by all facilities. Federal correctional and detention authorities consist of the Federal Bureau of Prisons (the "BOP"), the U.S. Marshals Service (the "USMS") and the U.S. Immigration and Naturalization Service (the "INS"). The federal correctional and detention authorities were our only single customer that accounted for 10.0% or more of our management revenue in 2000, or for the six months ended June 30, 2001.

Our facility contracts are short term in nature. Terms of our federal contracts generally range from one to five years, and contain multiple renewal options. The terms of certain of our local and state contracts may be for longer periods with additional renewal options. Most of our facility contracts also contain clauses which allow the government agency to terminate the contract without cause, and our contracts are generally subject to annual or bi-annual legislative appropriation of funds. A failure by a governmental agency to receive appropriations could result in termination of the contract by such agency or a reduction in our management fee. No assurance can be given that government agencies will not terminate or renew a contract with us in the future.

We are compensated on the basis of the number of inmates held in each of our facilities. Of the 65 domestic facilities we operate and manage, 64 of the facility management contracts provide that we will be compensated at an inmate per diem rate based upon actual or minimum guaranteed occupancy levels, with one management contract based on a monthly fixed rate. Occupancy rates for a particular facility are typically low when first opened or when expansions are first available. However, beyond the start-up period, which typically ranges from 90 to 180 days, the occupancy rate tends to stabilize. For 2000, the average occupancy, based on rated capacity, of our facilities was 84.8%. The occupancy rate at June 30, 2001 was 89.1%.

Our contracts generally require us to operate each facility in accordance with all applicable laws and regulations. We are required by our contracts to maintain certain levels of insurance coverage for general liability, workers' compensation, vehicle liability and property loss or damage. We are also required to indemnify the contracting agencies for claims and costs arising out of our operations and, in certain cases, to maintain performance bonds.

OPERATING PROCEDURES. Pursuant to the terms of our management contracts, we are responsible for the overall operation of our facilities, including staff recruitment, general administration of the facilities, facility maintenance, security and supervision of the offenders. We also provide a variety of rehabilitative and educational programs at our facilities. Inmates at most facilities we manage may receive basic education through academic programs designed to improve inmate literacy levels and the opportunity to acquire General Education Development, or GED, certificates. We also offer vocational training to inmates who lack marketable job skills. In addition, we offer life skills transition planning programs that provide inmates job search skills, health education, financial responsibility training, parenting and other skills associated with becoming productive citizens. At several of our facilities, we also offer counseling, education and/or treatment to inmates with alcohol and drug abuse problems through our LifeLine(TM) program.

We operate each facility in accordance with company-wide policies and procedures and the standards and guidelines established by the American Correctional Association Commission on Accreditation. The American Correctional Association, or the ACA, is an independent organization comprised of professionals in the corrections industry that establish guidelines of standards by which a correctional institution may gain accreditation. The ACA believes its standards safeguard the life, health and safety of offenders and personnel, and, accordingly, these standards are the basis of the accreditation process and define policies and procedures for operating programs. The ACA standards, which are the industry's most widely accepted correctional standards, describe specific objectives to be accomplished and cover such areas as administration, personnel and staff training, security, medical and health care, food services, inmate supervision and physical plant requirements. We have sought and received ACA accreditation for 49 of the facilities we currently manage, and we intend to apply for ACA accreditation for all of our facilities once they become eligible. The accreditation process is usually completed 18 to 24 months after a facility is opened.

We devote considerable resources to assuring compliance with contractual and other requirements and in maintaining the highest level of quality assurance at each facility through a system of formal reporting, corporate oversight, site reviews and inspection by on-site facility administrators.

Under our management contracts, we usually provide the contracting government agency with the services, personnel and material necessary for the operation, maintenance and security of the facility and the custody of inmates. We offer full logistical support to the facilities we manage, including security, health care services, transportation, building and ground maintenance, education, treatment and counseling services and institutional food services. Except for certain aspects of food and medical services, which are generally subcontracted, all of the facilities' support services are provided by our personnel.

Our operations department, in conjunction with our legal department, supervises compliance of each facility with operational standards contained in the various management contracts as well as those of professional and government agencies. The responsibilities include developing specific policies and procedures manuals, monitoring all management contracts, ensuring compliance with applicable labor and affirmative action standards, training and administration of personnel, purchasing supplies and developing educational, vocational, counseling and life skills inmate programs. We provide meals for inmates at the facilities we operate in accordance with regulatory, client and nutritional requirements.

These catering responsibilities include hiring and training staff, monitoring food operations, purchasing food and supplies, and maintaining equipment, as well as adhering to all applicable safety and nutritional standards and codes.

FACILITY DESIGN, CONSTRUCTION AND FINANCE. In addition to our facility management services, we also provide consultation to various government agencies with respect to the design and construction of new correctional and detention facilities and the redesign and renovation of older facilities. Our current business objectives, as discussed below, however, do not focus on the design and construction of new correctional and detention facilities.

Pursuant to our design, build and manage contracts, we are responsible for overall project development and completion. Typically, we develop the conceptual design for a project, then hire architects, engineers and construction companies to complete the development. When designing a particular facility, we utilize, with appropriate modifications, prototype designs we have used in developing other projects. Our management believes that the use of such prototype designs allows us to reduce cost overruns and construction delays. Our facilities are designed to maximize staffing efficiencies by increasing the area of vision under surveillance by correctional officers and utilizing additional electronic surveillance systems.

Historically, government entities have used various methods of construction financing to develop new correctional facilities, including, but not limited to the following: (i) one-time general revenue appropriation by the government agency for the cost of the new facility; (ii) general obligation bonds that are secured by either a limited or unlimited tax levied by the issuing government entity; or (iii) lease revenue bonds or certificates of participation secured by an annual lease payment that is subject to annual or bi-annual legislative appropriation of funds. In certain circumstances, we have provided certain credit enhancements for such financings in the form of a (i) letter of credit,
(ii) guaranty, or (iii) other similar agreements. Generally, when the project is financed using direct government appropriations or proceeds from the sale of bonds or other obligations issued prior to the award of the project, or by us directly, the financing is in place when the construction or renovation contract is executed. If the project is financed using project-specified tax-exempt bonds or other obligations, the construction contract is generally subject to the sale of such bonds or obligations. In most circumstances, substantial expenditures for construction will not be made on such a project until the tax-exempt bonds or other obligations are sold. If such bonds or obligations are not sold, construction and management of the facility may either be delayed until alternate financing is procured or development of the project will be entirely suspended. When we are awarded a facility managed contract, appropriations for the first annual or bi-annual period of the contract's term have generally already been approved, and the contract is subject to government appropriations for subsequent annual or bi-annual periods.

FACILITIES WE MANAGE OR LEASE TO OTHER OPERATORS

GENERAL. Our facilities can generally be classified according to the level(s) of security at such facility. Minimum security facilities are facilities having open housing within an appropriately designed and patrolled institutional perimeter. Medium security facilities are facilities having either cells, rooms or dormitories, a secure perimeter and some form of external patrol. Maximum security facilities are facilities having single occupancy cells, a secure perimeter and external patrol. Multi-security facilities are facilities with various areas encompassing either minimum, medium or maximum security. Non-secure facilities are juvenile facilities having open housing that inhibit movement by their design. Secure facilities are juvenile facilities having cells, rooms, or dormitories, a secure perimeter and some form of external patrol.

Our facilities can also be classified according to their primary function. The primary functional categories are:

         - CORRECTIONAL FACILITIES. Correctional facilities house and provide contractually agreed upon programs and services to sentenced adult prisoners or sentenced adult federal prisoners who are in the custody of the BOP, typically prisoners on whom a sentence in excess of one year has been imposed.

         - DETENTION FACILITIES. Detention facilities house and provide contractually agreed upon programs and services to prisoners being detained by the INS, prisoners who are awaiting trial who have been charged with violations of federal criminal law who are in the custody of the USMS or state criminal law, and prisoners who have been convicted of crimes and on whom a sentence of one year or less has been imposed.

         - JUVENILE FACILITIES. Juvenile facilities house and provide contractually agreed upon programs and services to juveniles, typically defined by applicable federal or state law as being persons below the age of 18, who have been determined to be delinquents by a juvenile court and who have been committed for an indeterminate period of time but who typically remain confined for a period of six months or less.

         - LEASED FACILITIES. Leased facilities are facilities that we own but do not manage.

FACILITIES OWNED AND/OR MANAGED. The following table sets forth all of the facilities which, as of June 30, 2001, we (i) owned and managed, (ii) owned, but are leased to another operator, and (iii) managed but are owned by a government authority. The table includes certain information regarding each facility, including the term of the primary management contract related to such facility, or, in the case of facilities we own but lease to another operator, the term of such lease.

                                                                                                                  REMAINING
                                          PRIMARY           DESIGN        SECURITY      FACILITY                   RENEWAL
           FACILITY NAME                  CUSTOMER       CAPACITY (A)       LEVEL       TYPE (B)        TERM     OPTIONS (I)
           -------------                  --------       ------------     --------      ---------       ----     -----------

Central Arizona Detention Center            USMS            2,304           Multi       Detention    November    (3) 1 year
Florence, Arizona                                                                                    2001

Eloy Detention Center                     BOP, INS          1,500          Medium       Detention    February    (6) 1 year
Eloy, Arizona                                                                                        2002

Florence Correctional Center           State of Hawaii      1,600          Medium      Correctional  June 2004         -
Florence, Arizona

California Correctional Center               BOP            2,304          Medium      Correctional  September   (7) 1 year
California City, California                                                                          2003

Leo Chesney Correctional Center            Cornell            240          Minimum        Leased     February    (2) 5 year
(C)                                      Corrections                                                 2002
Live Oak, California

San Diego Correctional Facility              INS            1,232         Minimum/      Detention    December    (3) 1 year
San Diego, California                                                      Medium                    2001

Bent County Correctional Facility     State of Colorado       700          Medium      Correctional  June 2002   (2) 1 year
Las Animas, Colorado

Huerfano County Correctional          State of Colorado       752          Medium      Correctional  June 2002   (2) 1 year
Center
Walsenburg, Colorado

                                                                                                                  REMAINING
                                           PRIMARY         DESIGN         SECURITY       FACILITY                  RENEWAL
FACILITY NAME                              CUSTOMER      CAPACITY (A)       LEVEL        TYPE (B)     TERM       OPTIONS (I)
-------------                              --------      ------------     --------       --------     ----       -----------

Kit Carson Correctional Center        State of Colorado       768          Medium      Correctional  June 2002   (2) 1 year
Burlington, Colorado

Bay Correctional Facility             State of Florida        750          Medium      Correctional  June 2002   (1) 2 year
Panama City, Florida

Bay County Jail and Annex                Bay County           677           Multi       Detention    September        -
Panama City, Florida                                                                                 2006

Citrus County Detention Facility        Citrus County         400           Multi       Detention    September   (1) 5 year
Lecanto, Florida                                                                                     2005

Gadsden Correctional Institution      State of Florida        896         Minimum/     Correctional  June 2003        -
Quincy, Florida                                                            Medium

Hernando County Jail                   Hernando County        302           Multi       Detention    October          -
Brooksville, Florida                                                                                 2010

Lake City Correctional Facility       State of Florida        350          Secure      Correctional  June 2003   (1) 2 year
Lake City, Florida

Okeechobee Juvenile Offender          State of Florida         96          Secure        Juvenile    December         -
  Correctional Center                                                                                2002
Okeechobee, Florida

Coffee Correctional Facility          State of Georgia      1,524          Medium      Correctional  June 2002   (8) 1 year
Nicholls, Georgia

Wheeler Correctional Facility         State of Georgia      1,524          Medium      Correctional  June 2002   (8) 1 year
Alamo, Georgia

Idaho Correctional Center              State of Idaho       1,270         Minimum/     Correctional  June 2003        -
Boise, Idaho                                                               Medium

Marion County Jail                     Marion County,         670           Multi       Detention    November         -
Indianapolis, Indiana                      Indiana                                                   2005

Southwest Indiana Regional Youth           SWIRYV             188       Non-secure/      Juvenile    July 2004        -
  Village                                                                 Secure
Vincennes, Indiana

Leavenworth Detention Center                USMS              483          Maximum      Detention    December    (1) 1 year
Leavenworth, Kansas                                                                                  2001

Lee Adjustment Center                 State of Kentucky       756         Minimum/     Correctional  May 2003    (3) 2 year
Beattyville, Kentucky                                                      Medium

Marion Adjustment Center              State of Kentucky       790          Minimum     Correctional  December    (1) 2 year
St. Mary, Kentucky                                                                                   2001

Otter Creek Correctional Center       State of Indiana        656         Minimum/     Correctional  February         -
Wheelwright, Kentucky                                                      Medium                    2003

Winn Correctional Center                  State of          1,538          Medium/     Correctional  March 2003  (1) 2 year
Winnfield, Louisiana                      Louisiana                        Maximum

Prairie Correctional Facility             State of          1,338          Medium      Correctional  December    (1) 1 year
Appleton, Minnesota                       Wisconsin                                                  2001

Delta Correctional Facility               State of          1,016         Minimum/     Correctional  October     (1) 2 year
Greenwood, Mississippi                   Mississippi                       Medium                    2001

                                                                                                                  REMAINING
                                          PRIMARY           DESIGN        SECURITY       FACILITY                  RENEWAL
FACILITY NAME                             CUSTOMER       CAPACITY (A)       LEVEL        TYPE (B)      TERM      OPTIONS (I)
-------------                             --------       ------------     --------       --------      ----      -----------

Tallahatchie County Correctional          State of          1,104          Medium      Correctional  December          -
  Facility                                Wisconsin                                                  2001 (D)
Tutweiler, Mississippi (D)

Wilkinson County Correctional             State of            900          Medium      Correctional  January     (1) 2 year
  Facility                               Mississippi                                                 2003
Woodville, Mississippi

Crossroads Correctional Center        State of Montana        512           Multi      Correctional  August      (8) 2 year
Shelby, Montana                                                                                      2003

Southern Nevada Women's                State of Nevada        500           Multi      Correctional  June 2015         -
  Correctional Center (C) (E)
Las Vegas, Nevada

Elizabeth Detention Center                   INS              300          Minimum      Detention    January     (3) 1 year
Elizabeth, New Jersey                                                                                2002

Cibola County Corrections Center             BOP            1,072           Multi      Correctional  October     (7) 1 year
Milan, New Mexico                                                                                    2003

New Mexico Women's Correctional         State of New          596           Multi      Correctional  June 2002   (3) 1 year
  Facility                                 Mexico
Grants, New Mexico

Torrance County Detention Facility          USMS              910           Multi       Detention    Indefinite        -
Estancia, New Mexico

Northeast Ohio Correctional Center       District of        2,016          Medium      Correctional  September   (1) 1 year
Youngstown, Ohio (F)                      Columbia                                                   2001 (F)

Queensgate Correctional Facility      Hamilton County,        850          Medium         Leased     February    (3) 1 year
(C)                                         Ohio                                                     2003
Cincinnati, Ohio

Cimarron Correctional Facility        State of Oklahoma       960          Medium      Correctional  June 2002   1 year
Cushing, Oklahoma                                                                                                indefinite

David L. Moss Criminal Justice          Tulsa County,       1,440           Multi       Detention    August      (2) 1 year
  Center                                  Oklahoma                                                   2002
Tulsa, Oklahoma

Davis Correctional Facility           State of Oklahoma       960          Medium      Correctional  June 2003   1 year
Holdenville, Oklahoma                                                                                            indefinite

Diamondback Correctional Facility      State of Hawaii      2,160          Medium      Correctional  June 2004         -
Watonga, Oklahoma

North Fork Correctional Facility          State of          1,440          Medium      Correctional  December    (1) 1 year
Sayre, Oklahoma                           Wisconsin                                                  2001

Guayama Correctional Center            Commonwealth of      1,000          Medium      Correctional  December    (1) 5 year
Guayama, Puerto Rico                     Puerto Rico                                                 2001

Ponce Adult Correctional Center        Commonwealth of      1,000          Medium      Correctional  February    (1) 5 year
Ponce, Puerto Rico                       Puerto Rico                                                 2002

Ponce-Jovenes y Adultos                Commonwealth of        500           Multi      Correctional  February    (1) 5 year
Ponce, Puerto Rico                       Puerto Rico                                                 2002

                                                                                                                  REMAINING
                                           PRIMARY         DESIGN         SECURITY       FACILITY                  RENEWAL
FACILITY NAME                              CUSTOMER      CAPACITY (A)       LEVEL        TYPE (B)      TERM      OPTIONS (I)
-------------                              --------      ------------     --------       --------      ----      -----------

Silverdale Facilities                  Hamilton County        576           Multi        Juvenile    September   (2) 4 year
Chattanooga, Tennessee                                                                               2004

South Central Correctional Center         State of          1,506          Medium      Correctional  February          -
Clifton, Tennessee                        Tennessee                                                  2002

West Tennessee Detention Facility         State of            600           Multi      Correctional  December    (1) 1 year
Mason, Tennessee                          Wisconsin                                                  2001

Shelby Training Center                 Shelby County,         200          Secure        Juvenile    April 2015        -
Memphis, Tennessee                        Tennessee

Tall Trees                                State of             63        Non-secure      Juvenile    June 2002         -
Memphis, Tennessee                        Tennessee

Metro-Davidson County Detention       Davidson County,      1,092           Multi       Detention    May 2002          -
  Facility                                Tennessee
Nashville, Tennessee

Whiteville Correctional Facility          State of          1,536          Medium      Correctional  December    (1) 1 year
Whiteville, Tennessee                     Wisconsin                                                  2001

Hardeman County Correctional              State of          2,016          Medium      Correctional  July 2002         -
  Facility                                Tennessee
Whiteville, Tennessee

Bartlett State Jail                    State of Texas         962         Minimum/     Correctional  August      (1) 1 year
Bartlett, Texas                                                            Medium                    2002

Bridgeport Pre-Parole Transfer         State of Texas         200          Medium      Correctional  August            -
  Facility                                                                                           2002
Bridgeport, Texas

Brownfield Intermediate Sanction       State of Texas         200         Minimum/     Correctional  August            -
  Facility (G)                                                             Medium                    2001 (G)
Brownfield, Texas

Community Education Partners (H)          Community             -        Non-secure       Leased     August      (3) 5 year
Dallas, Texas                             Education                                                  2008
                                          Partners

Eden Detention Center                     BOP, INS          1,225          Minimum     Correctional  April 2004        -
Eden, Texas

Community Education Partners (H)          Community             -        Non-secure       Leased     June 2008   (3) 5 year
Houston, Texas                            Education
                                          Partners

Houston Processing Center                    INS              411          Medium       Detention    September         -
Houston, Texas                                                                                       2001

Laredo Processing Center                     INS              258         Minimum/      Detention    September   (1) 1 year
Laredo, Texas                                                              Medium                    2001

Webb County Detention Center                USMS              480          Medium       Detention    February    (1) 1 year
Laredo, Texas                                                                                        2002

Liberty County Jail/Juvenile Center    Liberty County,        380           Multi       Detention    November    (2) 2 year
Liberty, Texas                              Texas                                                    2001

Mineral Wells Pre-Parole Transfer      State of Texas       2,103          Minimum     Correctional  August            -
  Facility                                                                                           2002
Mineral Wells, Texas

                                                                                                                  REMAINING
                                         PRIMARY           DESIGN        SECURITY       FACILITY                   RENEWAL
FACILITY NAME                            CUSTOMER       CAPACITY (A)       LEVEL        TYPE (B)      TERM       OPTIONS (I)
-------------                            --------       ------------       -----        --------      ----       -----------

T. Don Hutto Correctional Center       State of Texas         480          Medium      Correctional  January     (1) 2 year
Taylor, Texas                                                                                        2003

Sanders Estes Unit                     State of Texas       1,000         Minimum/     Correctional  August      (1) 1 year
Venus, Texas                                                               Medium                    2002

Lawrenceville Correctional Center      Commonwealth of      1,500          Medium      Correctional  March 2003        -
Lawrenceville, Virginia                   Virginia

D.C. Correctional Treatment              District of          866          Medium      Correctional  March 2017        -
  Facility (C)                            Columbia
Washington D.C.

(A) Design capacity measures the number of beds, and accordingly, the number of inmates each facility is designed to accommodate. We believe design capacity is an appropriate measure for evaluating prison operations, because the revenue generated by each facility is based on a per diem or monthly rate per inmate housed at the facility paid by the corresponding contracting governmental entity. Our ability or the ability of another private operator to satisfy its financial obligations under our leases is based in part on the revenue generated by the facilities, which in turn depends on the design capacity of each facility.

(B) We manage numerous facilities that have more than a single function (i.e., housing both long-term sentenced adult prisoners and pre-trial detainees). The primary functional categories into which facility types are identified was determined by the relative size of prisoner populations in a particular facility on December 31, 2000. If, for example, a 1,000-bed facility housed 900 adult prisoners with sentences in excess of one year and 100 pre-trial detainees, the primary functional category to which it would be assigned would be that of correction facilities and not detention facilities. It should be understood that the primary functional category to which multi-user facilities are assigned may change from time to time.

(C)      This facility is held for sale as of June 30, 2001.

(D) We have been notified by the State of Wisconsin that it will not renew the contract at this facility upon expiration. All Wisconsin inmates have been transferred out of this facility.

(E) We have contracted with the State of Nevada to manage and operate the facility.

(F) The District of Columbia has notified us that it will not renew the contract at this facility due to a new law that mandates the BOP to assume jurisdiction of all D.C. offenders by the end of 2001. All inmates have been transferred out of this facility.

(G) We have agreed with the State of Texas to terminate the contract upon its expiration.

(H) This alternative educational facility is currently configured to accommodate 900 at-risk juveniles and may be expanded to accommodate a total of 1,400 at-risk juveniles. We believe that design capacity does not generally apply to educational facilities, and therefore, the aggregate design capacity of our facilities referred to in this prospectus does not include the total number of at-risk juveniles which can be accommodated at this facility.

(I) Remaining renewal options represents the number of renewal options if applicable, and the remaining term of each option renewal.

PROPERTIES WE OWN

GENERAL. At June 30, 2001, we owned 45 real estate properties in 15 states and the District of Columbia, with a total aggregate net book value of $1.7 billion, including four properties held for sale. Our real estate properties include 41 correctional and detention facilities, two corporate office buildings and two correctional and detention facilities under construction. We have pledged each of the facilities we own to secure borrowings under our bank credit facility. At June 30, 2001, we leased one facility to a government agency and three facilities to private operators.

FACILITIES. Information regarding each of the correctional and detention facility we owned as of June 30, 2001 is set forth below, grouped by those facilities we own and manage followed by those facilities we own but are leased to other governmental and private operators. We own two facilities under direct financing leases which we manage. Those two facilities are included in the table below with those facilities we own and manage.

OWNED AND MANAGED FACILITIES

STATE                       CITY                                      FACILITY NAME
-----                       ----                                      -------------

Arizona                     Eloy                          Eloy Detention Center

                            Florence                      Central Arizona Detention Center

                            Florence                      Florence Correctional Center

California                  California City               California Correctional Center

                            San Diego                     San Diego Correctional Facility(1)

Colorado                    Burlington                    Kit Carson Correctional Center

                            Las Animas                    Bent County Correctional Facility

                            Walsenburg                    Huerfano County Correctional Center(2)

District of Columbia        Washington, D.C.              D.C. Correctional Treatment Facility(3)(4)

Georgia                     Alamo                         Wheeler Correctional Facility(5)

                            Nicholls                      Coffee Correctional Facility(5)

Kansas                      Leavenworth                   Leavenworth Detention Center

Kentucky                    Beattyville                   Lee Adjustment Center

                            St. Mary                      Marion Adjustment Center

                            Wheelwright                   Otter Creek Correctional Center

Minnesota                   Appleton                      Prairie Correctional Facility

Mississippi                 Tutweiler                     Tallahatchie County Correctional Facility  (idle)(6)

Montana                     Shelby                        Crossroads Correctional Center(7)

Nevada                      Las Vegas                     Southern Nevada Women's Correctional Facility(3)

New Mexico                  Estancia                      Torrance County Detention Facility

                            Grants                        New Mexico Women's Correctional Facility

                            Milan                         Cibola County Corrections Center

Ohio                        Youngstown                    Northeast Ohio Correctional Center (idle)

Oklahoma                    Cushing                       Cimarron Correctional Facility(8)

                            Holdenville                   Davis Correctional Facility(8)

                            Sayre                         North Fork Correctional Facility

                            Watonga                       Diamondback Correctional Facility

STATE                       CITY                                      FACILITY NAME
-----                       ----                                      -------------

Tennessee                   Mason                         West Tennessee Detention Facility

                            Memphis                       Shelby Training Center(9)

                            Whiteville                    Whiteville Correctional Facility

Texas                       Bridgeport                    Bridgeport Pre-Parole Transfer Facility

                            Eden                          Eden Detention Center

                            Houston                       Houston Processing Center

                            Laredo                        Laredo Processing Center

                            Laredo                        Webb County Detention Center

                            Mineral Wells                 Mineral Wells Pre-Parole Transfer Facility

                            Taylor                        T. Don Hutto Correctional Center

OWNED AND LEASED FACILITIES

STATE                       CITY                                         FACILITY NAME
-----                       ----                                         -------------

California                  Live Oak                      Leo Chesney Correctional Center(3)

Ohio                        Cincinnati                    Queensgate Correctional Facility(3)

Texas                       Dallas                        Community Education Partners - Dallas
                                                            County - School  for Accelerated  Learning

                            Houston                       Community Education Partners - Southeast
                                                            Houston - School for Accelerated Learning

---------------
(1) The facility is subject to a ground lease with the County of San Diego whereby the initial lease term is 18 years from the commencement of the contract, as defined. The County has the right to buyout all, or designated portions of, the premises at various times prior to the expiration of the term.

(2) The facility is subject to a purchase option held by Huerfano County which grants Huerfano County the right to purchase the facility upon an early termination of the contract at a price determined by a formula set forth in the agreement.

(3)      Held for sale as of June 30, 2001.

(4) Ownership of the facility automatically reverts to the District of Columbia upon expiration of the lease term.

(5) The facility is subject to a purchase option held by the Georgia Department of Corrections (the "GDOC") which grants the GDOC the right to purchase the facility for the lesser of the facility's depreciated book value or fair market value at any time during the term of the contract between the Company and the GDOC.

(6) The facility is subject to a purchase option held by the Tallahatchie County Correctional Authority which grants Tallahatchie County Correctional Authority the right to purchase the facility at any time during the contract at a price determined by a formula set forth in the agreement.

(7) The State of Montana has an option to purchase the facility at fair market value generally at any time during the term of the contract with us.

(8) The facility is subject to a purchase option held by the Oklahoma Department of Corrections (the "ODC") which grants the ODC the right to purchase the facility at its fair market value at any time.

(9) Upon the conclusion of the thirty-year lease between us and Shelby County, Tennessee, the facility will become the property of Shelby County. Prior to such time, (a) if the County terminates the lease without cause, we may purchase the property for $150,000; (b) if the State fails to fund the contract, then we may purchase the property for $150,000; (c) if we terminate the lease without cause, then we shall purchase the property for its fair market value as agreed to by the County and us; (d) if we breach the lease contract, then we may purchase the property for its fair market value as agreed to by the County and us; and (e) if the County breaches the lease contract, then we may purchase the property for $150,000.

FACILITIES UNDER CONSTRUCTION OR DEVELOPMENT. In addition to owning and/or managing the facilities listed in the preceding table, we are currently in the process of developing or constructing two facilities, for which no opening date has been established. Set forth below is a brief description of each of these facilities.

McRae Correctional Facility. The McRae Correctional Facility is located on 70 acres in McRae, Georgia. The 297,550 square foot medium security facility has a design capacity of 1,524 beds and is substantially complete. Management has submitted this facility in a response to a proposal from the BOP for the placement of up to 1,500 inmates under the BOP's Criminal Alien Requirement II, or CAR II. The BOP is expected to award CAR II early in the fourth quarter of 2001. There can be no assurance that we will be successful in securing CAR II, or any other contract to utilize this facility.

Stewart County Detention Center. The Stewart County Detention Center is located in Stewart County, Georgia. The 297,550 square foot medium security facility will have a design capacity of 1,524. This project is approximately 75% complete. At this time, there are no plans to complete this project until demand for beds increases.

BUSINESS OBJECTIVES AND STRATEGIES

GENERAL. We specialize in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, each of our facilities offers a variety of rehabilitation and educational programs, including basic education, life skills and employment training and substance abuse treatment. We also provide health care (including medical, dental and psychiatric services), institutional food services and work and recreational programs.

BUSINESS OBJECTIVES. Our management believes that our recently completed restructuring enables us to streamline our corporate structure and provide increased operational support to all our facilities, emphasizing quality assurance and exceeding customers' expectations while continuing to maintain safe and secure facilities. Our primary business objectives are to provide quality corrections services, increase revenue and control operating costs, while maintaining our position as the largest owner, operator and manager of privatized correctional and detention facilities. We expect to achieve these objectives by the following:

         - DELIVERY OF QUALITY CORRECTIONS SERVICES. We have reorganized our operations group to help ensure continued delivery of quality corrections services and more efficiently manage day-to-day operations and security. The revised organization also expands two divisions, quality assurance and human resources. Our quality assurance division provides oversight and establishes checkpoints for examining our performance, and the human resources division formalizes our commitment to employee recruitment and retention. Our management has completed a systematic facility-by-facility review in order to establish projections and benchmarks for facility performance. We believe that a renewed focus on the day-to-day management of our facilities, quality assurance and our employees will ensure continued delivery of quality corrections services.

         - INCREASING OCCUPANCY RATES. Our new business development group is focusing on renewing and enhancing contracts, as well as obtaining new business. The new structure establishes a dedicated team whose primary focus is to increase facility occupancy rates and maximize opportunities to provide new services to our customers. During 2000, we were awarded a contract with the BOP to house approximately 3,316 federal detainees at our California City,

                  California and Milan, New Mexico facilities, the largest contract award in our history. Total revenue over the life of these contracts is projected to approximate $760.0 million.

         - COST REDUCTION EFFORTS. An important component of our strategy is to position our company as a cost effective, high quality provider of prison management services in all our markets. We continue to focus on improving operating performance and efficiency through the following key operating initiatives:
                  (i) standardizing supply and service purchasing practices and usage; (ii) improving inmate management, resource consumption and reporting procedures; and (iii) improving employee productivity.

         - EXPANDING SCOPE OF SERVICES. We intend to continue to implement a wide variety of specialized services that address the unique needs of various segments of the inmate population. Because the facilities we operate differ with respect to security levels, ages, genders and cultures of inmates, we focus on the particular needs of an inmate population and tailor our service based on local conditions and our ability to provide such services on a cost-effective basis.

BUSINESS STRATEGY. We believe that we are well positioned to take advantage of opportunities in the privatized corrections industry. We currently are able to benefit from every type of private sector/public sector partnership with respect to correctional and detention facilities, including: (i) facilities owned and managed by us; (ii) facilities owned by government entities and managed by us;
(iii) facilities owned by us and managed by government entities; and (iv) facilities owned by us and managed by other private operators.

Our principal business strategies are to fill vacant beds currently in our inventory and increase revenue by obtaining additional management contracts. Substantially all of our income is expected to be derived from contracts with government entities for the provision of correctional and detention facility management and related services.

BUSINESS DEVELOPMENT

GENERAL. We believe that we are an industry leader in promoting the benefits of privatization of prisons and other correctional and detention facilities. At June 30, 2001, we controlled approximately 52% of all beds under contract with private operators of correctional and detention facilities in the United States. Marketing efforts are conducted and coordinated by our business development department and our senior management with the aid, where appropriate, of certain independent consultants.

Under the direction of our business development department and our senior management, we market our services to government agencies responsible for federal, state and local correctional facilities in the United States. Recently, the industry has experienced greater opportunities at the federal level, as needs are increasing within the BOP, the USMS and the INS. These contracts generally offer longer, more favorable contract terms. For example, many federal contracts contain "take-or-pay" clauses which guarantee us a certain percentage of management revenue, regardless of occupancy levels.

We believe that we can further develop our business by, among other things:

         - maintaining our existing customer relationships and continuing to fill existing beds within our facilities;

         -        enhancing the terms of our existing contracts; and

         - establishing relationships with new customers who have either previously not outsourced their correctional management needs or have utilized other private enterprises.

We generally receive inquiries from or on behalf of government agencies that are considering privatization of certain facilities or that have already decided to contract with private enterprise. When we receive such an inquiry, we determine whether there is an existing need for our services and whether the legal and political climate in which the inquiring party operates is conducive to serious consideration of privatization. Based on the findings, an initial cost analysis is conducted to further determine project feasibility.

We pursue our business opportunities primarily through Request for Proposals, or RFPs, and Request for Qualifications, or RFQs. RFPs and RFQs are issued by government agencies and are solicited for bid.

Generally, government agencies responsible for correctional and detention services procure goods and services through RFPs and RFQs. Most of our activities in the area of securing new business are in the form of responding to RFPs. As part of our process of responding to RFPs, members of our management team meet with the appropriate personnel from the agency making the request to best determine the agency's needs. If the project fits within our strategy, we submit a written response to the RFP. A typical RFP requires bidders to provide detailed information, including, but not limited to, the service to be provided by the bidder, its experience and qualifications, and the price at which the bidder is willing to provide the services (which services may include the renovation, improvement or expansion of an existing facility or the planning, design and construction of a new facility). Based on the proposals received in response to an RFP, the agency will award a contract to the successful bidder. In addition to issuing formal RFPs, local jurisdictions may issue an RFQ. In the RFQ process, the requesting agency selects a firm believed to be most qualified to provide the requested services and then negotiates the terms of the contract with that firm, including the price at which its services are to be provided.

BUSINESS PROPOSALS. At June 30, 2001, we were pursuing five prospective contracts with a total of approximately 2,900 beds for which written responses to RFPs and other solicitations have been submitted, including the BOP's CAR II proposal. We are also pursuing additional prospects for which we have not submitted proposals. Further, we are pursuing other projects for which we have not yet submitted, and may not submit, a response to an RFP. No assurance can be given that we will receive additional awards with respect to proposals submitted.

THE INDUSTRY

We believe that governments will continue to privatize correctional and detention facilities and that, as a result, the private corrections industry in the United States will continue to grow. This moderation correlates with decreased year-to-year growth rates in the nation's prisoner population. According to statistics recently released by the United States Department of Justice, Bureau of Justice Statistics between December 31, 1990 and June 30, 2000, the jail and prison population rose at an average annual rate of 5.6%. Between June 30, 1999 and June 30, 2000, however, the prisoner population increased by 3.0%. Notwithstanding the lower growth rate in the prisoner population, continued increasing inmate populations and the resulting pressure on government to control correctional costs and to improve correctional services is expected to continue. The recent BJS report estimates a prisoner population of approximately 1.9 million on June 30, 2000. The report also estimates that the prisoner population will reach approximately 2.1 million by the close of 2005.

Although the BJS report indicates a more moderate prisoner population increase than was experienced in previous years, we see the trend of increasing privatization of the corrections industry continuing, in large part, because of the general shortage of beds available in correctional and detention facilities in the United States, especially in the federal prison system. However, we believe that the procurement of new contracts is expected to become more competitive and private corrections managers will be forced to contain rising operating costs, including medical costs, and improve operational performance. According to reports issued by the BJS, the number of inmates housed in the United States federal and state prisons and local jail facilities increased from 1,148,702 at December 31, 1990 to 1,869,169 at December 31, 1999, an average annual growth rate of 5.7%. As of December 31, 1999, the BJS reported that one in every 137 residents in the United States and its territories were incarcerated as compared to 149 in 1998. Further, at December 31, 1999, at least 22 states and the federal prison system reported operating at 100% or more of their highest capacity, down from 33 in 1998. Of those operating at 100% or more of their highest capacity, the federal prison system had the highest at 32% above capacity. The sentenced federal prison population (up 10.2%) grew at over four times the rate of the sentenced state prison population during 1999 (up 2.5%). Industry reports indicated that inmates convicted of violent crimes generally serve approximately one-third of their sentence, with the majority of them being repeat offenders. Accordingly, there is a perceived public demand for, among other things, longer prison sentences, as well as prison terms for juvenile offenders, which may result in additional overcrowding in the United States correctional and detention facilities. Additional factors such as the state of the economy, age of the general population, government spending and public policy significantly influence federal and state corrections policy and incarceration rates.

In an attempt to address the fiscal pressure resulting from rising incarceration costs, government agencies responsible for correctional and detention facilities are increasingly privatizing such facilities. According to the Private Adult Correctional Facility Census prepared by Dr. Charles W. Thomas, a former member of our board of directors and a current consultant to us, the design capacity of privately managed adult correctional and detention facilities worldwide has increased dramatically since the first privatized facility was opened by our predecessor in 1984. The majority of this growth has occurred since 1989, as the number of privately managed adult correctional and detention facilities in operation or under construction worldwide increased from 26 facilities with a design capacity of 10,973 beds in 1989 to 182 facilities with a design capacity of 141,613 beds in 2000. The majority of all private prison management contracts are in the United States. According to the Private Census, at December 31, 2000, 153 of the 182 private correctional facilities were in the United States, with the remaining 29 divided between Australia, the United Kingdom, South Africa, the Netherlands Antilles, Scotland and New Zealand. According to the Private Census, the aggregate capacity of private facilities in operation or under construction decreased from 145,610 beds at December 31, 1999, to 141,613 beds at December 31, 2000, a decrease of 2.7%.

The Private Census reports that at December 31, 2000, there were 31 state jurisdictions, the District of Columbia and Puerto Rico, within which there were private facilities in operation or under construction. Further, all three federal agencies with prisoner custody responsibilities (i.e., the BOP, the INS and the USMS) continued to contract with private management firms. We believe that the continued trend indicated by these statistics is primarily the result of competition among private companies in the industry who have incentives to keep costs down and to improve the quality of services to its customers.

FINANCIAL INFORMATION ABOUT INDUSTRY SEGMENTS

We are currently engaged primarily in the business of owning, operating and managing correctional and detention facilities, as well as providing prisoner transportation services for government agencies. As of June 30, 2001, we owned and managed 37 correctional and detention facilities, and managed an additional 28 correctional and detention facilities owned by governmental agencies. During the second quarter of 2001, management began viewing our operating results in two segments: owned and managed correctional and detention facilities and managed-only correctional and detention facilities. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in the notes to consolidated financial statements included elsewhere in this registration statement. Owned and managed facilities include the operating results of those facilities we own and manage. Managed-only facilities include the operating results of those facilities owned by a third party and managed by us. We measure the operating performance of each facility within the above two segments, without differentiation, based on facility contribution. We define facility contribution as a facility's operating income or loss from operations before interest, taxes, depreciation and amortization. Since each of our facilities within the two operating segments exhibit similar economic characteristics, provide similar services to governmental agencies, and operate under a similar set of operating procedures and regulatory guidelines, the facilities within the identified segments have been aggregated and reported as two operating segments. The financial information and disclosures required under Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information," are included in this registration statement as of and for the period ended June 30, 2001 referred to in the index to financial statements commencing on page F-1.

GOVERNMENT REGULATION

ENVIRONMENTAL MATTERS. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. As an owner of correctional and detention facilities, we have been subject to these laws, rules, ordinances and regulations. In addition, we are also subject to these laws, ordinances and regulations as the result of our, and our subsidiaries', operation and management of correctional and detention facilities. The cost of complying with environmental laws could materially adversely affect our financial condition and results of operations.

Phase I environmental assessments have been obtained on substantially all of the facilities we currently own. The purpose of a Phase I environmental assessment is to identify potential environmental contamination that is made apparent from historical reviews of such facilities, review of certain public records, visual investigations of the sites and surrounding properties, toxic substances and underground storage tanks. The Phase I environmental assessment reports do not reveal any environmental contamination that we believe would have a material adverse effect on our business, assets, results of operations or liquidity, nor are we aware of any such liability. Nevertheless, it is possible that these reports do not reveal all environmental liabilities or that there are material environmental liabilities of which we are unaware. In addition, environmental conditions on properties owned by us may affect the operation or expansion of facilities located on the properties.

AMERICANS WITH DISABILITIES ACT. The correctional and detention facilities we operate and manage are subject to the Americans with Disabilities Act of 1990, as amended. The Americans with Disabilities Act, or the ADA, has separate compliance requirements for "public accommodations" and "commercial facilities" but generally requires that public facilities such as correctional and detention facilities be made accessible to people with disabilities. These requirements became effective in 1992. Compliance with the ADA requirements could require removal of access barriers and other modifications or capital improvements at the facilities. However, we do not believe that such costs will be material because we believe that relatively few modifications are necessary to comply with the ADA. Noncompliance could result in imposition of fines or an award of damages to private litigants.

INSURANCE

We maintain a general liability insurance policy of $5.0 million for each facility we operate, as well as insurance in amounts we deem adequate to cover property and casualty risks, workers' compensation and directors and officers liability. In addition, each of our leases with third-parties provide that the lessee will maintain insurance on each leased property under the lessee's insurance policies providing for the following coverages: (i) fire, vandalism and malicious mischief, extended coverage perils, and all physical loss perils;
(ii) comprehensive general public liability (including personal injury and property damage); and (iii) worker's compensation. Under each of these leases, we have the right to periodically review our lessees' insurance coverage and provide input with respect thereto.

Each of our management contracts and the statutes of certain states require the maintenance of insurance. We maintain various insurance policies including employee health, worker's compensation, automobile liability and general liability insurance. These policies are fixed premium policies with various deductible amounts that are self-funded.

EMPLOYEES

As of June 30, 2001, we employed 14,955 full-time employees and 250 part-time employees. Of such employees, 198 were employed at our corporate offices and 15,007 were employed at our facilities and in our inmate transportation business. We employ personnel in the following areas: clerical and administrative, including facility administrators/wardens, security, food service, medical, transportation and scheduling, maintenance, teachers, counselors and other support services.

Each of the correctional and detention facilities we currently operate is managed as a separate operational unit by the facility administrator or warden. All of these facilities follow a standardized code of policies and procedures.

We have not experienced a strike or work stoppage at any of our facilities. In February 1996, we reached an agreement with a union to represent non-security personnel at our Shelby Training Center. This agreement was renewed in March 1999. In October 1998, we entered into an agreement with a union to represent resident supervisors at the Shelby Training Center. In March 1997, we assumed management of the D.C. Correctional Treatment Facility and we agreed to recognize organized labor in representing certain employees at this facility. In December 1998, we finalized an agreement with the union to represent correctional officers and other support services staff at the facility. In December 1999, we reached an agreement with a union to represent the detention officers and other support services staff at the Elizabeth Detention Center. In January 2001, we reached an agreement with a union to represent certain professional and non-professional employees at the Northeast Ohio Correctional Center. We have also agreed to recognize organized labor in representing certain support services staff at the Northeast Ohio Correctional Center. Despite a lay-off of substantially all employees at this facility, we continue to negotiate, in good faith, with organized labor at the Northeast Ohio Correctional Center. We are currently negotiating with organized labor representing employees of the Guayama Correctional Facility in Guayama, Puerto Rico. In the opinion of our management, overall employee relations are generally considered good.

COMPETITION

The correctional and detention facilities we operate and manage, as well as those facilities we own and are managed by other operators, are subject to competition for inmates from other private prison managers. We compete primarily on the basis of the quality and range of services offered, our experience in the operation and management of correctional and detention facilities and our reputation. We compete with a number of companies, including but not limited to Wackenhut Corrections Corporation, Correctional Services Corporation, and Cornell Corrections Corporation. We may also compete in some markets with small local companies. Other potential competitors may in the future enter into businesses competitive with us without a substantial capital investment or prior experience. Competition by other companies may adversely affect the number of inmates at our facilities, which could have a material adverse effect on the operating revenue of our facilities. In addition, revenue derived from our facilities will be affected by a number of factors, including the demand for inmate beds, general economic conditions and the age of the general population. We will also be subject to competition for the acquisition of correctional and detention facilities with other purchasers of correctional and detention facilities.

LEGAL PROCEEDINGS

During the first quarter of 2001, we obtained final court approval of the settlements of the following outstanding consolidated federal and state class action and derivative stockholder lawsuits brought against us and certain of our former directors and executive officers: (i) In re: Prison Realty Securities Litigation; (ii) In re: Old CCA Securities Litigation; (iii) John Neiger, on behalf of himself and all others similarly situated v. Doctor Crants, Robert Crants and Prison Realty Trust, Inc.; (iv) Dasburg, S.A., on behalf of itself and all others similarly situated v. Corrections Corporation of America, Doctor
R. Crants, Thomas W. Beasley, Charles A. Blanchette, and David L. Myers; (v) Wanstrath v. Crants, et al.; and (vi) Bernstein v. Prison Realty Trust, Inc. The final terms of the settlement agreements provide for the "global" settlement of all such outstanding stockholder litigation against us brought as the result of, among other things, agreements entered into by us and our formerly independent Operating Company in May 1999 to increase payments we made to the Operating Company under the terms of certain agreements, as well as transactions relating to proposed corporate restructurings led by the Fortress/Blackstone investment group and Pacific Life Insurance Company. Pursuant to terms of the settlements, we will issue or pay to the plaintiffs (and their respective legal counsel) in the actions: (i) an aggregate of 4.7 million shares of our common stock, as adjusted for the reverse stock split; (ii) a subordinated promissory note in the aggregate principal amount of $29.0 million; and (iii) approximately $47.5 million in cash payable solely from the proceeds of certain insurance policies.

The promissory note, which will be issued at the same time the remaining shares under the settlement agreement are issued, will be due January 2, 2009, and will accrue interest at a rate of 8.0% per year. Pursuant to the terms of the settlement, the note and accrued interest may be extinguished if our common stock price meets or exceeds a "termination price" equal to $16.30 per share for any fifteen consecutive trading days following the note's issuance and prior to the maturity date of the note. Additionally, to the extent our common stock price does not meet the termination price, the note will be reduced by the amount that the shares of common stock issued to the plaintiffs appreciate in value in excess of $4.90 per share, based on the average trading price of the stock following the date of the note's issuance and prior to the maturity of the note. As of September 12, 2001, we have paid a portion of the insurance proceeds and have issued 1.6 million shares of our common stock, as adjusted for the reverse stock split, under terms of the settlement to plaintiffs' counsel in the actions. We currently expect that the remaining 3.1 million settlement shares and therefore, the promissory note, will be issued later this year or in early 2002.

On June 9, 2000, a complaint captioned Prison Acquisition Company, L.L.C. v. Prison Realty Trust, Inc., Correction Corporation of America, Prison Management Services, Inc. and Juvenile and Jail Facility Management Services, Inc. was filed in federal court in the United States District Court for the Southern District of New York to recover fees we allegedly owe to the plaintiff as a result of the termination of a securities purchase agreement related to our proposed corporate restructuring led by the Fortress/Blackstone investment group. The complaint alleged that we failed to pay amounts allegedly due under the securities purchase agreement and asked for compensatory damages of approximately $24.0 million consisting of various fees, expenses and other relief. During August 2001, we entered into a definitive agreement to settle this litigation. Under terms of the agreement, we have made a cash payment of $15.0 million to the plaintiffs in full settlement of all claims. During 2000, we recorded an accrual reflecting the estimated liability of this matter.

On September 14, 1998, a complaint captioned Thomas Horn, Ferman Heaton, Ricky Estes, and Charles Combs, individually and on behalf of the U.S. Corrections Corporation Employee Stock Ownership Plan and its participants v. Robert B. McQueen, Milton Thompson, the U.S. Corrections Corporation Employee Stock Ownership Plan, U.S. Corrections Corporation, and Corrections Corporation of America was filed in the U.S. District Court for the Western District of Kentucky alleging numerous violations of the Employee Retirement Income Security Act, including but not limited to a failure to manage the assets of the U.S. Corrections Corporation Employee Stock Ownership Plan in the sole interest of the participants, purchasing assets without undertaking adequate investigation of the investment, overpayment for employer securities, failure to resolve conflicts of interest, lending money between the ESOP and employer, allowing the ESOP to borrow money other than for the acquisition of employer securities, failure to make adequate, independent and reasoned investigation into the prudence and advisability of certain transaction, and otherwise. The plaintiffs were seeking damages in excess of $30.0 million plus prejudgment interest and attorneys' fees. We have reached an agreement with the plaintiffs to settle their claims against us, subject to court approval. There can be no assurance, however, that the settlement will be approved by the court. Our insurance carrier has indicated that it did not receive timely notice of these claims and, as a result, is currently contesting its coverage obligations under the settlement. We are currently contesting this issue with the carrier.

Commencing in late 1997 and through 1998, our predecessor, Old CCA, became subject to approximately sixteen separate suits in federal district court in the state of South Carolina claiming the abuse and mistreatment of certain juveniles housed in the Columbia Training Center, a South Carolina juvenile detention facility formerly operated by Old CCA. These suits claim unspecified compensatory and punitive damages, as well as certain statutory costs. One of these suits, captioned William Pacetti v. Corrections Corporation of America, went to trial in late November 2000, and in December 2000 the jury returned a verdict awarding the plaintiff in the action $125,000 in compensatory damages, $3.0 million in punitive damages, and attorneys' fees. However, during the second quarter of 2001, we reached an agreement in principle with all plaintiffs to settle their asserted and unasserted claims against us, and we subsequently executed a definitive settlement agreement which was approved by the court with the full settlement funded by insurance.

In February 2000, a complaint was filed in federal court in the United States District Court for the Western District of Texas against our inmate transportation subsidiary, TransCor. The lawsuit captioned Cheryl Schoenfeld v. TransCor America, Inc., et al., names as defendants TransCor and its directors. The lawsuit alleges that two former employees of TransCor sexually assaulted plaintiff Schoenfeld during her transportation to a facility in Texas in late 1999. An additional individual, Annette Jones, has also joined the suit as a plaintiff, alleging that she was also mistreated by the two former employees during the same trip. Discovery and case preparation are on-going. Both former employees are subject to pending criminal charges in Houston, Harris County, Texas, and one has


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pleaded guilty to criminal charges. The plaintiffs have previously submitted a settlement demand exceeding $20.0 million. We, our wholly-owned subsidiary (the parent corporation of TransCor and successor by merger to the formerly independent Operating Company) and TransCor are defending this action vigorously. It is expected that a portion of any liabilities resulting from this litigation will be covered by liability insurance. TransCor's and our insurance carrier, however, indicated during the first quarter of 2001 that, under Tennessee law, it will not be responsible for any punitive damages. During the second quarter of 2001, the carrier filed a declaratory judgment action in federal court in Houston, which complaint has not been served on us or TransCor, in which the carrier asserts, among other things, that there is no coverage under Texas law for the underlying events. In the event any resulting liability is not covered by insurance proceeds and is in excess of the amount currently accrued in our financial statements, such liability would have a material adverse effect upon the business or financial position of TransCor and, potentially, us and our other subsidiaries.

In addition to the above legal matters, the nature of our business results in claims and litigation alleging that we are liable for damages arising from the conduct of our employees or others. In the opinion of our management, other than the outstanding litigation discussed above, there are no pending legal proceedings that would have a material effect on our consolidated financial position or results of our operations for which we have not established adequate reserves.

FORMATION TRANSACTIONS

GENERAL. We are a Maryland corporation formerly known as Prison Realty Trust, Inc. We commenced operations as Prison Realty Corporation on January 1, 1999, following our mergers with each of the former Corrections Corporation of America, a Tennessee corporation referred to herein as Old CCA, on December 31, 1998, and CCA Prison Realty Trust, a Maryland real estate investment trust referred to herein as Old Prison Realty, on January 1, 1999. These mergers are referred to collectively herein as the 1999 merger and we are referred to herein as New Prison Realty for the period following the 1999 merger and prior to the completion of our recent restructuring discussed further herein under " - The Restructuring and Related Transactions".

Prior to the 1999 merger, Old Prison Realty had been a publicly-traded entity operating as a real estate investment trust, or REIT, which was primarily in the business of owning and leasing prison facilities to private prison management companies and certain government entities. Prior to the 1999 merger, Old CCA was also a publicly-traded entity engaged primarily in the business of owning, operating and managing prisons on behalf of government entities. Additionally, Old CCA had been Old Prison Realty's primary tenant.

THE 1999 MERGER. Pursuant to the terms of the 1999 merger, in the merger, the holders of Old Prison Realty's common shares and Old Prison Realty's 8% series A cumulative preferred shares received one share of New Prison Realty's common stock or New Prison Realty's 8% series A preferred stock for each common share or series A preferred share of Old Prison Realty they owned at January 1, 1999. Also in the merger, the holders of shares of Old CCA's common stock obtained the right to receive 0.875 share of New Prison Realty's common stock for each share of Old CCA common stock they owned at December 31, 1998. An aggregate of approximately 105,272,183 shares of New Prison Realty's common stock and 4,300,000 shares of New Prison Realty's series A preferred stock were issued in the 1999 merger. Following the 1999 merger, New Prison Realty's common stock began trading on the NYSE under the symbol "PZN," and New Prison Realty's series A preferred stock began trading on the NYSE under the symbol "PZN PrA".

Immediately prior to the 1999 merger, Old CCA sold all of the issued and outstanding capital stock of certain of its wholly-owned corporate subsidiaries, certain of its facility management contracts and


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certain other non-real estate assets related thereto, to a newly formed entity known as Correctional Management Services Corporation, a privately-held Tennessee corporation, which, in May 1999, changed its name to Corrections Corporation of America. Correctional Management Services Corporation is referred to herein as the Operating Company. Also immediately prior to the 1999 merger, Old CCA sold certain of its management contracts and other assets and liabilities relating to government owned adult facilities located in the U.S. and Puerto Rico to Prison Management Services, LLC (which subsequently merged with Prison Management Services, Inc.) and sold certain of its management contracts and other assets and liabilities relating to government owned jails and juvenile facilities located in the U.S. and Puerto Rico, as well certain assets related to its operations in the United Kingdom and Australia, to Juvenile and Jail Facility Management Services, LLC (which subsequently merged with Juvenile and Jail Facility Management Services, Inc.). Prison Management Services, Inc. is referred to herein as PMSI and Juvenile and Jail Facility Management Services, Inc. is referred to herein as JJFMSI. PMSI and JJFMSI are also referred to herein, collectively, as the Service Companies.

Effective January 1, 1999, New Prison Realty elected to qualify as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1999. Also effective January 1, 1999, New Prison Realty entered into lease agreements and other agreements with Operating Company, pursuant to which Operating Company leased the substantial majority of New Prison Realty's facilities and Operating Company provided certain services to New Prison Realty. As a result, following the 1999 merger, Operating Company, PMSI and JJFMSI assumed the business of operating correctional and detention facilities formerly operated by Old CCA, with Operating Company being the lessee of the substantial majority of New Prison Realty's facilities.

Following the completion of the 1999 merger and the transactions described above, New Prison Realty owned 100% of the non-voting common stock of Operating Company. The non-voting common stock in Operating Company represented approximately a 9.5% economic interest in Operating Company. Following the 1999 merger, New Prison Realty also owned 100% of the non-voting common stock of each of PMSI and JJFMSI, and was entitled to receive 95% of each company's net income, as defined, as dividends on such shares, while other outside shareholders and the wardens at the individual facilities owned 100% of the voting common stock of PMSI and JJFMSI, entitling those voting stockholders to receive the remaining 5% of each company's net income as dividends on such shares.

For an additional discussion concerning the 1999 merger and the relationships among New Prison Realty, Operating Company and the Service Companies, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein.

THE RESTRUCTURING AND RELATED TRANSACTIONS

DEVELOPMENTS FOLLOWING THE 1999 MERGER.

New Prison Realty and Operating Company Liquidity and Capital Constraints. Following the completion of the 1999 merger, Operating Company experienced severe liquidity constraints, and, as a result, was unable to make required payments to New Prison Realty under the terms of the leases and other agreements between the parties. As a result, New Prison Realty also experienced severe liquidity constraints and was unable to make required payments to Operating Company under the terms of certain agreements between the parties. Accordingly, in May 1999, New Prison Realty and Operating Company amended certain of the agreements between them to provide Operating Company with additional cash flow.


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Following the announcements of these amendments, a chain of events occurred which adversely affected both New Prison Realty and Operating Company, including a dramatic decrease in the trading price of New Prison Realty's common stock and the institution of stockholder litigation against New Prison Realty and its directors and executive officers. These events made it more difficult for New Prison Realty to raise capital and obtain debt financing. While New Prison Realty was able to increase its bank credit facility from $650.0 million to $1.0 billion during the summer of 1999, this financing had higher interest rates and transaction costs, and also imposed other significant requirements on New Prison Realty, including the requirement that New Prison Realty raise $100.0 million in new equity and Operating Company raise $25.0 million in new equity in order for New Prison Realty to make its required 1999 REIT distributions in cash.

For an additional discussion concerning the financial condition and liquidity and capital constraints of New Prison Realty and Operating Company following the 1999 merger, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources for the Year Ended December 31, 1999" herein.

Proposed Restructurings. In order to address the liquidity and capital constraints facing New Prison Realty and Operating Company, as well as concerns regarding the corporate structure and management of New Prison Realty, during the fourth quarter of 1999 and the first and second quarters of 2000, New Prison Realty, Operating Company, PMSI and JJFMSI entered into a series of agreements concerning two proposed corporate restructurings, one led by a group of institutional investors consisting of an affiliate of Fortress Investment Group LLC and affiliates of The Blackstone Group, together with an affiliate of Bank of America Corporation, and one led by Pacific Life Insurance Company. Each proposed restructuring generally included, among other things, the combination of New Prison Realty, Operating Company, PMSI and JJFMSI and the subsequent operation as a taxable subchapter C corporation, the raising of additional capital through the sale of equity, the refinancing of New Prison Realty's bank credit facility, and the restructuring of existing management through a newly constituted board of directors and executive management team. The companies, however, terminated each of these proposed restructurings prior to their completion. For a discussion of our recent settlement of certain litigation regarding the termination of the restructuring led by the Fortress/Blackstone investor group, please see the information contained herein under "Legal Proceedings."

June 2000 Waiver and Amendment Under Bank Credit Facility. In June 2000, New Prison Realty obtained a series of amendments to the provisions of the amended and restated credit agreement governing its bank credit facility. The June 2000 waiver and amendment waived or addressed all then existing events of default under the provisions of the credit agreement that resulted from: (i) the financial condition of New Prison Realty and Operating Company; (ii) the transactions undertaken by New Prison Realty and Operating Company in an attempt to resolve the liquidity issues of New Prison Realty and Operating Company; and
(iii) the previously announced restructuring transactions. The June 2000 waiver and amendment also contained certain amendments to the credit agreement, including the replacement of existing financial covenants contained in the credit agreement applicable to New Prison Realty with new financial ratios following completion of a comprehensive restructuring.

In obtaining the June 2000 waiver and amendment, New Prison Realty also agreed to complete certain transactions which were incorporated as covenants in the waiver and amendment. Pursuant to these requirements, New Prison Realty was obligated to complete a corporate restructuring, including: (i) its merger with Operating Company; (ii) the amendment of its charter to remove the requirements that it elect to be taxed as a REIT commencing with its 2000 taxable year; (iii) the restructuring of its senior management; and (iv) the distribution of shares of its series B cumulative convertible preferred stock in satisfaction of its remaining 1999 REIT distribution requirement. The June 2000 waiver and amendment also amended the terms of the credit agreement to, among other things, permit
(i) the


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amendment of New Prison Realty's leases with Operating Company and the other contractual arrangements between the companies, and (ii) the merger of each of PMSI and JJFMSI with New Prison Realty upon terms and conditions specified in the waiver and amendment.

Pursuant to the covenants contained in the June 2000 waiver and amendment and in order to address New Prison Realty's and Operating Company's liquidity and capital constraints, the boards of directors of New Prison Realty, Operating Company, PMSI and JJFMSI subsequently approved a series of agreements providing for a comprehensive restructuring of the companies, pursuant to which, among other things, the companies would combine and operate as a taxable subchapter C corporation under the Corrections Corporation of America name.

MERGER WITH OPERATING COMPANY. We completed our merger with Operating Company effective October 1, 2000. In connection with the completion of the Operating Company merger, we amended our charter to, among other things,

         - remove provisions relating to our qualification as a REIT for federal income tax purposes commencing with our 2000 taxable year,

         -        change our name to "Corrections Corporation of America" and

         -        increase the amount of our authorized capital stock.

The merger was completed through the merger of Operating Company with and into our wholly-owned operating subsidiary, CCA of Tennessee, Inc., which assumed the operations of the correctional and detention facilities managed by Operating Company prior to the merger. Following the completion of the merger, Operating Company ceased to exist, and our wholly-owned subsidiary began operating collectively with us under the "Corrections Corporation of America" name. In addition, following the completion of the Operating Company merger, our common stock continued trading on the NYSE, but under the symbol "CXW," while the symbols for our series A preferred stock and series B preferred stock were changed to "CXW PrA" and "CXW PrB", respectively.

In connection with the completion of the Operating Company merger, we issued an aggregate of approximately 1.9 million shares of our common stock (as adjusted for our reverse stock split in May 2001) to the holders of Operating Company's voting common stock, including the wardens of the facilities operated by Operating Company and certain current and former members of management and key employees of New Prison Realty and Operating Company, and certain outside shareholders of Operating Company. The shares of our common stock issued to the Operating Company wardens are subject to vesting and forfeiture provisions under a restricted stock plan. In addition, we issued warrants to purchase 142,000 shares and 71,000 shares of our common stock with exercise prices of $0.01 per share and $14.10 per share, respectively (as adjusted for our reverse stock split in May 2001), to one of the outside shareholders of Operating Company in consideration for its consent to the Operating Company merger, and warrants to purchase 75,000 shares of our common stock with an exercise price of $33.30 per share to the holders of warrants to purchase shares of Operating Company's common stock outstanding at the time of the merger. Immediately prior to the merger, we also purchased an aggregate of 400,000 shares of the Operating Company's common stock from former executive officers of New Prison Realty for $800,000 cash.

As a result of the merger with Operating Company, all existing leases and other agreements with Operating Company were cancelled. In addition, all shares of Operating Company's non-voting common stock, all of which were owned by us, were cancelled. Also a result of the merger, our wholly-owned subsidiary assumed a $137.0 million promissory note payable by Operating Company to us (which we obtained from Old CCA in the 1999 merger), which was subsequently extinguished.


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MERGER WITH SERVICE COMPANIES. We completed our mergers with each of PMSI and
JJFMSI effective December 1, 2000. The mergers were completed through the mergers of each of PMSI and JJFMSI with and into our wholly-owned operating subsidiary, CCA of Tennessee, Inc., which assumed the operations of the correctional and detention facilities managed by each of the Service Companies prior to the merger.

In the Service Company mergers, all shares of PMSI and JJFMSI common stock held by us and certain subsidiaries of PMSI and JJFMSI were cancelled. In connection with the acquisition of PMSI, we issued approximately 130,000 shares of our common stock (as adjusted for our reverse stock split in May 2001) to the wardens of the correctional and detention facilities operated by PMSI and who were the remaining shareholders of PMSI. The shares of our common stock issued to the PMSI wardens are subject to vesting and forfeiture provisions under a restricted stock plan. In connection with the acquisition of JJFMSI, we issued approximately 160,000 shares of our common stock (as adjusted for our reverse stock split in May 2001) to the wardens of the correctional and detention facilities operated by JJFMSI and who were the remaining shareholders of JJFMSI. The shares of our common stock issued to the JJFMSI wardens are also subject to vesting and forfeiture provisions under a restricted stock plan. Prior to our mergers with PMSI and JJFMSI, in September 2000, wholly-owned subsidiaries of PMSI and JJFMSI entered into separate transactions with each of PMSI's and JJFMSI's respective non-management, outside shareholders to reacquire all of the outstanding voting stock of their non-management, outside shareholders, representing 85% of the outstanding voting stock of each entity for cash payments.

CHANGES IN BOARD OF DIRECTORS AND SENIOR MANAGEMENT. In connection with our corporate restructuring, we completed a restructuring of our board of directors and executive management, including the appointment of John D. Ferguson as our new chief executive officer and president and William F. Andrews as the chairman of our board of directors. In addition, at our 2000 annual meeting of stockholders, our stockholders elected a newly constituted nine-member board of directors, including six independent directors. All of these board members were subsequently re-elected at our 2001 annual meeting of stockholders, with the exception of Jean-Pierre Cuny, who resigned from the board effective May 21, 2001. Biographical information concerning each of our current executive officers and directors can be found herein under the heading "Executive Officers and Directors."

In an effort to streamline operational support for our correctional and detention facilities, as well as emphasize quality assurance intended to meet or exceed customers' expectations while continuing to maintain safe and secure facilities, we also reorganized our internal corporate structure into four divisions: (i) operations, headed by J. Michael Quinlan, an executive vice-president and our chief operating officer; (ii) finance, headed by Irving
E. Lingo, Jr., an executive vice-president and our chief financial officer;
(iii) business development, headed by William T. Baylor, an executive vice-president and our chief development officer; and (iv) legal affairs, headed by Gus A. Puryear, an executive vice-president and our general counsel. The head of each of these divisions reports directly to our chief executive officer and president.

CHANGES IN CAPITAL STRUCTURE. As a result of our highly leveraged capital structure, which includes the revolving loans under our bank credit facility maturing January 1, 2002, our management is evaluating our current capital structure, including the consideration of various potential transactions that could improve our financial position. The following information summarizes our current debt and equity capital structure and, where applicable, certain steps taken by our management to date in connection with its capital restructuring strategy. For a more complete discussion of certain of the items discussed below, please see the relevant portions of "Management's Discussion and Analysis of Financial Condition and Results of Operations" herein.


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Debt Structure. As of June 30, 2001, we had $996.7 million of outstanding indebtedness, consisting of: (i) $280.4 million and $544.3 million due January 1, 2002 and December 31, 2002, respectively, under our bank credit facility;
(ii) $100.0 million of 12% senior notes due 2006; (iii) $41.1 million of 10% convertible subordinated notes due 2008; (iv) $30.0 million of 8% convertible subordinated notes due 2005; and (v) $0.9 million of other debt.

Bank Credit Facility. Our bank credit facility consists of up to $600.0 million of term loans, which mature December 31, 2002, and up to $400.0 million in revolving loans, which mature January 1, 2002. The bank credit facility, which is secured by, among other things, mortgages on our real property, bears interest at variable rates of interest based on a spread over the base rate or LIBOR (as elected by us), which spread is determined by reference to our credit rating. For a more complete discussion of the current interest rate applicable to the bank credit facility, as well as a discussion of certain financial and non-financial covenants contained in the facility and our efforts to comply therewith, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources for the Six Months Ended June 30, 2001" herein.

As previously described herein, the revolving loan portion of the bank credit facility (of which $280.4 million was outstanding as of June 30, 2001) matures on January 1, 2002. As part of our management's plans to improve our financial position and address the January 1, 2002 maturity of portions of the debt under the bank credit facility, management has committed to a plan of disposal for certain long-lived assets. These assets are being actively marketed for sale and are classified as held for sale in our consolidated balance sheet at June 30, 2001. Anticipated proceeds from these asset sales are to be applied as loan repayments. We believe that utilizing such proceeds to pay-down debt will improve our leverage ratios and overall financial position, improving our ability to refinance or renew maturing indebtedness, including primarily our revolving loans under the bank credit facility. For a summary of the assets we are currently holding for sale and a complete discussion of the asset sales and related pay-downs we have made to date, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources for the Six Months Ended June 30, 2001" herein. There can be no assurance that we will sell any additional assets, or that if we do sell any additional assets, that the proceeds ultimately received will achieve expected levels. Further, even if we are successful in selling assets at expected levels, there can be no assurance that we will be able to refinance or renew our debt obligations when they come due on reasonable or any other terms.

We believe that we are currently in compliance with the terms of the debt covenants currently contained in the bank credit facility. Further, we believe our operating plans and related projections are achievable, and will allow us to remain in compliance with the covenants contained in the bank credit facility during 2001. However, there can be no assurance that the cash flow projections will reflect actual results and there can be no assurance that we will remain in compliance with these debt covenants during 2001. Further, even if we are successful in selling assets, there can be no assurance that we will be able to refinance or renew our debt obligations maturing January 1, 2002 on commercially reasonable or any other terms. If we were to be in default under the bank credit facility, and if the senior lenders under the bank credit facility elected to exercise their rights to accelerate our obligations under the bank credit facility, such events could result in the acceleration of all or a portion of the outstanding principal amount of our senior notes or our convertible subordinated notes discussed below, which would have a material adverse effect on our liquidity and financial position. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a substantial portion of our outstanding indebtedness.


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$100.0 Million Senior Notes. We currently have an aggregate of $100.0 million of our 12.0% senior unsecured notes, due 2006, outstanding. As of June 30, 2001, we have made all required interest payments under the senior notes, and we believe that we are currently in compliance with all covenants under the senior notes.

$41.1 Million Convertible Subordinated Notes. We currently have an aggregate of $41.1 million of our 10.0% convertible subordinates notes due December 31, 2008 outstanding. These notes are held by MDP Ventures IV LLC and certain affiliated purchasers, which are collectively referred to herein as MDP. The conversion price for the notes has been established at $11.90, subject to adjustment in the future upon the occurrence of certain events, including our payment of dividends and the issuance of shares of our stock at below market prices. The distribution of our series B preferred stock during the fourth quarter of 2000 (and its subsequent conversion into shares of our common stock) discussed elsewhere in this prospectus did not cause an adjustment to the conversion price of the notes. In addition, we do not believe that the distribution of shares of our common stock in connection with the stockholder litigation settlement discussed elsewhere in this prospectus will cause an adjustment to the conversion price of the notes. MDP, however, has indicated its belief that such an adjustment is required. At an adjusted conversion price of $11.90, we believe the $41.1 million convertible subordinated notes, including the $1.1 million note issued in June 2000 in satisfaction of certain then existing default interest payment obligations, are convertible into approximately 3.5 million shares of our common stock. The price and shares have been adjusted in connection with the completion of our reverse stock split.

As of June 30, 2001, we have made all required interest payments under the $41.1 million convertible subordinated notes. Under the terms of the notes, we are obligated to pay the holders of the notes contingent interest sufficient to permit the holders to receive a 15.5% internal rate of return, unless the holders of the notes elect to convert the notes into our common stock prior to December 31, 2003, or if other contingencies are met as set froth under terms of the note purchase agreement governing the notes.

As discussed elsewhere herein, including in "Management's Discussion and Analysis of Financial Conditions and Results of Operations - Liquidity and Capital Resources for the Six Months Ended June 30, 2001," we are currently required, under the terms of a registration rights agreement with the holders of the $41.1 million convertible subordinated notes, to use our best efforts to register the shares of our common stock issuable by us upon conversion of the notes with the SEC. Accordingly, this prospectus relates to such shares and has been prepared in connection with our compliance with this covenant. Subject to the foregoing, we currently believe that we are in compliance with all covenants under the provisions of the $41.1 million convertible subordinated notes. There can no assurance, however, that we will be able to remain in compliance with all covenants under the provisions of the $41.1 million convertible subordinated notes.

$30.0 Million Convertible Subordinated Notes. We currently have an aggregate of $30.0 million of our 8.0% convertible subordinates notes due February 28, 2005 outstanding. These notes are held by PMI Mezzanine Fund, L.P. The conversion price for the notes has been established at $10.68, subject to adjustment in the future upon the occurrence of certain events, including our payment of dividends and the issuance of shares of our stock at below market prices. The distribution of our series B preferred stock during the fourth quarter of 2000 (and its subsequent conversion into shares of our common stock) did not cause an adjustment to the conversion price of the notes. However, the distribution of shares of our common stock in connection with our stockholder litigation settlement does cause an adjustment to the conversion price of the notes in an amount to be determined at the time shares of our common stock are distributed pursuant to the settlement. However, the ultimate adjustment to the conversion ratio will depend on the number of shares of our common stock outstanding on the date of


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issuance of all of the shares pursuant to the stockholder litigation settlement.
In addition, since all of the shares are not issued simultaneously, multiple adjustments to the conversion ratio will be required. We currently estimate that the $30.0 million convertible subordinated notes will be convertible into approximately 3.4 million shares of our common stock once all of the shares under the stockholder litigation settlement have been issued. The price and shares have been adjusted in connection with the completion of our reverse stock split.

As of June 30, 2001, we have made all required interest payments under the $30.0 million convertible subordinated notes. We currently believe that we are in compliance with all covenants under the provisions of the $30.0 million convertible subordinated notes. There can be no assurance, however, that we will be able to remain in compliance with all of the covenants under the provisions of the $30.0 million convertible subordinated notes.

Operating Subsidiary Revolving Credit Facility. On September 15, 2000, Operating Company obtained a $50.0 million revolving credit facility with Lehman Commercial Paper, Inc. which replaced a prior $100.0 million revolving credit facility with Foothill Capital Corporation. This facility was assumed by our wholly-owned operating subsidiary in connection with the Operating Company merger on October 1, 2000. The facility, which bears interest at an applicable prime rate plus 2.25% and matures on December 31, 2002, is secured by the accounts receivable of our operating subsidiary. At June 30, 2001, no amounts were outstanding under the facility.

Cross Defaults. The provisions of our debt agreements related to the bank credit facility, the $41.1 million convertible subordinated notes, the $30.0 million convertible subordinated notes and the senior notes contain certain cross-default provisions. Any events of default under the bank credit facility also result in an event of default under our $41.1 million convertible subordinated notes. Any events of default under the bank credit facility that results in the lenders' acceleration of amounts outstanding thereunder also result in an event of default under our $30.0 million convertible subordinated notes and our senior notes. Additionally, any events of default under the $41.1 million convertible subordinated notes, the $30.0 million convertible subordinated notes and the senior notes also result in an event of default under the bank credit facility.

If we were to be in default under the bank credit facility, and if the lenders under the bank credit facility elected to exercise their rights to accelerate our obligations under the bank credit facility, such events could result in the acceleration of all or a portion of our $41.1 million convertible subordinated notes, our $30.0 million convertible subordinated notes and our senior notes which would have a material adverse effect on our liquidity and financial position. Additionally, under our $41.1 million convertible subordinated notes, even if the lenders under the bank credit facility did not exercise their acceleration rights, the holders of the $41.1 million convertible subordinated notes could require us to repurchase such notes. We do not have sufficient working capital to satisfy our debt obligations in the event of an acceleration of all or a substantial portion of our outstanding indebtedness.

Equity Structure. As discussed herein in more detail under the heading "Description of Our Capital Stock," under the terms of our charter, we currently have 130.0 million shares of authorized capital stock, consisting of 80.0 million shares of common stock and 50.0 million shares of preferred stock.

Common Stock. At June 30, 2001, we had approximately 25.1 million shares of our common stock issued and outstanding, as adjusted for our recently completed reverse stock split, including an aggregate of 13.3 million shares of our common stock issued in connection with the Operating Company merger, the Service Company mergers, the conversion of our shares of series B preferred stock and, to date, in our stockholder litigation settlement. We also have approximately
14.2 million shares of our common stock reserved for issuance pursuant to the exercise of our convertible subordinated notes (including the shares subject to this prospectus) and warrants to purchase shares of our common stock, the exercise of options and other share based awards previously granted and to be granted in the future under our equity incentive plans, and the completion of our stockholder litigation settlement. For a complete description of the terms of our charter as it relates to our common stock and our policy with respect to the payment of dividends on such shares, please see the discussions found herein under "Description of Our Capital Stock -- Common Stock" and "Market for Our Common Stock and Related Stockholder Matters -- Dividend Policy." Please also see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of our potential issuance of common stock and other securities to raise additional capital.

Preferred Stock. At June 30, 2001 we had 4.3 million shares of our series A preferred stock issued and outstanding and 3.6 million shares of our series B preferred stock issued and outstanding. For a complete description of the terms of our charter as it relates to our preferred stock, please see the discussion found herein under "Description of our Capital Stock -- Preferred Stock."

The series A preferred stock, which was originally issued by our predecessor Old Prison Realty, provides for the payment of quarterly cash dividends at a rate of 8.0% per year, based on a liquidation price of $25.00 per share. Under the existing terms of our credit facility, however, we are currently prohibited from declaring or paying any dividends with respect to the shares of series A preferred stock until such time as we have raised at least $100.0 million in equity. Accordingly, our board of directors has not declared and we have not paid any dividends on the shares of series A preferred stock since the first quarter of 2000. Dividends on the shares of series A preferred stock will continue to accrue under the terms of our charter until such time as dividend payments are made. Under the terms of our charter, in the event dividends are unpaid and in arrears for six or more quarterly periods, the holders of the shares of our series A preferred stock will have the right to elect two additional directors to our board of directors. For a complete discussion of the nonpayment of dividends on the series A preferred stock and the resulting rights of the series A preferred stockholders, as well as management's efforts with respect to the reinstatement of such dividend payments, please see "Management Discussion's and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources for the Six Months Ended June 30, 2001" herein.

In order to satisfy our REIT distribution requirements with respect to our 1999 taxable year, we issued approximately 7.5 million shares of our newly created series B preferred stock to holders of our common stock as a stock dividend during September and December of 2000. The series B preferred stock was convertible into shares of our common stock during two separate conversion periods during the fourth quarter of 2000, the last of which expired on December 20, 2000, at a conversion price based on the average closing price of our common stock on the NYSE, subject to a floor. During the two conversion periods, approximately 4.2 million shares of our series B preferred stock were converted into approximately 9.5 million shares of our common stock, as adjusted for our recently completed reverse stock split. The shares of our series B preferred stock currently outstanding, as well as any additional shares issued as dividends, are not and will not be convertible into shares of our common stock.

The shares of our series B preferred stock currently outstanding provide for cumulative dividends payable at a rate 12.0% per year of the stock's stated value of $24.46. The dividends are payable, quarterly in arrears, in additional shares of series B preferred stock through the third quarter of 2003, and in cash thereafter, provided that all accrued and unpaid cash dividends have been made on our series A preferred stock. The shares of series B preferred stock are callable by us, at a price per share equal to the stated value of $24.46, plus any accrual dividends, at anytime after six months following the later of (i) three years following the date of issuance or (ii) the 91st day following the redemption of our senior notes, due 2006.

                 REGISTRATION RIGHTS OF THE SELLING STOCKHOLDERS

The following is a summary of the material terms and provisions of the registration rights agreement with the selling stockholders. We entered into this agreement in connection with the issuance of our 10.0% convertible notes to the selling stockholders on December 31, 1998. The following summary may not contain all the information that is important to you. You can access complete information by referring to the registration rights agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part.

Under the registration rights agreement with MDP, we are obligated to use our "best efforts" to cause to be filed a registration statement covering the sale by MDP of shares of our common stock issuable upon conversion of all or a portion of the notes previously issued to MDP. Pursuant to the registration rights agreement, we must also use our best efforts to cause such registration statement to be declared effective by the SEC and to keep such registration statement continuously effective until such time as all shares of our common stock issued to MDP upon conversion of the notes which could be sold pursuant to this prospectus are either: (i) sold pursuant to this prospectus; or (ii) sold in accordance with Rule 144 promulgated under the Securities Act. Any shares of our common stock sold by the selling stockholders pursuant to this prospectus will no longer be entitled to the benefits of the registration rights agreement between us and the selling stockholders.

The registration rights agreement requires that we bear all expenses of registering the shares of our common stock with the exception of brokerage and underwriting commissions and taxes of any kind and any legal, accounting and other expenses incurred by the selling stockholders. Subject to certain limitations, we have also agreed to indemnify the selling stockholders and their officers, directors and other affiliated persons, and any person who controls a selling stockholder, against all losses, claims, damages, liabilities and expenses arising under the securities laws as a result of any untrue statement or alleged untrue statement of a material fact contained in, or any omission or alleged omission to state a material fact (required to be included or necessary to make the statements therein not misleading in the light of the circumstances in which they were made) in, either the registration statement, this prospectus, or any amendments to the registration statement or any prospectus supplements. In addition, the selling stockholders have agreed to indemnify us and our directors, officers and any person who controls us against all losses, claims, damages, liabilities and expenses arising under the securities laws if they result from written information furnished to us by the selling stockholders (for use in the registration statement, this prospectus or any amendments to the registration statement or any prospectus supplements) which contains any untrue statement or alleged untrue statement of a material fact, or which omits or allegedly omits to state a material fact (required to be included or necessary to make the statements therein not misleading in the light of the circumstances in which they were made).

                            THE SELLING STOCKHOLDERS

The following table provides information with respect to the shares of common stock beneficially owned by the selling stockholders. The information set forth below is based on the terms of our $41.1 million convertible subordinated notes. Because the selling stockholders may sell all or some part of the shares of our common stock which they hold under this prospectus, no estimate can be given as to the amount of common stock that will be held by the selling stockholders upon termination of this offering. See "Plan of Distribution." The selling stockholders may from time to time offer and sell any or all of the shares of our common stock under this prospectus. The term "selling stockholders" includes their transferees, pledgees or donees or their successors.

                                NUMBER OF SHARES OF
                             COMMON STOCK BENEFICIALLY
          NAME                   OWNED AND OFFERED       PERCENTAGE OF CLASS(1)
          ----               -------------------------   ----------------------

MDP Ventures IV LLC
c/o Millennium Partners
1995 Broadway
New York, New York 10023             3,455,237(2)                 12.1%

         (1) Based on 25,131,909 shares of our common stock issued and outstanding on July 31, 2001. Does not include approximately 3,098,235 shares of our common stock remaining to be issued in connection with our stockholder litigation settlement.

         (2) This beneficial ownership information is based on the terms of our $41.1 million 10.0% convertible subordinated notes dues December 31, 2008. The holders of these notes may convert the notes into shares of our common stock at any time prior to December 31, 2008 at a current conversion rate of 84.04040 per $1,000 of the notes. The current conversion rate of these notes is subject to adjustment upon the occurrence of future events.

                              PLAN OF DISTRIBUTION

This prospectus relates to the possible sale from time to time of up to an aggregate of 3,455,237 shares of our common stock by the selling stockholders, or any of their pledgees, donees, transferees or other successors in interest, issuable upon the conversion of the convertible notes. We are registering the shares of our common stock pursuant to our obligations under the registration rights agreement, but the registration of the shares of our common stock does not necessarily mean that any of the shares of our common stock will be offered or sold by the selling stockholders.

The distribution of shares of common stock by the selling stockholders may be effected by selling shares of our common stock directly to purchasers, to or through broker-dealers, or any combination of these methods. In connection with any such sale, a broker-dealer may act as agent for the selling stockholders or may purchase from the selling stockholders all or a portion of the shares of our common stock as principal, and such sales may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the shares of our common stock are then traded, in the over-the-counter market, in privately negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

Shares of our common stock may also be sold in one or more of the following transactions:

         - block transactions in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction;

         - purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account pursuant to any supplement to this prospectus;

         - a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules;

         - ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers;

         - sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; and

         - sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

In effecting sales as principal, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling stockholders in amounts to be negotiated immediately prior to the sale which may, although it is not expected to, exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares of our common stock which may, although it is not expected to, exceed that customary in the types of transactions involved.

The distribution of the shares of our common stock may also be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. Any underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders. Underwriters may sell the shares of our common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

The selling stockholders and any underwriters, dealers or agents that participate in the distribution of the shares of our common stock may be deemed to be underwriters under the Securities Act, and any profit on the sale of the shares of our common stock by them and any discounts, commissions or concessions received by any underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. At any time a particular offer of shares of our common stock is made by the selling stockholders, a prospectus supplement, if required, will be distributed that will, where applicable:

         -        identify any underwriter, dealer or agent;

         - describe any compensation in the form of discounts, concessions, commissions or otherwise received by each underwriter, dealer or agent and in the aggregate to all underwriters, dealers and agents;

         -        identify the amounts underwritten;

         - identify the nature of the underwriter's obligation to take the shares of our common stock; and

         -        provide any other required information.

To comply with applicable state securities laws, the shares of our common stock will be sold, if necessary, in such jurisdictions only through registered or licensed brokers or dealers. In addition, shares of our common stock may not be sold in some states unless they have been registered or qualified for sale in the state or an exemption from such registration or qualification requirement is available and is complied with.

Any shares of our common stock covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. A selling stockholder may not sell any securities described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

We will pay for all expenses relating to the offering and sale of the shares of our common stock, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling stockholders against some losses, claims, damages, liabilities and expenses, including liabilities under the Securities Act. See "Registration Rights of the Selling Stockholders."

We have agreed to keep the registration statement, of which this prospectus is a part, effective from the time this registration statement becomes effective until that time when all shares of our common stock covered by this registration statement have been sold.

We may suspend the use of this prospectus in certain circumstances because of pending corporate development or a need to file a post-effective amendment. In any such event, we will use reasonable efforts to ensure that the use of the prospectus is resumed as soon as practicable.

                          DESCRIPTION OF CAPITAL STOCK

This section of the prospectus describes certain aspects of our capital stock, including our common stock. As described in this prospectus, in connection with the conversion of our $41.1 million convertible subordinated notes, we will issue shares of our common stock to the selling stockholders. The following description of our capital stock, including our common stock, should be read in conjunction with our charter.

GENERAL

As the result of our recently completed reverse-stock split, we currently have
130.0 million shares of authorized capital stock, consisting of 80.0 million shares of common stock and 50.0 million shares of preferred stock, of which 4.3 million shares of preferred stock have been designated as 8% series A cumulative preferred stock and 12.0 million shares of preferred stock have been designated as series B cumulative preferred stock. We have an aggregate of approximately
25.1 million shares of our common stock currently issued and outstanding. We also have 4.3 million shares of our series A preferred stock issued and outstanding and 3.6 million shares of our series B preferred stock issued and outstanding. Under the terms of our series B preferred stock, we are required to pay quarterly dividends to the holders of the series B preferred stock in additional shares of series B preferred stock at a rate of 12.0% per year through September 30, 2003. We also have approximately 14.5 million shares of our common stock reserved for issuance under various employee and director benefit plans and pursuant to the conversion of our convertible subordinated notes and the exercise of warrants. We also have an additional 3.1 million shares of our common stock reserved for issuance pursuant to the terms of our stockholder litigation settlement. Our charter currently provides for "blank check" stock whereby our board of directors is permitted to classify or reclassify any unissued stock without stockholder approval. However, the board may not issue shares of our capital stock in excess of the amount authorized under the charter.

COMMON STOCK

The holders of shares of our common stock are entitled to one vote per share on all matters voted on by holders of our common stock, including the election of directors, and, except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of our preferred stock establishing the powers, designations, preferences and relative, participating, option or other special rights of such series, the holders of such common stock exclusively possess all voting power. Our charter does not provide for cumulative voting in the election of our directors. Subject to any preferential rights of holders of shares of our series A preferred stock, series B preferred stock or any other outstanding series of our preferred stock, the holders of shares of our common stock are entitled to such distributions as may be declared from time to time by our board of directors from funds available therefore, and upon liquidation are entitled to receive pro rata all our assets available for distribution to such holders. The terms of our bank credit facility currently prohibit the payment of cash dividends on shares of capital stock, including the common stock. All shares of our common sock are fully paid and nonassessable and the holders thereof do not have preemptive rights.

PREFERRED STOCK

We are authorized to issue shares of our preferred stock, from time to time, in one or more series, with such designating powers, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by the Maryland General Corporation Law and as our board of directors may determine prior to issuance thereof by filing articles supplementary to our charter, without any further vote or action by our stockholders. An aggregate of 4.3 million shares of our series A preferred stock and 12.0 million shares of our series B preferred stock have been authorized, with 4.3 million and approximately 3.6 million shares currently issued, respectively. The shares of our series A preferred stock and series B preferred stock represent the only series of our preferred stock that are currently issued. The rights and preferences of our series A preferred stock and series B preferred stock can be found in our charter.

We encourage you to read our charter carefully. You may obtain a copy of our charter and bylaws, without charge, by contacting our corporate secretary at 10 Burton Hills Boulevard, Nashville, Tennessee 37215.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common and preferred stock is American Stock Transfer & Trust Company.

                           OWNERSHIP OF OUR SECURITIES

COMMON STOCK

Except as otherwise indicated, the following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of July 31, 2001 by: (i) each of our stockholders that we believe currently holds more than a 5% beneficial interest in our common stock; (ii) each of our existing directors; (iii) each of our existing executive officers; and (iv) all of our directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the shares of our common stock listed below, based on information furnished by such owners and/or from information contained in reports filed by the beneficial owner with the SEC pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), have sole voting and investment power with respect to such shares.


                                     Number of Shares
                                     of Common Stock
Name of Beneficial Owner          Beneficially Owned(1)   Percent of Class(2)
------------------------          ---------------------   -------------------
MDP Ventures IV LLC
c/o Millennium Partners
1995 Broadway
New York, New York 10023.....          3,455,237(3)              12.1%

                                                    NUMBER OF SHARES OF
                                                       COMMON STOCK
NAME OF BENEFICIAL OWNER                           BENEFICIALLY OWNED(1)         PERCENT OF CLASS(2)
------------------------                           ---------------------         -------------------

Pacific Mezzanine Fund, L.P.
610 Newport Center Drive
Suite 1100
Newport Beach, California 92660................         3,369,600(4)                    11.8%

Rolaco Holding S.A.
c/o Oryx Merchant Bank Limited
104 Lancaster Gate
London W23 NT England..........................         2,341,789(5)                     9.3%

William F. Andrews.............................            94,437(6)                       *
John D. Ferguson...............................           281,420(7)                     1.1%
Lucius E. Burch, III...........................           357,329(8)                     1.4%
John D. Correnti...............................             8,500(9)                       *
C. Michael Jacobi..............................            24,000(10)                      *
John R. Prann, Jr..............................             8,400(11)                      *
Joseph V. Russell..............................            51,299(12)                      *
Henri L. Wedell................................           567,808(13)                    2.3%
J. Michael Quinlan.............................           143,362(14)                      *
Irving E. Lingo, Jr............................                 0                          *
William T. Baylor..............................                 0                          *
Gus A. Puryear.................................             1,000                          *
Todd Mullenger.................................            34,377                          *
David M. Garfinkle.............................                 0                          *
All directors and executive officers as a
   group (14 persons)..........................         1,571,932(15)                    6.1%

---------------
* Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1) Includes shares as to which such person directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power, as these terms are defined in Rule 13d-3(a) of the Exchange Act. Shares of our common stock underlying options to purchase shares of our common stock and securities convertible into shares of our common stock, which are exercisable or convertible, or become exercisable or convertible, within 60 days after July 31, 2001 are deemed to be outstanding with respect to a person or entity for the purpose of computing the outstanding shares our of common stock owned by the particular person and by the group, but are not deemed outstanding for any other purpose.

(2) Based on 25,131,909 shares of our common stock issued and outstanding on July 31, 2001. Does not include approximately 3,098,235 shares of our common stock remaining to be issued in connection with our stockholder litigation settlement.

(3) This beneficial ownership information is based on the terms of our $41.1 million 10% convertible subordinated notes due December 31, 2008. The holders of the notes may convert the notes into shares of our common stock at any time prior to December 31, 2008 at a current conversion rate of 84.04040 per $1,000 of the notes. The current conversion rate of the notes is subject to adjustment upon the occurrence of future events. The shares listed are the shares to which this prospectus relates.

(4) This beneficial ownership information is based on the terms of our $30.0 million 8% convertible subordinated notes due February 28, 2005. The holders of the notes may convert the notes into shares of our common stock at any time prior to February 28, 2005 at a current conversion rate of 11.232 per $100 of the notes (as adjusted to reflect the full issuance of shares in connection with our stockholder litigation settlement). The current conversion rate of the notes is subject to adjustment upon the occurrence of future events.

(5) This beneficial ownership information is based on information contained in the Schedule 13G dated August 16, 2001 and filed with the SEC on August 17, 2001.

(6) Includes 42,573 shares of our common stock owned directly by Mr. Andrews. Also includes 51,864 shares of our common stock issuable upon the exercise of vested options to purchase shares of our common stock.

(7) Includes 30,340 shares of our common stock owned directly by Mr. Ferguson. Also includes 251,080 shares of our common stock issuable upon the exercise of vested options to purchase shares of our common stock.

(8) Includes 346,033 shares of our common stock owned directly by Mr. Burch. Also includes 11,296 shares of our common stock issuable upon the exercise of vested options to purchase shares of our common stock.

(9) Includes 500 shares of our common stock owned directly by Mr. Correnti. Also includes 8,000 shares of our common stock issuable upon the exercise of vested options to purchase shares of our common stock.

(10) Includes (i) 10,000 shares of our common stock owned directly by Mr. Jacobi; and (ii) 6,000 shares of our common stock held in an IRA. Also includes 8,000 shares of our common stock issuable upon the exercise of vested options to purchase shares of our common stock.

(11) Includes 400 shares of our common stock owned directly by Mr. Prann. Also includes 8,000 shares of our common stock issuable upon the exercise of vested options to purchase shares of our common stock.

(12) Includes 38,277 shares of our common stock owned directly by Mr. Russell or jointly with his wife and 13,022 shares of our common stock issuable upon the exercise of vested options to purchase shares of our common stock.

(13) Includes: (i) 5,037 shares of our common stock owned directly by Mr. Wedell; (ii) 282,319 shares of our common stock owned by Mr. Wedell's wife; (iii) 169,963 shares of our common stock held in an IRA; (iv) 102,489 shares of our common stock held by the Wedell Spendthrift Trust; and (v) 8,000 shares of our common stock issuable upon the exercise of vested options to purchased shares of our common stock. Does not include shares of our common stock held by Mr. Wedell's daughter, of which Mr. Wedell disclaims beneficial ownership.

(14) Includes: (i) 36,536 shares of our common stock owned directly by Mr. Quinlan; (ii) 2,347 shares of our common stock held in a 401(k) plan;
         (iii) 4,810 shares of our common stock owned by Mr. Quinlan's wife;
         (iv) 101 shares of our common stock owned by each of Mr. Quinlan's two daughters; (v) 604 shares of our common stock held in an IRA; and (vi) 98,863 shares of our common stock issuable upon the exercise of vested options to purchase shares of our common stock.

(15) Includes 458,125 shares of our common stock issuable upon the exercise of vested options to purchase shares of our common stock.

SERIES A PREFERRED STOCK

Except as otherwise indicated, the following table sets forth certain information with respect to the beneficial ownership of shares of our series A preferred stock as of July 31, 2001 by: (i) each our stockholders that we believe currently holds more than a 5% beneficial interest in our series A preferred stock; (ii) each of our existing directors; (iii) each of our existing executive officers; and (iv) all of our directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the shares of our series A preferred stock listed below, based on information furnished by such owners and/or from information contained in reports filed by the beneficial owner with the SEC pursuant to Section 13 of the Exchange Act, have sole voting and investment power with respect to such shares.

                                                    Number of Shares of
                                                    Series A Preferred
                                                    Stock Beneficially
      Name of Beneficial Owner                          Owned(1)           Percent of Class(2)
      ------------------------                      -------------------    ------------------

Jacob May
1900 Church Street, Suite 400
Nashville, TN 37203...........................          299,000(3)                 7.0%

William F. Andrews.............................               0                      *
John D. Ferguson...............................          20,860                      *
Lucius E. Burch, III...........................          10,000                      *
John D. Correnti...............................               0                      *
C. Michael Jacobi..............................               0                      *
John R. Prann, Jr..............................               0                      *
Joseph V. Russell..............................           5,000                      *
Henri L. Wedell................................         210,500(4)                 4.9%
J. Michael Quinlan.............................               0                      *
Irving E. Lingo, Jr............................           9,000                      *
William T. Baylor..............................               0                      *
Gus A. Puryear.................................               0                      *
Todd Mullenger.................................               0                      *
David M. Garfinkle.............................               0                      *
All directors and executive officers as a
   group (14 persons)..........................         255,360                    5.9%

---------------
* Represents beneficial ownership of less than 1% of the outstanding shares of our series A preferred stock.

(1) Includes shares as to which such person directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power and/or investment power, as these terms are defined in Rule 13d-3(a) of the Exchange Act.

(2) Based on 4,300,000 shares of our series A preferred stock issued and outstanding on July 31, 2001.

(3) This beneficial ownership information is based on information contained in a Schedule 13D dated August 1, 2001 and filed with the SEC on August 2, 2001.

(4) Consists of (i) 193,600 shares of our series A preferred stock owned by Mr. Wedell's wife; (ii) 10,400 shares of our series A preferred stock held in an IRA; and (iii) 6,500 shares of our series A preferred stock held by the Wedell Spendthrift Trust.

SERIES B PREFERRED STOCK

Except as otherwise indicated, the following table sets forth certain information with respect to the beneficial ownership of shares of our series B preferred stock as of July 31, 2001 by: (i) each of our stockholders that we believe currently holds more than a 5% beneficial interest in our series B preferred stock; (ii) each of our existing directors; (iii) each of our existing executive officers; and (iii) all of our directors and officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the shares of our series B preferred stock listed below, based on information furnished by such owners and/or from information contained in reports filed by the beneficial owner with the SEC pursuant to Section 13 of the Exchange Act,
have sole voting and investment power with respect to such shares.

                                                    Number of Shares of
                                                  Series B Preferred Stock
       Name of Beneficial Owner                     Beneficially Owned(1)        Percent of Class(2)
       ------------------------                   ------------------------       -------------------

Dreman Value Management, LLC
10 Exchange Place, Suite 2150
Jersey City, New Jersey 07302-3913.............          658,233(3)                       18.1%

Rolaco Holding S.A.
c/o Oryx Merchant Bank Limited
104 Lancaster Gate
London W23 NT England..........................          350,282(4)                        9.7%

William F. Andrews.............................                0                             *
John D. Ferguson...............................                0                             *
Lucius E. Burch, III...........................                0                             *
John D. Correnti...............................                0                             *
C. Michael Jacobi..............................                0                             *
John R. Prann, Jr..............................                0                             *
Joseph V. Russell..............................                0                             *
Henri L. Wedell................................           97,850(5)                        2.7%
J. Michael Quinlan.............................                6(6)                          *
Irving E. Lingo, Jr............................                0                             *
William T. Baylor..............................                0                             *
Gus A. Puryear.................................                0                             *
Todd Mullenger.................................                0                             *
David M. Garfinkle.............................              644                             *
All directors and executive officers as a
group (14 persons).............................           98,500                           2.7%

------------------
* Represents beneficial ownership of less than 1% of the outstanding shares of our series B preferred stock.

(1) Includes shares as to which such person directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares voting power and/or investment power, as these terms are defined in Rule 13d-3(a) of the Exchange Act.

(2) Based on 3,627,061 shares of our series B preferred stock issued and outstanding on July 31, 2001. Does not include an aggregate of approximately 108,812 shares of our series B preferred stock to be issued on October 1, 2001 as a paid-in-kind dividend.

(3) This beneficial ownership information is based on information contained in a Schedule 13G filed with the SEC and dated November 8, 2000. The beneficial ownership information contained in the Schedule 13G related to our common stock, however, and not our series B preferred stock. Assuming Dreman Value Management, L.L.C. held 10,010,460 shares (on a pre-reverse stock split basis) of our common stock on: (i) September 14, 2000, the record date for the distribution of five shares of series B preferred stock for every 100 shares of common stock held; and (ii) November 6, 2000, the record date for the distribution of one share of series B preferred stock for every 100 shares of common stock held, then Dreman Value Management, L.L.C. received 500,523 shares of our series B preferred stock on September 22, 2000 and 100,104 shares of our series B preferred stock on November 13, 2000. The share total indicated also assumes that Dreman Value Management, L.L.C. did not convert its shares of our series B preferred stock into shares of our common stock during either of the two conversion periods. The share total also includes an aggregate of approximately 57,606 shares of our series B preferred stock issued on January 2, 2001, April 2, 2001 and July 2, 2001 as paid-in-kind dividends on shares of our series B preferred stock previously issued to and held by Dreman Value Management, L.L.C.

(4) This beneficial ownership information is based on information contained in a Schedule 13G dated August 16, 2001 and filed with the SEC on August 17, 2001.

(5) Includes 97,850 shares of our series B preferred stock owned by an IRA on behalf of Mr. Wedell.

(6) Includes: (i) 2 shares of our series B preferred stock owned directly by Mr. Quinlan; and (ii) 4 shares of our series B preferred stock held in an IRA.

                        EXECUTIVE OFFICERS AND DIRECTORS

The following contains information concerning our directors and executive officers as of September 12, 2001.

NAME                                    AGE        CURRENT POSITION
----                                    ---        ----------------

William F. Andrews.............          69        Director, Chairman of the Board of
                                                     Directors
John D. Ferguson...............          56        Director, Vice Chairman of the Board
                                                     of Directors, Chief Executive
                                                     Officer and President
J. Michael Quinlan.............          59        Executive Vice President and Chief
                                                     Operating Officer
Irving E. Lingo, Jr............          49        Executive Vice President, Chief
                                                     Financial Officer and Assistant
                                                     Secretary
William T. Baylor..............          48        Executive Vice President and Chief
                                                     Development Officer
Gus A. Puryear.................          33        Executive Vice President, General
                                                     Counsel and Secretary
David M. Garfinkle.............          34        Vice President, Finance
Todd Mullenger.................          42        Vice President, Treasurer
Lucius E. Burch, III...........          59        Independent Director
John D. Correnti...............          54        Independent Director
C. Michael Jacobi..............          59        Independent Director
John R. Prann, Jr..............          51        Independent Director
Joseph V. Russell..............          60        Independent Director
Henri L. Wedell................          59        Independent Director

Biographical information regarding each of our executive officers and directors is set forth below.

WILLIAM F. ANDREWS, a director and the chairman of our board of directors, has held these positions since August 2000. Mr. Andrews also serves as a member of the executive committee of the board of directors. Mr. Andrews has been a principal of Kohlberg & Company, a private equity firm specializing in middle market investing, since 1995 and is currently the chairman of the board of directors of Katy Industries, Inc., a publicly-traded manufacturer and distributor of consumer electric corded products and maintenance cleaning products, among other product lines. Mr. Andrews served as a director of JJFMSI from its formation in 1998 to July 2000 and served as a member of the board of directors of Old CCA from 1986 to May 1998. Mr. Andrews has served as the chairman of Scovill

Fasteners Inc., a manufacturing company, from 1995 to present and has served as the chairman of Northwestern Steel and Wire Company, a manufacturing company, from 1998 to present. From 1995 to 1998, he served as chairman of Schrader-Bridgeport International, Inc. Mr. Andrews also currently serves as chairman of the board of directors of Northwestern Steel and Wire Company and as a director of Johnson Controls Inc., Black Box Corporation, Trex Corporation and Navistar International Corporation. Mr. Andrews is a graduate of the University of Maryland and received a Masters of Business Administration from Seton Hall University.

JOHN D. FERGUSON, our president and chief executive officer and the vice chairman of our board of directors, has held these positions since August 2000. Prior to joining CCA, Mr. Ferguson served as the commissioner of finance for the State of Tennessee from June 1996 to July 2000. As commissioner of finance, Mr. Ferguson served as the state's chief corporate officer and was responsible for directing the preparation and implementation of the State's $17.2 billion budget. From 1990 to February 1995, Mr. Ferguson served as the chairman and chief executive officer of Community Bancshares, Inc., the parent corporation of The Community Bank of Germantown (Tennessee). Mr. Ferguson is a former member of the State of Tennessee Board of Education and served on the Governor's Commission on Practical Government for the State of Tennessee. Mr. Ferguson graduated from Mississippi State University in 1967.

J. MICHAEL QUINLAN, an executive vice president and our chief operating officer, has held these positions since August 2000. Mr. Quinlan previously served as our president from December 1999 to August 2000 and as the president and chief operating officer of Operating Company and as a member of its board of directors from June 1999 through the completion of our restructuring. From January 1999 until May 1999, Mr. Quinlan served as a member of our board of directors and as the vice-chairman of our board of directors. Prior to the completion of the 1999 Merger, Mr. Quinlan served as a member of the board of trustees and as chief executive officer of Old Prison Realty. From July 1987 to December 1992, Mr. Quinlan served as the director of the Federal Bureau of Prisons. In such capacity, Mr. Quinlan was responsible for the total operations and administration of a federal agency with an annual budget of more than $2 billion, more than 26,000 employees and 75 facilities. In 1988, Mr. Quinlan received the Presidential Distinguished Rank Award, which is the highest award given by the United States government to civil servants for service to the United States. In 1992, he received the National Public Service Award of the National Academy of Public Administration and the American Society of Public Administration, awarded annually to the top three public administrators in the United States. Mr. Quinlan is a 1963 graduate of Fairfield University with a B.S.S. in History, and he received a J.D. from Fordham University Law School in 1966. He also received an L.L.M. from the George Washington University School of Law in 1970.

IRVING E. LINGO JR., an executive vice president and our chief financial officer, has held these positions since December 2000. Prior to joining CCA, Mr. Lingo was chief financial officer for Bradley Real Estate, Inc., a NYSE listed REIT headquartered in Chicago, Illinois, where he was responsible for financial accounting and reporting, including SEC compliance, capital markets, and mergers and acquisitions. Prior to joining Bradley Real Estate, Mr. Lingo held positions as chief financial officer, chief operating officer and vice president, finance for several public and private companies, including Lingerfelt Industrial Properties, CSX Corporation, and Goodman Segar Hogan, Inc. In addition, he was previously an audit manager at Ernst & Young LLP. Mr. Lingo graduated summa cum laude from Old Dominion University where he received a Bachelor of Science degree in Business Administration.

WILLIAM T. BAYLOR, an executive vice president and our chief development officer, has held these positions since January 2001. Prior to joining CCA, Mr. Baylor served as government sales manager for Herman Miller for Healthcare in Nashville, Tennessee. In that role, he managed the company's relationship with 372 medical centers and more than 1,500 clinics within the federal government. Mr. Baylor is a Lieutenant Colonel in the U.S. Army Reserve with 25 years of command experience in professional development, organizational planning, and human resources. He graduated from the University of Tennessee at Knoxville in 1975 with a Bachelor of Science degree in Marketing and Transportation.

GUS A. PURYEAR, an executive vice president and our general counsel and secretary, has held these positions since January 2001. Prior to joining CCA, Mr. Puryear served as legislative director and counsel for U.S. Senator Bill Frist, where he worked on legislation and other policy matters. During that time, he also served as a debate advisor to Vice President Richard B. Cheney. In addition, Mr. Puryear worked as counsel on the special investigation of campaign finance abuses during the 1996 elections conducted by the U.S. Senate Committee on Governmental Affairs, which was chaired by U.S. Senator Fred Thompson. Prior to his career on Capitol Hill, Mr. Puryear practiced law with Farris, Warfield & Kanaday, PLC in Nashville in the commercial litigation section. Mr. Puryear was also a law clerk for the Honorable Rhesa Hawkins Barksdale, U.S. Circuit Judge for the Fifth Circuit in Jackson, Mississippi. Mr. Puryear graduated from Emory University with a major in Political Science in 1990 and received his J.D. from the University of North Carolina in 1993.

DAVID M. GARFINKLE, our vice president, finance, has held this position since February 2001. Prior to joining CCA, Mr. Garfinkle was the vice president and controller for Bradley Real Estate, Inc. since 1996. Prior to joining Bradley Real Estate, Mr. Garfinkle was a senior audit manager at KPMG Peat Marwick LLP. Mr. Garfinkle graduated summa cum laude from St. Bonaventure University in 1989 with a B.B.A. degree.

TODD MULLENGER, our vice president, treasurer, has held this position since January 2001, after serving as our vice president, finance since August 2000. Mr. Mullenger previously served as the vice president of finance of Old CCA from August 1998 until the completion of its merger with us. Mr. Mullenger also served as vice president, finance of Operating Company from January 1, 1999 through the completion of our restructuring. From September 1996 to July 1998, Mr. Mullenger served as assistant vice president-finance of Service Merchandise Company, Inc., a publicly traded retailer headquartered in Nashville, Tennessee. Prior to September 1996, Mr. Mullenger served as an audit manager with Arthur Andersen LLP. Mr. Mullenger graduated from the University of Iowa in 1981 with a B.B.A. degree. He also received an M.B.A. from Middle State Tennessee State University.

LUCIUS E. BURCH, III, an independent director and a member of the audit committee of our board of directors, has held these positions since December 2000. Mr. Burch also serves as a member of the executive committee of our board of directors. Mr. Burch currently serves as chairman and chief executive officer of Burch Investment Group, a private venture capital firm located in Nashville, Tennessee, formerly known as Massey Burch Investment Group, Inc., a position he has held since October 1989. Mr. Burch served as a member of the board of directors of Old CCA from May 1998 through the completion of its merger with us, and as the chairman of the board of directors of the formerly independent Operating Company from January 1999 through the completion of our restructuring. Mr. Burch currently serves on the board of directors of Capital Management, Innovative Solutions in Healthcare, MCT and United Asset Coverage, Inc. Mr. Burch graduated from the University of North Carolina where he received a B.A. degree in 1963.

JOHN D. CORRENTI, an independent director and a member of the compensation committee of our board of directors, has held these positions since December 2000. Mr. Correnti currently serves as the chairman of the board of directors and as the chief executive officer of Birmingham Steel Corporation, a publicly-traded steel manufacturing company. Mr. Correnti has held these positions since December 1999. Mr. Correnti served as the president, chief executive officer and vice chairman of Nucor

Corporation, a mini mill manufacturer of steel products, from 1996 to 1999 and as its president and chief operating officer from 1991 to 1996. Mr. Correnti also serves as a director of Harnishchfeger Industries and Navistar International Corporation. Mr. Correnti holds a B.S. degree in civil engineering from Clarkson University.

C. MICHAEL JACOBI, an independent director and the chairman of the audit committee of our board of directors, has held these positions since December 2000. Mr. Jacobi is currently the president, chief executive officer and board member of Katy Industries, Inc., a publicly-traded manufacturer and distributor of consumer electric corded products and maintenance cleaning products, among other product lines. Mr. Jacobi currently serves as a member of the board of directors of Webster Financial Corporation, a publicly-held bank with approximately $12.0 billion in assets headquartered in Waterbury, Connecticut. Mr. Jacobi also currently serves as chairman of the board of directors of Innotek, Inc., a privately-held company located in Garrett, Indiana engaged in the manufacture of electronic pet containment systems. Mr. Jacobi served as the president and chief executive officer of Timex Corporation from December 1993 to August 1999 and as a member of its board of directors from 1992 to 2000. Mr. Jacobi is a certified public accountant and holds a B.S. degree from the University of Connecticut.

JOHN R. PRANN, JR., an independent director and a member of the compensation committee of our board of directors, has held these positions since December 2000. Mr. Prann served as the president and chief executive officer of Katy Industries, Inc., a publicly-traded manufacturer and distributor of consumer electric corded products and maintenance cleaning products, among other product lines, from 1993 to February 2001. From 1991 to 1995, Mr. Prann served as the president and chief executive officer of CRL, Inc., an equity and real estate investment company which held a 25% interest in Katy. A former partner with the accounting firm of Deloitte & Touche, Mr. Prann graduated from the University of California, Riverside in 1974 and obtained his M.B.A. from the University of Chicago in 1979.

JOSEPH V. RUSSELL, an independent director, has held this position since the completion of the 1999 merger. Mr. Russell also serves as the chairman of the compensation committee of our board of directors and as a member of the executive committee of our board of directors. Prior to our merger with Old Prison Realty, Mr. Russell served as an independent trustee of Old Prison Realty. Mr. Russell is the president and chief financial officer of Elan-Polo, Inc., a Nashville-based, privately-held, world-wide producer and distributor of footwear. Mr. Russell is also the vice president of and a principal in RCR Building Corporation, a Nashville-based, privately-held builder and developer of commercial and industrial properties. He also serves on the boards of directors of Community Care Corp., the Footwear Distributors of America Association and US Auto Insurance Company. Mr. Russell graduated from the University of Tennessee in 1963 with a B.S. in Finance.

HENRI L. WEDELL, an independent director and a member of the audit committee of our board of directors, has held these positions since December 2000. Mr. Wedell currently is a private investor in Memphis, Tennessee and also serves on the Board of Equalization of Shelby County, Tennessee. Prior to Mr. Wedell's retirement in 1999, he served as the senior vice president of sales of The Robinson Humphrey Co., a wholly owned subsidiary of Smith-Barney, Inc., an investment banking company with which he was employed for over 24 years. From 1990 to 1996, he served as a member of the board of directors of Community Bancshares, Inc., the parent corporation to The Community Bank of Germantown. Mr. Wedell graduated from the Tulane University Business School, where he received a B.B.A. in 1963.

                  INFORMATION CONCERNING OUR BOARD OF DIRECTORS

GENERAL. Our charter provides that our board of directors shall consist of the number of directors determined from time to time by resolution of the board of directors, in accordance with our bylaws, provided that the number of our directors may be no less than the minimum number required by Maryland law. By resolution of our board of directors, our board of directors currently consists of the eight directors identified below. Our charter does not divide the directors into classes. Accordingly, under Maryland law, all directors are to be elected annually, at our annual meeting of stockholders, for a one-year term and until the next annual meeting of stockholders. Our charter also requires that at least two members of the board of directors must be "independent directors." For purposes of our charter, an "independent director" is defined to be an individual who: (i) is not an officer or employee of the Company; (ii) is not the beneficial owner of more than 5% of any class of equity securities of the Company or an officer, employee or "affiliate" of such security holder, as defined under federal securities laws; or (iii) does not have an economic relationship with us that requires disclosure under federal securities laws. Under the terms of our stockholder litigation settlement, a majority of our board of directors must be comprised of independent directors.

COMMITTEES OF OUR BOARD OF DIRECTORS

Pursuant to the authority granted under our bylaws, our board of directors has designated an audit committee, compensation committee and executive committee. Information regarding the members of each committee and the authority granted to each committee by our board of directors is set forth below.

AUDIT COMMITTEE

Our audit committee currently consists of Messrs. Burch, Jacobi and Wedell, with Mr. Jacobi serving as its chairman. The members of the audit committee are "independent," as such term is defined in Sections 303.01(B)(2)(a) and 303.01(B)(3) of the NYSE Listed Company Manual. The audit committee operates pursuant to a written charter adopted by our full board of directors, and is responsible for monitoring and overseeing our internal controls and financial reporting processes. The audit committee also recommends to our board of directors the engagement of our independent auditors, Arthur Andersen LLP, and reviews with the independent auditors the scope and results of the audits, our internal accounting controls and the professional services furnished by the independent auditors. The audit committee has held five meetings to date in 2001 and held four meetings in 2000.

COMPENSATION COMMITTEE

Our compensation committee currently consists of Messrs. Correnti, Prann and Russell, with Mr. Russell serving as its chairman. The compensation committee determines compensation, including awards under our current equity incentive plans, for our executive officers and also administers our non-employee directors' equity plan. The compensation committee has held four meetings to date in 2001 and held two meetings in 2000.

EXECUTIVE COMMITTEE

Our executive committee was established in December 2000 and currently consists of Messrs. Andrews, Ferguson, Burch and Russell, with Mr. Ferguson serving as its chairman. The executive committee acts on behalf of the full board of directors in the management of our business and affairs during the intervals between meetings of the board of directors. The executive committee, however, does not have the power or authority to: (i) amend our charter or bylaws; (ii) adopt an agreement or plan of merger or consolidation to which we are a party; (iii) recommend to our stockholders the sale, lease or exchange of all or substantially all of our property and assets; (iv) recommend to our stockholders a dissolution of the Company or a revocation of a dissolution of the Company; (v) declare a dividend or authorize the issuance of our capital stock; or (vi) take any other action or exercise any authority prohibited by law or our bylaws. The executive committee has held three meetings to date in 2001 and held no meetings in 2000.

MEETINGS OF OUR BOARD OF DIRECTORS

Our full board of directors has held three meetings to date in 2001 and held 16 formal meetings and several informal meetings in 2000, with no directors attending, either in person or by teleconference, less than 75% of such meetings, and the committees, if any, upon which such director served and which were held during the period of time that such person served on our board of directors or such committee(s).

COMPENSATION OF OUR BOARD OF DIRECTORS

Currently, we pay our non-employee directors an annual retainer of $24,000 for their services. In addition, the chairman of each committee of the board of directors who is not an employee of ours receives an additional annual retainer of $1,500. Non-employee directors also currently receive a fee of $1,000 for each meeting of our board which they attend and an additional fee of $1,000 for each meeting they attend of committees on which they serve.

Our non-employee directors are reimbursed for reasonable expenses incurred to attend meetings of our board of directors and committees. Non-employee directors also participate in our Non-Employee Directors' Share Option Plan, whereby each non-employee director receives options to purchase 4,000 shares of our common stock (on a post reverse stock split basis), on an annual basis.

Information concerning the compensation of our executive officers in 2000, the ownership of our capital stock and certain relationships and transactions are included elsewhere in this prospectus.

             EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL PROVISIONS

EMPLOYMENT AGREEMENTS

In connection with Mr. Ferguson's appointment as our chief executive officer and president, we entered into an employment agreement with Mr. Ferguson, dated August 4, 2000. The initial term of the employment agreement expires on December 31, 2002 and is subject to a series of one year renewals. Mr. Ferguson is entitled to receive an annual salary and cash bonus under the terms of the employment agreement, as well as customary benefits, including life and health insurance. Mr. Ferguson's annual salary and cash bonus are discussed in more detail in the Report of the Compensation Committee found herein under the heading "Executive Compensation." In addition, under the terms of the employment agreement, we have issued Mr. Ferguson the option to purchase an aggregate of 502,160 shares of our common stock, at varying exercise prices, as adjusted pursuant to the terms of our 1997 Employee Share Incentive Plan, also as more fully described elsewhere herein, and as adjusted for our reverse stock split in May 2001.

In the event Mr. Ferguson is terminated "without cause," or Mr. Ferguson resigns from his employment for "good cause," including the non-renewal of the employment agreement by us or Mr. Ferguson for any additional period after the expiration of the initial term, we are generally required to pay Mr. Ferguson a cash severance payment equal to two times his annual base salary then in effect, payable in monthly installments for a period of two years following the termination of his employment. Mr. Ferguson will also continue to be covered under existing life, medical, disability and health insurance plans for a period of two years. In addition, to the extent Mr. Ferguson has become vested in any options to purchase shares of our common stock or other equity securities granted to him prior to the date of such termination, Mr. Ferguson will remain entitled to exercise such options for the duration of the terms of such options, provided, however, that any unvested and unexercised options existing at such time will be forfeited by Mr. Ferguson. In the event of a "change in control" and Mr. Ferguson's employment is terminated, whether by resignation or otherwise, Mr. Ferguson will be entitled to receive a lump sum cash payment equal to three times his base salary then in effect, as well as certain tax reimbursement payments. Mr. Ferguson will also continue to be covered under existing life, medical, disability and health insurance plans for a period of two years. In addition, all options to purchase shares of our common stock or other equity securities granted to him prior to the date of such termination, whether vested or unvested, will become immediately exercisable for the duration of the terms of such options.

Pursuant to the terms of the employment agreement, Mr. Ferguson is prohibited from competing with us during the term of his employment with us and for a period of one year following the termination of his employment. Mr. Ferguson is also subject to certain confidentiality and non-disclosure provisions during this period.

In connection with our restructuring, J. Michael Quinlan became our executive vice president and chief operating officer. Prior to the restructuring, Mr. Quinlan was subject to an employment agreement with Operating Company, which was assumed by our operating subsidiary in the restructuring. The agreement has a remaining term of approximately one year. Mr. Quinlan's employment agreement generally provides for annual compensation and incentive compensation, as determined by the compensation committee of the board of directors on the terms set forth therein. The employment agreement also generally provides for non-cash benefits such as life and health insurance to Mr. Quinlan. Mr. Quinlan's employment agreement, which contains provisions restricting Mr. Quinlan from competing with us during the term of his employment and for a period of three years thereafter, also provides that we may terminate Mr. Quinlan's employment with prior written notice upon the happening of certain specified events. Mr. Quinlan may terminate his employment with us upon prior written notice to us.

In connection with Mr. Andrews' appointment as the chairman of our board of directors, we have entered into an agreement with Mr. Andrews pursuant to which we have agreed to pay Mr. Andrews an annual cash retainer as well as an annual cash bonus. Under the terms of the agreement, we are only obligated to make such payments to Mr. Andrews for so long as he serves as a member of our board of directors and is elected to serve as its chairman. Mr. Andrews' annual retainer and cash bonus are discussed further under the heading "Certain Relationships and Related Transactions." In addition, under the terms of the agreement, we have issued Mr. Andrews options to purchase 50,216 shares of our common stock, with an exercise price of $9.96 per share, as adjusted under the terms of our 1997 Employee Share Incentive Plan as more fully described elsewhere herein, and as adjusted for our reverse stock split in May 2001.

In connection with the appointment of Mr. Lingo as our chief financial officer and as an executive vice president in December 2000, we entered into an employment agreement with Mr. Lingo, dated December 6, 2000. The initial term of the employment agreement expires on December 31, 2001 and is subject to a series of three one year renewals. Mr. Lingo is entitled to receive an annual salary and cash bonus under the terms of his employment agreement, as well as customary benefits, including life and health insurance.

In the event Mr. Lingo is terminated "without cause," or Mr. Lingo resigns from his employment for "good cause," including the non-renewal of the contract by us or Mr. Lingo for any additional period after the expiration of the initial term, we are generally required to pay Mr. Lingo a cash severance payment equal to his annual base salary then in effect, payable in monthly installments for a period of one year following the termination of his employment and any guaranteed bonus due Mr. Lingo at the time of his termination. In the event of a "change in control" and Mr. Lingo's employment is terminated, whether by resignation or otherwise, Mr. Lingo will be entitled to receive a lump sum cash payment equal to 2.99 times his base salary then in effect, as well as certain tax reimbursement payments. Mr. Lingo will also continue to be covered under existing life, medical, disability and health insurance plans for a period of one year.

CHANGE IN CONTROL PROVISIONS OF OUR STOCK INCENTIVE PLANS

Our 1995 Stock Incentive Plan and our 1997 Employee Share Incentive Plan each provide that upon a "change-of-control" or "potential change-in-control" of the Company, as those terms are defined in the respective plans, the value of all outstanding share options granted under the plans, to the extent vested, will be cashed out on the basis of a "change-in-control price," which is generally based on the highest price paid per share of our common stock on the NYSE at any time during a 60-day period prior to the occurrence of the "change-in-control" event. Certain of our executive officers have been granted options to purchase shares of our common stock under the 1995 Stock Incentive Plan and under the 1997 Share Incentive Plan.

Under our 2000 Stock Incentive Plan, the vesting of all or a portion of an option, stock appreciation right or restricted stock award will be accelerated upon a "change in control" of the Company, as defined in the plan. Each of our executive officers and directors have been granted options to purchase shares of our common stock under the 2000 Stock Incentive Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation we have paid during the three fiscal years ended December 31, 2000, 1999 and 1998 to John D. Ferguson, our current chief executive officer, and president and the vice-chairman of our board of directors, and our current executive officers whose annualized compensation exceeds $100,000 (collectively, the "Named Executive Officers"). In addition, the following table summarizes the compensation paid during such periods to all other persons who served as our chief executive officer at any time during the fiscal year ended December 31, 2000.

                                                                                      LONG TERM COMPENSATION
                                                                               ------------------------------------
                                             ANNUAL COMPENSATION                        AWARDS             PAYOUTS
                              ------------------------------------------------ -------------------------  ----------
                                                                               RESTRICTED    SECURITIES
                                                               OTHER ANNUAL      STOCK       UNDERLYING     LTIP        ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR SALARY ($)     BONUS ($)   COMPENSATION ($) AWARDS ($)    OPTIONS (#)  PAYOUTS($) COMPENSATION($)
                              ---- ----------    ----------   ---------------- ----------    -----------  ---------- ---------------

John D. Ferguson............  2000 $134,615(1)   $ 75,000(2)         --               --      502,160(3)     --             --
Chief Executive Officer,      1999       --            --            --               --           --        --             --
  President and Vice-         1998       --            --            --               --           --        --             --
  Chairman of the Board

J. Michael Quinlan..........  2000  305,846(4)         --            --               --           --        --         $9,068(5)
Executive Vice President and  1999  229,583(6)         --            --               --        2,511(7)     --          7,751(8)
  Chief Operating Officer     1998  155,625(9)         --            --               --           --        --          5,000(10)

Irving E. Lingo, Jr.........  2000   10,577(11)        --            --               --           --(12)    --             --
Executive Vice President,     1999       --            --            --               --           --        --             --
  Chief Financial Officer     1998       --            --            --               --           --        --             --
  and Secretary

William T. Baylor...........  2000       --(13)        --            --               --           --        --             --
Executive Vice President and  1999       --            --                             --           --        --             --
  Chief Development Officer   1998       --            --            --               --           --        --             --

Gus A. Puryear..............  2000       --(14)        --            --               --           --        --             --
Executive Vice President and  1999       --            --            --               --           --        --             --
  General Counsel             1998       --            --            --               --           --        --             --

Todd Mullenger..............  2000  142,308(15)    29,000(16)        --               --           --        --          9,068(5)
Vice President, Treasurer     1999  133,846(17)        --            --               --           --        --          4,355(8)
                              1998   50,000(18)        --            --               --           --        --             --

Thomas W. Beasley............ 2000  469,000(19)        --            --               --           --        --            160(20)
Interim Chief Executive       1999   69,269(21)        --            --               --        1,255(22)    --            944(8)
  Officer                     1998  175,000(23)        --            --               --           --        --             --

Doctor R. Crants............. 2000  597,298(24)        --            --               --           --        --             --
Former Chief Executive        1999  566,102(25)    34,488(26)        --         $103,465(27)       --(28)    --          8,268(8)
  Officer                     1998  381,756(29)        --            --               --           --(30)    --          7,450(31)

(1) Represents the base salary actually paid to Mr. Ferguson during 2000. In August 2000, Mr. Ferguson was appointed to serve as our chief executive officer, president and vice-chairman of our board. Pursuant to the terms of an employment agreement with Mr. Ferguson, Mr. Ferguson's annual base salary with respect to 2000 was $350,000.

(2) In accordance with the terms of our employment agreement with Mr. Ferguson, we paid Mr. Ferguson a cash bonus of $75,000 with respect to 2000.

(3) Pursuant to our 1997 Employee Share Incentive Plan, Mr. Ferguson was initially granted options to purchase an aggregate of 2,000,000 shares of our common stock on August 4, 2000. As the result of an adjustment under the plan, and as adjusted for the reverse stock split in May 2001, as of December 31, 2000, Mr. Ferguson held options to purchase an aggregate of 502,160 shares of our common stock having the following terms: (i) an option to purchase 125,540 shares of our common stock, at an exercise price of $9.46 per share, which vested on August 4, 2000;
         (ii) an option to purchase 125,540 shares of our common stock, at an exercise price of $9.46 per share, which vested on August 4, 2001;
         (iii) an option to purchase 125,540 shares of our common stock, at an exercise price of $19.91 per share, which will vest on August 4, 2002; and (iv) an option to purchase 125,540 shares of our common stock, at an exercise price of $29.87 per share, which will vest on August 4, 2003.

(4) Represents the base salary actually paid to Mr. Quinlan during 2000 by us and Operating Company. Of this amount, Operating Company paid $234,769 to Mr. Quinlan and we paid $71,077 to Mr. Quinlan. Mr. Quinlan served as our president from January 2000 until the completion of our restructuring. In connection with our restructuring, Mr. Quinlan became our executive vice president and chief operating officer. Mr. Quinlan's annual base salary with respect to 2000 was $308,000.

(5) Represents the contribution of $2,286 by us to our 401(k) Plan during 2000 and the contribution of $6,782 by Operating Company to its 401(k) Plan during 2000.

(6) Represents the base salary actually paid to Mr. Quinlan during 1999 by us and Operating Company. Of this amount, Operating Company paid $150,000 to Mr. Quinlan and we paid $79,583 to Mr. Quinlan. Mr. Quinlan's annual base salary with Operating Company during 1999 was $300,000, and Mr. Quinlan's annual base salary with us during 1999 was $79,583. From January 1, 1999 until May 11, 1999, Mr. Quinlan served as the vice-chairman of our board of directors. From May 11, 1999 until June 28, 1999, Mr. Quinlan served as our vice-president, special projects. On June 28, 1999, Mr. Quinlan resigned from his positions with us to become president and chief operating officer of Operating Company. Mr. Quinlan subsequently became our president, effective December 1999.

(7) Mr. Quinlan was initially granted options to purchase 10,000 shares of our common stock on March 4, 1999, and these options became fully vested upon action by our board of directors on June 28, 1999. As a result of an adjustment under the plan pursuant to which the options were granted, and as adjusted for the reverse stock split in May 2001, these options are currently exercisable for an aggregate of 2,511 shares of our common stock, at an exercise price of $79.41 per share.

(8) Represents the contribution by Operating Company to its 401(k) Plan during 1999.

(9) Represents the base salary actually paid to Mr. Quinlan by Old Prison Realty during 1998. Prior to the completion of our merger with Old Prison Realty, Mr. Quinlan served as chief executive officer of Old Prison Realty.

(10) Amount represents the contribution by Old Prison Realty to Old Prison Realty's Amended and Restated Employee Share Ownership Plan for 1998.

(11) Represents the base salary actually paid to Mr. Lingo during 2000. In December 2000, Mr. Lingo was appointed to serve as our chief financial officer and as an executive vice president. Pursuant to the terms of our employment agreement with Mr. Lingo, Mr. Lingo's annual base salary with respect to 2000 was $275,000.

(12) Pursuant to the terms of our employment agreement with Mr. Lingo, we agreed to issue Mr. Lingo options to purchase shares of our common stock following the completion of an independent third-party valuation of our equity and compensation structure. In May 2001, we granted Mr. Lingo these options.

(13) Mr. Baylor was appointed as our chief development officer and as an executive vice president in January 2001. Mr. Baylor's initial annual base salary has been established at $200,000.

(14) Mr. Puryear was appointed as our general counsel and as an executive vice president in January 2001 and as our secretary in May 2001. Mr. Puryear's initial annual base salary has been established at $165,000.

(15) Represents the base salary actually paid to Mr. Mullenger during 2000 by us and Operating Company. Prior to the completion of our restructuring, Mr. Mullenger served as the vice-president, finance of Operating Company. Following our restructuring, Mr. Mullenger served as our vice-president, finance until his appointment as our vice president, treasurer. Mr. Mullenger's annual base salary with respect to 2000 was $145,000.

(16)     We paid Mr. Mullenger a cash bonus of $29,000 with respect to 2000.

(17) Represents the base salary actually paid to Mr. Mullenger by Operating Company during 1999. Mr. Mullenger's annual base salary with respect to 1999 was $135,000.

(18) Represents the base salary actually paid to Mr. Mullenger by Old CCA during 1998. Mr. Mullenger was appointed as vice president, finance of Old CCA in July 1998. Mr. Mullenger's annual base salary with respect to 1998 was $130,000.

(19) In consideration for Mr. Beasley's service as chairman of our board of directors from January 2000 to August 2000 and as our interim chief executive officer from July 2000 through August 2000, Mr. Beasley received an aggregate of $450,000 in base salary. We also paid Mr. Beasley an aggregate of $7,000 in consideration for his service as a member of our board of directors. In addition, Mr. Beasley received an aggregate of $12,000 in consideration for his service as chairman of the board of directors and as a member of the board of directors of PMSI.

(20) Represents our contribution of $40 to our 401(k) Plan during 2000 and the contribution of $120 by Operating Company to its 401(k) Plan during 2000.

(21) Represents (i) an aggregate of $51,000 actually paid to Mr. Beasley during 1999 in consideration for his service as the chairman of our board of directors and as a member of our board of directors and (ii) an aggregate of $18,269 actually paid to Mr. Beasley during 1999 in consideration for his service as chairman of the board of directors and as a member of the board of directors of PMSI.

(22) Mr. Beasley was initially granted options to purchase 5,000 shares of our common stock in connection with his appointment to our board of directors in December 1999. As a result of an adjustment under the plan pursuant to which the options were granted, and as adjusted for the reverse stock split in May 2001, these options are currently exercisable for an aggregate of 1,255 shares of our common stock, at an exercise price of $23.00 per share.

(23) In consideration for his service as chairman emeritus of Old CCA during 1998, Mr. Beasley received an aggregate of $175,000 in compensation.

(24) Represents (i) an aggregate of $286,225 actually paid to Mr. Crants by us and (ii) an aggregate of $311,073 actually paid to Mr. Crants by Operating Company as base salary prior to his termination, effective July 28, 2000, from his position as our chief executive officer and from all positions with Operating Company, and as severance pursuant to the terms of our employment agreement with Mr. Crants.

(25) Represents (i) an aggregate of $172,500 actually paid to Mr. Crants by us in consideration for his service as our chief executive officer and chairman of our board of directors during 1999 and (ii) an aggregate of $393,602 actually paid to Mr. Crants by Operating Company in consideration for his service as chief executive officer of Operating Company in 1999. Mr. Crants' annual base salary from us with respect to 1999 was $172,500, and Mr. Crants' annual base salary from Operating Company with respect to 1999 was 395,400.

(26) Mr. Crants was awarded 1,687 restricted shares of our common stock on March 4, 1999 pursuant to our 1997 Employee Share Incentive Plan, which we assumed in our merger with Old Prison Realty. These shares of common stock were vested immediately upon the award of such shares to Mr. Crants. The value of these shares on the date of award was $34,488, based on the average of the high and low sales prices of our common stock on the NYSE on March 3, 1999, $20.44.

(27) Mr. Crants was awarded 5,063 restricted shares of our common stock on March 4, 1999 pursuant to our 1997 Employee Share Incentive Plan. Pursuant to the terms of a restricted stock agreement with Mr. Crants, the restricted shares were to vest ratably on each of the first three anniversaries of the date of such award. The value of these shares on the date of award was $103,465, based on the average of the high and low sales prices of our common stock on the NYSE on March 3, 1999, $20.44. In connection with Mr. Crants' termination as our chief executive officer on July 28, 2000, 3,375 of these shares were forfeited by Mr. Crants.

(28) Although Mr. Crants was granted options to purchase an aggregate of 113,750 shares of our common stock during 1999, these options were forfeited by Mr. Crants in connection with Mr. Crants' termination as our chief executive officer on July 28, 2000.

(29) Represents the compensation actually paid by Old CCA to Mr. Crants during 1998. Mr. Crants' annual base salary with respect to 1998 was $387,608.

(30) Although Mr. Crants was granted options by Old CCA to purchase an aggregate of 113,125 shares of our common stock (as adjusted pursuant to the terms of our merger with Old CCA) during 1998, these options were forfeited by Mr. Crants in connection with Mr. Crants' termination as our chief executive officer on July 28, 2000.

(31) Represents the contribution by Old CCA to Old CCA's Amended and Restated Employee Stock Ownership Plan during 1998.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table sets forth the options granted with respect to the fiscal year ended December 31, 2000 to our chief executive officer and to any Named Executive Officers. Named Executive Officers not included in the following table were not granted options to purchase shares of our common stock during the fiscal year ended December 31, 2000. The number of shares and per share amounts have been adjusted for the reverse stock split in May 2001.

                                           OPTION SAR/GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------------------------------------------------
                                   INDIVIDUAL GRANTS
----------------------------------------------------------------------------------------
                                                                                            Potential Realizable Value at
                                              Percentage of Total                           Assumed Rates of Stock Price
                        Number of Securities  Options Granted to                           Appreciation for Option Term(1)
                         Underlying Options   Employees in Fiscal  Exercise   Expiration   -------------------------------
Name                       Granted (#)              Year(2)         Price        Date         5%($)                10%($)
----                    --------------------  ------------------- ----------  ----------   ----------           ----------
John D. Ferguson             125,540(3)              22.7%        $  9.46(3)   8-4-2010    $  748,193           $1,888,297
                             125,540(4)              22.7%        $  9.46(4)   8-4-2010    $  748,193           $1,888,297
                             125,540(5)              22.7%        $ 19.91(5)   8-4-2010    $1,574,400           $3,974,207
                             125,540(6)              22.7%        $ 29.87(6)   8-4-2010    $2,362,424           $5,962,309
Irving E. Lingo, Jr.                (7)                --              --            --            --                   --


(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast future appreciation, if any, of the price of our common stock.

(2) The percentage of total stock options granted to our chief executive officer and each Named Executive Officer was based on the total number of options to purchase shares of our common stock granted to employees during the fiscal year ended December 31, 2000. In addition to the options to purchase shares of our common stock granted to Mr. Ferguson, we granted to William F. Andrews, the chairman of our board of directors, options to purchase an aggregate of 502,160 shares of our common stock. Except with respect to our commitment to issue Mr. Lingo options to purchase shares of our common stock as described in footnote 7, no other options to purchase shares of our common stock were issued in 2000 other than as the result of the adjustment under our equity incentive plans described elsewhere herein.

(3) On August 4, 2000, Mr. Ferguson was initially granted an option to purchase an aggregate of 500,000 shares of our common stock, at an exercise price of $2.38 per share, which was immediately exercisable. As a result of an adjustment under the plan pursuant to which the options were granted, and as adjusted for the reverse stock split in May 2001, this option is currently exercisable for an aggregate of 125,540 shares of our common stock, at an exercise price of $9.46 per share.

(4) On August 4, 2000, Mr. Ferguson was initially granted an option to purchase an aggregate of 500,000 shares of our common stock, at an exercise price of $2.38 per share, exercisable on and after August 4, 2001. As a result of an adjustment under the plan pursuant to which the options were granted, and as adjusted for the reverse stock split in May 2001, this option is currently exercisable for an aggregate of 125,540 shares of our common stock, at an exercise price of $9.46 per share.

(5) On August 4, 2000, Mr. Ferguson was initially granted an option to purchase an aggregate of 500,000 shares of our common stock, at an exercise price of $5.00 per share, exercisable on and after August 4, 2002. As a result of an adjustment under the plan pursuant to which the options were granted, and as adjusted for the reverse stock split in May 2001, this option will be exercisable, beginning on August 4, 2002, for an aggregate of 125,540 shares of our common stock, at an exercise price of $19.91 per share.

(6) On August 4, 2000, Mr. Ferguson was initially granted an option to purchase an aggregate of 500,000 shares of our common stock, at an exercise price of $7.50 per share, exercisable on and after August 4, 2003. As a result of an adjustment under the plan pursuant to which the options were granted, and as adjusted for the reverse stock split in May 2001, this option will be exercisable, beginning on August 4, 2003, for an aggregate of 125,540 shares of our common stock, at an exercise price of $29.87 per share.

(7) Pursuant to the terms of our employment agreement with Mr. Lingo, we agreed to issue Mr. Lingo options to purchase an undetermined number of shares of our common stock following the completion of an independent third-party valuation of our equity and compensation structure. In May 2001, we granted these options to Mr. Lingo.

AGGREGATED OPTION/SAR EXERCISES IN THE LAST FISCAL YEAR AND FISCAL YEAR-END OPTION/SAR VALUES

The following table sets forth information with respect to the value of unexercised options to purchase shares of our common stock held on December 31, 2000 by our chief executive officer, the Named Executive Officers and all persons serving as our chief executive officer during the fiscal year ended December 31, 2000. Named Executive Officers not included in the following table held no options to purchase shares of our common stock as of December 31, 2000. The number of shares have been adjusted for the reverse stock split.

                                                 NUMBER OF SECURITIES UNDERLYING  VALUE OF UNEXERCISED IN-THE-
                                                  UNEXERCISED OPTIONS HELD AT          MONEY OPTIONS AT
                                                        DECEMBER 31, 2000             DECEMBER 31, 2000(1)
                                                 -------------------------------  ----------------------------
                          SHARES
                        ACQUIRED ON     VALUE
NAME                     EXERCISE      REALIZED   EXERCISABLE    UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
----                    -----------    --------   ------------   -------------    -----------   -------------

John D. Ferguson             --           --       125,540           376,620           --             --

J. Michael Quinlan           --           --        98,863(2)             --           --             --

Irving E. Lingo              --           --            --                --(3)        --             --

Thomas W. Beasley            --           --         1,255(4)             --           --             --

Doctor R. Crants             --           --            --(5)             --           --             --

(1) As of December 29, 2000 (the last trading date in 2000) the market price of shares of our common stock (the closing price per share of our common stock on the NYSE) was $3.40 per share (as adjusted for the reverse stock split in May 2001). As a result, none of the unexercised options to purchase shares of our common stock were in-the-money at December 31, 2000.

(2) In connection with Mr. Quinlan's previous resignation from his positions with us on June 28, 1999, the compensation committee of our board of directors accelerated the date of exercise of all of Mr. Quinlan's outstanding options to purchase shares of our common stock. As a result of an adjustment under the plan pursuant to which such options were granted, and as adjusted for the reverse stock split in May 2001, Mr. Quinlan currently holds options to purchase an aggregate of 98,863 shares of our common stock.

(3) Pursuant to the terms of our employment agreement with Mr. Lingo, we agreed to issue Mr. Lingo options to purchase an undetermined number of shares of our common stock following the completion of an independent third-party valuation of our equity and compensation structure. In May 2001, we granted these options to Mr. Lingo.

(4) Represents an initial grant, pursuant to our Non-Employee Director's Compensation Plan, of an option to purchase 5,000 shares of our common stock to Mr. Beasley upon his appointment as a member of our board of directors in December 1999. As a result of an adjustment under such plan, and as adjusted for the reverse stock split in May 2001, Mr. Beasley currently holds an option to purchase an aggregate of 1,255 shares of our common stock.

(5) Upon Mr. Crants' termination as our chief executive officer on July 28, 2000, all options to purchase shares of our common stock previously granted to Mr. Crants were cancelled. Accordingly, as of December 31, 2000, Mr. Crants held no options to purchase shares of our common stock.

COMPENSATION COMMITTEE REPORT

Our compensation committee is primarily responsible for the oversight and administration of our executive compensation program. The following report relates to the actions taken by the compensation committee in 2000 prior to the annual meeting of our stockholders in December 2000, as well as the policies adopted and actions taken by the compensation committee following the 2000 annual meeting and to date in 2001.

COMPOSITION OF THE COMPENSATION COMMITTEE. Our compensation committee is currently comprised of John D. Correnti, John R. Prann, Jr. and Joseph V. Russell, with Mr. Russell serving as chairman. Messrs. Correnti, Prann and Russell were appointed to serve as members of the compensation committee on December 13, 2000, immediately following their election as directors at the 2000 annual meeting of our stockholders. Prior to the 2000 annual meeting, Mr. Russell and C. Ray Bell, a former member of our board of directors, served as a member of the compensation committee. Prior to his resignation from the board of directors, effective April 1, 2000, Jackson W. Moore also served as a member of the compensation committee during 2000. Messrs. Correnti, Prann and Russell are, and Mr. Bell and Mr. Moore were, independent directors.

ACTIONS OF THE COMPENSATION COMMITTEE DURING 2000. During 2000 and prior to the 2000 annual meeting of our stockholders, the compensation committee's activities were primarily focused on matters relating to the completion of our restructuring. Specifically, the compensation committee was responsible for: (i) the evaluation of appropriate severance benefits for those executive officers that were terminated (or who resigned) in connection with the restructuring in 2000; (ii) setting the compensation of our interim chief executive officer in 2000; and (iii) guiding the search for, and setting the compensation of, our permanent chief executive officer. The following information relates to each of these activities.

Severance Payments To Former Executive Officers And Directors. In connection with the resignation and/or termination of Doctor R. Crants from his positions with us in June and July 2000, we entered into a severance agreement with Mr. Crants. In addition, we made certain severance and other payments to Vida H. Carroll and Darrell K. Massengale during 2000 in connection with their resignations from their positions with us and our subsidiaries. The terms and conditions of these severance agreements and our severance payments to each of these individuals are described below. Each of these severance agreements and the payments pursuant to such agreements, which were approved by the compensation committee and our full board of directors, were deemed necessary and advisable in order to accomplish a comprehensive restructuring of our management.

On December 26, 1999, Doctor R. Crants resigned as the chairman of our board of directors and, on July 5, 2000, resigned as a member of our board of directors. On July 28, 2000, Mr. Crants was terminated as our chief executive officer and from all positions with Operating Company and each of the companies' respective subsidiaries. In connection with Mr. Crants' resignation from our board of directors and termination as our chief executive officer, the compensation committee and our full board of directors approved modifications to certain agreements and arrangements with Mr. Crants relating to his employment and compensation. Specifically, the compensation committee and our board of directors approved: (i) an amendment to our employment agreement with Mr. Crants removing our right to offset payments owed to Mr. Crants upon his termination under the employment agreement (consisting of three years of salary) against amounts earned by Mr. Crants through other employment; (ii) a modification to the $1.0 million loan granted to Mr. Crants under our Executive Equity Loan Plan whereby the outstanding principal amount of the loan did not become immediately due and payable upon Mr. Crants' termination, but rather, Mr. Crants would make interest-only payments on the loan for the first three years following the modification with the principal amount of the loan plus all accrued and unpaid interest thereon being payable in equal installments on the fourth, fifth and sixth anniversaries of the modification; and (iii) the immediate vesting of 140,000 deferred shares of our common stock (on a pre-reverse stock split basis) previously granted to Mr. Crants in November 1995 by Old CCA pursuant to a stock bonus plan and assumed by us in the 1999 merger. As a result of Mr. Crants' termination, all stock options or similar rights which were not exercised by Mr. Crants, and any other awards of stock or equity interests in which Mr. Crants was not vested, were terminated or forfeited to us. In connection with Mr. Crants' termination, Mr. Crants agreed not to compete with us for a period of three years following such agreement. We also entered into a mutual release with Mr. Crants of all potential claims the parties may have had against each other based on facts known to the parties at the time of the release. As of the date of this prospectus, the outstanding principal balance of the loan to Mr. Crants under the Executive Equity Loan Plan was $1.0 million.

In connection with Vida H. Carroll's resignation as our chief financial officer, secretary and treasurer, which was originally to be effective June 30, 2000, we granted Ms. Carroll cash severance equal to six months of her annual salary. In consideration for the extension of Ms. Carroll's employment through the completion of the restructuring, we paid Ms. Carroll an additional cash severance payment equal to six months of her annual salary. Ms. Carroll officially resigned from her positions with us in September 2000. Any stock options or similar rights which were not exercised by Ms. Carroll, and any other awards of stock or equity interests in which Ms. Carroll was not vested at the effective time of her resignation, were terminated or forfeited to us.

Darrell K. Massengale, who was appointed our secretary in connection with the restructuring, resigned from his positions with us and our operating subsidiary, effective as of November 17, 2000. Pursuant to the terms of an employment agreement between Mr. Massengale and Operating Company, which was assumed by our operating subsidiary as the result of the restructuring, Mr. Massengale will continue to receive his annual salary for three years following the date of the termination of his employment. In addition, all outstanding options to purchase shares of our common stock or other securities previously granted to Mr. Massengale have become fully vested and exercisable, and all deferred or restricted shares of common stock or other securities previously granted to Mr. Massengale have become fully vested. In connection with Mr. Massengale's resignation and in consideration for his services to us as a consultant through April 2001, our board of directors, upon the recommendation of the compensation committee, and our operating subsidiary approved an amendment to Mr. Massengale's employment agreement removing our right to offset payments owed to Mr. Massengale upon the termination of his employment (consisting of three years of salary) against amounts earned by Mr. Massengale through other employment. Operating Company also paid to Mr. Massengale a retention bonus equal to 50% of his annual salary on September 15, 2000 for his continued services to Operating Company through that date.

Compensation Of Our Interim Chief Executive Officer In 2000. Thomas W. Beasley served as the chairman of our board of directors from December 26, 1999 through August 7, 2000 and as our interim chief executive officer following the termination of Doctor R. Crants and prior to the appointment of John D. Ferguson. As our chairman and interim chief executive officer, Mr. Beasley participated in our restructuring as a member of our senior management, including the negotiation of waivers and amendments under our indebtedness, the settlement of our outstanding stockholder litigation, and the identification and hiring of our permanent chief executive officer and senior management team. As compensation for these services, we paid Mr. Beasley a salary of $50,000 per month from January through September 2000. The compensation committee and our full board of directors believed that such compensation was reasonable and appropriate in order to accomplish the restructuring and to compensate Mr. Beasley for his services to us.

Guiding The Search For, And Setting The Compensation Of, Our Permanent Chief Executive Officer. In connection with the termination of Doctor R. Crants and the restructuring of our senior management team in 2000, our board of directors and the compensation committee conducted a search for our permanent chief executive officer. As a part of this process, we engaged a nationally recognized executive search firm which identified and contacted numerous candidates on our behalf. In addition, we contacted potential candidates identified directly by the members of our board of directors and compensation committee. The search focused on candidates with experience as senior managers of companies of comparable size with us and with a proven record of success, including candidates having experience in corporate restructurings. The search also identified those candidates which had experience in both the public and private sectors who could use their experience to identify and install a new senior management team with the ability to work successfully with the federal, state and local governmental agencies and authorities with which we and our subsidiaries do business. As the result of this extensive search, it was determined that John D. Ferguson met the criteria set by our board of directors and the compensation committee, and Mr. Ferguson was selected to serve as our permanent chief executive officer and president.

In connection with Mr. Ferguson's appointment as our chief executive officer, president and vice chairman of our board, we entered into an employment agreement with Mr. Ferguson, dated as of August 4, 2000, providing for, among other things, an annual salary and cash bonus, as well as equity-based compensation. The specific terms of Mr. Ferguson's employment agreement, including the compensation to be paid to him, are described below. Our board of directors and the compensation committee approved the terms of Mr. Ferguson's employment agreement, including the compensation provided thereby, and determined such compensation was reasonable and appropriate in order to attract and retain a senior manager with Mr. Ferguson's experience and to compensate Mr. Ferguson for his services to us during the restructuring and following its completion.

The initial term of Mr. Ferguson's employment agreement expires on December 31, 2002, and is subject to a series of one year renewals. Under the terms of Mr. Ferguson's employment agreement, Mr. Ferguson is entitled to receive an annual base salary through December 31, 2001 of $350,000 and an annual base salary of $400,000 in 2002, each subject to increase at the discretion of the compensation committee of our board of directors. Mr. Ferguson is also entitled to receive a cash bonus for 2000 of $75,000 and a cash bonus of $175,000 and $200,000 for 2001 and 2002, respectively. In addition, if we achieve certain financial performance targets determined by the board of directors, Mr. Ferguson will be entitled to receive additional cash bonuses of $175,000 and $200,000 for 2001 and 2002, respectively. In the event of Mr. Ferguson's termination or resignation from his positions with us, he is entitled to certain severance benefits following such termination or resignation. In addition, under the terms of the employment agreement, we issued Mr. Ferguson options to purchase an aggregate of 502,160 shares of our common stock (as adjusted for our reverse stock split) at varying exercise prices, as adjusted pursuant to the terms of our 1997 Employee Share Incentive Plan. The options issued to Mr. Ferguson, as well as the adjustment to our equity incentive plans, are more fully described elsewhere herein. Under the terms of the employment agreement and related option agreement, certain of these options may be forfeited by Mr. Ferguson upon the termination of his employment with us. For a discussion concerning the termination and change in control provisions contained in Mr. Ferguson's employment agreement and in our equity incentive plans, please see the information included herein under the heading "Employment Agreements and Change in Control Provisions."

ACTIONS OF THE COMPENSATION COMMITTEE FOLLOWING THE 2000 ANNUAL MEETING AND POLICIES OF THE COMPENSATION COMMITTEE IN 2001.

Adjustment To Options And Other Awards Previously Granted Under Our Equity Incentive Plans. Under the terms of our equity incentive plans, including the 1997 Employee Share Incentive Plan, options and other share-based awards granted thereunder are generally subject to an automatic adjustment in the event of, among other things, a share dividend affecting the shares of our common stock. Pursuant to these provisions, an adjustment is to be made to, among other things, the number and exercise price of the shares of common stock subject to options issued prior to the event, as may be determined to be appropriate by the compensation committee. The distribution of shares of our series B preferred stock (and subsequent conversion into shares of common stock) during 2000 in connection with the satisfaction of our remaining 1999 REIT distribution requirements constituted a share dividend as contemplated by the plans, and as such, the compensation committee approved an adjustment to options and other share-based awards previously granted under such plans; however, no adjustment was made to options automatically granted to the non-employee directors under the terms of our 2000 Stock Incentive Plan, as the number of shares of common stock represented by each option granted under the plan was determined after previously considering the effects of the distribution.

As a result of the adjustment, the number of shares of common stock represented by previously granted and unexercised options (or previously granted and unissued share-based awards) were increased and, accordingly, the exercise price per share was decreased; provided, however, that the aggregate exercise price for such shares was not decreased. Prior to the approval and implementation of this adjustment, we had options to purchase an aggregate of approximately 421,380 shares of common stock issued and outstanding (on a post-reverse stock split basis), all of which had exercise prices above the then existing market price of our common stock. As a result of the adjustment, and prior to any awards granted in 2001, we had options to purchase an aggregate of approximately 1,015,694 shares of common stock issued and outstanding (on a post-reverse stock split basis), substantially all of which had exercise prices above the then existing market price of our common stock.

Compensation Policy And Components. Due to the restructuring, including our election not to qualify and to be taxed as a REIT commencing with our 2000 taxable year, our compensation policies differ from those previously adopted by us. The compensation committee, in determining the future compensation of our executive officers, will primarily take into account our financial and operating performance relative to companies with similar annual revenues, capitalization and business operations (including other private corrections providers), as well as the performance of each individual executive officer. The compensation committee will also, in its discretion, consider such other factors as may be deemed to be relevant by providing compensation which: (i) is competitive in the marketplace; (ii) rewards successful financial performance; and (iii) aligns executive officers' interests with those of our stockholders. The components of compensation will generally include base salary, annual cash incentive bonus, and long-term equity incentives.

Base Salary. The compensation committee believes that the purpose of base salary is to create a secure level of guaranteed cash compensation for executive officers that is competitive in the marketplace for comparable talent. In the second quarter of each fiscal year, the compensation committee will review and approve an annual salary plan for our executive officers. This salary plan will be developed by our chief executive officer with the aid of the other members of our senior management. Many subjective factors will be included in determining base salaries, such as the responsibilities borne by the executive officer, the scope of the position, length of service with us, corporate and individual performance, and the salaries paid by companies of similar size as ours to officers in similar positions. These subjective factors will then be integrated with certain objective factors, including net income, earnings per share, return on equity and our growth.

Cash Incentive Plan. The compensation committee is of the view that a significant portion of the total cash compensation for our executive officers should be subject to the attainment of specific earnings criteria. This approach creates a direct incentive for executive officers to achieve desired performance goals and places a significant percentage of each executive officers' compensation at risk. In connection with this policy, at the annual meeting of the board of directors held on December 13, 2000, the full board of directors, upon the recommendation and approval of the compensation committee, adopted the 2001 Management Cash Incentive Plan. The purpose of the plan is to incentivize members of management and other key employees through participation in a cash bonus pool based on our meeting a certain specified net EBITDA (i.e., EBITDA after deduction of interest expense) target. Pursuant to the 2001 Management Incentive Plan, we have established a pool equal to 10% of our projected net EBITDA for 2001 over a base of $59.0 million, subject to certain adjustments, to be distributed to certain of our employees at varying percentages based on their current annual salaries. Under the plan, our executive officers will be entitled to receive approximately 37% of the total pool, with the balance to be distributed to the other members of our senior management, wardens and certain other key employees. The compensation committee believes that the levels of participation in the 2001 Management Incentive Plan described above provides the participants with the appropriate incentive for achieving the significant goals established thereunder.

Equity Incentives. The compensation committee believes that long-term equity incentives are also a key component of executive compensation. In connection with this belief, under the guidance of the compensation committee, we have developed a comprehensive plan regarding equity compensation and engaged PricewaterhouseCoopers to assist us in determining appropriate types and levels of such compensation. Based on the results of this report, and recommendations made, the compensation committee has set, and will continue to set, appropriate equity compensation for our executive officers and senior management, which have been determined in a manner consistent with the plans and philosophies described in this report.

The compensation committee believes that the mix of base salaries, variable cash incentives and the potential for equity ownership represents a balance that will motivate our management to produce strong returns. The compensation committee further believes that the programs described above and contemplated herein strike an appropriate balance between the interests and needs in operating our business and appropriate rewards based on stockholder value.

TAX DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation over $1.0 million to either the chief executive officer or any of the Named Executive Officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. The compensation committee's actions with respect to Section 162(m) in 2000 were to make every reasonable effort to ensure that compensation was deductible to the extent permitted while simultaneously providing appropriate rewards for performance. The compensation committee also currently intends to structure performance based compensation awarded in the future to executive officers who may be subject to Section 162(m) in a manner that satisfies the relevant requirements. The compensation committee, however, reserves the authority to award non-deductible compensation as they may deem appropriate. Further, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation intended to satisfy the requirements for deductibility under
Section 162(m) does in fact do so.

Submitted by the compensation committee of the board of directors:

Joseph V. Russell, Chairman
John D. Correnti
John R. Prann, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our compensation committee is currently comprised of John D. Correnti, John R. Prann, Jr. and Joseph V. Russell, with Mr. Russell serving as chairman. Messrs. Correnti, Prann and Russell were appointed to serve as members of the compensation committee on December 13, 2000, immediately following their election as directors at the 2000 annual meeting of our stockholders and were subsequently reappointed in May 2001 following their re-election as directors at the 2001 annual meeting of our stockholders. Prior to the 2000 annual meeting, Mr. Russell and C. Ray Bell, a former member of our board of directors, served as members of the compensation committee. Prior to his resignation from our board of directors, effective April 1, 2000, Jackson W. Moore also served as a member of the compensation committee during 2000.

Mr. Bell has certain business relationships with us as described under the heading "Certain Relationships and Related Transactions." None of the members of the compensation committee named above have any professional, familial or financial relationship with our chief executive officer or any other of our executive officers other than as a member of our board of directors.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Prior to the completion of the restructuring, pursuant to a series of contractual arrangements, we paid certain fees to Operating Company and Operating Company paid certain fees to us. Prior to the completion of the restructuring and pursuant to these contractual arrangements, Operating Company paid us $58.1 million in 2000. We made no payments to Operating Company in 2000. In August 2000, we forgave $190.8 million of rental payments previously due under the terms of our leases with Operating Company but which had not been paid to us, as well as $7.9 million in accrued but unpaid interest on the unpaid rental payments. In addition, we also forgave $27.4 million of accrued but unpaid interest on a promissory note due from Operating Company. As a result of the restructuring, each of these agreements, including the promissory note, were cancelled.

Prior to the restructuring, we owned 100% of the outstanding non-voting common stock of Operating Company. As a part of the restructuring, Operating Company merged with and into our wholly-owned operating subsidiary. In the merger, the wardens of the facilities operated by Operating Company received shares of our common stock valued at approximately $1.6 million in exchange for shares of Operating Company's common stock held by such wardens. Other key employees of the company and Operating Company holding shares of Operating Company's common stock at the time of the merger received shares of our common stock valued at approximately $9.0 million in exchange for shares of Operating Company's common stock held by such persons.

Prior to the restructuring, we owned 100% of the outstanding non-voting common stock of each of PMSI and JJFMSI, which entitled us to receive cash dividends equal to 95% of each entity's net income, as defined. PMSI and JJFMSI paid us $4.4 million and $2.3 million, respectively, as dividends in 2000. Following the restructuring, each of PMSI and JJFMSI was merged with and into our wholly-owned operating subsidiary. In the merger, the wardens of the facilities operated by each of PMSI and JJFMSI received shares of our common stock valued at approximately $1.3 million in exchange for shares of

PMSI and JJFMSI common stock held by such wardens. All shares of PMSI and JJFMSI common stock held by us and certain subsidiaries of PMSI and JJFMSI were cancelled in the merger.

In connection with the restructuring, in September 2000 a wholly-owned subsidiary of PMSI purchased 85% of the outstanding voting common stock of PMSI held by an outside entity controlled by a director of PMSI and members of such director's immediate family for a cash purchase price of $8.0 million. In addition, PMSI and the subsidiary paid the chief manager of the entity $150,000 for expenses incurred in connection with the transaction, as well as $125,000 in consideration of the chief manager's agreement not to compete with the business of PMSI for a period of one year following the purchase. Also in connection with the restructuring, in September 2000 a wholly-owned subsidiary of JJFMSI purchased 85% of the outstanding voting common stock of JJFMSI held by an outside entity controlled by a former director of JJFMSI for a cash purchase price of $4.8 million. In addition, JJFMSI and the subsidiary paid the chief manager of the entity $250,000 for expenses incurred in connection with the transaction.

Jean-Pierre Cuny, a former member of our board of directors, is the senior vice-president of The Sodexho Group, an affiliate of Sodexho Alliance, S.A. Prior to the restructuring, Mr. Cuny also served as a member of the board of directors of Operating Company. Prior to the Sodexho's sale of its interest in us and the termination of a series of agreements between the two parties during the second quarter of 2001, Sodexho had a contractual right to have a representative serve on our board of directors, provided such nominee was elected by our stockholders. Immediately prior to the completion of the restructuring, we purchased all of the shares of common stock of Operating Company held by Sodexho, which represented approximately 16.9% of the outstanding common stock of Operating Company, for an aggregate of $8.0 million in non-cash consideration, consisting of 567,376 shares of our common stock, as adjusted for the reverse stock split in May 2001.

As a part of the restructuring and consistent with the requirements of previously existing contractual arrangements, JJFMSI and its wholly-owned subsidiary, CCA (UK) Limited, a company incorporated in England and Wales, sold their 50% ownership interest in two international subsidiaries, Corrections Corporation of Australia Pty. Ltd., an Australian corporation, and U.K. Detention Services Limited, a company incorporated in England and Wales, to Sodexho for a cash purchase price of $6.4 million. Sodexho owned the remaining 50% interest in each of CCA Australia and UKDS. In connection with the sale of JJFMSI's and CCA UK's interest in CCA Australia and UKDS to Sodexho, Sodexho granted JJFMSI an option to repurchase a 25% interest in each entity at any time prior to September 11, 2002. JJFMSI had the right to repurchase a 25% interest in each entity for aggregate cash consideration of $4.0 million if such option was exercised on or before February 11, 2002 and for aggregate cash consideration of $4.2 million if such option was exercised after February 11, 2002 but prior to September 11, 2002. These agreements were terminated in June 2001, in connection with the sale of Sodexho's interest in us.

In 2000, we made certain payments to our directors in connection with their service on a special committee of our board of directors relating to the restructuring.

Thomas W. Beasley, a member of our board of directors during 2000, served as the chairman of our board of directors from December 1999 through August 2000. Mr. Beasley also served as our interim chief executive officer during 2000 and as interim chief executive officer of Operating Company during 2000. Mr. Beasley served as the chairman of the board of directors of PMSI prior to its merger with our wholly-owned operating subsidiary. Payments made to Mr. Beasley in 2000 for his services to us as our chairman and interim chief executive officer are set forth in the Report of the Compensation Committee contained herein under the heading "Executive Compensation."

William F. Andrews, the chairman of our board of directors, served as the chairman of the board of directors of JJFMSI following the completion of the 1999 merger and through August 2000. Mr. Andrews also receives an annual retainer for his services as chairman of our board of directors equal to $100,000 per year, as well as a cash bonus equal to 50% of the annual retainer if we meet certain financial performance targets, and received options to purchase shares of our common stock as set forth herein under the heading "Employment Agreements and Change in Control Provisions."

C. Ray Bell, a member of our board of directors in 2000, is the principal of a construction company which, as a part of its business, builds correctional and detention facilities, including facilities for us. In 2000, we paid Mr. Bell's construction company fees in the amount of $26.5 million for construction services.

Charles W. Thomas, a member of our board of directors in 2000, received a total of $150,000 from us in 2000 for the provision of certain consulting and investor relations services.

                                     EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Reference is made to the audited financial statements of Corrections Corporation of America and Subsidiaries (formerly Correctional Management Services Corporation) as of December 31, 1999 and 1998, which includes an explanatory paragraph with respect to the uncertainty regarding the company's ability to continue as a going concern as discussed in Note 3 to the financial statements.

                                  LEGAL MATTERS

The legality of the shares of our common stock subject to this prospectus has been passed upon by Stokes Bartholomew Evans & Petree, P.A., Nashville, Tennessee, as our corporate and securities counsel. Stokes Bartholomew Evans & Petree, P.A. will rely, as to all matters of Maryland law, upon the opinion of Miles & Stockbridge P.C., Baltimore, Maryland.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                                Page
                                                                                                                ----
PRO FORMA FINANCIAL INFORMATION OF CORRECTIONS CORPORATION OF AMERICA
   AND SUBSIDIARIES (FORMERLY PRISON REALTY TRUST, INC.)

Pro Forma Combined Statement of Operations (Unaudited) for the
   year ended December 31, 2000...........................................................................      F-3
Notes to the Pro Forma Combined Statement of Operations for the
   year ended December 31, 2000...........................................................................      F-5
Pro Forma Combined Statement of Operations (Unaudited) for the
   six months ended June 30, 2000.........................................................................      F-7
Notes to the Pro Forma Combined Statement of Operations for the
   six months ended June 30, 2000.........................................................................      F-9

COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS OF CORRECTIONS CORPORATION OF AMERICA
   AND SUBSIDIARIES (FORMERLY PRISON REALTY TRUST, INC.)

Report of Independent Public Accountants..................................................................      F-11
Consolidated Balance Sheets as of December 31, 2000 and 1999..............................................      F-12
Combined and Consolidated Statements of Operations for the years ended
   December 31, 2000, 1999 and 1998.......................................................................      F-13
Combined and Consolidated Statements of Cash Flows for the years ended
   December 31, 2000, 1999 and 1998.......................................................................      F-15
Consolidated Statements of Stockholders' Equity for the years ended
   December 31, 2000, 1999 and 1998.......................................................................      F-19
Notes to the Combined and Consolidated Financial Statements for the years ended
   December 31, 2000, 1999 and 1998.......................................................................      F-21
Condensed Consolidated Balance Sheets (Unaudited) as of June 30, 2001
   and December 31, 2000..................................................................................      F-82
Condensed Consolidated Statements of Operations (Unaudited) for the
   six months ended June 30, 2001 and 2000................................................................      F-83
Condensed Consolidated Statements of Cash Flows (Unaudited) for the
   six months ended June 30, 2001 and 2000................................................................      F-84
Condensed Consolidated Statements of Stockholders' Equity (Unaudited) for the
   six months ended June 30, 2001.........................................................................      F-85
Notes to the Condensed Consolidated Financial Statements for the
   six months ended June 30, 2001 and 2000................................................................      F-86

CONSOLIDATED FINANCIAL STATEMENTS OF CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
   (FORMERLY CORRECTIONAL MANAGEMENT SERVICES CORPORATION)

Condensed Consolidated Balance Sheet (Unaudited) as of June 30, 2000......................................      F-106
Condensed Consolidated Statement of Operations (Unaudited) for the
   six months ended June 30, 2000.........................................................................      F-107
Condensed Consolidated Statement of Stockholders' Equity (Unaudited) for the
   six months ended June 30, 2000.........................................................................      F-108

                                                                                                                Page
                                                                                                                ----
Condensed Consolidated Statement of Cash Flows (Unaudited) for the
   six months ended June 30, 2000.........................................................................      F-109
Notes to the Condensed Consolidated Financial Statements for the
   six months ended June 30, 2000.........................................................................      F-110
Report of Independent Public Accountants..................................................................      F-120
Consolidated Balance Sheets as of December 31, 1999 and 1998..............................................      F-121
Consolidated Statement of Operations for the year ended December 31, 1999.................................      F-122
Consolidated Statements of Stockholders' Equity for the year ended
   December 31, 1999 and for the period from September 11, 1998
   through December 31, 1998..............................................................................      F-123
Consolidated Statements of Cash Flows for the year ended December 31, 1999
   and for the period from September 11, 1998 through December 31, 1998...................................      F-124
Notes to the Consolidated Financial Statements for the year ended December 31, 1999
   and for the period from September 11, 1998 through December 31, 1999...................................      F-126

                       CORRECTIONS CORPORATION OF AMERICA
                      (FORMERLY PRISON REALTY TRUST, INC.)
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
         (Unaudited and amounts in thousands, except per share amounts)

                                                                                                    PRO FORMA
                                         CCA                                                       ACQUISITION
                                      (FORMERLY                                                    TRANSACTIONS
                                        PRISON                                          COMBINED       AND
                                        REALTY      OPERATING                           OPERATING   ELIMINATION
                                     TRUST, INC.)    COMPANY                            COMPANIES   ADJUSTMENTS              CCA
                                          (1)          (2)       PMSI(3)    JJFMSI(3)    ACQUIRED       YY                PRO FORMA
                                     ------------   ---------    -------    ---------   ---------  ------------           ---------
REVENUE:
  Management and other                 $261,774     $432,480     $152,927    $126,301    $711,708    $ (4,340)     NN     $ 881,742
                                                                                                       (8,100)     LL
                                                                                                      (43,937)     PP
                                                                                                      (35,363)     QQ

Rental                                   40,938           --          --          --          --      (31,000)     AA         9,938
  Licensing fees from affiliates          7,566           --          --          --          --       (7,566)     CC            --
                                        -------      -------     -------     -------     -------     --------             ---------
                                        310,278      432,480     152,927     126,301     711,708     (130,306)              891,680
EXPENSES
  Operating                             214,872      337,238     125,636     105,594     568,468      (34,923)     PP       719,683
                                                                                                      (28,734)     QQ

  Lease                                   2,443      241,681         442       2,545     244,668     (244,309)     AA         8,654
                                                                                                        6,650      BB
                                                                                                         (110)     PP
                                                                                                         (688)     QQ
  Administrative services fee to
    Operating Company                       900           --       4,950       4,950       9,900      (10,800)     LL            --
  General and administrative             21,241       25,144         951         698      26,793         (411)     PP        47,411
                                                                                                         (212)     QQ

  Write-off of amounts under lease
     arrangements                        11,920           --          --          --          --      (11,920)     JJ            --
  Impairment losses                     527,919           --          --          --          --           --               527,919
  Depreciation and amortization          59,799        6,498       9,117       5,120      20,735      (13,362)     FF        63,416
                                                                                                        5,783      FF
                                                                                                         (253)     GG
                                                                                                       (2,541)     PP
                                                                                                       (1,351)     QQ
                                                                                                        1,164      TT
                                                                                                        1,154      UU
                                                                                                       (7,712)     VV
   Licensing fee to Operating
     Company                                501        7,566       2,939       2,428      12,933       (7,566)     CC            --
                                                                                                       (5,868)     NN
                                        -------      -------     -------     -------     -------     --------             ---------
                                        839,595      618,127     144,035     121,335     883,497     (356,009)            1,367,083
                                        -------      -------     -------     -------     -------     --------             ---------
OPERATING INCOME (LOSS)
                                       (529,317)    (185,647)      8,892       4,966     (171,789)    225,703              (475,403)

                                   (Continued)

                       CORRECTIONS CORPORATION OF AMERICA
                      (FORMERLY PRISON REALTY TRUST, INC.)
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
         (Unaudited and amounts in thousands, except per share amounts)

                                                                                                      PRO FORMA
                                            CCA                                                       ACQUISITION
                                        (FORMERLY                                                    TRANSACTIONS
                                          PRISON                                          COMBINED        AND
                                          REALTY       OPERATING                          OPERATING   ELIMINATION
                                        TRUST, INC.)    COMPANY                           COMPANIES   ADJUSTMENTS            CCA
                                            (1)           (2)        PMSI(3)  JJFMSI(3)    ACQUIRED       YY              PRO FORMA
                                        ------------   ---------     -------  ---------   ---------   -----------         ---------
OPERATING INCOME (LOSS)
   (FROM PREVIOUS PAGE)                  $(529,317)    $(185,647)    $8,892   $ 4,966    $(171,789)    $225,703          $(475,403)
   Equity loss and amortization of
     deferred gain                          11,638            --         --       779          779        9,787    RR          835
                                                                                                           (760)   MM
                                                                                                        (20,609)   SS
   Interest (income) expense, net          131,545        26,208       (184)     (184)      25,840      (12,330)   DD      139,808
                                                                                                            (14)   PP
                                                                                                            (86)   QQ
                                                                                                          2,739    VV
                                                                                                             77    EE
                                                                                                         (7,963)   XX
   Other income                             (3,099)           --         --        --           --           --             (3,099)
   Strategic investor fees                  24,222            --      6,000     6,000       12,000      (12,000)   OO           --
                                                                                                        (24,222)   WW
   Unrealized foreign currency
     transaction loss                        8,147            --         --        --           --           --              8,147
   Stockholder litigation settlement        75,406            --         --        --           --           --             75,406
   Loss on sales of assets                   1,733            --         --     2,036        2,036       (2,036)   QQ        1,733
                                         ---------     ---------     ------   -------    ---------     --------          ---------
INCOME (LOSS) BEFORE
   INCOME TAXES AND
   MINORITY INTEREST                      (778,909)     (211,855)     3,076    (3,665)    (212,444)     293,120           (698,233)
   (Provision) benefit for income
     taxes                                  48,002            --     (2,602)     (245)      (2,847)     149,077    HH      146,230
                                                                                                       (48,002)    II
                                         ---------     ---------     ------   -------    ---------     --------          ---------
INCOME (LOSS) BEFORE
   MINORITY INTEREST                      (730,907)     (211,855)       474    (3,910)    (215,291)     394,195           (552,003)
   Minority interest in net loss
      of PMSI and JJFMSI                       125            --         --        --           --           24    PP           --
                                                                                                           (149)   QQ
                                         ---------     ---------     ------   -------    ---------     --------          ---------
NET INCOME (LOSS)                         (730,782)     (211,855)       474    (3,910)    (215,291)     394,070           (552,003)
   Distributions to preferred
      stockholders                         (13,526)           --         --        --           --           --            (13,526)
                                         ---------     ---------     ------   -------    ---------     --------          ---------

NET INCOME (LOSS)
   AVAILABLE TO COMMON
   STOCKHOLDERS                          $(744,308)    $(211,855)    $  474   $(3,910)  $(215,291)     $394,070          $(565,529)
                                         =========     =========     ======   -======    =========     ========          =========
   Basic net loss available to
     common stockholders per
     common share                        $  (56.68)          n/a        n/a       n/a          n/a                       $  (38.21)

   Diluted net loss available to
     common stockholders per
     common share                        $  (56.68)          n/a        n/a       n/a          n/a                       $  (38.21)

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING
       Basic                                13,132                                                        1,669    KK       14,801
       Diluted                              13,132                                                        1,669    KK       14,801

                       CORRECTIONS CORPORATION OF AMERICA
                      (FORMERLY PRISON REALTY TRUST, INC.)

               NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2000
         (Unaudited and amounts in thousands, except per share amounts)

(1)      Historical results of operations for the year ended December 31, 2000.

(2)      Historical results of operations for the nine months ended September
         30, 2000.

(3) Historical results of operations for the eleven months ended November 30, 2000.

AA To eliminate the gross rental revenue recognized by CCA and the gross lease expense recognized by the Operating Company pursuant to the lease agreements between CCA and the Operating Company.

BB To eliminate the amortization of deferred fees paid by CCA to the Operating Company pursuant to the Tenant Incentive Agreement, the Business Development Agreement and the Services Agreement.

CC To eliminate the license fee revenue recognized by CCA and the license fee expense recognized by the Operating Company related to licensing fees paid by the Operating Company to CCA.

DD To eliminate the interest expense recognized by the Operating Company related to the interest accrued on the $137,000 Operating Company Note payable to CCA.

EE Increase in the pro forma interest expense due to a pro forma decrease in the capitalized interest based on the difference between historical and pro forma construction in progress balances resulting from the pro forma removal of capitalized fees paid to the Operating Company by CCA during the year ended December 31, 2000 as if the merger transactions had occurred on January 1, 2000.

FF To remove the historical amortization of investment in contracts previously recognized by the Operating Company and to record the pro forma amortization of goodwill based on the pro forma goodwill balance of $110,596 amortized over the pro forma average life (15 years) of the contracts acquired in the merger transactions net of the 2000 amortization already recorded by CCA.

GG To remove the historical depreciation expense recognized by CCA related to capitalized fees paid by CCA to the Operating Company during 2000.

HH To adjust CCA's historical income tax benefit to reflect the pro forma effective tax rate.

II       To remove historical CCA tax benefit.

JJ To remove the historical non-recurring write-off of deferred tenant incentive fees recorded by CCA during 2000.

KK To adjust CCA's weighted average outstanding shares for the effects of the new common shares issued to the Operating Company, JJFMSI and PMSI shareholders in the merger transactions as if the transaction had occurred January 1, 2000:

         The Operating Company- (1,873 shares issued) to add the
           first nine months of shares outstanding to the weighted                       1,405
           average share calculation
         JJFMSI- (160 shares issued) to add the first eleven months
           of shares outstanding to the weighted average share                             147
           calculation
         PMSI- (128 shares issued) to add the first eleven months of
           shares outstanding to the weighted average share calculation                    117
                                                                                         -----

                                                                                         1,669
                                                                                         -----

LL To eliminate the administrative service revenue recognized by the Operating Company and the administrative service fee expense recognized by PMSI and JJFMSI.

MM To eliminate the equity in earnings losses recognized by CCA based on CCA owning 95% of the economic interests of PMSI and JJFMSI for the period from January through August 2000.

NN To eliminate the license fee revenue recognized by the Operating Company and the license fee expense recognized by PMSI and JJFMSI.

OO To eliminate strategic investor expenses paid to CCA by PMSI and JJFMSI to indemnify themselves from the Fortress/Blackstone litigation.

PP To eliminate the related revenue and expenses during the period (September through November) when PMSI was combined with CCA for financial statement presentation.

QQ To eliminate the related revenue and expenses during the period (September through November) when JJFMSI was combined with CCA for financial statement presentation.

RR To eliminate the historical amortization of CCA's deferred gains relating to the 1999 sale of contracts to PMSI and JJFMSI.

SS To eliminate CCA's recognition of 9.5% of the Operating Company's losses as CCA owned 9.5% of the Operating Company before the merger.

TT To increase the historical amortization to a full year's amortization of the work force intangible asset acquired in the Merger.

UU To increase the historical amortization to a full year's amortization of the contracts acquired intangible asset acquired in the Merger.

VV To increase the historical amortization to a full year's amortization of the liability created from the negative investment in contracts value acquired in the Merger.

WW To remove the historical non-recurring expenses associated with the proposed merger and related transactions that CCA had recorded during 2000.

XX To remove interest expense charged to the Operating Company by CCA on unpaid lease amounts.

YY The unaudited pro forma information presented does not include adjustments to reflect the dilutive effects of the fourth quarter 2000 conversion of the CCA Series B Preferred Stock into approximately 9.5 million shares of CCA's common stock (on a post reverse stock split basis) as if those conversions occurred at the beginning of 2000. Additionally, the provisions of SFAS No. 128 prohibit the inclusion of the effects of potentially issuable common shares in periods that a company reports losses from continuing operations. As such, the pro forma statement of operations for the year ended December 31, 2000 does not include the effects of CCA's potentially issuable common shares such as convertible debt and equity securities, options and warrants. The unaudited pro forma information also does not include the dilutive effects of the expected issuance of an aggregate of 4.7 million shares of CCA's common stock to be issued in connection with the settlement of CCA's shareholder litigation.

                       CORRECTIONS CORPORATION OF AMERICA
                      (FORMERLY PRISON REALTY TRUST, INC.)
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
         (Unaudited and amounts in thousands, except per share amounts)

                                                                                                       PRO FORMA
                                            CCA                                                       ACQUISITION
                                        (FORMERLY                                                     TRANSACTIONS
                                          PRISON                                         COMBINED         AND
                                          REALTY       OPERATING                         OPERATING    ELIMINATION
                                        TRUST, INC.)    COMPANY                          COMPANIES    ADJUSTMENTS           CCA
                                            (1)           (1)        PMSI(1)  JJFMSI(1)  ACQUIRED        UU              PRO FORMA
                                        ------------   ---------     -------  ---------  ---------    -----------        ---------
REVENUE:
   Management and other                  $      --     $ 280,342    $79,881   $66,972    $ 427,195     $    777    SS    $ 424,852
                                                                                                         (3,120)   KK

   Rental                                   22,926            --         --        --           --      (18,000)   AA        4,926
   Licensing fees from affiliates            5,242            --         --        --           --       (5,242)   CC           --
                                         ---------     ---------     ------    ------    ---------     --------          ---------
                                            28,168       280,342     79,881    66,972      427,195      (25,585)           429,778
                                         ---------     ---------     ------    ------    ---------     --------          ---------

EXPENSES:
  Operating                                     --       220,404     66,858    57,417      344,679           --            344,679

  Lease                                         --       160,153        264     1,388      161,805     (161,802)   AA        4,017
                                                                                                          4,014    BB
  Administrative services fee to
     Operating Company                          --            --      1,560     1,560        3,120       (3,120)   KK           --

  General and administrative                 6,587        13,055        417       353       13,825           --             20,412

  Write-off of amounts under lease
     arrangements                            8,416            --         --        --           --       (8,416)   II           --
  Impairment losses                             --            --         --        --           --           --                 --
  Depreciation and amortization             26,331         4,339      4,910     2,825       12,074       (7,754)   FF       31,150
                                                                                                          3,806    FF
                                                                                                           (110)   GG
                                                                                                            647    OO
                                                                                                            994    PP
                                                                                                         (4,838)   QQ
  Licensing fees to Operating
     Company                                    --         5,242         --        --        5,242       (5,242)   CC           --
                                         ---------     ---------     ------    ------    ---------     --------          ---------
                                            41,334       403,193     74,009    63,543      540,745     (181,821)           400,258
                                         ---------     ---------     ------    ------    ---------     --------          ---------

OPERATING INCOME (LOSS)                    (13,166)     (122,851)     5,872     3,429     (113,550)     156,236             29,520

                                   (Continued)

                       CORRECTIONS CORPORATION OF AMERICA
                      (FORMERLY PRISON REALTY TRUST, INC.)
                   PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
         (Unaudited and amounts in thousands, except per share amounts)

                                  (Continued)

                                                                                                       PRO FORMA
                                            CCA                                                       ACQUISITION
                                        (FORMERLY                                                     TRANSACTIONS
                                          PRISON                                         COMBINED         AND
                                          REALTY       OPERATING                         OPERATING    ELIMINATION
                                        TRUST, INC.)    COMPANY                          COMPANIES    ADJUSTMENTS           CCA
                                            (1)           (1)        PMSI(1)  JJFMSI(1)  ACQUIRED        UU              PRO FORMA
                                        ------------   ---------     -------  ---------  ---------    -----------        ---------
OPERATING INCOME (LOSS)
   (FROM PREVIOUS PAGE)                  $ (13,166)    $(122,851)    $5,872    $3,429    $(113,550)    $156,236          $  29,520
   Equity loss and amortization
     of deferred gain                        4,257            --         --        --           --        5,338    MM          777
                                                                                                          3,649    LL
                                                                                                            777    SS
                                                                                                        (13,244)   NN
   Interest (income) expense, net           59,749        16,561       (131)     (177)      16,253       (8,220)   DD       65,220
                                                                                                         (4,631)   TT
                                                                                                          1,994    QQ
                                                                                                             75    EE
   Other income                                 --            --         --        --           --           --                 --
   Strategic investor fees                  28,153            --         --        --           --      (28,153)   RR           --
   Unrealized foreign currency
     transaction loss                        7,530            --         --        --           --           --              7,530
   Loss on sales of assets                     301            --         --        --           --           --                301
                                         ---------     ---------     ------    ------    ---------    ---------          ---------
INCOME (LOSS) BEFORE
   INCOME TAXES                           (113,156)     (139,412)     6,003     3,606     (129,803)     198,651            (44,308)
                                         ---------     ---------     ------    ------    ---------    ---------          ---------
  (Provision) benefit for
     income taxes                               --            --     (3,715)   (2,053)      (5,768)       6,246    HH          478
                                         ---------     ---------     ------    ------    ---------    ---------          ---------
NET INCOME (LOSS)                         (113,156)     (139,412)     2,288     1,553     (135,571)     204,897            (43,830)
   Distributions to preferred
     stockholders                           (4,300)           --         --        --           --           --             (4,300)
                                         ---------     ---------     ------    ------    ---------    ---------          ---------
NET INCOME (LOSS)
   AVAILABLE TO COMMON
   STOCKHOLDERS                          $(117,456)    $(139,412)    $2,288    $1,553    $(135,571)    $204,897          $ (48,130)
                                         =========     =========     ======    ======    =========    =========          =========
   Basic net loss available to
     common stockholders per
     common share                        $   (9.92)          n/a        n/a       n/a          n/a                       $   (3.44)
   Diluted net loss available
     to common stockholders per
     common share                        $   (9.92)          n/a        n/a       n/a          n/a                       $   (3.44)

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING:
     Basic
                                            11,840                                                        2,161    JJ        14,001
     Diluted                                11,840                                                        2,161    JJ        14,001

                       CORRECTIONS CORPORATION OF AMERICA
                      (FORMERLY PRISON REALTY TRUST, INC.)

               NOTES TO PRO FORMA COMBINED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
         (Unaudited and amounts in thousands, except per share amounts)

(1) Historical results of operations for the six months ended June 30, 2000.

AA To eliminate the gross rental revenue recognized by CCA and the gross lease expense recognized by the Operating Company pursuant to the lease agreements between CCA and the Operating Company.

BB To eliminate the amortization of deferred fees paid by CCA to the Operating Company pursuant to the Tenant Incentive Agreement, the Business Development Agreement and the Services Agreement.

CC To eliminate the license fee revenue recognized by CCA and the license fee expense recognized by the Operating Company related to licensing fees paid by the Operating Company to CCA.

DD To eliminate the interest expense recognized by the Operating Company related to the interest accrued on the $137,000 Operating Company Note payable to CCA.

EE Increase in the pro forma interest expense due to a pro forma decrease in the capitalized interest based on the difference between historical and pro forma construction in progress balances resulting from the pro forma removal of capitalized fees paid to the Operating Company by CCA during the six months ended June 30, 2000 as if the merger transactions had occurred on January 1, 2000.

FF To remove the historical amortization of investment in contracts previously recognized by the Operating Company and to record the pro forma amortization of goodwill based on the pro forma goodwill balance of $114,188 amortized over the pro forma average life (15 years) of the contracts acquired in the merger transactions.

GG To remove the historical depreciation expense recognized by CCA related to capitalized fees paid by CCA to the Operating Company for the six months ended June 30, 2000.

HH To adjust CCA's historical income tax benefit to reflect the pro forma effective tax rate.

II To remove the historical non-recurring write-off of deferred tenant incentive fees recorded by CCA during the six months ended June 30, 2000.

JJ To adjust CCA's weighted average outstanding shares for the effects of the new common shares issued to the Operating Company, JJFMSI and PMSI shareholders in the merger transactions as if the transaction had occurred January 1, 2000. The number of CCA common shares issued are as follows:

         The Operating Company- (1,873 shares issued) to add the
           first six months of shares outstanding to the weighted                        1,873
           average share calculation
         JJFMSI- (160 shares issued) to add the first six months of
           shares outstanding to the weighted average share                                160
           calculation
         PMSI- (128 shares issued) to add the first six months of
           shares outstanding to the weighted average share                                128
           calculation
                                                                                         -----
                                                                                         2,161
                                                                                         -----

KK To eliminate the administrative service revenue recognized by the Operating Company and the administrative service fee expense recognized by PMSI and JJFMSI.

LL To eliminate the equity in earnings earnings recognized by CCA based on CCA owning 95% of the economic interests of PMSI and JJFMSI for the period from January through June 2000.

MM To eliminate the historical amortization of CCA's deferred gains relating to the 1999 sale of contracts to PMSI and JJFMSI.

NN To eliminate CCA's recognition of the 9.5% of the Operating Company losses as CCA owned 9.5% of the Operating Company before the merger.

OO To record six month's amortization of the work force intangible asset acquired in the Merger.

PP To record six month's amortization of the contracts acquired intangible asset acquired in the Merger.

QQ To record six month's amortization of the liability created from the negative investment in contracts value acquired in the Merger.

RR To remove historical non-recurring expenses associated with the proposed merger and related transactions that CCA had recorded during the first six months of 2000.

SS To reclassify equity in earnings of JFMSI received from the international investments from management revenue to equity in earnings for consistent presentation compared to the first six months of 2001.

TT To remove interest expense charged to the Operating Company by CCA on unpaid lease amounts.

UU The unaudited pro forma information presented does not include adjustments to reflect the dilutive effects of the fourth quarter 2000 conversion of the CCA Series B Preferred Stock into approximately 9.5 million shares of CCA's common stock (on a post reverse stock split basis) as if those conversions occurred at the beginning of 2000. Additionally, the provisions of SFAS No. 128 prohibit the inclusion of the effects of potentially issuable common shares in periods that a company reports losses from continuing operations. As such, the pro forma statement of operations for the six months ended June 30, 2000 does not include the effects of CCA's potentially issuable common shares such as convertible debt and equity securities, options and warrants. The unaudited pro forma information also does not include the dilutive effects of the expected issuance of an aggregate of 4.7 million shares of CCA's common stock to be issued in connection with the settlement of CCA's shareholder litigation.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Corrections Corporation of America (formerly Prison Realty Trust, Inc):

We have audited the accompanying consolidated balance sheets of CORRECTIONS CORPORATION OF AMERICA (formerly Prison Realty Trust, Inc.) (a Maryland corporation) AND SUBSIDIARIES as of December 31, 2000 and 1999, and the related combined and consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Notes 2 and 14, the Company has $1,152.6 million of debt outstanding at December 31, 2000, of which $14.6 million is contractually due in 2001 and $382.5 million matures on January 1, 2002. Although management has developed plans for addressing the January 1, 2002 debt maturity as discussed in Notes 2 and 14, there can be no assurance that management's plans will be successful and there can be no assurance that the Company will be able to refinance or renew its debt obligations maturing on January 1, 2002.

In our opinion, the combined and consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corrections Corporation of America (formerly Prison Realty Trust, Inc.) and subsidiaries as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States.

As further explained in Note 4 to the combined and consolidated financial statements, the Company has given retroactive effect to a change in accounting for one of its investments from the cost method to the equity method based upon a change in control which occurred in 2000.

                                             ARTHUR ANDERSEN LLP

Nashville, Tennessee
April 16, 2001 (except with respect to the matter discussed in Note 18, as to which the date is May 18, 2001)

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2000 AND 1999
                    (in thousands, except per share amounts)

                                        ASSETS                                                        2000                 1999
------------------------------------------------------------------------------------------        ------------         ------------
Cash and cash equivalents                                                                         $     20,889         $     84,493
Restricted cash                                                                                          9,209               24,409
Accounts receivable, net of allowance of $1,486 for 2000                                               132,306                5,105
Receivable from affiliates                                                                                  --               29,891
Income tax receivable                                                                                   32,662                   --
Prepaid expenses and other current assets                                                               18,726                5,801
Assets held for sale under contract                                                                     24,895                   --
                                                                                                  ------------         ------------
         Total current assets                                                                          238,687              149,699

Property and equipment, net                                                                          1,615,130            2,208,496

Notes receivable from Operating Company                                                                     --              122,472
Other notes receivable                                                                                   6,703                6,759
Investment in direct financing leases                                                                   23,808               70,255
Assets held for sale                                                                                   138,622                   --
Goodwill                                                                                               109,006                   --
Investment in affiliates                                                                                    --              113,482
Other assets                                                                                            45,036               45,481
                                                                                                  ------------         ------------

         Total assets                                                                             $  2,176,992         $  2,716,644
                                                                                                  ============         ============

                         LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------------------

Accounts payable and accrued expenses                                                             $    243,312         $     67,595
Payable to Operating Company                                                                                --                3,316
Income taxes payable                                                                                     8,437                5,476
Distributions payable                                                                                    9,156                2,150
Current portion of long-term debt                                                                       14,594                6,084
                                                                                                  ------------         ------------
         Total current liabilities                                                                     275,499               84,621

Long-term debt, net of current portion                                                               1,137,976            1,092,907
Deferred tax liabilities                                                                                56,450               32,000
Deferred gains on sales of contracts                                                                        --              106,045
Other liabilities                                                                                       19,052                   --
                                                                                                  ------------         ------------
         Total liabilities                                                                           1,488,977            1,315,573
                                                                                                  ------------         ------------

Commitments and contingencies

Preferred stock - $0.01 par value; 50,000 shares authorized:
   Series A - 4,300 shares issued and outstanding; stated at liquidation preference of
     $25.00 per share                                                                                  107,500              107,500
   Series B - 3,297 shares issued and outstanding at December 31, 2000; stated at
     liquidation preference of $24.46 per share                                                         80,642                   --
Common stock - $0.01 par value; 400,000 and 300,000 shares authorized; 235,395 and
   118,406 shares issued; and 235,383 and 118,394 shares outstanding at December 31,
   2000 and 1999, respectively                                                                           2,354                1,184
Additional paid-in capital                                                                           1,299,390            1,347,318
Deferred compensation                                                                                   (2,723)                 (91)
Retained deficit                                                                                      (798,906)             (54,598)
Treasury stock, 12 shares, at cost                                                                        (242)                (242)
                                                                                                  ------------         ------------
         Total stockholders' equity                                                                    688,015            1,401,071
                                                                                                  ------------         ------------

         Total liabilities and stockholders' equity                                               $  2,176,992         $  2,716,644
                                                                                                  ============         ============

              The accompanying notes are an integral part of these
                combined and consolidated financial statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)
               COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                    (in thousands, except per share amounts)

                                                                                   2000               1999               1998
                                                                                ----------         ----------         ----------
REVENUE:
   Management and other                                                         $  261,774         $       --         $  662,059
   Rental                                                                           40,938            270,134                 --
   Licensing fees from affiliates                                                    7,566              8,699                 --
                                                                                ----------         ----------         ----------

                                                                                   310,278            278,833            662,059
                                                                                ----------         ----------         ----------
EXPENSES:
   Operating                                                                       214,872                 --            496,522
   General and administrative                                                       21,241             24,125             28,628
   Lease                                                                             2,443                 --             58,018
   Depreciation and amortization                                                    59,799             44,062             14,363
   Licensing fees to Operating Company                                                 501                 --                 --
   Administrative service fee to Operating Company                                     900                 --                 --
   Write-off of amounts under lease arrangements                                    11,920             65,677                 --
   Impairment losses                                                               527,919             76,433                 --
   Old CCA compensation charge                                                          --                 --             22,850
                                                                                ----------         ----------         ----------
                                                                                   839,595            210,297            620,381
                                                                                ----------         ----------         ----------

OPERATING INCOME (LOSS)                                                           (529,317)            68,536             41,678
                                                                                ----------         ----------         ----------

OTHER (INCOME) EXPENSE:
   Equity (earnings) loss and amortization of deferred
     gain, net                                                                      11,638             (3,608)                --
   Interest (income) expense, net                                                  131,545             45,036             (2,770)
   Other income                                                                     (3,099)                --                 --
   Strategic investor fees                                                          24,222                 --                 --
   Unrealized foreign currency transaction loss                                      8,147                 --                 --
   Loss on sales of assets                                                           1,733              1,995                 --
   Stockholder litigation settlements                                               75,406                 --                 --
   Write-off of loan costs                                                              --             14,567              2,043
                                                                                ----------         ----------         ----------
                                                                                   249,592             57,990               (727)
                                                                                ----------         ----------         ----------
INCOME (LOSS) BEFORE INCOME TAXES, MINORITY INTEREST
   AND CUMULATIVE EFFECT OF ACCOUNTING CHANGE                                     (778,909)            10,546             42,405

   (Provision) benefit for income taxes                                             48,002            (83,200)           (15,424)
                                                                                ----------         ----------         ----------

INCOME (LOSS) BEFORE MINORITY INTEREST
   AND CUMULATIVE EFFECT OF ACCOUNTING
   CHANGE                                                                         (730,907)           (72,654)            26,981

   Minority interest in net loss of PMSI and JJFMSI                                    125                 --                 --
                                                                                ----------         ----------         ----------

INCOME (LOSS) BEFORE CUMULATIVE
   EFFECT OF ACCOUNTING CHANGE                                                    (730,782)           (72,654)            26,981

   Cumulative effect of accounting change, net of taxes                                 --                 --            (16,145)
                                                                                ----------         ----------         ----------

NET INCOME (LOSS)                                                                 (730,782)           (72,654)            10,836

         Distributions to preferred stockholders                                   (13,526)            (8,600)                --
                                                                                ----------         ----------         ----------
NET INCOME (LOSS) AVAILABLE TO
   COMMON STOCKHOLDERS                                                          $ (744,308)        $  (81,254)        $   10,836
                                                                                ==========         ==========         ==========

                                   (Continued)

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)
               COMBINED AND CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                    (in thousands, except per share amounts)

                                  (Continued)

                                                                                  2000             1999             1998
                                                                                --------         --------         -------
BASIC NET INCOME (LOSS) AVAILABLE TO
   COMMON STOCKHOLDERS PER COMMON
   SHARE:
   Before cumulative effect of accounting change                                $ (56.68)        $  (7.06)        $  3.78
   Cumulative effect of accounting change                                             --               --           (2.26)
                                                                                --------         --------         -------
                                                                                $ (56.68)        $  (7.06)        $  1.52
                                                                                ========         ========         =======

DILUTED NET INCOME (LOSS) AVAILABLE TO
   COMMON STOCKHOLDERS PER COMMON
   SHARE:
   Before cumulative effect of accounting change                                $ (56.68)        $  (7.06)        $  3.47
   Cumulative effect of accounting change                                             --               --           (2.05)
                                                                                --------         --------         -------
                                                                                $ (56.68)        $  (7.06)        $  1.42
                                                                                ========         ========         =======

WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING, BASIC
                                                                                  13,132           11,510           7,138
                                                                                ========         ========         =======
WEIGHTED AVERAGE COMMON SHARES
   OUTSTANDING, DILUTED                                                           13,132           11,510           7,894
                                                                                ========         ========         =======

              The accompanying notes are an integral part of these
                combined and consolidated financial statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)
               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (in thousands)

                                                                                   2000               1999               1998
                                                                                ----------         ----------         ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                                             $ (730,782)        $  (72,654)        $   10,836
  Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
    Depreciation and amortization                                                   59,799             44,062             14,363
    Amortization of debt issuance costs                                             15,684              7,901              1,610
    Deferred and other non-cash income taxes                                       (13,767)            83,200            (40,719)
    Equity in (earnings) losses and amortization of deferred
     gain                                                                           11,638             (3,608)              (535)
    Write-off of amounts under lease agreement                                      11,920             65,677                 --
    Write-off of loan costs                                                             --             14,567              2,043
    Foreign currency transaction loss                                                8,147                 --                 --
    Other non-cash items                                                             3,595              3,679                757
    Loss on disposals of assets                                                      1,733              1,995              1,083
    Gain on real estate transactions                                                    --                 --            (13,984)
    Asset impairment                                                               527,919             76,433                 --
    Old CCA compensation charge                                                         --                 --             22,850
    Cumulative effect of accounting change                                              --                 --             26,468
    Minority interest                                                                 (125)                --                 --
    Changes in assets and liabilities, net of acquisitions:
      Accounts receivable, prepaid expenses and other assets                        (4,728)            (2,732)           (39,678)
      Receivable from affiliates                                                    28,864            (28,608)                --
      Income tax receivable                                                        (32,662)            (9,490)               838
      Accounts payable and accrued expenses                                         66,039            (32,302)            68,565
      Payable to Operating Company                                                  (2,325)           (68,623)                --
      Other liabilities                                                              2,488                 --                 --
                                                                                ----------         ----------         ----------
         Net cash provided by (used in) operating activities                       (46,563)            79,497             54,497
                                                                                ----------         ----------         ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Additions of property and equipment, net                                        (78,663)          (528,935)          (417,215)
   (Increase) decrease in restricted cash                                           15,200             (7,221)                --
   Payments received on investments in affiliates                                    6,686             21,668                603
   Issuance of note receivable                                                        (529)            (6,117)            (1,549)
   Proceeds from sale of assets and businesses                                       6,400             43,959             61,299
   Merger costs                                                                         --                 --            (26,270)
   Increase in other assets                                                             --              3,536                 --
   Cash acquired (used) in acquisitions                                              6,938             21,894             (9,341)
   Cash acquired by Operating Company, PMSI and JJFMSI in
     sales of contracts                                                                 --                 --             (4,754)
   Payments received on direct financing leases and notes
     receivable                                                                      5,517              3,643              4,713
                                                                                ----------         ----------         ----------
         Net cash used in investing activities                                     (38,451)          (447,573)          (392,514)
                                                                                ----------         ----------         ----------

                                   (Continued)

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)
               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (in thousands)

                                   (Continued)

                                                                                   2000               1999               1998
                                                                                ----------         ----------         ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of debt, net                                              29,089            566,558            181,849
   Payment of debt issuance costs                                                  (11,316)           (59,619)            (9,485)
   Proceeds from issuance of common stock                                               --            131,977             66,148
   Proceeds from exercise of stock options and warrants                                 --                166              2,099
   Preferred stock issuance costs                                                     (403)                --                 --
   Payment of dividends                                                             (4,586)          (217,654)                --
   Cash paid for fractional shares                                                     (11)                --                 --
   Purchase of treasury stock                                                      (13,356)                --             (7,600)
                                                                                ----------         ----------         ----------
      Net cash provided by (used in) financing activities                             (583)           421,428            233,011
                                                                                ----------         ----------         ----------

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                                                (85,597)            53,352           (105,006)

CASH AND CASH EQUIVALENTS, beginning of year                                       106,486             31,141            136,147
                                                                                ----------         ----------         ----------

CASH AND CASH EQUIVALENTS, end of year                                          $   20,889         $   84,493         $   31,141
                                                                                ==========         ==========         ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION:
   Cash paid during the period for:
     Interest (net of amounts capitalized of $8,330, $37,700 and
       $11,800 in 2000, 1999 and 1998, respectively)                            $  132,798         $   28,022         $    4,424
                                                                                ==========         ==========         ==========
     Income taxes                                                               $    2,453         $    9,490         $   44,341
                                                                                ==========         ==========         ==========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
   FINANCING ACTIVITIES:
   The Company completed construction of a facility and entered into a direct financing lease:
      Investment in direct financing lease                                      $  (89,426)        $       --         $       --
      Property and equipment                                                        89,426                 --                 --
                                                                                ----------         ----------         ----------
                                                                                $       --         $       --         $       --
                                                                                ==========         ==========         ==========
   The Company committed to a plan of disposal for certain long-lived assets:
      Assets held for sale                                                      $ (163,517)        $       --         $       --
      Investment in direct financing lease                                          85,722                 --                 --
      Property and equipment                                                        77,795                 --                 --
                                                                                ----------         ----------         ----------
                                                                                $       --         $       --         $       --
                                                                                ==========         ==========         ==========
   Property and equipment were acquired through the forgiveness of the direct financing lease receivable and the issuance of a credit toward future management fees:
      Accounts receivable                                                       $       --         $       --         $    3,500
      Property and equipment                                                            --                 --            (16,207)
      Investment in direct financing lease                                              --                 --             12,707
                                                                                ----------         ----------         ----------
                                                                                $       --         $       --         $       --
                                                                                ==========         ==========         ==========

   Property and equipment were acquired through the forgiveness of a note receivable:
      Note receivable                                                           $       --         $       --         $   57,624
      Property and equipment                                                            --                 --            (58,487)
      Long-term debt                                                                    --                 --                863
                                                                                ----------         ----------         ----------
                                                                                $       --         $       --         $       --
                                                                                ==========         ==========         ==========

                                   (Continued)

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)
               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (in thousands)

                                   (Continued)

                                                                                   2000               1999               1998
                                                                                ----------         ----------         ----------
   The Company issued debt to satisfy accrued default rate interest on a convertible note and to satisfy a payable for professional services:
      Short-term debt                                                           $    2,014         $       --         $       --
      Accounts payable and accrued expenses                                         (2,014)                --                 --
                                                                                ----------         ----------         ----------
                                                                                $       --         $       --         $       --
                                                                                ==========         ==========         ==========
   Long-term debt was converted into common stock:
      Other assets                                                              $       --         $    1,161         $        5
      Long-term debt                                                                    --            (47,000)            (5,800)
      Common stock                                                                      --                 50                 18
      Additional paid-in capital                                                        --             45,789              3,633
      Treasury stock, at cost                                                           --                 --             51,029
      Retained earnings                                                                 --                 --            (48,885)
                                                                                ----------         ----------         ----------
                                                                                $       --         $       --         $       --
                                                                                ==========         ==========         ==========
   The Company issued a preferred stock dividend to satisfy the REIT distribution requirements:
      Preferred stock - Series B                                                $  183,872         $       --         $       --
      Additional paid-in capital                                                  (183,872)                --                 --
                                                                                ----------         ----------         ----------
                                                                                $       --         $       --         $       --
                                                                                ==========         ==========         ==========
   Preferred stock was converted into common stock:
      Preferred stock - Series A                                                $       --         $       --         $     (380)
      Preferred stock - Series B                                                  (105,471)                --                 --
      Common stock                                                                     951                 --                  6
      Additional paid-in capital                                                   104,520                 --                374
                                                                                ----------         ----------         ----------
                                                                                $       --         $       --         $       --
                                                                                ==========         ==========         ==========
   The Company acquired the assets and liabilities of Operating Company, PMSI and JJFMSI for stock:
      Accounts receivable                                                       $ (133,667)        $       --         $       --
      Receivable from affiliate                                                      9,027                 --                 --
      Income tax receivable                                                         (3,781)                --                 --
      Prepaid expenses and other current assets                                       (903)                --                 --
      Property and equipment, net                                                  (38,475)                --                 --
      Notes receivable                                                             100,756                 --                 --
      Goodwill                                                                    (110,596)                --                 --
      Investment in affiliates                                                     102,308                 --                 --
      Deferred tax assets                                                           37,246                 --                 --
      Other assets                                                                 (11,767)                --                 --
      Accounts payable and accrued expenses                                        103,769                 --                 --
      Payable to Operating Company                                                 (18,765)                --                 --
      Distributions payable                                                             31                 --                 --
      Note payable to JJFMSI                                                         4,000                 --                 --
      Short-term debt                                                               23,876                 --                 --
      Deferred tax liabilities                                                       2,600                 --                 --
      Deferred gains on sales of contracts                                         (96,258)                --                 --
      Other liabilities                                                             25,525                 --                 --
      Common stock                                                                     217                 --                 --
      Additional paid-in capital                                                    29,789                 --                 --
      Deferred compensation                                                         (2,884)                --                 --
                                                                                ----------         ----------         ----------
                                                                                $   22,048         $       --         $       --
                                                                                ==========         ==========         ==========

                                   (Continued)

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)
               COMBINED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (in thousands)

                                   (Continued)

                                                                                   2000               1999               1998
                                                                                ----------         ----------         ----------
   Stock warrants were exercised for shares of Old CCA's common stock:
      Other assets                                                              $       --         $       --         $    1,450
      Common stock                                                                      --                 --                 38
      Additional paid-in capital                                                        --                 --             15,892
      Treasury stock, at cost                                                           --                 --            (17,380)
                                                                                ----------         ----------         ----------
                                                                                $       --         $       --         $       --
                                                                                ==========         ==========         ==========

   The Company acquired treasury stock and issued common stock in connection with the exercise of stock options:
         Additional paid-in capital                                             $       --         $      242         $       --
         Treasury stock, at cost                                                        --               (242)                --
                                                                                ----------         ----------         ----------
                                                                                $       --         $       --         $       --
                                                                                ==========         ==========         ==========

   The Company acquired Old Prison Realty's assets and
     liabilities for stock:
         Restricted cash                                                        $       --        $   (17,188)         $      --
         Property and equipment, net                                                    --         (1,223,370)                --
         Other assets                                                                   --             22,422                 --
         Accounts payable and accrued expenses                                          --             23,351                 --
         Deferred gains on sales of contracts                                           --           (125,751)                --
         Long-term debt                                                                 --            279,600                 --
         Distributions payable                                                          --              2,150                 --
         Common stock                                                                   --                253                 --
         Preferred stock                                                                --            107,500                 --
         Additional paid-in capital                                                     --            952,927                 --
                                                                                ----------         ----------         ----------
                                                                                $       --         $   21,894         $       --
                                                                                ==========         ==========         ==========

   Sales of contracts to Old CCA, PMSI and JJFMSI:
         Accounts receivable                                                    $       --         $       --         $  105,695
         Prepaid expenses                                                               --                 --              5,935
         Deferred tax assets                                                            --                 --              2,960
         Other current assets                                                           --                 --             14,865
         Property and equipment, net                                                    --                 --             63,083
         Notes receivable                                                               --                 --           (135,854)
         Investment in affiliates                                                       --                 --           (120,916)
         Other assets                                                                   --                 --             10,124
         Accounts payable and accrued expenses                                          --                 --            (57,347)
         Current portion of deferred gains on sales of contracts                        --                 --             16,671
         Long-term debt                                                                 --                 --            (10,000)
         Deferred gains on sales of contracts                                           --                 --            104,784
                                                                                ----------         ----------         ----------
                                                                                $       --         $       --         $       --
                                                                                ==========         ==========         ==========

              The accompanying notes are an integral part of these
                combined and consolidated financial statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (in thousands)

                                                     PREFERRED STOCK                              COMMON STOCK
                                          --------------------------------------    ------------------------------------------
                                               SERIES A             SERIES B              ISSUED             TREASURY STOCK
                                          -----------------   ------------------    -------------------    -------------------
                                          SHARES    AMOUNT    SHARES     AMOUNT      SHARES     AMOUNT     SHARES      AMOUNT
                                          ------   --------   ------    --------    --------    -------    ------    ---------
 BALANCE, DECEMBER 31, 1997                   --   $     --      380    $    380      70,201    $   702      (829)   $ (40,842)
                                          ------   --------   ------    --------     -------    -------    ------    ---------
  Conversion of preferred stock               --         --     (380)       (380)        610          6        --           --
  Stock options and warrants
     Exercised                                --         --       --          --       5,161         52      (818)     (20,148)
  Stock repurchased                           --         --       --          --          --         --      (175)      (7,600)
  Income tax benefits of
     incentive stock option
     exercises                                --         --       --          --          --         --        --           --
  Conversion of long-term debt                --         --       --          --       1,805         18     1,075       51,029
  Retirement of treasury stock                --         --       --          --        (747)        (7)      747       17,561
  Operating Company stock
      issued to Old CCA
      employees                               --         --       --          --          --         --        --           --
  Issuance of common stock                    --         --       --          --       2,926         29        --           --
  Compensation expense related
      to deferred stock awards
      and stock options                       --         --       --          --          --         --        --           --
  Net income                                  --         --       --          --          --         --        --           --
                                          ------   --------   ------    --------    --------    -------    ------    ---------
BALANCE, DECEMBER 31, 1998                    --         --       --          --      79,956        800        --           --
                                          ------   --------   ------    --------    --------    -------    ------    ---------

  Acquisition of Old Prison
      Realty                               4,300    107,500       --          --      25,316        253        --           --
  Effect of election of status as a
      real estate investment trust            --         --       --          --          --         --        --           --
  Issuance of common stock                    --         --       --          --       7,981         79        --           --
  Issuance of restricted stock                --         --       --          --          23         --        --           --
  Stock options exercised                     --         --       --          --         146          2       (12)        (242)
  Conversion of long-term debt                --         --       --          --       4,975         50        --           --
  Shares issued to trustees                   --         --       --          --           9         --        --           --
  Compensation expense related
     to deferred stock awards and
     stock options                            --         --       --          --          --         --        --           --
  Net loss                                    --         --       --          --          --         --        --           --
  Distributions to stockholders               --         --       --          --          --         --        --           --
                                          ------   --------   ------    --------    --------    -------    ------    ---------
 BALANCE, DECEMBER 31, 1999                4,300   $107,500       --    $     --     118,406    $ 1,184       (12)   $    (242)
                                          ------   --------   ------    --------    --------    -------    ------    ---------


                                           ADDITIONAL               RETAINED       TOTAL
                                            PAID-IN     DEFERRED    EARNINGS    STOCKHOLDERS'
                                            CAPITAL   COMPENSATION  (DEFICIT)      EQUITY
                                           ---------- ------------  ---------   -------------
BALANCE, DECEMBER 31, 1997                 $  295,361    $   --     $ 92,475    $   348,076
                                           ----------    ------     --------    -----------
  Conversion of preferred stock                   374        --           --             --
  Stock options and warrants
     Exercised                                 22,478        --       (1,733)           649
  Stock repurchased                                --        --           --         (7,600)
  Income tax benefits of
     incentive stock option
     exercises                                  4,475        --           --          4,475
  Conversion of long-term debt                  3,633        --      (48,885)         5,795
  Retirement of treasury stock                (17,554)       --           --             --
  Operating Company stock
      issued to Old CCA
      employees                                22,850        --           --         22,850
  Issuance of common stock                     66,119        --           --         66,148
  Compensation expense related
      to deferred stock awards
      and stock options                           757        --           --            757
  Net income                                       --        --       10,836         10,836
                                           ----------    ------     --------    -----------
BALANCE, DECEMBER 31, 1998                    398,493        --       52,693        451,986
                                           ----------    ------     --------    -----------
  Acquisition of Old Prison
      Realty                                  952,927        --           --      1,060,680
  Effect of election of status as a
      real estate investment trust             52,693        --      (52,693)            --
  Issuance of common stock                    131,898        --           --        131,977
  Issuance of restricted stock                    468      (293)          --            175
  Stock options exercised                         406        --           --            166
  Conversion of long-term debt                 45,789        --           --         45,839
  Shares issued to trustees                       125        --           --            125
  Compensation expense related
     to deferred stock awards and
     stock options                                229       202           --            431
  Net loss                                    (83,200)       --       10,546        (72,654)
  Distributions to stockholders              (152,510)       --      (65,144)      (217,654)
                                           ----------    ------     --------    -----------
 BALANCE, DECEMBER 31, 1999                $1,347,318    $  (91)    $(54,598)   $ 1,401,071
                                           ----------    ------     --------    -----------

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998
                                 (in thousands)

                                   (Continued)

                                                     PREFERRED STOCK                              COMMON STOCK
                                          --------------------------------------    ----------------------------------------
                                               SERIES A             SERIES B              ISSUED             TREASURY STOCK
                                          -----------------   ------------------    ------------------   -------------------
                                          SHARES    AMOUNT    SHARES     AMOUNT      SHARES     AMOUNT   SHARES     AMOUNT
                                          ------   --------   ------    --------    --------   -------   ------    ---------
BALANCE, DECEMBER 31, 1999                 4,300   $107,500       --    $     --     118,406   $ 1,184      (12)   $    (242)
                                           -----   --------   ------    --------    --------   -------   ------    ---------
  Acquisition of
     Operating Company                        --         --       --          --      18,831       188       --           --
  Acquisition of PMSI                         --         --       --          --       1,279        13       --           --

  Acquisition of JJFMSI                       --         --       --          --       1,599        16       --           --
  Distribution to common
     stockholders                             --         --    7,517     183,872          --        --       --           --
  Conversion of series B
     preferred stock into
     common stock, net                        --         --   (4,312)   (105,482)     95,051       951       --           --
  Compensation expense
     related to deferred stock
     awards and stock
     options                                  --         --       --          --         176         2       --           --
  Forfeiture of restricted
     stock                                    --         --       --          --          --        --       --           --
  Shares issued to trustees                   --         --       --          --          53        --       --           --
  Dividends on preferred
     stock                                    --         --       92       2,252          --        --       --           --
  Net loss                                    --         --       --          --          --        --       --           --
                                           -----   --------   ------    --------    --------   -------   ------    ---------
BALANCE, DECEMBER 31, 2000                 4,300   $107,500    3,297    $ 80,642     235,395   $ 2,354      (12)   $    (242)
                                           =====   ========   ======    ========    ========   =======   ======    =========





                                           ADDITIONAL               RETAINED       TOTAL
                                            PAID-IN     DEFERRED    EARNINGS    STOCKHOLDERS'
                                            CAPITAL   COMPENSATION  (DEFICIT)      EQUITY
                                           ---------- ------------  ---------   -------------
BALANCE, DECEMBER 31, 1999                 $1,347,318    $  (91)    $ (54,598)   $ 1,401,071
                                           ----------    ------     ---------    -----------
  Acquisition of
     Operating Company                         28,580    (1,646)           --         27,122
  Acquisition of PMSI                             537      (550)           --             --

  Acquisition of JJFMSI                           672      (688)           --             --
  Distribution to common
     stockholders                            (184,275)       --            --           (403)
  Conversion of series B
     preferred stock into
     common stock, net                        104,520        --            --            (11)
  Compensation expense
     related to deferred stock
     awards and stock
     options                                    2,043       171            --          2,216
  Forfeiture of restricted
     stock                                        (81)       81            --             --
  Shares issued to trustees                        76        --            --             76
  Dividends on preferred
     stock                                         --        --       (13,526)       (11,274)
  Net loss                                         --        --      (730,782)      (730,782)
                                           ----------    ------     ---------    -----------
BALANCE, DECEMBER 31, 2000                 $1,299,390    $(2,723)   $(798,906)   $   688,015
                                           ==========    ======     =========    ===========

              The accompanying notes are an integral part of these
                combined and consolidated financial statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)

             NOTES TO COMBINED AND CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2000, 1999 AND 1998

1.       ORGANIZATION AND OPERATIONS

         BACKGROUND AND FORMATION TRANSACTIONS

         Corrections Corporation of America (together with its subsidiaries, the "Company"), a Maryland corporation formerly known as Prison Realty Trust, Inc. ("New Prison Realty"), commenced operations as Prison Realty Corporation on January 1, 1999, following the mergers with and into the Company of each of the former Corrections Corporation of America, a Tennessee corporation ("Old CCA"), on December 31, 1998 and CCA Prison Realty Trust, a Maryland real estate investment trust ("Old Prison Realty"), on January 1, 1999 (such mergers referred to collectively herein as the "1999 Merger").

         Prior to the 1999 Merger, Old Prison Realty had been a publicly traded entity operating as a real estate investment trust, or REIT, primarily in the business of owning and leasing prison facilities to private prison management companies and certain government entities. Prior to the 1999 Merger, Old CCA was also a publicly traded entity primarily in the business of owning, operating and managing prisons on behalf of government entities (as discussed further herein). Additionally, Old CCA had been Old Prison Realty's primary tenant.

         Immediately prior to the 1999 Merger, Old CCA sold all of the issued and outstanding capital stock of certain wholly-owned corporate subsidiaries of Old CCA, certain management contracts and certain other non-real estate assets related thereto, to a newly formed entity, Correctional Management Services Corporation, a privately-held Tennessee corporation ("Operating Company"). Also immediately prior to the 1999 Merger, Old CCA sold certain management contracts and other assets and liabilities relating to government owned adult facilities to Prison Management Services, LLC (subsequently merged with Prison Management Services, Inc.) and sold certain management contracts and other assets and liabilities relating to government owned jails and juvenile facilities to Juvenile and Jail Facility Management Services, LLC (subsequently merged with Juvenile and Jail Facility Management Services, Inc.). Refer to Note 3 for a more detailed discussion of these transactions occurring immediately prior to the 1999 Merger.

         Effective January 1, 1999, New Prison Realty elected to qualify as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1999. Also effective January 1, 1999, New Prison Realty entered into lease agreements and other agreements with Operating Company, whereby Operating Company would lease the substantial majority of New Prison Realty's facilities and Operating Company would provide certain services to New Prison Realty. Refer to
         Note 5 for a more complete discussion of New Prison Realty's historical relationship with Operating Company.

         During 2000, the Company completed a comprehensive restructuring (the "Restructuring"). As part of the Restructuring, Operating Company was merged with and into a wholly-owned subsidiary of the Company on October 1, 2000 (the "Operating Company Merger"). Immediately prior to the Operating Company Merger, Operating Company leased from New Prison Realty 35 correctional and detention facilities, with a total design capacity of 37,520 beds. Also in connection with the Restructuring, the Company amended its charter to, among other things, remove provisions relating to the Company's operation and qualification as a REIT for federal income tax purposes commencing with its 2000 taxable year and change its name to "Corrections Corporation of America."

         From December 31, 1998 until September 1, 2000, the Company owned 100% of the non-voting common stock of Prison Management Services, Inc. ("PMSI") and Juvenile and Jail Facility Management Services, Inc. ("JJFMSI"), both of which were privately-held service companies which managed certain government-owned prison and jail facilities under the "Corrections Corporation of America" name (together the "Service Companies"). The Company was entitled to receive 95% of each company's net income, as defined, as dividends on such shares, while other outside shareholders and the wardens at the individual facilities owned 100% of the voting common stock of PMSI and JJFMSI, entitling those voting stockholders to receive the remaining 5% of each company's net income as dividends on such shares. During September 2000, wholly-owned subsidiaries of PMSI and JJFMSI entered into separate transactions with each of PMSI's and JJFMSI's respective non-management, outside shareholders to reacquire all of the outstanding voting stock of their non-management, outside shareholders, representing 85% of the outstanding voting stock of each entity for cash payments of $8.3 million and $5.1 million, respectively.

         On December 1, 2000, the Company completed the acquisitions of PMSI and JJFMSI. PMSI provided adult prison facility management services to government agencies pursuant to management contracts with state governmental agencies and authorities in the United States and Puerto Rico. Immediately prior to the acquisition date, PMSI had contracts to manage 11 correctional and detention facilities with a total design capacity of 13,372 beds, all of which were in operation. JJFMSI provided juvenile and jail facility management services to government agencies pursuant to management contracts with federal, state and local government agencies and authorities in the United States and Puerto Rico and provided adult prison facility management services to certain international authorities in Australia and the United Kingdom. Immediately prior to the acquisition date, JJFMSI had contracts to manage 17 correctional and detention facilities with a total design capacity of 9,204 beds.

         OPERATIONS

         Prior to the 1999 Merger, Old CCA operated and managed prisons and other correctional and detention facilities and provided prisoner transportation services for governmental agencies. Old CCA also provided a full range of related services to governmental agencies, including managing, financing, developing, designing and constructing new correctional and detention facilities and redesigning and renovating older facilities. Following the completion of the 1999 Merger and through September 30, 2000, New Prison Realty specialized in acquiring, developing, owning and leasing correctional and detention facilities. Following the completion of the 1999 merger and through September 30, 2000, Operating Company was a separately owned private prison management company that operated, managed and leased the substantial majority of facilities owned by New Prison Realty. As a result of the 1999 Merger and certain contractual relationships existing between New Prison Realty and Operating Company, New Prison Realty was dependent on Operating Company for a significant source of its income. In addition, New Prison Realty paid Operating Company for services rendered to New Prison Realty in the development of its correctional and detention facilities. As a result of liquidity issues facing Operating Company and New Prison Realty, the parties amended certain of the contractual agreements between New Prison Realty and Operating Company during 2000. For a more complete description of these amendments, see Note 5.

         As a result of the acquisition of Operating Company on October 1, 2000, and the acquisition of PMSI and JJFMSI on December 1, 2000, the Company now specializes in owning, operating and managing prisons and other correctional facilities and providing prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, each of the Company's facilities offers a large variety of rehabilitation and educational programs, including basic education, life skills and employment training and substance abuse treatment. The Company also provides health care (including medical, dental and psychiatric services), institutional food services and work and recreational programs.

         As of March 15, 2001, the Company owned or managed 74 correctional and detention facilities with a total design capacity of approximately 67,000 beds in 22 states, the District of Columbia, Puerto Rico and the United Kingdom, of which 72 facilities were operating and two were under construction.

2.       FINANCIAL CONDITION

         After completion of the first quarter of 1999, the first quarter in which operations were conducted in the structure after the 1999 Merger, management of the Company and management of Operating Company determined that Operating Company had not performed as well as projected for several reasons: occupancy rates at its facilities were lower than in 1998; operating expenses were higher as a percentage of revenue than in 1998; and certain aspects of the Operating Company Leases adversely affected Operating Company. As a result, in May 1999, the Company and Operating Company amended certain of the agreements between them to provide Operating Company with additional cash flow. See Note 5 for further discussion of these amendments. The objective of these changes was to allow Operating Company to be able to continue to make its full lease payments, to allow the Company to continue to make dividend payments to its stockholders and to provide time for Operating Company to improve its operations so that it might ultimately perform as projected and be able to make its full lease payments to the Company.

         However, after these changes were announced, a chain of events occurred which adversely affected both the Company and Operating Company. The Company's stock price fell dramatically, resulting in the commencement of stockholder litigation against the Company and its former directors and officers. These events made it more difficult to raise capital. A lower stock price meant that the Company had more restricted access to equity capital, and the uncertainties caused by the falling stock price made it much more difficult to obtain debt financing. As described in
         Note 21, the Company has accrued the estimated maximum obligation of the contingency associated with the stockholder litigation. Also see
         Note 21 for further discussion of the stockholder lawsuits, and the settlements reached with the plaintiffs during the first quarter of 2001.

         In order to address its liquidity constraints, during the summer of 1999, the Company increased its line of credit facility from $650.0 million to $1.0 billion. One of the financing requirements in connection with this increase required that the Company raise $100.0 million in equity and Operating Company raise $25.0 million in equity in order for the Company to make the distributions in cash that would be necessary to enable the Company to qualify as a REIT with respect to its 1999 taxable year. See Note 14 for a further discussion of the Company's Amended Bank Credit Facility.

         In a further attempt to address the capital and liquidity constraints facing the Company and Operating Company, as well as concerns regarding the corporate structure and management of the Company, management elected to pursue strategic alternatives for the Company, including a restructuring led by a group of institutional investors consisting of an affiliate of Fortress Investment Group LLC and affiliates of The Blackstone Group ("Fortress/Blackstone"). Shortly after announcing the proposal led by Fortress/Blackstone, the Company received an unsolicited proposal from Pacific Life Insurance Company ("Pacific Life"). Fortress/Blackstone elected not to match the terms of the proposal from Pacific Life. Consequently, the securities purchase agreement was terminated, and the Company entered into an agreement with Pacific Life. The Pacific Life securities purchase agreement was mutually terminated by the parties after Pacific Life was unwilling to confirm that the June 2000 Waiver and Amendment satisfied the terms of the agreement with Pacific Life. The Company also terminated the services of one of its financial advisors. See Note 21 for further information regarding the Company's potential obligations under its previous agreements with Fortress/Blackstone, Pacific Life, and the Company's financial advisor.

         Consequently, the Company determined to pursue a comprehensive restructuring without a third-party equity investment, and approved a series of agreements providing for the comprehensive restructuring of the Company. As further discussed in Note 14, the Restructuring included obtaining amendments to, and a waiver of existing defaults under, the Company's Amended Bank Credit Facility (the "June 2000 Waiver and Amendment") that resulted from the financial condition of the Company and Operating Company, the transactions undertaken by the Company and Operating Company in an attempt to resolve the liquidity issues of the Company and Operating Company, and the previously announced restructuring transactions. In obtaining the June 2000 Waiver and Amendment, the Company agreed to complete certain transactions which were incorporated as covenants to the June 2000 Waiver and Amendment. Pursuant to these requirements, the Company was obligated to complete the Restructuring, including the Operating Company Merger, as further discussed in Note 3; the amendment of its charter to remove the requirements that it elect to be taxed as a REIT commencing with its 2000 taxable year, as further discussed in Note 15; the restructuring of management; and the distribution of shares of Series B Cumulative Convertible Preferred Stock $0.01 par value per share (the "Series B Preferred Stock") in satisfaction of the Company's remaining 1999 REIT distribution requirement, as further discussed in Notes 13 and 18. As further discussed in Note 3, the June 2000 Waiver and Amendment also permitted the acquisitions of PMSI and JJFMSI. The Restructuring provides for a simplified corporate and financial structure while eliminating conflicts arising out of the landlord-tenant and debtor-creditor relationship that existed between the Company and Operating Company.

         In order to address existing and potential events of default under the Company's convertible subordinated notes resulting from the Company's financial condition and as a result of the proposed restructurings, during the second quarter of 2000, the Company obtained waivers and amendments to the provisions of the note purchase agreements governing the notes, as further discussed in Note 14. As further discussed in
         Note 14, in order to address existing and potential events of default under the Operating Company's revolving credit facility resulting from the financial condition of Operating Company and certain restructuring transactions, during the first quarter of 2000, Operating Company obtained a waiver of events of default.

         During the third quarter of 2000, the Company named a new president and chief executive officer, followed by a new chief financial officer in the fourth quarter. At the Company's 2000 annual meeting of stockholders held during the fourth quarter of 2000, the Company's stockholders elected a newly constituted nine-member board of directors of the Company, including six independent directors.

         Following the completion of the Operating Company Merger and the acquisitions of PMSI and JJFMSI, during the fourth quarter of 2000, the Company's new management conducted strategic assessments; developed a strategic operating plan to improve the Company's financial position; developed revised projections for 2001; and evaluated the utilization of existing facilities, projects under development, excess land parcels, and identified certain of these non-strategic assets for sale. As a result of these assessments, the Company recorded non-cash impairment losses totaling $508.7 million, as further discussed in Note 7.

         As further discussed in Note 14, during the fourth quarter of 2000, the Company obtained a consent and amendment to its Amended Bank Credit Facility to replace existing financial covenants. During the first quarter of 2001, the Company also obtained amendments to the Amended Bank Credit Facility, as further discussed in Note 14, to modify the financial covenants to take into consideration any loss of EBITDA that may result from certain asset dispositions during 2001 and subsequent periods and to permit the issuance of indebtedness in partial satisfaction of it obligations in the stockholder litigation settlement. Also, during the first quarter of 2001, the Company amended the provisions to the note purchase agreement governing its $30.0 million convertible subordinated notes to replace previously existing financial covenants, as further discussed in Note 14, in order to remove existing defaults and attempt to remain in compliance during 2001 and subsequent periods.

         The Company believes that its operating plans and related projections are achievable, and would allow the Company to maintain compliance with its debt covenants during 2001. However, there can be no assurance that the Company will be able to maintain compliance with its debt covenants or that, if the Company defaults under any of its debt covenants, the Company will be able to obtain additional waivers or amendments. Additionally, the Company also has certain non-financial covenants which must be met in order to remain in compliance with its debt agreements. The Company's Amended Bank Credit Facility contains a non-financial covenant requiring the Company to consummate the securitization of lease payments (or other similar transaction) with respect to the Company's Agecroft facility located in Salford, England by March 31, 2001. The Agecroft transaction did not close by the required date. However, the covenant allows for a 30-day grace period during which the lenders under the Amended Bank Credit Facility could not exercise their rights to declare an event of default. On April 10, 2001, prior to the expiration of the grace period, the Company consummated the Agecroft transaction through the sale of all of the issued and outstanding capital stock of Agecroft Properties, Inc., a wholly-owned subsidiary of the Company, thereby fulfilling the Company's covenant requirements with respect to the Agecroft transaction.

         The Amended Bank Credit Facility also contains a non-financial covenant requiring the Company to provide the lenders with audited financial statements within 90 days of the Company's fiscal year end, subject to an additional five-day grace period. Due to the Company's attempts to close the securitization discussed above, the Company did not provide the audited financial statements within the required time period. However, the Company has obtained a waiver from the lenders under the Amended Bank Credit Facility of this financial reporting requirement. This waiver also cured the resulting cross-default under the Company's $40.0 million convertible notes.

         Additional non-financial covenants, among others, include a requirement to use commercially reasonable efforts to (i) raise $100.0 million through equity or asset sales (excluding the securitization of lease payments or other similar transaction with respect to the Salford, England facility) on or before June 30, 2001, and (ii) register shares into which the $40.0 million convertible notes are convertible. The Company believes it will be able to demonstrate commercially reasonable efforts regarding the $100.0 million capital raising event on or before June 30, 2001, primarily by attempting to sell certain assets, as discussed above. Subsequent to year-end, the Company completed the sale of a facility located in North Carolina for approximately $25 million, as discussed in Note 8. The Company is currently evaluating and would also consider a distribution of rights to purchase common or preferred stock to the Company's existing stockholders, or an equity investment in the Company from an outside investor. The Company expects to use the net proceeds from these transactions to pay-down debt under the Amended Bank Credit Facility. Management also intends to take the necessary actions to achieve compliance with the covenant regarding the registration of shares.

         The revolving loan portion of the Amended Bank Credit Facility of $382.5 million matures on January 1, 2002. As part of management's plans to improve the Company's financial position and address the January 1, 2002 maturity of portions of the debt under the Amended Bank Credit Facility, management has committed to a plan of disposal for certain long-lived assets. These assets are being actively marketed for sale and are classified as held for sale in the accompanying consolidated balance sheet at December 31, 2000. Anticipated proceeds from these asset sales are to be applied as loan repayments. The Company believes that utilizing such proceeds to pay-down debt will improve its leverage ratios and overall financial position, improving its ability to refinance or renew maturing indebtedness, including primarily the Company's revolving loans under the Amended Bank Credit Facility.

         While management has developed strategic operating plans to deal with the uncertainties facing the Company and to remain in compliance with its debt covenants, there can be no assurance that the cash flow projections will reflect actual results and there can be no assurance that the Company will remain in compliance with its debt covenants during 2001. Further, even if the Company is successful in selling assets, there can be no assurance that it will be able to refinance or renew its debt obligations maturing January 1, 2002.

         Due to certain cross-default provisions contained in certain of the Company's debt instruments (as further discussed in Note 14), if the Company were to be in default under the Amended Bank Credit Facility and if the lenders under the Amended Bank Credit Facility elected to exercise their rights to accelerate the Company's obligations under the Amended Bank Credit Facility, such events could result in the acceleration of all or a portion of the outstanding principal amount of the Company's $100.0 million senior notes or the Company's aggregate $70.0 million convertible subordinated notes, which would have a material adverse effect on the Company's liquidity and financial position. Additionally, under the Company's $40.0 million convertible subordinated notes, even if the lenders under the Amended Bank Credit Facility did not elect to exercise their acceleration rights, the holders of the $40.0 million convertible subordinated notes could require the Company to repurchase such notes. The Company does not have sufficient working capital to satisfy its debt obligations in the event of an acceleration of all or a substantial portion of the Company's outstanding indebtedness.

3.       MERGER TRANSACTIONS

         THE 1999 MERGER

         On December 31, 1998, immediately prior to the 1999 Merger, Old CCA sold to Operating Company all of the issued and outstanding capital stock of certain wholly-owned corporate subsidiaries of Old CCA, certain management contracts and certain other assets and liabilities, and the Company and Operating Company entered into a series of agreements as more fully described in Note 5. In exchange, Old CCA received a $137.0 million promissory note payable by Operating Company (the "CCA Note") and 100% of the non-voting common stock of Operating Company. The non-voting common stock represented a 9.5% economic interest in Operating Company and was valued at the implied fair market value of $4.8 million. The Company succeeded to these interests as a result of the 1999 Merger. The sale to Operating Company generated a deferred gain of $63.3 million. See Note 5 for discussion of the accounting for the CCA Note, the deferred gain and for discussion of other relationships between the Company and Operating Company.

         On December 31, 1998, immediately prior to the 1999 Merger, Old CCA sold to a newly-created company, Prison Management Services, LLC ("PMS, LLC"), certain management contracts and certain other assets and liabilities relating to government-owned adult prison facilities. In exchange, Old CCA received 100% of the non-voting membership interest in PMS, LLC, valued at the implied fair market value of $67.1 million. On January 1, 1999, PMS, LLC merged with PMSI and all PMS, LLC membership interests were converted into a similar class of stock in PMSI. The Company succeeded to this ownership interest as a result of the 1999 Merger. The sale to PMSI generated a deferred gain of $35.4 million.

         On December 31, 1998, immediately prior to the 1999 Merger, Old CCA sold to a newly-created company, Juvenile and Jail Facility Management Services, LLC ("JJFMS, LLC"), certain management contracts and certain other assets and liabilities relating to government-owned jails and juvenile facilities, as well as Old CCA's international operations. In exchange, Old CCA received 100% of the non-voting membership interest in JJFMS, LLC valued at the implied fair market value of $55.9 million. On January 1, 1999, JJFMS, LLC merged with JJFMSI and all JJFMS, LLC membership interests were converted into a similar class of stock in JJFMSI. The Company succeeded to this ownership interest as a result of the 1999 Merger. The sale to JJFMSI generated a deferred gain of $18.0 million.

         On December 31, 1998, Old CCA merged with and into New Prison Realty. In the 1999 Merger, each share of Old CCA's common stock was converted into the right to receive 0.875 share of New Prison Realty's common stock. On January 1, 1999, Old Prison Realty merged with and into New Prison Realty in the 1999 Merger. In the 1999 Merger, Old Prison Realty shareholders received 1.0 share of common stock or 8.0% Series A Cumulative Preferred

         Stock ("Series A Preferred Stock") of the Company in exchange for each Old Prison Realty common share or 8.0% Series A Cumulative Preferred Share.

         The first step of the 1999 Merger was accounted for as a reverse acquisition of New Prison Realty by Old CCA and as an acquisition of Old Prison Realty by New Prison Realty. As such, Old CCA's assets and liabilities have been carried forward at historical cost, and the provisions of reverse acquisition accounting prescribe that Old CCA's historical financial statements be presented as the Company's historical financial statements prior to January 1, 1999. The historical equity section of the financial statements and earnings per share have been retroactively restated to reflect the Company's equity structure, including the exchange ratio and the effects of the differences in par values of the respective companies' common stock. Old Prison Realty's assets and liabilities acquired in the second step of the 1999 Merger have been recorded at fair market value, as required by Accounting Principles Board Opinion No. 16, "Business Combinations" ("APB 16").

         THE 2000 OPERATING COMPANY MERGER AND RESTRUCTURING TRANSACTIONS

         In order to address liquidity and capital constraints, the Company entered into a series of agreements providing for the comprehensive restructuring of the Company. As a part of this Restructuring, the Company entered into an agreement and plan of merger with Operating Company, dated as of June 30, 2000, providing for the Operating Company Merger.

         Effective October 1, 2000, New Prison Realty and Operating Company completed the Operating Company Merger in accordance with an agreement and plan of merger, after New Prison Realty's stockholders approved the agreement and plan of merger on September 12, 2000. In connection with the completion of the Operating Company Merger, New Prison Realty amended its charter to, among other things:

                  - remove provisions relating to its qualification as a REIT for federal income tax purposes commencing with its 2000 taxable year,

                  - change its name to "Corrections Corporation of America" and

                  -        increase the amount of its authorized capital stock.

         Following the completion of the Operating Company Merger, Operating Company ceased to exist, and the Company and its wholly-owned subsidiary began operating collectively under the "Corrections Corporation of America" name. Pursuant to the terms of the agreement and plan of merger, the Company issued approximately 7.5 million shares of its common stock (on a pre-reverse stock split basis) valued at approximately $10.6 million to the holders of Operating Company's voting common stock at the time of the completion of the Operating Company Merger.

         On October 1, 2000, immediately prior to the completion of the Operating Company Merger, the Company purchased all of the shares of Operating Company's voting common stock held by the Baron Asset Fund ("Baron") and Sodexho Alliance S.A., a French conglomerate ("Sodexho"), the holders of approximately 34% of the outstanding common stock of Operating Company, for an aggregate of $16.0 million in non-cash consideration, consisting of an aggregate of approximately 11.3 million shares of the Company's common stock (on a pre-reverse stock split basis). In addition, the Company issued to Baron warrants to purchase approximately 1.4 million shares of the Company's common stock (on a pre-reverse stock split basis) at an exercise price of $0.01 per share and warrants to purchase approximately 0.7 million shares of the Company's common stock (on a pre-reverse stock split basis) at an exercise price of $1.41 per share in consideration for Baron's consent to the Operating Company Merger. The warrants issued to Baron were valued at approximately $2.2 million. In addition, in the Operating Company Merger, the Company assumed the obligation to issue up to approximately 0.8 million shares of its common stock (on a pre-reverse stock split basis), at an exercise price of $3.33 per share, pursuant to the exercise of warrants to purchase common stock previously issued by Operating Company.

         Also on October 1, 2000, immediately prior to the Operating Company Merger, the Company purchased an aggregate of 100,000 shares of Operating Company's voting common stock for $200,000 cash from D. Robert Crants, III and Michael W. Devlin, former executive officers and directors of the Company, pursuant to the terms of severance agreements between the Company and Messrs. Crants, III and Devlin. The cash proceeds from the purchase of the shares of Operating Company's voting common stock from Messrs. Crants, III and Devlin were used to immediately repay a like portion of amounts outstanding under loans previously granted to Messrs. Crants, III and Devlin by the Company. The Company also purchased 300,000 shares of Operating Company's voting common stock held by Doctor R. Crants, the former chief executive officer of the Company and Operating Company, for $600,000 cash. Under the original terms of the severance agreements between the Company and each of Messrs. Crants, III and Devlin, Operating Company was to make a $300,000 payment for the purchase of a portion of the shares of Operating Company's voting common stock originally held by Messrs. Crants, III and Devlin on December 31, 1999. However, as a result of restrictions on Operating Company's ability to purchase these shares, the rights and obligations were assigned to and assumed by Doctor R. Crants. In connection with this assignment, Mr. Crants received a loan in the aggregate principal amount of $600,000 from PMSI, the proceeds of which were used to purchase the 300,000 shares of Operating Company's voting common stock owned by Messrs. Crants, III and Devlin. The cash proceeds from the purchase by the Company of the shares of Operating Company's voting common stock from Mr. Crants were used to immediately repay the $600,000 loan previously granted to Mr. Crants by PMSI.

         The Operating Company Merger was accounted for using the purchase method of accounting as prescribed by APB 16. Accordingly, the aggregate purchase price of $75.3 million was allocated to the assets purchased and liabilities assumed (identifiable intangibles included a workforce asset of approximately $1.6 million, a contract acquisition costs asset of approximately $1.5 million and a contract values liability of approximately $26.1 million) based upon the estimated fair value at the date of acquisition. The aggregate purchase price consisted of the value of the Company's common stock and warrants issued in the transaction, the Company's net carrying amount of the CCA Note as of the date of acquisition (which has been extinguished), the Company's net carrying amount of deferred gains and receivables/payables between the Company and Operating Company as of the date of acquisition, and capitalized merger costs. The excess of the aggregate purchase price over the assets purchased and liabilities assumed of $87.0 million was reflected as goodwill. See Note 4 regarding amortization of the Company's intangibles.

         As a result of the Restructuring, all existing Operating Company Leases (as defined in Note 5), the Tenant Incentive Agreement, the Trade Name Use Agreement, the Right to Purchase Agreement, the Services Agreement and the Business Development Agreement (each as defined in Note 5) were cancelled. In addition, all outstanding shares of Operating Company's non-voting common stock, all of which shares were owned by the Company, were cancelled in the Operating Company Merger.

         In connection with the Restructuring, in September 2000 a wholly-owned subsidiary of PMSI purchased 85% of the outstanding voting common stock of PMSI which was held by Privatized Management Services Investors, LLC, an outside entity controlled by a director of PMSI and members of the director's family, for a cash purchase price of $8.0 million. In addition, PMSI and its wholly-owned subsidiary paid the chief manager of Privatized Management Services Investors, LLC $150,000 as compensation for expenses incurred in connection with the transaction, as well as $125,000 in consideration for the chief manager's agreement not to engage in a business competitive to the business of PMSI for a period of one year following the completion of the transaction. Also in connection with the Restructuring, in September 2000 a wholly-owned subsidiary of JJFMSI purchased 85% of the outstanding voting common stock of JJFMSI which was held by Correctional Services Investors, LLC, an outside entity controlled by a director of JJFMSI, for a cash purchase price of $4.8 million. In addition, JJFMSI and its wholly-owned subsidiary paid the chief manager of Correctional Services Investors, LLC $250,000 for expenses incurred in connection with the transaction.

         As a result of the acquisitions of PMSI and JJFMSI on December 1, 2000, all shares of PMSI and JJFMSI voting and non-voting common stock held by the Company and certain subsidiaries of PMSI and JJFMSI were cancelled. In connection with the acquisition of PMSI, the Company issued approximately 1.3 million shares of its common stock valued at approximately $0.6 million to the wardens of the correctional and detention facilities operated by PMSI who were the remaining shareholders of PMSI. Shares of the Company's common stock owned by the PMSI wardens are subject to vesting and forfeiture provisions under a restricted stock plan. In connection with the acquisition of JJFMSI, the Company issued approximately 1.6 million shares of its common stock valued at approximately $0.7 million to the wardens of the correctional and detention facilities operated by JJFMSI who were the remaining shareholders of JJFMSI. Shares of the Company's common stock owned by the JJFMSI wardens are subject to vesting and forfeiture provisions under a restricted stock plan.

         The acquisition of PMSI was accounted for using the purchase method of accounting as prescribed by APB 16. Accordingly, the aggregate purchase price of $43.2 million was allocated to the assets purchased and liabilities assumed (identifiable intangibles included a workforce asset of approximately $0.5 million, a contract acquisition costs asset of approximately $0.7 million and a contract values asset of approximately $4.0 million) based upon the estimated fair value at the date of acquisition. The aggregate purchase price consisted of the net carrying amount of the Company's investment in PMSI less the Company's net carrying amount of deferred gains and receivables/payables between the Company and PMSI as of the date of acquisition, and capitalized merger costs. The excess of the aggregate purchase price over the assets purchased and liabilities assumed of $12.2 million was reflected as goodwill. See Note 4 regarding amortization of the Company's intangibles.

         The acquisition of JJFMSI was also accounted for using the purchase method of accounting as prescribed by APB 16. Accordingly, the aggregate purchase price of $38.2 million was allocated to the assets purchased and liabilities assumed (identifiable intangibles included a workforce asset of approximately $0.5 million, a contract acquisition costs asset of approximately $0.5 million and a contract values liability of approximately $3.1 million) based upon the estimated fair value at the date of acquisition. The aggregate purchase price consisted of the net carrying amount of the Company's investment in JJFMSI less the Company's net carrying amount of deferred gains and receivables/payables between the Company and JJFMSI as of the date of acquisition, and capitalized merger costs. The excess of the aggregate purchase price over the assets purchased and liabilities assumed of $11.4 million was reflected as goodwill. See Note 4 regarding amortization of the Company's intangibles.

         As a part of the Restructuring, CCA (UK) Limited, a company incorporated in England and Wales ("CCA UK") and a wholly-owned subsidiary of JJFMSI, sold its 50% ownership interest in two international subsidiaries, Corrections Corporation of Australia Pty. Ltd., an Australian corporation ("CCA Australia"), and U.K. Detention Services Limited, a company incorporated in England and Wales ("UKDS"), to Sodexho on November 30, 2000 and December 7, 2000, respectively, for an aggregate cash purchase price of $6.4 million. Sodexho already owned the remaining 50% interest in each of CCA Australia and UKDS. The purchase price of $6.4 million included $5.0 million for the purchase of UKDS and $1.4 million for the purchase of CCA Australia. JJFMSI's book basis in UKDS was $3.4 million, which resulted in a $1.6 million gain in the fourth quarter of 2000. JJFMSI's book basis in CCA Australia was $5.0 million, which resulted in a $3.6 million loss, which was recognized as a loss on sale of assets during the third quarter of 2000. In connection with the sale of CCA UK's interest in CCA Australia and UKDS to Sodexho, Sodexho granted JJFMSI an option to repurchase a 25% interest in each entity at any time prior to September 11, 2002 for aggregate cash consideration of $4.0 million if such option is exercised on or before February 11, 2002, and for aggregate cash consideration of $4.2 million if such option is exercised after February 11, 2002 but prior to September 11, 2002.

         The following unaudited pro forma operating information presents a summary of comparable results of combined operations of the Company, Operating Company, PMSI and JJFMSI for the years ended December 31, 2000 and 1999 as if the Operating Company Merger and acquisitions of PMSI and JJFMSI had collectively occurred as of the beginning of the periods presented. The unaudited information includes the dilutive effects of the Company's common stock issued in the Operating Company Merger and the acquisitions of PMSI and JJFMSI as well as the amortization of the intangibles recorded in the Operating Company Merger and the acquisition of PMSI and JJFMSI, but excludes: (i) transactions or the effects of transactions between the Company, Operating Company, PMSI and JJFMSI including rental payments, licensing fees, administrative service fees and tenant incentive fees; (ii) the Company's write-off of amounts under lease arrangements; (iii) the Company's recognition of deferred gains on sales of contracts; (iv) the Company's recognition of equity in earnings or losses of Operating Company, PMSI and JJFMSI; (v) non-recurring merger costs expensed by the Company; (vi) strategic investor fees expensed by the Company;
         (vii) excise taxes accrued by the Company in 1999 related to its status as a REIT; and (viii) the Company's provisions for changes in tax status in both 1999 and 2000. The unaudited pro forma operating information is presented for comparison purposes only and does not purport to represent what the Company's results of operations actually would have been had the Operating Company Merger and acquisitions of PMSI and JJFMSI, in fact, collectively occurred at the beginning of the periods presented.

                                                             PRO FORMA FOR THE YEAR ENDED
                                                                       DECEMBER 31,
                                                             -----------------------------
                                                                2000                1999
                                                             ----------         ----------
                                                             (Unaudited)        (unaudited)
            Revenue                                          $  891,680         $  782,335
            Operating loss                                   $ (481,026)        $  (10,167)
            Net loss available to common stockholders        $ (578,174)        $  (57,844)
            Net loss per common share:
                Basic                                        $   (39.04)        $    (4.23)
                Diluted                                      $   (39.04)        $    (4.23)

         The unaudited pro forma information presented above does not include adjustments to reflect the dilutive effects of the fourth quarter of 2000 conversion of the Company's Series B Preferred Stock into approximately 95.1 million shares of the Company's common stock (on a pre-reverse stock split basis) as if those conversions occurred at the beginning of the periods presented. Additionally, the unaudited pro forma information does not include the dilutive effects of the Company's potentially issuable common shares such as convertible debt and equity securities, options and warrants as the provision of SFAS 128 prohibit the inclusion of the effects of potentially issuable shares in periods that a company reports losses from continuing operations. The unaudited pro forma information also does not include the dilutive effects of the expected issuance of 46.9 million shares of the Company's common stock (on a pre-reverse stock split basis) in connection with the proposed settlement of the Company's stockholder litigation.

4.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The combined and consolidated financial statements include the accounts of the Company on a consolidated basis with its wholly-owned subsidiaries as of and for each period presented. The Company's results of operations for all periods prior to January 1, 1999 reflect the operating results of Old CCA as a prison management company, while the results of operations for 1999 reflect the operating results of the Company as a REIT. Management believes the comparison between 1999 and prior years is not meaningful because the prior years' financial condition, results of operations, and cash flows reflect the operations of Old CCA and the 1999 financial condition, results of operations and cash flows reflect the operations of the Company as a REIT.

         Further, management believes the comparison between 2000 and prior years is not meaningful because the 2000 financial condition, results of operations and cash flows reflect the operation of the Company as a subchapter C corporation, and which, for the period from January 1, 2000 through September 30, 2000, included real estate activities between the Company and Operating Company during a period of severe liquidity problems, and as of October 1, 2000, also includes the operations of the correctional and detention facilities previously leased to and managed by Operating Company. In addition, the Company's financial condition, results of operations and cash flows as of and for the year ended December 31, 2000 also include the operations of the Service Companies as of December 1, 2000 (acquisition date) on a consolidated basis. For the period January 1, 2000 through August 31, 2000, the investments in the Service Companies were accounted for and were presented under the equity method of accounting. For the period from September 1, 2000 through November 30, 2000, the investments in the Service Companies were accounted for on a combined basis due to the repurchase by the wholly-owned subsidiaries of the Service Companies of the non-management, outside stockholders' equity interest in the Service Companies during September 2000. The resulting increase in the Company's assets and liabilities as of September 1, 2000 as a result of combining the balance sheets of PMSI and JJFMSI has been treated as a non-cash transaction in the accompanying combined statement of cash flows for the year ended December 31, 2000, with the September 1, 2000 cash balances of PMSI and JJFMSI included in "cash and cash equivalents, beginning of year." Consistent with the Company's previous financial statement presentations, the Company has presented its economic interests in each of PMSI and JJFMSI under the equity method for all periods prior to September 1, 2000. All material intercompany transactions and balances have been eliminated in combining the consolidated financial statements of the Company and its wholly-owned subsidiaries with the respective financial statements of PMSI and JJFMSI.

         Although the Company's consolidated results of operations and cash flows presented in the accompanying financial statements are presented on a combined basis with the results of operations and cash flows of PMSI and JJFMSI, the Company did not control the assets and liabilities of either PMSI or JJFMSI. Additionally, the Company was only entitled to receive dividends on its non-voting common stock upon declaration by the respective boards of directors of PMSI and JJFMSI.

         Prior to the Operating Company Merger, the Company had accounted for its 9.5% non-voting interest in Operating Company under the cost method of accounting. As such, the Company had not recognized any income or loss related to its stock ownership investment in Operating Company during the period from January 1, 1999 through September 30, 2000. However, in connection with the Operating Company Merger, the financial statements of the Company have been restated to recognize the Company's 9.5% pro-rata share of Operating Company's losses on a retroactive basis for the period from January 1, 1999 through September 30, 2000 under the equity method of accounting, in accordance with APB 18, "The Equity Method of Accounting for Investments in Common Stock" ("APB 18").

         CASH AND CASH EQUIVALENTS

         The Company considers all liquid debt instruments with a maturity of three months or less at the time of purchase to be cash equivalents.

         RESTRICTED CASH

         Restricted cash at December 31, 2000 was $9.2 million, of which $7.0 million represents cash collateral for a guarantee agreement and $2.2 million represents cash collateral for outstanding letters of credit. Restricted cash at December 31, 1999 was $24.4 million, of which $15.5 million represented cash collateral for an irrevocable letter of credit issued in connection with the construction of a facility and $6.9 million represented cash collateral for a guarantee agreement. The remaining $2.0 million represented cash collateral for outstanding letters of credit.

         PROPERTY AND EQUIPMENT

         Property and equipment is carried at cost. Assets acquired by the Company in conjunction with acquisitions are recorded at estimated fair market value in accordance with the purchase method of accounting prescribed by APB 16. Betterments, renewals and extraordinary repairs that extend the life of an asset are capitalized; other repair and maintenance costs are expensed. Interest is capitalized to the asset to which it relates in connection with the construction of major facilities. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income. Depreciation is computed over the estimated useful lives of depreciable assets using the straight-line method. Useful lives for property and equipment are as follows:

             Land improvements                           5 - 20 years
             Buildings and improvements                  5 - 50 years
             Equipment                                    3 - 5 years
             Office furniture and fixtures                    5 years

         ASSETS HELD FOR SALE

         Assets held for sale are carried at the lower of cost or estimated fair value less estimated cost to sell. Depreciation is suspended during the period held for sale.

         INTANGIBLE ASSETS

         Intangible assets primarily include goodwill, value of workforce, contract acquisition costs, and contract values established in connection with certain business combinations. Goodwill represents the cost in excess of the net assets of businesses acquired. Goodwill is amortized into amortization expense over fifteen years using the straight-line method. Value of workforce, contract acquisition costs and contract values represent the estimated fair values of the identifiable intangibles acquired in the Operating Company Merger and in the acquisitions of the Service Companies. Value of workforce is amortized into amortization expense over estimated useful lives ranging from 23 to 38 months using the straight-line method. Contract acquisition costs and contract values are generally amortized into amortization expense using the interest method over the lives of the related management contracts acquired, which range from three to 227 months. The Company periodically reviews the value of its intangible assets to determine if an impairment has occurred. The Company determines if a potential impairment of intangible assets exists based on the estimated undiscounted value of expected future operating cash flows in relation to the carrying values. The Company does not believe that impairments of intangible assets have occurred. The Company also periodically evaluates whether changes have occurred that would require revision of the remaining estimated useful lives of intangible assets.

         ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS

         In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" ("SFAS 121"), the Company evaluates the recoverability of the carrying values of its long-lived assets, other than intangibles, when events suggest that an impairment may have occurred. In these circumstances, the Company utilizes estimates of undiscounted cash flows to determine if an impairment exists. If an impairment exists, it is measured as the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset. See
         Note 7 for discussion of impairment of long-lived assets.

         INVESTMENT IN DIRECT FINANCING LEASES

         Investment in direct financing leases represents the portion of the Company's management contracts with certain governmental agencies that represent capitalized lease payments on building and equipment. The leases are accounted for using the financing method and, accordingly, the minimum lease payments to be received over the term of the leases less unearned income are capitalized as the Company's investments in the leases. Unearned income is recognized as income over the term of the leases using the interest method.

         INVESTMENT IN AFFILIATES

         Investments in affiliates that are equal to or less than 50%-owned over which the Company cannot exercise significant influence are accounted for using the equity method of accounting. For the period from January 1, 1999 through August 31, 2000, the investments in the Service Companies were accounted for under the equity method of accounting. For the period from September 1, 2000 through November 30, 2000, the investments in the Service Companies are presented on a combined basis due to the repurchase by the wholly-owned subsidiaries of the Service Companies of the non-management, outside stockholders' equity interest in the Service Companies during September 2000.

         Prior to the Operating Company Merger, the Company had accounted for its 9.5% non-voting interest in Operating Company under the cost method of accounting. As such, the Company had not recognized any income or loss related to its stock ownership investment in Operating Company during the period from January 1, 1999 through September 30, 2000. However, in connection with the Operating Company Merger, the financial statements of the Company have been restated to recognize the Company's 9.5% pro-rata share of Operating Company's losses on a retroactive basis for the period from January 1, 1999 through September 30, 2000 under the equity method of accounting, in accordance with APB 18.

         DEBT ISSUANCE COSTS

         Debt issuance costs are amortized into interest expense on a straight-line basis, which is not materially different than the interest method, over the term of the related debt.

         DEFERRED GAINS ON SALES OF CONTRACTS

         Deferred gains on sales of contracts were generated as a result of the sale of certain management contracts to Operating Company, PMSI and JJFMSI. The Company previously amortized these deferred gains into income in accordance with SAB 81. The deferred gain from the sale to Operating Company was to be amortized concurrently with the receipt of the principal payments on the CCA Note, over a six-year period beginning December 31, 2003. As of the date of the Operating Company Merger, the Company had not recognized any of the deferred gain from the sale to Operating Company. The deferred gains from the sales to PMSI and JJFMSI had been amortized over a five year period commencing January 1, 1999, which represented the average remaining lives of the contracts sold to PMSI and JJFMSI, plus any contractual renewal options. Effective with the Operating Company Merger and the acquisitions of PMSI and JJFMSI, the Company applied the unamortized balances of the deferred gains on sales of contracts in accordance with the purchase method of accounting under APB 16.

         MANAGEMENT AND OTHER REVENUE

         The Company maintains contracts with certain governmental entities to manage their facilities for fixed per diem rates or monthly fixed rates. The Company also maintains contracts with various federal, state and local governmental entities for the housing of inmates in company-owned facilities at fixed per diem rates. These contracts usually contain expiration dates with renewal options ranging from annual to multi-year renewals. Most of these contracts have current terms that require renewal every two to five years. Additionally, most facility contracts contain clauses which allow the government agency to terminate a contract without cause, and are generally subject to legislative appropriations. The Company expects to renew these contracts for periods consistent with the remaining renewal options allowed by the contracts or other reasonable extensions; however, no assurance can be given that such renewals will be obtained. Fixed monthly rate revenue is recorded in the month earned and fixed per diem revenue is recorded based on the per diem rate multiplied by the number of inmates housed during the respective period. The Company recognizes any additional management service revenues when earned.

         RENTAL REVENUE

         Rental revenues are recognized based on the terms of the Company's leases. Tenant incentive fees paid to lessees, including Operating Company prior to the Operating Company Merger, are deferred and amortized as a reduction of rental revenue over the term of related leases. During 1999, due to Operating Company's financial condition, as well as the proposed merger with Operating Company and the proposed termination of the Operating Company Leases in connection therewith, the Company wrote-off the tenant incentive fees due to Operating Company, totaling $65.7 million for the year ended December 31, 1999. Tenant incentive fees due to Operating Company during 2000 totaling $11.9 million were expensed as incurred.

         START-UP COSTS

         In accordance with the AICPA's Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," the Company expenses all start-up costs as incurred in operating expenses. During 1998, the Company recorded a $16.1 million charge as a cumulative effect of accounting change, net of taxes of $10.3 million, upon adoption of this Statement for the effect of this change on periods through December 31, 1997.

         INCOME TAXES

         Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 generally requires the Company to record deferred income taxes for the tax effect of differences between book and tax bases of its assets and liabilities. For the year ended December 31, 1999, the Company elected to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). As a result, the Company was generally not subject to income tax on its taxable income at corporate rates to the extent it distributed annually at least 95% of its taxable income to its shareholders and complied with certain other requirements. Accordingly, no provision has been made for income taxes in the accompanying 1999 consolidated financial statements. The Company's election of REIT status for the taxable year ended December 31, 1999 is subject to review by the Internal Revenue Service ("IRS"), generally for a period of three years from the date of filing of its 1999 tax return. In connection with the Restructuring, on September 12, 2000, the Company's stockholders approved an amendment to the Company's charter to remove provisions requiring the Company to elect to qualify and be taxed as a REIT for federal income tax purposes effective January 1, 2000. The Company will be taxed as a taxable subchapter C corporation beginning with its taxable year ended December 31, 2000.

         Prior to the 1999 Merger, Old CCA operated as a taxable corporation for federal income tax purposes since its inception. Subsequent to the 1999 Merger the Company elected to change its tax status to a REIT effective with the filing of its 1999 federal income tax return. Although the Company recorded a provision for income taxes during 1999 reflecting the removal of net deferred tax assets on the Company's balance sheet as of December 31, 1998, as a REIT, the Company was no longer subject to federal income taxes, so long as the Company continued to qualify as a REIT under the Internal Revenue Code. Therefore, no income tax provision was incurred, nor benefit realized, relating to the Company's operations for the year ended December 31, 1999. However, in order to qualify as a REIT, the Company was required to distribute the accumulated earnings and profits of Old CCA. See Note 13 for further information. In connection with the Restructuring, the Company's stockholders approved an amendment to the Company's charter to, among other things, remove provisions relating to the Company's operation and qualification as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 2000. The Company recognized an income tax provision during the third quarter of 2000 for establishing net deferred tax liabilities in connection with the change in tax status, net of a valuation allowance applied to certain deferred tax assets. The Company expects to continue to operate as a taxable corporation in future years.

         FOREIGN CURRENCY TRANSACTIONS

         During 2000, a wholly-owned subsidiary of the Company entered into a 25-year property lease with Agecroft Prison Management, Ltd. ("APM") in connection with the construction and development of the Company's HMP Forrest Bank facility, located in Salford, England. The Company also extended a working capital loan to the operator of this facility. These assets along with various other short-term receivables are denominated in British pounds; consequently, the Company adjusts these receivables to the current exchange rate at each balance sheet date and recognizes the unrealized currency gain or loss in current period earnings. Realized foreign currency gains or losses are recognized in operating expenses when the direct financing lease payments are received. On April 10, 2001, the Company sold its interest in the facility located in Salford, England.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         To meet the reporting requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments" ("SFAS 107"), the Company calculates the estimated fair value of financial instruments using quoted market prices of similar instruments or discounted cash flow techniques. At December 31, 2000 and 1999, there were no differences between the carrying amounts and the estimated fair values of the Company's financial instruments, other than as follows (in thousands):


                                                                                DECEMBER 31,
                                                  -------------------------------------------------------------------------
                                                                2000                                    1999
                                                  -------------------------------         ---------------------------------
                                                    CARRYING                                CARRYING
                                                     AMOUNT            FAIR VALUE            AMOUNT             FAIR VALUE
                                                  ------------         ----------         ------------         ------------
            Investment in direct financing
              leases                              $     24,877         $   17,541         $     74,059         $     62,650
            Debt                                  $ (1,152,570)        $ (844,334)        $ (1,098,991)        $ (1,103,171)
            Interest rate swap arrangement        $         --         $   (5,023)        $         --         $      2,407

         USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

         CONCENTRATION OF CREDIT RISKS

         The Company's credit risks relate primarily to cash and cash equivalents, restricted cash, accounts receivable and investment in direct financing leases. Cash and cash equivalents and restricted cash are primarily held in bank accounts and overnight investments. The Company's accounts receivable and investment in direct financing leases represent amounts due primarily from governmental agencies. The Company's financial instruments are subject to the possibility of loss in carrying value as a result of either the failure of other parties to perform according to their contractual obligations or changes in market prices that make the instruments less valuable.

         Approximately 13% and 84% of the Company's revenue for the year ended December 31, 2000 relates to amounts earned under lease arrangements from tenants (primarily Operating Company) and federal, state and local government management contracts, respectively. Approximately 20% and 52% of the Company's revenue was from federal and state governments, respectively, for the year ended December 31, 2000. Management revenue from the Federal Bureau of Prisons ("BOP") represents approximately 11% of total revenue. No other customer generated more than 10% of total revenue.

         Approximately 95% of the Company's revenue for the year ended December 31, 1999 relates to amounts earned under lease arrangements from tenants, primarily Operating Company. Approximately 96% of Old CCA's revenue for the year ended December 31, 1998 related to amounts earned from federal, state and local governmental management and transportation contracts. Old CCA had revenue of 18% from federal governments and 65% from state governments for the year ended December 31, 1998. One state government accounted for 10% of Old CCA's revenue for the year ended December 31, 1998.

         COMPREHENSIVE INCOME

         In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"), effective for fiscal years beginning after December 15, 1997. SFAS 130 requires that changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements as a component of comprehensive income. The Company's adoption of SFAS 130, effective January 1, 1998, has had no significant impact on the Company's results of operations as comprehensive income (loss) has been equivalent to the Company's reported net income (loss) for the years ended December 31, 2000, 1999 and 1998.

         SEGMENT DISCLOSURES

         In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131"), effective for fiscal years beginning after December 15, 1997. SFAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company adopted the provisions of SFAS 131 effective January 1, 1998. However, the Company manages its operations as one segment and, accordingly, the adoption of SFAS 131 had no significant effect on the Company.

         RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133, as amended, requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133, as amended, is effective for fiscal quarters of fiscal years beginning after June 15, 2000. The Company's derivative instruments include an interest rate swap agreement and, subject to the expiration of a court appeals process, an 8.0%, $29.0 million promissory note expected to be issued in 2001 to plaintiffs arising from the settlement of a series of stockholder lawsuits against the Company and certain of its existing and former directors and executive officers.

         Beginning January 1, 2001, in accordance with SFAS 133, as amended, the Company will reflect in earnings the change in the estimated fair value of the interest rate protection agreement on a quarterly basis. The Company estimates the fair value of interest rate protection agreements using option-pricing models that value the potential for interest rate protection agreements to become in-the-money through changes in interest rates during the remaining terms of the agreements. A negative fair value represents the estimated amount the Company would have to pay to cancel the contract or transfer it to other parties. As of December 31, 2000, due to a reduction in interest rates since entering into the swap agreement, the interest rate swap agreement has a negative fair value of approximately $5.0 million.

         As further discussed in Note 21, the ultimate liability relating to the $29.0 million promissory note and related interest will be determined on the future issuance date and thereafter, based upon fluctuations in the Company's common stock price. If the promissory note is issued under the current terms, in accordance with SFAS 133, as amended, the Company will reflect in earnings, the change in the estimated fair value of the promissory note from quarter to quarter. Since the Company has reflected the maximum obligation of the contingency associated with the stockholder litigation in the accompanying balance sheet as of December 31, 2000, the adoption of SFAS 133, as amended, may have a material impact on the Company's consolidated financial position and results of operations if the fair value is deemed to be significantly different than the carrying amount of the liability at December 31, 2000. However, the impact cannot be determined until the promissory note is issued and an estimated fair value of the promissory note is determined.

         RECLASSIFICATIONS

         Certain reclassifications of 1999 and 1998 amounts have been made to conform with the 2000 presentation.

5.       HISTORICAL RELATIONSHIP WITH OPERATING COMPANY

         Operating Company was a private prison management company that operated, managed and leased the substantial majority of facilities owned by the Company from January 1, 1999 through September 30, 2000. As a result of the 1999 Merger and certain contractual relationships existing between the Company and Operating Company, the Company was dependent on Operating Company for a significant source of its income. In addition, the Company was obligated to pay Operating Company tenant incentive fees and fees for services rendered to the Company in the development of its correctional and detention facilities. As of September 30, 2000 (immediately prior to the Operating Company Merger), Operating Company leased 37 of the 46 operating facilities owned by the Company.

         CCA NOTE

         As discussed in Note 3, the Company succeeded to the CCA Note as a result of the 1999 Merger. Interest on the CCA Note was payable annually at an interest rate of 12%. Principal was due in six equal annual installments of approximately $22.8 million beginning December 31, 2003. Ten percent of the outstanding principal of the CCA Note was personally guaranteed by the Company's former chief executive officer, who also served as the chief executive officer and a member of the board of directors of Operating Company. As of December 31, 1999, the first scheduled payment of interest, totaling approximately $16.4 million, on the CCA Note was unpaid. Pursuant to the terms of the CCA Note, Operating Company was required to make the payment on December 31, 1999; however, pursuant to the terms of a subordination agreement, dated as of March 1, 1999, by and between the Company and the agent of Operating Company's revolving credit facility, Operating Company was prohibited from making the scheduled interest payment on the CCA Note when Operating Company was not in compliance with certain financial covenants under the facility. Pursuant to the terms of the subordination agreement between the Company and the agent of Operating Company's revolving credit facility, the Company was prohibited from accelerating payment of the principal amount of the CCA Note or taking any other action to enforce its rights under the provisions of the CCA Note for so long as Operating Company's revolving credit facility remained outstanding. The Company fully reserved the $16.4 million of interest accrued under the terms of the CCA Note during 1999.

         On September 29, 2000, the Company and Operating Company entered into agreements pursuant to which the Company forgave interest due under the CCA Note. The Company forgave $27.4 million of interest accrued under the terms of the CCA Note from January 1,

         1999 to August 31, 2000, all of which had been fully reserved. The Company also fully reserved the $1.4 million of interest accrued for the month of September 2000. In connection with the Operating Company Merger, the CCA Note was assumed by the Company's wholly-owned subsidiary on October 1, 2000. The CCA Note has since been extinguished.

         DEFERRED GAIN ON SALE TO OPERATING COMPANY

         The sale to Operating Company as part of the 1999 Merger generated a deferred gain of $63.3 million. The $63.3 million deferred gain is included in deferred gains on sales of contracts in the accompanying 1999 consolidated balance sheet. No amortization of the Operating Company deferred gain occurred during the year ended December 31, 1999 or during the period from January 1, 2000 through September 30, 2000. Effective with the Operating Company Merger on October 1, 2000, the Company applied the unamortized balance of the deferred gain on sales of contracts in accordance with the purchase method of accounting under APB 16.

         OPERATING COMPANY LEASES

         In order for New Prison Realty to qualify as a REIT, New Prison Realty's income generally could not include income from the operation and management of correctional and detention facilities, including those facilities operated and managed by Old CCA. Accordingly, immediately prior to the 1999 Merger, the non-real estate assets of Old CCA, including all management contracts, were sold to Operating Company and the Service Companies. On January 1, 1999, immediately after the 1999 Merger, all existing leases between Old CCA and Old Prison Realty were cancelled. Following the 1999 Merger, a substantial majority of the correctional and detention facilities acquired by New Prison Realty in the 1999 Merger were leased to Operating Company pursuant to long-term "triple-net" leases (the "Operating Company Leases"). The terms of the Operating Company Leases were for twelve years and could be extended at fair market rates for three additional five-year periods upon the mutual agreement of the Company and Operating Company.

         As of December 31, 1999, the annual base rent with respect to each facility was subject to increase each year in an amount equal to the lesser of: (i) 4% of the annualized yearly rental payment with respect to such facility or (ii) 10% of the excess of Operating Company's aggregate gross management revenues for the prior year over a base amount of $325.0 million.

         For the years ended December 31, 2000 and 1999, the Company recognized rental revenue from Operating Company of $31.0 million and $263.5 million, respectively, all of which was collected by the Company as discussed below.

         During the month ended December 31, 1999, and the nine months ended September 30, 2000, due to Operating Company's liquidity position, Operating Company failed to make timely rental payments under the terms of the Operating Company Leases. As of December 31, 1999, approximately $24.9 million of rents due from Operating Company to the Company were unpaid. The terms of the Operating Company Leases provided that rental payments were due and payable on December 25, 1999. During 2000, Operating Company paid the $24.9 million of lease payments related to 1999 and $31.0 million of lease payments related to 2000. For the nine months ended September 30, 2000, the Company recognized rental revenue from Operating Company of $244.3 million and recorded a reserve of $213.3 million, resulting in recognition of net rental revenue from Operating Company of $31.0 million. The reserve was recorded due to the uncertainty regarding the collectibility of the revenue. In June 2000, the Operating Company Leases were amended to defer, with interest, rental payments originally due during the period from January 1, 2000 to September 2000, with the exception of certain installment payments. Through September 30, 2000, the Company accrued and fully reserved $8.0 million of interest due to the Company on unpaid rental payments. On September 29, 2000, the Company and Operating Company entered into agreements pursuant to which the Company forgave all unpaid rental payments plus accrued interest, due and payable from Operating Company through August 31, 2000, including $190.8 million due under the Operating Company Leases and $7.9 million of interest due on the unpaid rental payments. The Company also fully reserved the $22.5 million of rental payments due for the month of September 2000. The Company cancelled the Operating Company Leases in connection with the Operating Company Merger.

         TENANT INCENTIVE ARRANGEMENT

         On May 4, 1999, the Company and Operating Company entered into an amended and restated tenant incentive agreement (the "Amended and Restated Tenant Incentive Agreement"), effective as of January 1, 1999, providing for (i) a tenant incentive fee of up to $4,000 per bed payable with respect to all future facilities developed and facilitated by Operating Company, as well as certain other facilities which, although operational on January 1, 1999, had not achieved full occupancy, and (ii) an $840 per bed allowance for all beds in operation at the beginning of January 1999, approximately 21,500 beds, that were not subject to the tenant allowance in the first quarter of 1999. The amount of the amended tenant incentive fee included an allowance for rental payments to be paid by Operating Company prior to the facility reaching stabilized occupancy. The term of the Amended and Restated Tenant Incentive Agreement was four years, unless extended upon the written agreement of the Company and Operating Company. The incentive fees with Operating Company were deferred and the Company expected to amortize them as a reduction to rental revenue over the respective lease term.

         For the year ended December 1999, the Company paid tenant incentive fees of $68.6 million, with $2.9 million of those fees amortized against rental revenue. During the fourth quarter of 1999, the Company undertook a plan that contemplated either merging with Operating Company and thereby eliminating the Operating Company Leases or amending the Operating Company Leases to reduce the lease payments to be paid by Operating Company to the Company during 2000. Consequently, the Company determined that the remaining deferred tenant incentive fees under the existing lease arrangements at December 31, 1999 were not realizable and wrote-off fees totaling $65.7 million.

         During the nine months ended September 30, 2000, the Company opened two facilities and expanded three facilities that were operated and leased by Operating Company. The Company expensed the tenant incentive fees due Operating Company in 2000, totaling $11.9 million, but made no payments to Operating Company in 2000 with respect to the Amended and Restated Tenant Incentive Agreement. On June 9, 2000, Operating Company and the Company amended the Amended and Restated Tenant Incentive Agreement to defer, with interest, payments to Operating Company by the Company pursuant to this agreement. At September 30, 2000, $11.9 million of payments under the Amended and Restated Tenant Incentive Agreement, plus $0.7 million of interest payments, were accrued but unpaid under the original terms of this agreement. This agreement was cancelled in connection with the Operating

         Company Merger on October 1, 2000, and the unpaid amounts due under this agreement, plus accrued interest, were applied in accordance with the purchase method of accounting under APB 16.

         TRADE NAME USE AGREEMENT

         In connection with the 1999 Merger, Old CCA entered into a trade name use agreement with Operating Company (the "Trade Name Use Agreement"). Under the Trade Name Use Agreement, which had a term of ten years, Old CCA granted to Operating Company the right to use the name "Corrections Corporation of America" and derivatives thereof, subject to specified terms and conditions therein. The Company succeeded to this interest as a result of the 1999 Merger. In consideration for such right under the terms of the Trade Name Use Agreement, Operating Company was to pay a licensing fee equal to (i) 2.75% of the gross revenue of Operating Company for the first three years, (ii) 3.25% of Operating Company's gross revenue for the following two years, and (iii) 3.625% of Operating Company's gross revenue for the remaining term, provided that after completion of the 1999 Merger the amount of such fee could not exceed (a) 2.75% of the gross revenue of the Company for the first three years, (b) 3.5% of the Company's gross revenue for the following two years, and (c) 3.875% of the Company's gross revenue for the remaining term.

         For the years ended December 31, 2000 and 1999, the Company recognized income of $7.6 million and $8.7 million, respectively, from Operating Company under the terms of the Trade Name Use Agreement, all of which has been collected. As of December 31, 1999, $2.2 million was outstanding under this agreement. This agreement was cancelled in connection with the Operating Company Merger.

         RIGHT TO PURCHASE AGREEMENT

         On January 1, 1999, immediately after the 1999 Merger, the Company and Operating Company entered into a Right to Purchase Agreement (the "Right to Purchase Agreement") pursuant to which Operating Company granted to the Company a right to acquire, and lease back to Operating Company at fair market rental rates, any correctional or detention facility acquired or developed and owned by Operating Company in the future for a period of ten years following the date inmates are first received at such facility. The initial annual rental rate on such facilities was to be the fair market rental rate as determined by the Company and Operating Company. Additionally, Operating Company granted the Company a right of first refusal to acquire any Operating Company-owned correctional or detention facility should Operating Company receive an acceptable third party offer to acquire any such facility. Since January 1, 1999, the Company had not purchased any assets from Operating Company under the Right to Purchase Agreement. This agreement was cancelled in connection with the Operating Company Merger.

         SERVICES AGREEMENT

         On January 1, 1999, immediately after the 1999 Merger, the Company entered into a services agreement (the "Services Agreement") with Operating Company pursuant to which Operating Company agreed to serve as a facilitator of the construction and development of additional facilities on behalf of the Company for a term of five years from the date of the Services Agreement. In such capacity, Operating Company agreed to perform, at the direction of the

         Company, such services as were customarily needed in the construction and development of correctional and detention facilities, including services related to construction of the facilities, project bidding, project design and governmental relations. In consideration for the performance of such services by Operating Company, the Company agreed to pay a fee equal to 5% of the total capital expenditures (excluding the incentive fee discussed below and the 5% fee herein referred to) incurred in connection with the construction and development of a facility, plus an amount equal to approximately $560 per bed for facility preparation services provided by Operating Company prior to the date on which inmates are first received at such facility. The board of directors of the Company subsequently authorized payments, and pursuant to an amended and restated services agreement, dated as of March 5, 1999 (the "Amended and Restated Services Agreement"), the Company agreed to pay up to an additional 5% of the total capital expenditures (as determined above) to Operating Company if additional services were requested by the Company. A majority of the Company's development projects during 1999 and 2000 were subject to a fee totaling 10%.

         Costs incurred by the Company under the Amended and Restated Services Agreement were capitalized as part of the facilities' development cost. Costs incurred under the Amended and Restated Services Agreement and capitalized as part of the facilities' development cost totaled $41.6 million for the year ended December 31, 1999, and $5.6 million for the nine months ended September 30, 2000.

         On June 9, 2000, Operating Company and the Company amended the Amended and Restated Services Agreement to defer, with interest, payments to Operating Company by the Company pursuant to this agreement. At September 30, 2000, $5.6 million of payments under the Amended and Restated Services Agreement, plus $0.3 million of interest payments, were accrued but unpaid under the original terms of this agreement. This agreement was cancelled in connection with the Operating Company Merger and the unpaid amounts due under the agreement, plus accrued interest, were applied in accordance with the purchase method of accounting under APB 16.

         BUSINESS DEVELOPMENT AGREEMENT

         On May 4, 1999, the Company entered into a four year business development agreement (the "Business Development Agreement") with Operating Company, which provided that Operating Company would perform, at the direction of the Company, services designed to assist the Company in identifying and obtaining new business. Pursuant to the agreement, the Company agreed to pay to Operating Company a total fee equal to 4.5% of the total capital expenditures (excluding the amount of the tenant incentive fee and the services fee discussed above as well as the 4.5% fee) incurred in connection with the construction and development of each new facility, or the construction and development of an addition to an existing facility, for which Operating Company performed business development services.

         Costs incurred by the Company under the Business Development Agreement were capitalized as part of the facilities' development cost. Costs incurred under the Business Development Agreement and capitalized as part of the facilities' development cost totaled $15.0 million for the year ended December 31, 1999. No costs were incurred under the Business Development Agreement during 2000. On June 9, 2000, Operating Company and the Company amended this agreement to defer, with interest, any payments to Operating Company by the Company

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         pursuant to this agreement. This agreement was cancelled in connection with the Operating Company Merger.

6.       PROPERTY AND EQUIPMENT

         At December 31, 2000, the Company owned 48 real estate properties, including 46 correctional and detention facilities and two corporate office buildings, of which 44 properties were operating and two were under construction. At December 31, 2000, the Company operated 35 properties, governmental agencies leased six facilities from the Company and private operators leased three facilities from the Company. Four of the properties owned by the Company are held for sale and are classified as such on the accompanying balance sheet as of December 31, 2000. Three of the properties are owned under direct financing leases. Two of the direct financing leases are held for sale and are classified as such in the accompanying balance sheet as of December 31, 2000.

         Property and equipment, at cost, consists of the following:

                                                                  DECEMBER 31,
                                                       ---------------------------------
                                                           2000                 1999
                                                       ------------         ------------
                                                                 (in thousands)
            Land and improvements                      $     25,651         $     37,412
            Buildings and improvements                    1,523,560            1,862,836
            Equipment                                        27,455               17,902
            Office furniture and fixtures                    20,270               20,361
            Construction in progress                         99,416              319,770
                                                       ------------         ------------
                                                          1,696,352            2,258,281
            Less: Accumulated depreciation                  (81,222)             (49,785)
                                                       ------------         ------------

                                                       $  1,615,130         $  2,208,496
                                                       ============         ============

         Depreciation expense was $57.2 million, $44.1 million and $14.4 million for the years ended December 31, 2000, 1999 and 1998, respectively.

         Pursuant to the 1999 Merger, the Company acquired all of the assets and liabilities of Old Prison Realty on January 1, 1999, including 23 leased facilities and one real estate property under construction. The real estate properties acquired by the Company in conjunction with the acquisition of Old Prison Realty were recorded at estimated fair market value in accordance with the purchase method of accounting prescribed by APB 16, resulting in a $1.2 billion increase to real estate properties at January 1, 1999.

         As of December 31, 2000, eleven of the facilities owned by the Company are subject to options that allow various governmental agencies to purchase those facilities. Three of such facilities are held for sale as of December 31, 2000. In addition, two of the facilities are constructed on land that the Company leases from governmental agencies under ground leases. Under the terms of those ground leases, the facilities become the property of the governmental agencies upon expiration of the ground leases. The Company depreciates these two properties over the term of the ground lease.

7.       IMPAIRMENT LOSSES AND ASSETS HELD FOR SALE

         SFAS 121 requires impairment losses to be recognized for long-lived assets used in operations when indications of impairment are present and the estimate of undiscounted future cash flows is not sufficient to recover asset carrying amounts. Under terms of the June 2000 Waiver and Amendment, the Company was obligated to complete the Restructuring, including the Operating Company Merger, and complete the restructuring of management through the appointment of a new chief executive officer and a new chief financial officer. The Restructuring also permitted the acquisitions of PMSI and JJFMSI. During the third quarter of 2000, the Company named a new president and chief executive officer, followed by the appointment of a new chief financial officer during the fourth quarter. At the Company's 2000 annual meeting of stockholders held during the fourth quarter of 2000, the Company's stockholders elected a newly constituted nine-member board of directors of the Company, including six independent directors.

         Following the completion of the Operating Company Merger and the acquisitions of PMSI and JJFMSI, during the fourth quarter of 2000, after considering the Company's financial condition, the Company's new management developed a strategic operating plan to improve the Company's financial position, and developed revised projections for 2001 to evaluate various potential transactions. Management also conducted strategic assessments and evaluated the Company's assets for impairment. Further, the Company evaluated the utilization of existing facilities, projects under development, and excess land parcels, and identified certain of these non-strategic assets for sale.

         In accordance with SFAS 121, the Company estimated the undiscounted net cash flows for each of its properties and compared the sum of those undiscounted net cash flows to the Company's investment in each property. Through its analyses, the Company determined that eight of its correctional and detention facilities and the long-lived assets of the transportation business had been impaired. For these properties, the Company reduced the carrying values of the underlying assets to their estimated fair values, as determined based on anticipated future cash flows discounted at rates commensurate with the risks involved. The resulting impairment loss totaled $420.5 million.

         During the fourth quarter of 2000, as part of the strategic assessment, the Company's management committed to a plan of disposal for certain long-lived assets of the Company. In accordance with SFAS 121, the Company recorded losses on these assets based on the difference between the carrying value and the estimated net realizable value of the assets. The Company estimated the net realizable values of certain facilities and direct financing leases held for sale based on outstanding offers to purchase and appraisals, as well as by utilizing various financial models, including discounted cash flow analyses, less estimated costs to sell each asset. The resulting impairment loss for these assets totaled $86.1 million.

         Included in property and equipment were costs associated with the development of potential facilities. Based on the Company's strategic assessment during the fourth quarter of 2000, management decided to abandon further development of these projects and expense any amounts previously capitalized. The resulting expense totaled $2.1 million.

         During the third quarter of 2000, the Company's management determined either not to pursue further development or to reconsider the use of certain parcels of property in California,

         Maryland and the District of Columbia. Accordingly, the Company reduced the carrying values of the land to their estimated net realizable value, resulting in an impairment loss totaling $19.2 million.

         In December 1999, based on the poor financial position of the Operating Company, the Company determined that three of its correctional and detention facilities located in the state of Kentucky and leased to Operating Company were impaired. In accordance with SFAS 121, the Company reduced the carrying values of the underlying assets to their estimated fair values, as determined based on anticipated future cash flows discounted at rates commensurate with the risks involved. The resulting impairment loss totaled $76.4 million.

8.       FACILITY TRANSACTIONS

         In April 1999, the Company purchased the Eden Detention Center in Eden, Texas for $28.1 million. The facility has a design capacity of 1,225 beds, and prior to the Operating Company Merger, had been leased to Operating Company under lease terms substantially similar to the Operating Company Leases.

         In June 1999, the Company incurred a loss of $1.6 million as a result of a settlement with the State of South Carolina for property previously owned by Old CCA. Under the settlement, the Company, as the successor to Old CCA, will receive $6.5 million in three installments by June 30, 2001 for the transferred assets. The net proceeds were approximately $1.6 million less than the surrendered assets' depreciated book value. The Company received $3.5 million of the proceeds during 1999 and $1.5 million of the proceeds during 2000. As of December 31, 2000, the Company has a receivable of $1.5 million related to this settlement reflected in other notes receivable.

         In December 1999, the Company incurred a loss of $0.4 million resulting from a sale of a newly constructed facility in Florida. Construction on the facility was completed by the Company in May 1999. In accordance with the terms of the management contract between Old CCA and Polk County, Florida, Polk County exercised an option to purchase the facility. Net proceeds of $40.5 million were received by the Company.

         In April 1998, Old CCA acquired all of the issued and outstanding capital stock of eight subsidiaries of U.S. Corrections Corporation ("USCC") (the "USCC Acquisition") for approximately $10.0 million, less cash acquired. The transaction was accounted for as a purchase transaction, and the purchase price was allocated to the assets purchased and the liabilities assumed based on the fair value of the assets and liabilities acquired. By virtue of the USCC Acquisition, Old CCA acquired contracts to manage four facilities in Kentucky, each of which was owned by Old Prison Realty, one facility in Florida, which is owned by a governmental entity in Florida, as well as one facility in Texas, which is owned by a governmental entity in Texas. During 1998, subsequent to the USCC Acquisition, the contract to manage the Texas facility expired and was not renewed. During 2000, the contract to manage one of the Kentucky facilities expired and was not renewed. Subsequent to the non-renewal of the contract, the Company sold the facility for a net sales price of approximately $1.0 million, resulting in a gain on sale of approximately $0.6 million during 2000, after writing-down the carrying value of this asset by $7.1 million in 1999. Old CCA also obtained the right to enter into contracts to manage two North Carolina facilities previously owned by Old Prison Realty, both of which were under construction as of the date of the USCC Merger.

         During 1998, both North Carolina facilities became operational and Old CCA entered into contracts to manage those facilities upon completion of the construction. During 2000, Operating Company and the contracting party mutually agreed to cancel the management contracts. In March 2001, the Company sold one of the North Carolina facilities, which was classified as held for sale under contract in the accompanying consolidated balance sheet, for a sales price of approximately $25 million. The net proceeds were used to pay-down the Amended Bank Credit Facility.

         On April 10, 2001, the Company sold its interest in a facility located in Salford, England, for approximately $65.7 million. The net proceeds were used to pay-down the Amended Bank Credit Facility.

9.       INVESTMENTS IN AFFILIATES

         In connection with the 1999 Merger, Old CCA received 100% of the non-voting common stock in each of PMSI and JJFMSI, valued at the implied fair market values of $67.1 million and $55.9 million, respectively. The Company succeeded to these interests as a result of the 1999 Merger. The Company's ownership of the non-voting common stock of PMSI and JJFMSI entitled the Company to receive, when and if declared by the boards of directors of the respective companies, 95% of the net income, as defined, of each company as cash dividends. Dividends were cumulative if not declared. For the years ended December 31, 2000 and 1999, the Company received cash dividends from PMSI totaling approximately $4.4 million and $11.0 million, respectively. For the years ended December 31, 2000 and 1999, the Company received cash dividends from JJFMSI totaling approximately $2.3 million and $10.6 million, respectively.

         Investments in affiliates consisted of the following at December 31, 1999 (in thousands):

              Investment in PMSI               $  60,756
              Investment in JJFMSI                52,726
                                               ---------

                                               $ 113,482
                                               =========

         The following operating information presents a combined summary of the results of operations of PMSI and JJFMSI for the period January 1, 2000 through November 30, 2000 and for the year ended December 31, 1999 (in thousands):

                                                    JANUARY 1, 2000 -           Year ended
                                                    NOVEMBER 30, 2000       December 31, 1999
                                                    -------------------------------------------
              Revenue                                  $ 279,228                $ 288,289
              Net income (loss) before taxes           $    (588)               $  12,851

         The following balance sheet information presents a combined summary of the financial position of PMSI and JJFMSI as of December 31, 1999 (in thousands):

              Current assets                    $  60,741
              Total assets                      $ 151,167
              Current liabilities               $  31,750
              Total liabilities                 $  32,622
              Stockholders' equity              $ 118,545

         During 2000 and prior to the acquisition of PMSI and JJFMSI on December 1, 2000, PMSI and JJFMSI (collectively) recorded approximately $27.3 million in charges related to agreements with the Company and Operating Company. Of these charges, approximately $5.4 million are fees paid under a trade name use agreement, approximately $9.9 million are fees paid under an administrative service agreement and approximately $12.0 million are fees paid under an indemnification agreement with the Company.

         Under the terms of the indemnification agreements, effective September 29, 2000, each of PMSI and JJFMSI agreed to pay the Company $6.0 million in exchange for full indemnity by the Company for any and all liabilities incurred by PMSI and JJFMSI in connection with the settlement or disposition of litigation known as Prison Acquisition Company, LLC v. Prison Realty Trust, Inc., et al. described in Note 21 herein. The combined and consolidated results of operations of the Company were unaffected by the indemnification agreements.

         As previously discussed in Note 4, the combined and consolidated financial statements reflect the results of operations of PMSI and JJFMSI under the equity method of accounting from January 1, 1999 through August 31, 2000, on a combined basis from September 1, 2000 through November 30, 2000, and consolidated for the month of December 2000. The financial statements for the period January 1, 1999 through September 30, 2000 have also been restated to reflect 9.5% of Operating Company's net losses, as discussed in Note 4.

         As discussed in Note 3, the Company's 9.5% non-voting interest in Operating Company had been recorded in the 1999 Merger at its implied value of $4.8 million. In accordance with the provisions of APB 18, the Company applied the recognized equity in losses of Operating Company of $19.3 million for the year ended December 31, 1999, first to reduce the Company's recorded investment in Operating Company of $4.8 million to zero and then to reduce the carrying value of the CCA Note by the amount of the recognized equity in losses in excess of $4.8 million. The Company's recognized equity in losses related to its investment in Operating Company for the nine months ended September 30, 2000 were applied to reduce the carrying value of the CCA Note.

         For the years ended December 31, 2000 and 1999, equity in earnings (losses) and amortization of deferred gains were approximately $11.6 million in losses and $3.6 million in earnings, respectively. For the year ended December 31, 2000, the Company recognized equity in losses of PMSI and JJFMSI of approximately $12,000 and $870,000, respectively. In addition, for the year ended December 31, 2000, the Company recognized equity in losses of Operating Company of approximately $20.6 million. For 2000, the amortization of the deferred gain on the sales of contracts to PMSI and JJFMSI was approximately $6.5 million and $3.3 million, respectively. For the year ended December 31, 1999, the Company recognized equity in earnings of PMSI and JJFMSI of approximately $4.7 million and $7.5 million, respectively. In addition, for the year ended December 31, 1999, the Company recognized equity in losses of Operating Company of approximately $19.3 million. For 1999, the amortization of the deferred gain on the sales of contracts to PMSI and JJFMSI was approximately $7.1 million and $3.6 million, respectively.

10.      INVESTMENT IN DIRECT FINANCING LEASES

         At December 31, 2000, the Company's investment in a direct financing lease represents net receivables under a building and equipment lease between the Company and a governmental agency.

         A schedule of future minimum rentals to be received under the direct financing lease in years subsequent to December 31, 2000, is as follows (in thousands):

           2001                                                    $   2,309
           2002                                                        2,309
           2003                                                        2,309
           2004                                                        2,309
           2005                                                        2,309
           Thereafter                                                 23,776
                                                                   ----------
           Total minimum obligation                                   35,321
           Less unearned interest income                             (10,444)
           Less current portion of direct financing lease             (1,069)
                                                                   ---------

           Investment in direct financing leases                   $  23,808
                                                                   =========

         As discussed in Note 7, during the fourth quarter of 2000, the Company's management committed to a plan of disposal for certain long-lived assets of the Company, including two investments in direct financing leases. The Company estimated the fair values of these direct financing leases held for sale based on outstanding offers to purchase and discounted cash flow analyses. These direct financing leases, with estimated net realizable values totaling $85.7 million at December 31, 2000, have been classified on the consolidated balance sheet as assets held for sale as of December 31, 2000.

         During the years ended December 31, 2000, 1999 and 1998, the Company recorded interest income of $10.1 million, $3.4 million, and $3.5 million, respectively, under all direct financing leases.

         In May 1998, the Company agreed to pay a governmental agency $3.5 million in consideration of the governmental agency's relinquishing its rights to purchase a facility. As a result, the Company converted the facility from a direct financing lease to property and equipment.

11.      OTHER ASSETS

         Other assets consist of the following (in thousands):

                                                                  DECEMBER 31,
                                                          --------------------------
                                                             2000             1999
                                                          ---------        ---------
            Debt issuance costs, less accumulated
                amortization of $13,178 and $5,888        $  37,099        $  43,976
            Value of workforce, net                           2,425               --
            Contract acquisition costs, net                   2,190               --
            Deposits                                          1,630               --
            Other                                             1,692            1,505
                                                          ---------        ---------

                                                          $  45,036        $  45,481
                                                          =========        =========


12.      ACCOUNTS PAYABLE AND ACCRUED EXPENSES

         Accounts payable and accrued expenses consist of the following (in thousands):

                                                                  DECEMBER 31,
                                                          --------------------------
                                                             2000             1999
                                                          ---------        ---------
            Stockholder litigation settlements            $  75,406        $      --
            Trade accounts payable                           26,356           39,031
            Other accrued litigation                         41,114            5,717
            Accrued salaries and wages                       14,183              208
            Accrued property taxes                           13,638               --
            Accrued interest                                  5,765           14,968
            Other                                            66,850            7,671
                                                          ---------        ---------

                                                          $ 243,312        $  67,595
                                                          =========        =========

13.      DISTRIBUTIONS TO STOCKHOLDERS

         On March 22, 2000, the board of directors of the Company declared a quarterly dividend on the Company's Series A Preferred Stock of $0.50 per share to preferred stockholders of record on March 31, 2000. These dividends were paid on April 17, 2000. The Company's board of directors has not declared a dividend on the Series A Preferred Stock since the first quarter of 2000. In connection with the June 2000 Waiver and Amendment, the Company is currently prohibited from declaring or paying any dividends with respect to the Company's currently outstanding Series A Preferred Stock until such time as the Company has raised at least $100.0 million in equity. Therefore, the Company has not made any such dividend payments to the Series A Preferred stockholders since the first quarter of 2000. Dividends with respect to the Series A Preferred Stock will continue to accrue under the terms of the Company's charter until such time as payment of such dividends is permitted under the terms of the June 2000 Waiver and Amendment. Under the terms of the Company's charter, in the event dividends are unpaid and in arrears for six or more quarterly periods, the holders of the Series A Preferred Stock will have the right to vote for the election of two additional directors to the Company's board of directors. No assurance can be given as to if and when the Company will commence the payment of cash dividends on its shares of Series A Preferred Stock. Quarterly dividends of $0.50 per share for the second, third and fourth quarters of 2000 have been accrued as of December 31, 2000 and totaled $6.5 million.

         Under the terms of the Company's charter, as in effect prior to the Restructuring, the Company was required to elect to be taxed as a REIT for federal income tax purposes for its taxable year ended December 31, 1999. The Company, as a REIT, could not complete any taxable year with accumulated earnings and profits from a taxable corporation. Accordingly, the Company was required to distribute Old CCA's earnings and profits to which it succeeded in the 1999 Merger (the "Accumulated Earnings and Profits"). For the year ended December 31, 1999, the Company made approximately $217.7 million of distributions related to its common stock and Series A Preferred Stock. Because the Company's Accumulated Earnings and Profits were approximately $152.5 million, and the Company's distributions were deemed to have been paid first from those Accumulated Earnings and Profits, the Company met the above-described distribution requirements. In addition to distributing its Accumulated Earnings and Profits, the Company, in order to qualify for taxation as a REIT with respect to its 1999 taxable year, was required to distribute 95.0% of its taxable income for 1999. The Company believes that this distribution requirement has been satisfied by its distribution of shares of the Company's Series B Preferred Stock, as discussed below.

         On September 22, 2000, the Company issued approximately 5.9 million shares of its Series B Preferred Stock in connection with its remaining 1999 REIT distribution requirement. The distribution was made to the Company's common stockholders of record on September 14, 2000, who received five shares of Series B Preferred Stock for every 100 shares of the Company's common stock held on the record date. The Company paid its common stockholders approximately $15,000 in cash in lieu of issuing fractional shares of Series B Preferred Stock. On November 13, 2000, the Company issued approximately 1.6 million additional shares of Series B Preferred Stock in satisfaction of this REIT distribution requirement. This distribution was made to the Company's common stockholders of record on November 6, 2000, who received one share of Series B Preferred Stock for every 100 shares of the Company's common stock held on the record date. The Company also paid its common stockholders approximately $15,000 in cash in lieu of issuing fractional shares of Series B Preferred Stock in the second distribution.

         The Company recorded the issuance of the Series B Preferred Stock at its stated value of $24.46 per share, or a total of $183.9 million. The Company has determined the distribution made on September 22, 2000 amounted to a taxable distribution by the Company of approximately $107.6 million. The Company has also determined that the distribution made on November 13, 2000 amounted to a taxable distribution by the Company of approximately $20.4 million. Common stockholders who received shares of Series B Cumulative Convertible Preferred Stock in the distribution generally will be required to include the taxable value of the distribution in ordinary income. Refer to Note 18 for a more complete description of the terms of Series B Preferred Stock.

         As a result of the Company's failure to declare, prior to December 31, 1999, and failure to distribute, prior to January 31, 2000, dividends sufficient to distribute 95% of its taxable income for 1999, the Company was subject to excise taxes, of which $7.1 million was accrued as of December 31, 1999 in accounts payable and accrued expenses in the 1999 consolidated balance sheet. The excise tax was satisfied in full during 2000.

         Quarterly distributions and the resulting tax classification for common stock distributions are as follows:

          Declaration Date         Record             Payment         Distribution     Ordinary Income     Return of
                                    Date               Date            Per Share                            Capital
          ----------------------------------------------------------------------------------------------------------
              03/04/99            03/19/99           03/31/99             $0.60             100.0%            0.0%
              05/11/99            06/18/99           06/30/99              0.60             100.0%            0.0%
              08/27/99            09/17/99           09/30/99              0.60             100.0%            0.0%

         Quarterly distributions and the resulting tax classification for the Series A Preferred Stock are as follows:

          Declaration Date         Record             Payment         Distribution     Ordinary Income     Return of
                                    Date               Date            Per Share                            Capital
          ----------------------------------------------------------------------------------------------------------
              03/04/99            03/31/99           04/15/99             $0.50             100.0%            0.0%
              05/11/99            06/30/99           07/15/99              0.50             100.0%            0.0%
              08/27/99            09/30/99           10/15/99              0.50             100.0%            0.0%
              12/22/99            12/31/99           01/15/00              0.50             100.0%            0.0%
              03/22/00            03/31/00           04/17/00              0.50             100.0%            0.0%


14.      DEBT

         Debt consists of the following:

                                                                                                              DECEMBER 31,
                                                                                                   -------------------------------
                                                                                                       2000                1999
                                                                                                   -----------         -----------
                                                                                                            (in thousands)
            $1.0 Billion Amended Bank Credit Facility:

              Revolving loans, with unpaid balance due January 1, 2002, interest payable           $   382,532         $   332,484
              periodically at variable interest rates

              Term loans, quarterly principal payments of $1.5 million with unpaid balance due December 31, 2002, interest payable periodically at
              variable interest rates                                                                  589,750             595,750
                                                                                                   -----------         -----------

            Outstanding under Amended Bank Credit Facility                                             972,282             928,234

            Senior Notes, principal due at maturity in June 2006, interest payable semi-
              annually at 12%                                                                          100,000             100,000

            10.0% Convertible Subordinated Notes, principal due at maturity in December
              2008, interest payable semi-annually at 9.5% through June 30, 2000, at which
              time the rate was increased to 10.0%                                                      41,114              40,000

            8.0% Convertible Subordinated Notes, principal due at maturity in February
              2005 with call provisions beginning in February 2003, interest payable quarterly at 7.5% through June 30, 2000, at which time the rate was increased
              to 8.0%                                                                                   30,000              30,000

            $50.0 Million Revolving Credit Facility, with unpaid balance due at maturity in
              December 2002, interest payable at prime plus 2.25%.  At December 31, 2000
              interest was 11.75%                                                                        7,601                  --

            Other                                                                                        1,573                 757
                                                                                                   -----------         -----------
                                                                                                     1,152,570           1,098,991
            Less:  Current portion of long-term debt                                                   (14,594)             (6,084)
                                                                                                   -----------         -----------

                                                                                                   $ 1,137,976         $ 1,092,907
                                                                                                   ===========         ===========

         THE CREDIT FACILITY AND AMENDED BANK CREDIT FACILITY

         On January 1, 1999, in connection with the completion of the 1999 Merger, the Company obtained a $650.0 million secured credit facility (the "Credit Facility") from NationsBank, N.A., as Administrative Agent, and several U.S. and non-U.S. banks. The Credit Facility included up to a maximum of $250.0 million in tranche B term loans and $400.0 million in revolving loans, including a $150.0 million subfacility for letters of credit. The term loan requires quarterly principal payments of $625,000 throughout the term of the loan with the remaining balance maturing on December 31, 2002. The revolving loans mature on January 1, 2002. Interest rates, unused commitment fees and letter of credit fees on the Credit Facility were subject to change based on the Company's senior debt rating. The Credit Facility was secured by mortgages on the Company's real property.

         On August 4, 1999, the Company completed an amendment and restatement of the Credit Facility (the "Amended Bank Credit Facility") increasing amounts available to the Company under the original Credit Facility to $1.0 billion through the addition of a $350.0 million tranche C term loan. The tranche C term loan is payable in equal quarterly installments in the amount of $875,000 through the calendar quarter ending September 30, 2002, with the balance to be paid in full on December 31, 2002. Under the Amended Bank Credit Facility, Lehman Commercial Paper Inc. ("Lehman") replaced NationsBank, N.A. as administrative agent.

         The Amended Bank Credit Facility bears interest at variable rates of interest based on a spread over an applicable base rate or the London Interbank Offering Rate ("LIBOR") (as elected by the Company), which spread is determined by reference to the Company's credit rating. Prior to the June 2000 Waiver and Amendment, the spread for the revolving loans ranged from 0.5% to 2.25% for base rate loans and from 2.0% to 3.75% for LIBOR rate loans. (These ranges replaced the original spread ranges of 0.25% to 1.25% for base rate loans and 1.375% to 2.75% for LIBOR rate loans.) Prior to the June 2000 Waiver and Amendment, the spread for the term loans ranged from 2.25% to 2.5% for base rate loans and from 3.75% to 4.0% for LIBOR rate loans. (These rates replaced the original variable rate equal to 1.75% in excess of a base rate or 3.25% in excess of LIBOR). The Amended Bank Credit Facility, similar to the original Credit Facility, is secured by mortgages on the Company's real property.

         During the first quarter of 2000, the ratings on the Company's bank indebtedness, senior unsecured indebtedness and Series A Preferred Stock were lowered. As a result of these reductions, the interest rate applicable to outstanding amounts under the Amended Bank Credit Facility for revolving loans was increased by 0.5%, to 1.5% over the base rate and to 3.0% over the LIBOR rate; the spread for term loans remained unchanged at 2.5% for base rate loans and 4.0% for LIBOR rate loans. The rating on the Company's indebtedness was also lowered during the second quarter of 2000, although no interest rate increase was attributable to this rating adjustment.

         Following the approval of the requisite senior lenders under the Amended Bank Credit Facility, the Company, certain of its wholly-owned subsidiaries, various lenders and Lehman, as administrative agent, executed the June 2000 Waiver and Amendment, dated as of June 9, 2000, to the provisions of the Amended and Restated Credit Agreement. Upon effectiveness, the June 2000 Waiver and Amendment waived or addressed all then existing events of default under the provisions of the Amended and Restated Credit Agreement that resulted from: (i) the financial condition of the Company and Operating Company; (ii) the transactions undertaken by the Company and Operating Company in an attempt to resolve the liquidity issues of the Company and Operating Company; and (iii) previously announced restructuring transactions. As a result of the then existing defaults, the Company was subject to the default rate of interest, or 2.0% higher than the rates discussed above, effective from January 25, 2000 until June 9, 2000. The June 2000 Waiver and Amendment also contained certain amendments to the Amended and Restated Credit Agreement, including the replacement of existing financial covenants contained in the Amended and Restated Credit Agreement applicable to the Company with new financial ratios following completion of the Restructuring. As a result of the June 2000 Waiver and Amendment, the Company began monthly interest payments on outstanding amounts under the Amended Bank Credit Facility beginning July 2000.

         In obtaining the June 2000 Waiver and Amendment, the Company agreed to complete certain transactions which were incorporated as covenants in the June 2000 Waiver and Amendment. Pursuant to these requirements, the Company was obligated to complete the Restructuring, including: (i) the Operating Company Merger; (ii) the amendment of its charter to remove the requirements that it elect to be taxed as a REIT commencing with its 2000 taxable year; (iii) the restructuring of management; and (iv) the distribution of shares of Series B Preferred Stock in satisfaction of the Company's remaining 1999 REIT distribution requirement. The June 2000 Waiver and Amendment also amended the terms of the Amended and Restated Credit Agreement to permit (i) the amendment of the Operating Company Leases and the other contractual arrangements between the Company and Operating Company, and (ii) the merger of each of PMSI and JJFMSI with the Company, upon terms and conditions specified in the June 2000 Waiver and Amendment.

         The June 2000 Waiver and Amendment prohibited: (i) the Company from settling its then outstanding stockholder litigation for cash amounts not otherwise fully covered by the Company's existing directors' and officers' liability insurance policies; (ii) the declaration and payment of dividends with respect to the Company's currently outstanding Series A Preferred Stock prior to the receipt of net cash proceeds of at least $100.0 million from the issuance of additional shares of common or preferred stock; and (iii) Operating Company from amending or refinancing its revolving credit facility on terms and conditions less favorable than Operating Company's then existing revolving credit facility. The June 2000 Waiver and Amendment also required the Company to complete the securitization of lease payments (or other similar transaction) with respect to the Company's Agecroft facility located in Salford, England on or prior to February 28, 2001, although such deadline was extended (as described herein).

         As a result of the June 2000 Waiver and Amendment, the Company is generally required to use the net cash proceeds received by the Company from certain transactions, including the following transactions, to repay outstanding indebtedness under the Amended Bank Credit Facility:

                  -        any disposition of real estate assets;
                  - the securitization of lease payments (or other similar transaction) with respect to the Company's Agecroft facility; and
                  -        the sale-leaseback of the Company's headquarters.

         Under the terms of the June 2000 Waiver and Amendment, the Company is also required to apply a designated portion of its "excess cash flow," as such term is defined in the June 2000

         Waiver and Amendment, to the prepayment of outstanding indebtedness under the Amended Bank Credit Facility.

         As a result of the June 2000 Waiver and Amendment, the interest rate spreads applicable to outstanding borrowings under the Amended Bank Credit Facility were increased by 0.5%. As a result, the spread for the revolving loans ranges from 1.0% to 2.75% for base rate loans and from 2.5% to 4.25% for LIBOR rate loans. The resulting spread for the term loans ranges from 2.75% to 3.0% for base rate loans and from 4.25% to 4.5% for LIBOR rate loans. Based on the Company's current credit rating, the spread for revolving loans is 2.75% for base rate loans and 4.25% for LIBOR rate loans, while the spread for term loans is 3.0% for base rate loans and 4.5% for LIBOR rate loans.

         During the third and fourth quarters of 2000, the Company was not in compliance with certain applicable financial covenants contained in the Company's Amended and Restated Credit Agreement, including: (i) debt service coverage ratio; (ii) interest coverage ratio; (iii) leverage ratio; and (iv) net worth. In November 2000, the Company obtained the consent of the requisite percentage of the senior lenders (the "November 2000 Consent and Amendment") to replace previously existing financial covenants with amended financial covenants, each defined in the November 2000 Consent and Amendment:

         -        total leverage ratio;

         -        interest coverage ratio;

         -        fixed charge coverage ratio;

         -        ratio of total indebtedness to total capitalization;

         -        minimum EBIDTA; and

         -        total beds occupied ratio.


         The November 2000 Consent and Amendment further provided that the Company will be required to use commercially reasonable efforts to complete a "capital raising event" on or before June 30, 2001. A "capital raising event" is defined in the November 2000 Consent and Amendment as any combination of the following transactions, which together would result in net cash proceeds to the Company of $100.0 million:

         - an offering of the Company's common stock through the distribution of rights to the Company's existing stockholders;

         - any other offering of the Company's common stock or certain types of the Company's preferred stock;

         - issuances by the Company of unsecured, subordinated indebtedness providing for in-kind payments of principal and interest until repayment of the Amended Credit Facility;

         - certain types of asset sales by the Company, including the sale-leaseback of the Company's headquarters, but excluding the securitization of lease payments (or other similar transaction) with respect to the Salford, England facility.

         The November 2000 Consent and Amendment also contains limitations upon the use of proceeds obtained from the completion of such "capital raising events." The requirements relating to "capital raising events" contained in the November 2000 Consent and Amendment replaced the requirement contained in the Amended and Restated Credit Agreement that the Company use commercially reasonable efforts to consummate a rights offering on or before December 31, 2000.

         As a result of the November 2000 Consent and Amendment, the current interest rate applicable to the Company's Amended Bank Credit Facility remains unchanged. This applicable rate, however, is subject to (i) an increase of 25 basis points (0.25%) from the current interest rate on July 1, 2001 if the Company has not prepaid $100.0 million of the outstanding loans under the Amended Bank Credit Facility, and (ii) an increase of 50 basis points (0.50%) from the current interest rate on October 1, 2001 if the Company has not prepaid an aggregate of $200.0 million of the loans under the Amended Bank Credit Facility.

         The maturities of the loans under the Amended Bank Credit Facility remain unchanged as a result of the November 2000 Consent and Amendment. No event of default was declared due to the amendment of the financial covenants obtained in connection with the November 2000 Consent and Amendment.

         In January 2001, the requisite percentage of the Company's senior lenders under the Amended Bank Credit Facility consented to the Company's issuance of a promissory note (described in Note 21) in partial satisfaction of its requirements under the definitive settlement agreements relating to the Company's then-outstanding stockholder litigation (the "January 2001 Consent and Amendment"). The January 2001 Consent and Amendment also modified certain provisions of the Amended Bank Credit Facility to permit the issuance of the promissory note.

         In March 2001, the Company obtained an amendment to the Amended Bank Credit Facility which included the following amendments: (i) changed the date the securitization of lease payments (or other similar transactions) with respect to the Company's Agecroft facility must be consummated from February 28, 2001 to March 31, 2001; (ii) modified the calculation of EBITDA used in calculating the total leverage ratio, to take into effect any loss of EBITDA that may result from certain asset dispositions, and (iii) modified the minimum EBITDA covenant to permit a reduction by the amount of EBITDA that certain asset dispositions had generated.

         The securitization of lease payments (or other similar transaction) with respect to the Company's Agecroft facility did not close by the required date. However, the covenant allows for a 30 day grace period during which the lenders under the Amended Bank Credit Facility could not exercise their rights to declare an event of default. On April 10, 2001, prior to the expiration of the grace period, the Company consummated the Agecroft transaction through the sale of all of the issued and outstanding capital stock of Agecroft Properties, Inc., a wholly-owned subsidiary of the Company, and used the net proceeds to pay-down the Amended Bank Credit Facility, thereby fulfilling the Company's covenant requirements with respect to the Agecroft transaction.

         The Amended Bank Credit Facility also contains a covenant requiring the Company to provide the lenders with audited financial statements within 90 days of the Company's fiscal year-end, subject to an additional five-day grace period. Due to the Company's attempts to close the securitization of the Company's Salford, England facility, the Company did not provide the audited financial statements within the required time period. However, the Company has obtained a waiver from the lenders under the Amended Bank Credit Facility of this financial reporting requirement.

         The revolving loan portion of the Amended Bank Credit Facility of $382.5 million matures on January 1, 2002. As part of management's plans to improve the Company's financial position and address the January 1, 2002 maturity of portions of the debt under the Amended Bank Credit Facility, management has committed to a plan of disposal for certain long-lived assets. These assets are being actively marketed for sale and are classified as held for sale in the accompanying consolidated balance sheet at December 31, 2000. Anticipated proceeds from these asset sales are to be applied as loan repayments. The Company believes that utilizing such proceeds to pay-down debt will improve its leverage ratios and overall financial position, improving its ability to refinance or renew maturing indebtedness, including primarily the Company's revolving loans under the Amended Bank Credit Facility.

         The Company believes it will be able to demonstrate commercially reasonable efforts regarding the $100.0 million capital raising event on or before June 30, 2001, primarily by attempting to sell certain assets, as discussed above. Subsequent to year-end, the Company completed the sale of a facility located in North Carolina for approximately $25 million, as discussed in Note 8. The Company is currently evaluating and would also consider a distribution of rights to purchase common or preferred stock to the Company's existing stockholders, or an equity investment in the Company from an outside investor. The Company expects to use the net proceeds from these transactions to pay-down debt under the Amended Bank Credit Facility.

         The Company believes that it is currently in compliance with the terms of the debt covenants contained in the Amended Bank Credit Facility. Further, the Company believes its operating plans and related projections are achievable, and will allow the Company to remain in compliance with its debt covenants during 2001. However, there can be no assurance that the cash flow projections will reflect actual results and there can be no assurance that the Company will remain in compliance with its debt covenants during 2001. Further, even if the Company is successful in selling assets, there can be no assurance that it will be able to refinance or renew its debt obligations maturing January 1, 2002 on commercially reasonable or any other terms.

         During 1999, the Company incurred costs of $59.2 million in consummating the Credit Facility and the Amended Bank Credit Facility transactions, including $41.2 million related to the amendment and restatement. The Company wrote-off $9.0 million of expenses related to the Credit Facility upon completion of the amendment and restatement, in addition to $5.6 million of other debt financing costs written-off in 1999. During 2000 the Company incurred and capitalized approximately $9.0 million in consummating the June 2000 Waiver and Amendment, and $0.5 million for the November 2000 Consent and Amendment.

         In accordance with the terms of the Amended Bank Credit Facility, the Company entered into certain swap arrangements guaranteeing that it will not pay an index rate greater than 6.51% on outstanding balances of at least (i) $325.0 million through December 31, 2001 and (ii) $200.0 million through December 31, 2002. The effect of these arrangements is recognized in interest expense.

         $100.0 MILLION SENIOR NOTES

         On June 11, 1999, the Company completed its offering of $100.0 million aggregate principal amount of 12% Senior Notes due 2006 (the "Senior Notes"). Interest on the Senior Notes is paid semi-annually in arrears, and the Senior Notes have a seven year non-callable term due June 1, 2006. Net proceeds from the offering were approximately $95.0 million after deducting expenses payable by the Company in connection with the offering. The Company used the net proceeds from the sale of the Senior Notes for general corporate purposes and to repay revolving bank borrowings under the Amended Bank Credit Facility.

         The Company has made all required interest payments under the terms of the Senior Notes, and currently believes it is in compliance with all of its covenants. The indenture governing the Senior Notes contains cross-default provisions, as further discussed below.

         $40.0 MILLION CONVERTIBLE SUBORDINATED NOTES

         On January 29, 1999, the Company issued $20.0 million of convertible subordinated notes due in December 2008, with interest payable semi-annually at 9.5%. This issuance constituted the second tranche of a commitment by the Company to issue an aggregate of $40.0 million of convertible subordinated notes, with the first $20.0 million tranche issued in December 1998 under substantially similar terms. The convertible subordinated notes (the "$40.0 Million Convertible Subordinated Notes"), which were issued to MDP Ventures IV LLC and affiliated purchasers (collectively, "MDP"), require that the Company revise the conversion price as a result of the payment of a dividend or the issuance of stock or convertible securities below market price.

         During the first and second quarters of 2000, certain existing or potential events of default arose under the provisions of the note purchase agreement relating to the $40.0 Million Convertible Subordinated Notes as a result of the Company's financial condition and a "change of control" arising from the Company's execution of certain securities purchase agreements with respect to the proposed restructuring. This "change of control" gave rise to the right of MDP to require the Company to repurchase the notes at a price of 105% of the aggregate principal amount of such notes within 45 days after the provision of written notice by such holders to the Company. In addition, the Company's defaults under the provisions of the note purchase agreement gave rise to the right of the holders of such notes to require the Company to pay an applicable default rate of interest of 20.0%. In addition to the default rate of interest, as a result of the events of default, the Company was obligated, under the original terms of the $40.0 Million Convertible Subordinated Notes, to pay the holders of the notes contingent interest sufficient to permit the holders to receive a 15.0% rate of return, excluding the effect of the default rate of interest, on the $40.0 million principal amount, unless the holders of the notes elect to convert the notes into the Company's common stock under the terms of the note purchase agreement. Such contingent interest was retroactive to the date of issuance of the notes.

         In order to address the events of default discussed above, on June 30, 2000, the Company and MDP executed a waiver and amendment to the provisions of the note purchase agreement governing the notes. This waiver and amendment provided for a waiver of all existing events of default under the provisions of the note purchase agreement. In addition, the waiver and amendment to the note purchase agreement amended the economic terms of the notes to increase the applicable interest rate of the notes by 0.5% per annum from 9.5% to 10.0%, and adjusted the conversion price of the notes to a price equal to 125% of the average high and low sales price of the Company's common stock on the NYSE for a period of 20 trading days immediately following the earlier of (i) October 31, 2000 or (ii) the closing date of the Operating Company Merger. In addition, the waiver and amendment to the note purchase agreement provided for the replacement of financial ratios applicable to the Company. The conversion price for the notes has been established at $1.19 (on a pre-reverse stock split basis), subject to adjustment in the future upon the occurrence of certain events, including the payment of dividends and the issuance of stock at below market prices by the Company. Under the terms of the waiver and amendment, the distribution of the Company's Series B Preferred Stock during the fourth quarter of 2000 did not cause an adjustment to the conversion price of the notes. In addition, the Company does not believe that the distribution of shares of the Company's common stock in connection with the settlement of all outstanding stockholder litigation against the Company, as further discussed in Note 21, will cause an adjustment to the conversion price of the notes. MDP, however, has indicated its belief that such an adjustment is required. The Company and MDP are currently in discussions concerning this matter. At an adjusted conversion price of $1.19, the $40.0 Million Convertible Subordinated Notes are convertible into approximately 33.6 million shares of the Company's common stock (on a pre-reverse stock split basis).

         In connection with the waiver and amendment to the note purchase agreement, the Company issued additional convertible subordinated notes containing substantially similar terms in the aggregate principal amount of $1.1 million, which amount represented all interest owed at the default rate of interest through June 30, 2000. These additional notes are currently convertible, at an adjusted conversion price of $1.19, into an additional 0.9 million shares of the Company's common stock (on a pre-reverse stock split basis). After giving consideration to the issuance of these additional notes, the Company has made all required interest payments under the $40.0 Million Convertible Subordinated Notes.

         The terms of a registration rights agreement with the holders of the $40.0 Million Convertible Subordinated Notes also require the Company to use its best efforts to register the shares of the Company's common stock into which the notes are convertible. Management intends to take the necessary actions to achieve compliance with this covenant.

         The Company currently believes it is in compliance with all covenants under the provisions of the $40.0 Million Convertible Subordinated Notes, as amended. There can be no assurance, however, that the Company will be able to remain in compliance with all covenants under the provisions of the $40.0 Million Convertible Subordinated Notes. The provisions of the note purchase agreement governing the $40.0 Million Convertible Subordinated Notes contain cross-default provisions as further discussed below.

         $30.0 MILLION CONVERTIBLE SUBORDINATED NOTES

         The Company's $30.0 million 7.5% convertible subordinated notes due February 2005 (the "$30.0 Million Convertible Subordinated Notes"), which were issued to PMI Mezzanine Fund, L.P. ("PMI") on December 31, 1998, require that the Company revise the conversion price as a result of the payment of a dividend or the issuance of stock or convertible securities below market price.

         Certain existing or potential events of default arose under the provisions of the note purchase agreement relating to the Company's $30.0 Million Convertible Subordinated Notes as a result of the Company's financial condition and as a result of the Restructuring. However, on June 30, 2000, the Company and PMI executed a waiver and amendment to the provisions of the note purchase agreement governing the notes. This waiver and amendment provided for a waiver of all existing events of default under the revisions of the note purchase agreement. In addition, the waiver and amendment to the note purchase agreement amended the economic terms of the notes to increase the applicable interest rate of the notes by 0.5% per annum, from 7.5% to 8.0%, and adjusted the conversion price of the notes to a price equal to 125% of the average closing price of the Company's common stock on the NYSE for a period of 30 trading days immediately following the earlier of (i) October 31, 2000 or (ii) the closing date of the Operating Company Merger. In addition, the waiver and amendment to the note purchase agreement provided for the replacement of financial ratios applicable to the Company.

         The conversion price for the notes has been established at $1.07 (on a pre-reverse stock split basis), subject to adjustment in the future upon the occurrence of certain events, including the payment of dividends and the issuance of stock at below market prices by the Company. Under the terms of the waiver and amendment, the distribution of the Company's Series B Preferred Stock during the fourth quarter of 2000 did not cause an adjustment to the conversion price of the notes. However, the distribution of shares of the Company's common stock in connection with the settlement of all outstanding stockholder litigation against the Company, as further discussed in Note 21, will cause an adjustment to the conversion price of the notes in an amount to be determined at the time shares of the Company's common stock are distributed pursuant to the settlement. However, the ultimate adjustment to the conversion ratio will depend on the number of shares of the Company's common stock outstanding on the date of issuance of the shares pursuant to the stockholder litigation settlement. In addition, if, as currently contemplated, all of the shares are not issued simultaneously, multiple adjustments to the conversion ratio will be required. At an adjusted conversion price of $1.07, the $30.0 Million Convertible Subordinated Notes are convertible into approximately 28.0 million shares of the Company's common stock (on a pre-reverse stock split basis).

         At December 31, 2000, the Company was in default under the terms of the note purchase agreement governing the $30.0 Million Convertible Subordinated Notes. The default related to the Company's failure to comply with the total leverage ratio financial covenant. However, in March 2001, the Company and PMI executed a waiver and amendment to the provisions of the note purchase agreement governing the notes. This waiver and amendment provided for a waiver of all existing events of default under the provisions of the note purchase agreement and amended the financial covenants applicable to the Company.

         The Company has made all required interest payments under the $30.0 Million Convertible Subordinated Notes. The Company currently believes it is in compliance with all covenants under the provisions of the $30.0 Million Convertible Subordinated Notes, as amended. There can be no assurance, however, that the Company will be able to remain in compliance with all of the covenants under the provisions of the $30.0 Million Convertible Subordinated Notes. The provisions of the note purchase agreement governing the $30.0 Million Convertible Subordinated Notes contain cross-default provisions as further discussed below.

         $50.0 MILLION REVOLVING CREDIT FACILITY

         On April 27, 2000, Operating Company obtained a waiver of events of default under its $100.0 million revolving credit facility with a group of lenders led by Foothill Capital Corporation ("Foothill Capital") relating to: (i) the amendment of certain contractual arrangements between the Company and Operating Company; (ii) Operating Company's violation of a net worth covenant contained in the revolving credit facility; and (iii) the execution of the Agreement and Plan of Merger with respect to the Operating Company Merger. On June 30, 2000, the terms of the initial waiver were amended to provide that the waiver would remain in effect, subject to certain other events of termination, until the earlier of (i) September 15, 2000 or (ii) the completion of the Operating Company Merger.

         On September 15, 2000, Operating Company terminated its revolving credit facility with Foothill Capital and simultaneously entered into a new $50.0 million revolving credit facility with Lehman (the "Operating Company Revolving Credit Facility"). This facility, which bears interest at an applicable prime rate, plus 2.25%, is secured by the accounts receivable and all other assets of Operating Company. This facility, which matures on December 31, 2002, was assumed by a wholly-owned subsidiary of the Company in connection with the Operating Company Merger.

         OTHER DEBT TRANSACTIONS

         On March 8, 1999, the Company issued a $20.0 million convertible subordinated note to Sodexho pursuant to a forward contract assumed by the Company from Old CCA in the 1999 Merger (the "$20.0 Million Floating Rate Convertible Note"). The note bore interest at LIBOR plus 1.35% and was convertible into shares of the Company's common stock at a conversion price of $7.80 per share. On March 8, 1999, Sodexho converted (i) a $7.0 million convertible subordinated note bearing interest at 8.5% into 1.7 million shares of the Company's common stock at a conversion price of $4.09 per share, (ii) a $20.0 million convertible subordinated note bearing interest at 7.5% into 700,000 shares of the Company's common stock at a conversion price of $28.53 per share and (iii) the $20.0 Million Floating Rate Convertible Note into 2.6 million shares of the Company's common stock at a conversion price of $7.80 per share.

         During 1998, convertible subordinated notes with a face value of $5.8 million were converted into 2.9 million shares of the Company's common stock.

         At December 31, 2000 and 1999, the Company had $2.2 million and $16.3 million in letters of credit, respectively. The letters of credit were issued to secure the Company's worker's compensation insurance policy, performance bonds and utility deposits. An additional letter of credit outstanding at December 31, 1999, was issued to secure the Company's construction of a facility. The Company is required to maintain cash collateral for the letters of credit.

         The Company capitalized interest of $8.3 million, $37.7 million, and $11.8 million in 2000, 1999, and 1998, respectively.

         Debt maturities for the next five years and thereafter are (in thousands):

                         2001                        $    14,594
                         2002                            966,385
                         2003                              1,228
                         2004                                126
                         2005                             30,139
                         Thereafter                      140,098
                                                     -----------

                                                     $ 1,152,570
                                                     ===========

         CROSS-DEFAULT PROVISIONS

         The provisions of the Company's debt agreements related to the Amended Bank Credit Facility, the $40.0 Million Convertible Subordinated Notes, the $30.0 Million Convertible Subordinated Notes and the Senior Notes contain certain cross-default provisions. Any events of default under the Amended Bank Credit Facility also result in an event of default under the Company's $40.0 Million Convertible Subordinated Notes. Any events of default under the Amended Bank Credit Facility that results in the lenders' acceleration of amounts outstanding thereunder also result in an event of default under the Company's $30.0 Million Convertible Subordinated Notes and the Senior Notes. Additionally, any events of default under the $40.0 Million Convertible Subordinated Notes, the $30.0 Million Convertible Subordinated Notes and the Senior Notes also result in an event of default under the Amended Bank Credit Facility.

         If the Company were to be in default under the Amended Bank Credit Facility, and if the lenders under the Amended Bank Credit Facility elected to exercise their rights to accelerate the Company's obligations under the Amended Bank Credit Facility, such events could result in the acceleration of all or a portion of the Company's $40.0 Million Convertible Subordinated Notes, the $30.0 Million Convertible Subordinated Notes and the Senior Notes which would have a material adverse effect on the Company's liquidity and financial position. Additionally, under the Company's $40.0 Million Convertible Subordinated Notes, even if the lenders under the Amended Bank Credit Facility did not exercise their acceleration rights, the holders of the $40.0 Million Convertible Subordinated Notes could require the Company to repurchase such notes. The Company does not have sufficient working capital to satisfy its debt obligations in the event of an acceleration of all or a substantial portion of the Company's outstanding indebtedness.

15.      INCOME TAXES

         Prior to 1999, Old CCA, the Company's predecessor by merger, operated as a taxable subchapter C corporation. The Company elected to change its tax status from a taxable corporation to a REIT effective with the filing of its 1999 federal income tax return. As of December 31, 1998, the Company's balance sheet reflected $83.2 million in net deferred tax assets. In accordance with the provisions of SFAS 109, the Company provided a provision for these deferred tax assets, excluding any estimated tax liabilities required for prior tax periods, upon completion of the 1999 Merger and the election to be taxed as a REIT. As such, the Company's results of operations reflect a provision for income taxes of $83.2 million for the year ended December 31, 1999. However, due to New Prison Realty's tax status as a REIT,

         New Prison Realty recorded no income tax provision or benefit related to operations for the year ended December 31, 1999.

         In connection with the Restructuring, on September 12, 2000, the Company's stockholders approved an amendment to the Company's charter to remove provisions requiring the Company to elect to qualify and be taxed as a REIT for federal income tax purposes effective January 1, 2000. As a result of the amendment to the Company's charter, the Company will be taxed as a taxable subchapter C corporation beginning with its taxable year ended December 31, 2000. In accordance with the provisions of SFAS 109, the Company is required to establish current and deferred tax assets and liabilities in its financial statements in the period in which a change of tax status occurs. As such, the Company's benefit for income taxes for the year ended December 31, 2000 includes the provision associated with establishing the deferred tax assets and liabilities in connection with the change in tax status during the third quarter of 2000, net of a valuation allowance applied to certain deferred tax assets.

         The provision (benefit) for income taxes is comprised of the following components (in thousands):

                                                               FOR THE YEARS ENDED DECEMBER 31,
                                                        ---------------------------------------------
                                                           2000              1999              1998
                                                        ---------         ---------         ---------
            CURRENT PROVISION (BENEFIT)
                Federal                                 $ (26,593)        $      --         $  41,904
                State                                         586                --             7,914
                                                        ---------         ---------         ---------
                                                          (26,007)               --            49,818
                                                        ---------         ---------         ---------

            INCOME TAXES CHARGED TO EQUITY
                Federal                                        --                --             4,016
                State                                          --                --               459
                                                        ---------         ---------         ---------
                                                               --                --             4,475
                                                        ---------         ---------         ---------

            DEFERRED PROVISION (BENEFIT)
                Federal                                   (19,739)           74,664           (34,848)
                State                                      (2,256)            8,536            (4,021)
                                                        ---------         ---------         ---------
                                                          (21,995)           83,200           (38,869)
                                                        ---------         ---------         ---------

            PROVISION (BENEFIT) FOR INCOME TAXES        $ (48,002)        $  83,200         $  15,424
                                                        =========         =========         =========

         In addition to the above, the cumulative effect of accounting change for 1998 was reported net of $10.3 million of estimated tax benefit. Of the $10.3 million total tax benefit related to the cumulative effect of accounting change, approximately $4.0 million related to current tax benefit and approximately $6.3 million related to deferred tax benefit.

         Significant components of the Company's deferred tax assets and liabilities as of December 31, 2000, are as follows (in thousands):

            CURRENT DEFERRED TAX ASSETS:
              Asset reserves and liabilities not yet deductible for tax        $   24,894
              Less valuation allowance                                            (24,894)
                                                                               ----------

                      Net total current deferred tax assets                    $       --
                                                                               ==========

            NONCURRENT DEFERRED TAX ASSETS:
              Asset reserves and liabilities not yet deductible for tax        $    4,634
              Tax over book basis of certain assets                                41,923
              Net operating loss carryforwards                                     56,115
              Other                                                                 8,743
                                                                               ----------
                   Total noncurrent deferred tax assets                           111,415
                   Less valuation allowance                                      (111,415)
                                                                               ----------

                      Net noncurrent deferred tax assets                               --
                                                                               ----------

            NONCURRENT DEFERRED TAX LIABILITIES:
              Book over tax basis of certain assets                                 6,556
              Items deductible for tax not yet recorded to income                  49,839
              Other                                                                    55
                                                                               ----------
                   Total noncurrent deferred tax liabilities                       56,450
                                                                               ----------

                      Net noncurrent deferred tax liabilities                  $   56,450
                                                                               ==========

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in assessing the valuation allowance for financial reporting purposes. In accordance with SFAS 109, the Company has provided a valuation allowance to reserve the deferred tax assets. At December 31, 2000, the Company had net operating loss carryforwards for income tax purposes totaling $143.8 million available to offset future taxable income. The carryforward period begins expiring in 2009.

         A reconciliation of the statutory federal income tax rate and the effective tax rate as a percentage of pretax income (loss) for the years ended December 31, 2000 and 1998 is as follows:

                                                           2000            1998
                                                          ------          ------
            Statutory federal rate                         (35.0)%          35.0%
            State taxes, net of federal tax benefit         (4.0)            4.0
            Change in tax status                            12.5              --
            Items not deductible for tax                     5.9              --
            Valuation allowance                             12.2              --
            Old CCA compensation charge                       --            21.0
            Deductions not previously benefited               --           (29.4)
            Other items, net                                 2.2             5.8
                                                          ------          ------
                                                            (6.2)%          36.4%
                                                          ======          ======

 16.   OLD CCA COMPENSATION CHARGE

       Old CCA recorded a $22.9 million charge to expense in 1998 for the implied fair value of approximately 5.0 million shares of Operating Company voting common stock issued by Operating Company to certain employees of Old CCA and Old Prison Realty. The shares were granted to certain founding shareholders of Operating Company in September 1998. Neither the Company, Old CCA nor Operating Company received any proceeds from the issuance of these shares. The fair value of these shares of voting common stock was determined at the date of the 1999 Merger based upon the implied value of Operating Company derived from $16.0 million in cash investments made by outside investors in December 1998 in return for a 32% ownership interest in Operating Company.

17.    EARNINGS (LOSS) PER SHARE

       In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the year. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the Company, diluted earnings per share is computed by dividing net income
       (loss), as adjusted, by the weighted average number of common shares after considering the additional dilution related to convertible preferred stock, convertible subordinated notes, options and warrants.

       For the years ended December 31, 2000 and 1999, the Company's stock options and warrants were convertible into 0.1 million and 0.02 million shares, respectively, as adjusted for the reverse stock split in May 2001, as further described in Note 18. For the years ended December 31, 2000 and 1999, the Company's convertible subordinated notes were convertible into 6.3 million and 0.3 million shares, respectively, as adjusted for the reverse stock split in May 2001. These incremental shares were excluded from the computation of diluted earnings per share for the years ended December 31, 2000 and 1999 as the effect of their inclusion was anti-dilutive.

       In computing diluted earnings per common share for the year ended December 31, 1998, the Company's stock warrants and stock options are considered dilutive using the treasury stock method, and the various convertible subordinated notes are considered dilutive using the if-converted method. A reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the diluted earnings per share computation is as follows (in thousands, except per share data):

                                                                            2000              1999              1998
                                                                          ---------         ---------         ---------
        NUMERATOR
        Basic
          Net income (loss) available to common stockholders:
          Before cumulative effect of accounting change                   $(744,308)        $ (81,254)        $  26,981
          Cumulative effect of accounting change                                 --                --           (16,145)
                                                                          ---------         ---------         ---------
          Net income (loss) available to common stockholders               (744,308)          (81,254)           10,836
        Diluted
          Interest expense applicable to convertible
            subordinated notes, net of tax                                       --                --               366
                                                                          ---------         ---------         ---------
          Adjusted net income (loss) available to common
            stockholders                                                  $(744,308)        $ (81,254)        $  11,202
                                                                          =========         =========         =========

        DENOMINATOR
        Basic
          Weighted average common shares outstanding                         13,132            11,510             7,138
                                                                          =========         =========         =========
        Diluted
          Weighted average common shares outstanding                         13,132            11,510             7,138
          Effect of dilutive options and warrants                                --                --               369
          Conversion of preferred stock                                          --                --                48
          Conversion of convertible subordinated notes                           --                --               339
                                                                          ---------         ---------         ---------

          Weighted average shares and assumed conversions                    13,132            11,510             7,894
                                                                          =========         =========         =========

        Basic net income (loss) per common share:
          Before cumulative effect of accounting change                   $  (56.68)        $   (7.06)        $    3.78
          Cumulative effect of accounting change                                 --                --             (2.26)
                                                                          ---------         ---------         ---------
          Net income (loss) available to common stockholders              $  (56.68)        $   (7.06)        $    1.52
                                                                          =========         =========         =========

        Diluted net income (loss) per common share:
          Before cumulative effect of accounting change                   $  (56.68)        $   (7.06)        $    3.47
          Cumulative effect of accounting change                                 --                --             (2.05)
                                                                          ---------         ---------         ---------
          Net income (loss) available to common stockholders              $  (56.68)        $   (7.06)        $    1.42
                                                                          =========         =========         =========


       As further discussed in Note 21, the Company has entered into definitive settlement agreements regarding the settlement of all outstanding stockholder litigation against the Company and certain of its existing and former directors and executive officers. In February 2001, the Company obtained final court approval of the definitive settlement agreements. Pursuant to terms of the settlement, among other consideration, the Company will issue to the plaintiffs an aggregate of
       46.9 million shares of common stock (on a pre-reverse stock split basis). The issuance of these shares, which is currently expected to occur during the second or third quarter of 2001, will increase the denominator used in the earnings per share calculation, thereby reducing the net income or loss per common share of the Company.

18.    STOCKHOLDERS' EQUITY

       SERIES A PREFERRED STOCK

       Upon its formation in 1998, the Company authorized 20.0 million shares of $0.01 par value preferred stock, of which 4.3 million shares are designated as Series A Preferred Stock.

       As discussed in Note 3, in connection with the 1999 Merger, Old Prison Realty shareholders received one share of Series A Preferred Stock of the Company in exchange for each Old Prison Realty Series A Cumulative Preferred Share. Consequently, the Company issued 4.3 million shares of its Series A Preferred Stock on January 1, 1999. The shares of the Company's Series A Preferred Stock are redeemable at any time by the Company on or after January 30, 2003 at $25 per share, plus dividends accrued and unpaid to the redemption date. Shares of the Company's Series A Preferred Stock have no stated maturity, sinking fund provision or mandatory redemption and are not convertible into any other securities of the Company. Dividends on shares of the Company's Series A Preferred Stock are cumulative from the date of original issue of such shares and are payable quarterly in arrears on the fifteenth day of January, April, July and October of each year, to shareholders of record on the last day of March, June, September and December of each year, respectively, at a fixed annual rate of 8.0%.

       As discussed in Notes 13 and 14, in connection with the June 2000 Waiver and Amendment, the Company is prohibited from declaring or paying any dividends with respect to the Series A Preferred Stock until such time as the Company has raised at least $100.0 million in equity. As a result, the Company has not declared or paid any dividends on its Series A Preferred Stock since the first quarter of 2000. Dividends will continue to accrue under the terms of the Company's charter until such time as payment of such dividends is permitted under terms of the bank credit facility.

       SERIES B PREFERRED STOCK

       In order to satisfy the REIT distribution requirements with respect to its 1999 taxable year, during 2000 the Company authorized an additional
       30.0 million shares of $0.01 par value preferred stock, designated 12.0 million shares of such preferred stock as Series B Preferred Stock and subsequently issued approximately 7.5 million shares to holders of the Company's common stock as a stock dividend.

       The shares of Series B Preferred Stock issued by the Company provide for cumulative dividends payable at a rate of 12% per year of the stock's stated value of $24.46. The dividends are payable quarterly in arrears, in additional shares of Series B Preferred Stock through the third quarter of 2003, and in cash thereafter. The shares of the Series B Preferred Stock are callable by the Company, at a price per share equal to the stated value of $24.46, plus any accrued dividends, at any time after six months following the later of (i) three years following the date of issuance or (ii) the 91st day following the redemption of the Company's 12.0% senior notes, due 2006. The shares of Series B Preferred Stock were convertible into shares of the Company's common stock during two conversion periods: (i) from October 2, 2000 to October 13, 2000; and
       (ii) from December 7, 2000 to December 20, 2000, at a conversion price based on the average closing price of the Company's common stock on the NYSE during the 10 trading days prior to the first day of the applicable conversion period, provided, however, that the conversion price used to determine the number of shares of the Company's common stock issuable upon conversion of the Series B Preferred Stock could not be less than $1.00. The number of shares of the Company's common stock that were issued upon the conversion of each share of Series B Preferred Stock was calculated by dividing the stated price ($24.46), plus accrued and unpaid dividends as of the date of conversion of each share of Series B Preferred Stock, by the conversion price established for the conversion period.

       Approximately 1.3 million shares of Series B Preferred Stock issued by the Company on September 22, 2000 were converted during the first conversion period in October 2000, resulting in the issuance of approximately 21.7 million shares of the Company's common stock (on a pre-reverse stock split basis). The conversion price for the initial conversion period was established at $1.4813.

       Approximately 2.9 million shares of Series B Preferred Stock issued by the Company on November 13, 2000 were converted during the second conversion period in December 2000, resulting in the issuance of approximately 73.4 million shares of the Company's common stock (on a pre-reverse stock split basis). The conversion price for the second conversion period was established at $1.00. The shares of Series B Preferred Stock currently outstanding, as well as any additional shares issued as dividends, are not and will not be convertible into shares of the Company's common stock.

       On December 13, 2000, the Company's board of directors declared a paid-in-kind dividend on the shares of Series B Preferred Stock for the period from September 22, 2000 (the original date of issuance) through December 31, 2000, payable on January 2, 2001, to the holders of record of the Company's Series B Preferred Stock on December 22, 2000. As a result of the board's declaration, the holders of the Company's Series B Preferred Stock were entitled to receive approximately 3.3 shares of Series B Preferred Stock for every 100 shares of Series B Preferred Stock held by them on the record date. The number of shares to be issued as the dividend was based on a dividend rate of 12.0% per annum of the stock's stated value ($24.46 per share). As of December 31, 2000, the Company has accrued approximately $2.7 million of distributions on Series B Preferred Stock and approximately $6.5 million of distributions on the Series A Preferred Stock. Approximately 0.1 million shares of Series B Preferred Stock were issued on January 2, 2001 as a result of this dividend.

       On March 9, 2001, the Company's board of directors declared a paid-in-kind dividend on the shares of Series B Preferred Stock for the first quarter of 2001, payable on April 2, 2001 to the holders of record of the Company's Series B Preferred Stock on March 19, 2001. As a result of this declaration, the holders of the Company's Series B Preferred Stock are entitled to receive 3.0 shares of Series B Preferred Stock for every 100 shares of Series B Preferred Stock held by them on the record date. The number of shares to be issued as the dividend is based on a dividend rate of 12.0% per annum of the stock's stated value ($24.46). Approximately 0.1 million shares of Series B Preferred Stock will be issued on April 2, 2001 as a result of this dividend.

       STOCK OFFERINGS

       On November 4, 1998, Old CCA filed a Registration Statement on Form S-3 to register up to 3.0 million shares of Old CCA common stock for sale on a continuous and delayed basis using a "shelf" registration process. During December 1998, Old CCA sold, in a series of private placements,
       2.9 million shares of Old CCA common stock to institutional investors pursuant to this registration statement. The net proceeds of approximately $66.1 million were utilized by Old CCA for general corporate purposes, including the repayment of indebtedness, financing capital expenditures and working capital.

       On January 11, 1999, the Company filed a Registration Statement on Form S-3 to register an aggregate of $1.5 billion in value of its common stock, preferred stock, common stock rights, warrants and debt securities for sale to the public (the "Shelf Registration Statement"). Proceeds from sales under the Shelf Registration Statement were used for general corporate purposes, including the acquisition and development of correctional and detention facilities. During 1999, the Company issued and sold approximately 6.7 million shares of its common stock (on a pre-reverse stock split basis) under the Shelf Registration Statement, resulting in net proceeds to the Company of approximately $120.0 million.

       On May 7, 1999, the Company registered 10.0 million shares of the Company's common stock for issuance under the Company's Dividend Reinvestment and Stock Purchase Plan (the "DRSPP"). The DRSPP provided a method of investing cash dividends in, and making optional monthly cash purchases of, the Company's common stock, at prices reflecting a discount between 0% and 5% from the market price of the common stock on the NYSE. As of December 31, 2000, the Company issued approximately 1.3 million shares under the DRSPP (on a pre-reverse stock split basis), with substantially all of these shares issued under the DRSPP's optional cash feature, resulting in proceeds of $12.3 million. The Company has suspended the DRSPP.

       At the Company's 2000 annual meeting of stockholders on December 13, 2000, the holders of the Company's common stock as of the record date for the meeting approved a reverse stock split of the Company's common stock at a ratio to be determined by the board of directors of the Company of not less than one-for-ten and not to exceed one-for-twenty. The Company obtained the approval for the reverse stock split based on the Company's actual and prospective issuances of shares of its common stock and the effect of such issuances on the market price of the Company's common stock. The board of directors subsequently approved a reverse stock split of the Company's common stock at a ratio of one-for-ten, which was effective May 18, 2001. The number of weighted average shares used in the calculation of earnings per share and earnings per share amounts have been retroactively restated in the accompanying financial statements and these notes to the financial statements, unless otherwise indicated, to reflect the reduction in the number of common shares outstanding and the corresponding increase in the per share amounts resulting from the reverse stock split.

       STOCK WARRANTS

       Old CCA had issued stock warrants to certain affiliated and unaffiliated parties for providing certain financing, consulting and brokerage services to Old CCA and to stockholders as a dividend. All outstanding warrants were exercised in 1998 for 3.9 million shares of common stock with no cash proceeds received by Old CCA.

       In connection with the Operating Company Merger, the Company issued warrants for 2.1 million shares of the Company's common stock to acquire the voting common stock of Operating Company. The warrants issued allow the holder to purchase 1.4 million shares of the Company's common stock at an exercise price of $0.01 per share and 0.7 million shares of the Company's common stock at an exercise price of $1.41 per share (on a pre-reverse stock split basis). Also in connection with the Operating Company Merger, the Company assumed the obligation to issue up to approximately 0.8 million shares of its common stock, at a per share price of $3.33 (on a pre-reverse stock split basis).

       TREASURY STOCK

       Old CCA's Board of Directors approved a stock repurchase program for up to an aggregate of 350,000 shares of Old CCA's stock for the purpose of funding Old CCA's employee stock options, stock ownership and stock award plans. In September 1997, Old CCA repurchased 108,000 shares of its stock from a member of the board of directors of Old CCA at the market price pursuant to this program. In March 1998, Old CCA repurchased 175,000 shares from its chief executive officer at the market price pursuant to this program. On December 31, 1998, all then outstanding treasury stock was retired in connection with the 1999 Merger. Treasury stock was recorded in 1999 related to the cashless exercise of stock options.

       STOCK OPTION PLANS

       The Company has incentive and nonqualified stock option plans under which options were granted to "key employees" as designated by the board of directors. The options are generally granted with exercise prices equal to the market value at the date of grant. Vesting periods for options granted to employees generally range from one to four years. Options granted to non-employee directors vest at the date of grant. The term of such options is ten years from the date of grant.

       In connection with the 1999 Merger, all options outstanding at December 31, 1998 to purchase Old CCA common stock and all options outstanding at January 1, 1999 to purchase Old Prison Realty common stock, were converted into options to purchase shares of the Company's common stock, after giving effect to the exchange ratio and carryover of the vesting and other relevant terms. Options granted under Old CCA's stock option plans are exercisable after the later of two years from the date of employment or one year after the date of grant until ten years after the date of grant. Options granted under Old Prison Realty's stock option plans were granted with terms similar to the terms of the Company's plans.

       During the fourth quarter of 2000, pursuant to anti-dilution provisions under the Company's equity incentive plans, an automatic adjustment of approximately 5.9 million stock options (on a pre-reverse stock split basis) was issued to existing optionees as a result of the dilutive effect of the issuance of the Series B Preferred Stock, as further discussed in Note 13, and below. In accordance with APB 25, "Accounting for Stock Issued to Employees," the Company also adjusted the exercise prices of existing and newly issued options such that the automatic adjustment resulted in no accounting consequence to the Company's financial statements. All references in this Note to the number and prices of options still outstanding have been retroactively restated to reflect the increased number of options resulting from the automatic adjustment.

       Stock option transactions relating to the Company's incentive and nonqualified stock option plans are summarized below (in thousands, except exercise prices and on a pre-reverse stock split basis):

                                                                          WEIGHTED AVERAGE
                                                                          EXERCISE PRICE PER
                                                     NUMBER OF OPTIONS         OPTION
                                                     -----------------    ------------------

        Outstanding at December 31, 1997                     6,797          $     5.47
          Granted                                            1,173          $    15.35
          Exercised                                         (3,498)         $     2.47
          Cancelled                                           (128)         $    11.25
                                                        ----------          ----------

        Outstanding at December 31, 1998                     4,344          $    10.39
          Old Prison Realty options                          3,068          $     9.13
          Granted                                              997          $     7.94
          Exercised                                           (362)         $     1.12
          Cancelled                                         (1,966)         $     9.64
                                                        ----------          ----------

        Outstanding at December 31, 1999                     6,081          $    10.15
          GRANTED                                            5,524          $     1.65
          CANCELLED                                         (1,816)         $     9.59

                                                        ----------          ----------
        OUTSTANDING AT DECEMBER 31, 2000                     9,789          $     5.45
                                                        ==========          ==========

       The weighted average fair value of options granted during 2000, 1999 and 1998 was $0.81, $1.54, and $6.54 per option, respectively, based on the estimated fair value using the Black-Scholes option-pricing model.

       Stock options outstanding at December 31, 2000, are summarized below (on a pre-reverse stock split basis):

                                   OPTIONS           WEIGHTED AVERAGE
                               OUTSTANDING AT           REMAINING                                      OPTIONS
                              DECEMBER 31, 2000      CONTRACTUAL LIFE      WEIGHTED AVERAGE        EXERCISABLE AT
        Exercise Price         (IN THOUSANDS)            IN YEARS           EXERCISE PRICE        DECEMBER 31, 2000
      --------------------    ------------------    -------------------    ------------------     ------------------
      $   0.58 -  1.00              3,137                  9.32                $     0.95                1,881
      $   1.82 -  2.99              2,728                  9.14                $     2.46                  218
      $   4.00 -  7.94                460                  6.39                $     6.94                  460
      $   8.31 - 11.78              1,900                  6.46                $     9.38                1,900
      $  12.18 - 15.93              1,564                  6.48                $    14.50                1,564
                              ------------------    -------------------    ------------------     ------------------
                                    9,789                  8.12                $     5.45                6,023
                              ==================    ===================    ==================     ==================

       During 1995, Old CCA authorized the issuance of 295,000 shares of common stock to certain key employees as a deferred stock award. The award was to fully vest ten years from the date of grant based on continuous employment with the Company. The Company had been expensing the $3.7 million of awards over the ten-year vesting period. During 2000, due to the resignations of such employees, approximately 176,000 shares of deferred stock became vested immediately. As a result, the Company expensed the unamortized portion of the award, totaling approximately $1.8 million. The remainder of such shares of deferred stock became immediately vested during the first quarter of 2001 upon the resignation or termination of an employee from the Company. Approximately 155,000 shares of the deferred stock are subject to adjustment as a result of the issuance and subsequent conversion of shares of Series B Preferred Stock as discussed above, resulting in the issuance of an additional 235,000 shares of common stock pursuant to the deferred awards (on a pre-reverse stock split basis).

       During 1997, Old CCA granted 70,000 stock options to a member of the board of directors of Old CCA to purchase Old CCA's common stock. The options were granted with an exercise price less than the market value on the date of grant and were exercisable immediately. During 1998, Old CCA fully recognized the $0.5 million of compensation expense related to the issuance of these stock options.

       During 1999, the Company authorized the issuance of 23,000 shares of common stock to four executives as deferred stock awards. The value of the awards on the date of grant was approximately $0.5 million. The awards vested 25% immediately upon date of the grant with the remaining shares vesting 25% on each anniversary date of the grant in each of the next three years. Effective December 31, 1999, two of the executives that received the awards resigned from the Company. All unvested shares issued to those two executives were forfeited upon their resignation. The Company expensed $0.1 million related to the shares in 1999. During 2000, the remaining two executives resigned from the Company, resulting in the forfeiture of the unvested shares.

       At the Company's 2000 annual meeting of stockholders held in December 2000, the Company obtained the approval of an amendment to the Company's 1997 Employee Share Incentive Plan to increase the number of shares of common stock available for issuance thereunder from 1.3 million to 15.0 million and the adoption of the Company's 2000 Equity Incentive Plan, pursuant to which the Company will reserve 25.0 million in shares of the common stock for issuance thereunder. These changes were made in order to provide the Company with adequate means to retain and attract quality directors, officers and key employees through the granting of equity incentives. The number of shares available for issuance under each of the plans was adjusted for the reverse stock split discussed above.

       The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") and accounts for stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related Interpretations. As a result, no compensation cost has been recognized for the Company's stock option plans under the criteria established by SFAS 123. Had compensation cost for the stock option plans been determined based on the fair value of the options at the grant date for awards in 2000, 1999, and 1998 consistent with the provisions of SFAS 123, the Company's net income (loss) and net income (loss) per share (as adjusted for the reverse stock split) would have been reduced to the pro forma amounts indicated below for the years ended December 31 (amounts in thousands except per share data):

                                                                 2000                1999                1998
                                                            ----------------    ----------------    ----------------

      Net income (loss) - as reported                       $   (744,308)       $    (81,254)       $      10,836
      Net income (loss) - pro forma                             (745,598)            (84,252)               6,769

      Net income (loss) per share - Basic - as reported     $     (56.68)       $      (7.06)       $        1.52
      Net income (loss) per share - Basic - pro forma             (56.78)              (7.31)                 .95

      Net income (loss) per share - Diluted - as reported   $     (56.68)       $      (7.06)       $        1.42
      Net income (loss) per share - Diluted - pro forma           (56.78)              (7.31)                 .86

       The effect of applying SFAS 123 for disclosing compensation costs under such pronouncement may not be representative of the effects on reported net income (loss) for future years.

       The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                                                2000                 1999                1998
                                                          -----------------    -----------------    ----------------
      Expected dividend yield                                     0.0%                 9.0%                 0.0%
      Expected stock price volatility                           112.5%                49.1%                47.7%
      Risk-free interest rate                                     5.3%                 5.4%                 4.6%
      Expected life of options                                 7 YEARS             10 years              4 years

       RETIREMENT PLANS

       On December 28, 1998, Operating Company adopted a 401(k) plan (the "Plan"). In connection with the Operating Company Merger, the Company assumed all benefits and obligations of the Plan. All employees of the Company are eligible to participate upon reaching age 18 and completing one year of qualified service. Employees may elect to defer from 1% to 15% of their compensation. The provisions of the Plan provide for employer matching discretionary contributions currently equal to 100% of the employee's contributions up to 4% of the employee's compensation. Additionally, the Company also makes a basic contribution on behalf of each eligible employee, equal to 2% of the employee's compensation for the first year of eligibility, and 1% of the employee's compensation for each year of eligibility following. The Company's contributions become 40% vested after four years of service and 100% vested after five years of service. The Company's board of directors has discretion in establishing the amount of the Company's matching and basic contributions, which amounted to $0.8 million since the Operating Company Merger on October 1, 2000.

 19.   INTERNATIONAL ALLIANCE

       In 1994, Old CCA entered into an International Alliance (the "Alliance") with Sodexho to pursue prison management business outside the United States. In conjunction with the Alliance, Sodexho purchased an equity position in Old CCA by acquiring several instruments. In 1994, Old CCA issued to Sodexho 2.5 million shares of common stock at $4.29 per share and a $7.0 million convertible subordinated note bearing interest at 8.5%. Sodexho also received warrants that were exercised in 1998 for 3.9 million shares of common stock. In consideration of the placement of the aforementioned securities, Old CCA paid Sodexho $4.0 million over a four-year period ending in 1998. These fees include debt issuance costs and private placement equity fees. These fees have been allocated to the various instruments based on the estimated cost to Old CCA of raising the various components of capital and are charged to debt issuance costs or equity as the respective financings are completed.

       In 1995, Old CCA and Sodexho entered into a forward contract whereby Sodexho would purchase up to $20.0 million of convertible subordinated notes at any time prior to December 1997. In 1997, Old CCA and Sodexho extended the expiration date of this contract to December 1999. As discussed in Note 14, on March 8, 1999, the Company issued the $20.0 Million Floating Rate Convertible Note to Sodexho. The notes bore interest at LIBOR plus 1.35% and were convertible into shares of the Company's common stock at a conversion price of $7.80 per share.

       In 1996, Old CCA sold $20.0 million of convertible notes to Sodexho pursuant to their contractual preemptive right. The notes had an interest rate of 7.5% and were convertible into common shares at a conversion price of $28.53 per share.

       As discussed in Note 14, on March 8, 1999, Sodexho converted (i) the $7.0 million convertible subordinated note bearing interest at 8.5% into 1.7 million shares of the Company's common stock at a conversion price of $4.09 per share, (ii) the $20.0 million convertible subordinated note bearing interest at 7.5% into 0.7 million shares of the Company's common stock at a conversion price of $28.53 per share and (iii) the $20.0 Million Floating Rate Convertible Note bearing interest at LIBOR plus 1.35% into 2.6 million shares of the Company's common stock at a conversion price of $7.80 per share.

       As discussed in Note 3, the Company sold its 50% interest in two international subsidiaries to Sodexho for an aggregate sales price of approximately $6.4 million, resulting in a net loss on sale of approximately $2.0 million.

20.    RELATED PARTY TRANSACTIONS

       Old CCA paid legal fees to a law firm of which one of the partners had been a member of the Old CCA board of directors. Legal fees paid to the law firm amounted to $5.8 million and $3.0 million in 1999 and 1998, respectively. The Company and Operating Company paid $3.0 million to this law firm during 2000.

       Old CCA paid $0.3 million in 1998, to a member of the Old CCA board of directors for consulting services related to various contractual relationships. The Company paid $0.1 million in 2000 to a former member of Operating Company's board of directors for consulting services related to various contractual relationships. The Company did not make any payments to this individual during 1999.

       Old CCA paid $1.3 million in 1998, to a company that is majority-owned by an individual that was a member of the Old CCA board of directors, for services rendered at one of its facilities. The Company and Operating Company paid $0.6 million for services rendered during 2000. The Company did not make any payments to this company during 1999.

       The Company paid $26.5 million in each of 2000 and 1999, to a construction company that is owned by a former member of the Company's board of directors, for services rendered in the construction of facilities. The board member did not stand for re-election to the Company's board of directors at the Company's 2000 annual meeting of stockholders, which was held during the fourth quarter of 2000. During 1998, Old CCA paid $40.8 million and Old Prison Realty paid $8.7 million to this construction company.

       During 1998, the Company paid $3.0 million to a former member of the Company's board of directors for consulting services rendered in connection with the merger transactions discussed in Note 3. The Company and Operating Company paid $0.2 million to this individual in 2000 for ongoing consulting services. The Company did not make payments to this individual during 1999 other than board of director fees. The board member did not stand for re-election to the Company's board of directors at the Company's 2000 annual meeting of stockholders, which was held during the fourth quarter of 2000. Refer to Note 18 for stock transactions with officers and former officers.

 21.   COMMITMENTS AND CONTINGENCIES

       LITIGATION

       During the first quarter of 2001, the Company obtained final court approval of the settlements of the following outstanding consolidated federal and state class action and derivative stockholder lawsuits brought against the Company and certain of its former directors and executive officers: (i) In re: Prison Realty Securities Litigation; (ii) In re: Old CCA Securities Litigation; (iii) John Neiger, on behalf of himself and all others similarly situated v. Doctor Crants, Robert Crants and Prison Realty Trust, Inc.; (iv) Dasburg, S.A., on behalf of itself and all others similarly situated v. Corrections Corporation of America, Doctor R. Crants, Thomas W. Beasley, Charles A. Blanchette, and David L. Myers; (v) Wanstrath v. Crants, et al.; and (vi) Bernstein v. Prison Realty Trust, Inc. The final terms of the settlement agreements provide for the "global" settlement of all such outstanding stockholder litigation against the Company brought as the result of, among other things, agreements entered into by the Company and Operating Company in May 1999 to increase payments made by the Company to Operating Company under the terms of certain agreements, as well as transactions relating to the restructuring of the Company led by Fortress/Blackstone and Pacific Life Insurance Company. Pursuant to the terms of the settlements, the Company will issue or pay to the plaintiffs in the actions: (i) an aggregate of 46.9 million shares of the Company's common stock (on a pre-reverse stock split basis); (ii) a subordinated promissory note in the aggregate principal amount of $29.0 million; and (iii) approximately $47.5 million in cash payable solely from the proceeds of certain insurance policies.

       It is expected that the promissory note will be due January 2, 2009, and will accrue interest at a rate of 8.0% per annum. Pursuant to the terms of the settlement, the note and accrued interest may be extinguished if the Company's common stock meets or exceeds a "termination price" equal to $1.63 per share (on a pre-reverse stock split basis) for fifteen consecutive trading days prior to the maturity date of the note. Additionally, to the extent the Company's common stock price does not meet the termination price, the note will be reduced by the amount that the shares of common stock issued to the plaintiffs appreciate in value in excess of $0.49 per common share (on a pre-reverse stock split basis), based on the average trading price of the stock prior to the maturity of the note. The Company has reflected the estimated obligation of approximately $75.4 million associated with the stockholder litigation in the accompanying balance sheet at December 31, 2000.

       On June 9, 2000, a complaint captioned Prison Acquisition Company, L.L.C.
       v. Prison Realty Trust, Inc., Correction Corporation of America, Prison Management Services, Inc. and Juvenile and Jail Facility Management Services, Inc. was filed in federal court in the United States District Court for the Southern District of New York to recover fees allegedly owed the plaintiff as a result of the termination of a securities purchase agreement by and among the parties related to a proposed restructuring of the Company led by Fortress/Blackstone. The complaint alleges that the defendants failed to pay amounts allegedly due under the securities purchase agreement and asks for compensatory damages of approximately $24.0 million consisting of various fees, expenses and other relief the court may deem appropriate. The Company is contesting this action vigorously. The Company has recorded an accrual reflecting management's best estimate of the ultimate outcome of this matter based on consultation with legal counsel.

       On September 14, 1998, a complaint captioned Thomas Horn, Ferman Heaton, Ricky Estes, and Charles Combs, individually and on behalf of the U.S. Corrections Corporation Employee Stock Ownership Plan and its participants v. Robert B. McQueen, Milton Thompson, the U.S. Corrections Corporation Employee Stock Ownership Plan, U.S. Corrections Corporation, and Corrections Corporation of America was filed in the U.S. District Court for the Western District of Kentucky alleging numerous violations of the Employee Retirement Income Security Act ("ERISA"), including but not limited to a failure to manage the assets of the U.S. Corrections Corporation Employee Stock Ownership Plan (the "ESOP") in the sole interest of the participants, purchasing assets without undertaking adequate investigation of the investment, overpayment for employer securities, failure to resolve conflicts of interest, lending money between the ESOP and employer, allowing the ESOP to borrow money other than for the acquisition of employer securities, failure to make adequate, independent and reasoned investigation into the prudence and advisability of certain transaction, and otherwise. The plaintiffs are seeking damages in excess of $30.0 million plus prejudgement interest and attorneys' fees. The Company's insurance carrier has indicated that it did not receive timely notice of these claims and, as a result, is currently contesting its coverage obligations in this suit. The Company is currently contesting this issue with the carrier. The Company has recorded an accrual reflecting management's best estimate of the ultimate outcome of this matter based on consultation with legal counsel.

       Commencing in late 1997 and through 1998, Old CCA became subject to approximately sixteen separate suits in federal district court in the state of South Carolina claiming the abuse and mistreatment of certain juveniles housed in the Columbia Training Center, a South Carolina juvenile detention facility formerly operated by Old CCA. The Company is aware that six additional plaintiffs may file suits with respect to this matter. These suits claim unspecified compensatory and punitive damages, as well as certain costs provided for by statute. One of these suits, captioned William Pacetti v. Corrections Corporation of America, went to trial in late November 2000, and in December 2000 the jury returned a verdict awarding the plaintiff in the action $125,000 in compensatory damages, $3.0 million in punitive damages, and attorneys' fees. The Company is currently challenging this verdict with post-judgement motions, and a final judgement has not been entered in this case. The Company's insurance carrier has indicated to the Company that its coverage does not extend to punitive damages such as those awarded in Pacetti. The Company is currently contesting this issue with the carrier. The Company has recorded an accrual reflecting management's best estimate of the ultimate outcome of this matter based on consultation with legal counsel.

       In February 2000, a complaint was filed in federal court in the United States District Court for the Western District of Texas against the Company's inmate transportation subsidiary, TransCor. The lawsuit, captioned Cheryl Schoenfeld v. TransCor America, Inc., et al., names as defendants TransCor and its directors. The lawsuit alleges that two former employees of TransCor sexually assaulted plaintiff Schoenfeld during her transportation to a facility in Texas in late 1999. An additional individual, Annette Jones, has also joined the suit as a plaintiff, alleging that she was also mistreated by the two former employees during the same trip. Discovery and case preparation are on-going. Both former employees are subject to pending criminal charges in Houston, Harris County, Texas. Plaintiff Schoenfeld has previously submitted a settlement demand exceeding $20.0 million. The Company, its wholly-owned subsidiary (the parent corporation of TransCor and successor by merger to Operating Company) and TransCor are defending this action vigorously. The Company has recorded an accrual reflecting management's best estimate of the ultimate outcome of this matter based on consultation with legal counsel. It is expected that a portion of any liabilities resulting from this litigation will be covered by liability insurance. The Company's and TransCor's insurance carrier, however, has indicated that it did not receive proper notice of this claim, and as a result, may challenge its coverage of any resulting liability of TransCor. In addition, the insurance carrier asserts it will not be responsible for punitive damages. The Company and TransCor are currently contesting this issue with the carrier. In the event any resulting liability is not covered by insurance proceeds and is in excess of the amount accrued by the Company, such liability would have a material adverse effect upon the business or financial position of TransCor and, potentially, the Company and its other subsidiaries.

       The Company has received an invoice, dated October 25, 2000, from Merrill Lynch for $8.1 million. Prior to their termination, Merrill Lynch served as a financial advisor to the Company and its board of directors in connection with the Restructuring. Merrill Lynch claims that the merger between Operating Company and the Company constitutes a "restructuring transaction," which Merrill Lynch further contends would trigger certain fees under engagement letters allegedly entered into between Merrill Lynch and the Company and Merrill Lynch and Operating Company management, respectively. The Company denies the validity of these claims. Merrill Lynch has not initiated legal action or threatened litigation. If Merrill Lynch initiated legal action on the basis of these claims, the Company would contest those claims. The Company has recorded an accrual reflecting management's best estimate of the ultimate outcome of this matter based on consultation with legal counsel. However, in the event Merrill Lynch were to prevail on its claims and the resulting liability were to be in excess of the amount accrued by the Company, such liability could have a material adverse effect upon the business or financial position of the Company.

       With the exception of certain insurance contingencies discussed above, the Company believes it has adequate insurance coverage related to the litigation matters discussed. Should the Company's insurance carriers fail to provide adequate insurance coverage, the resolution of the matters discussed above could result in a material adverse effect on the business and financial position of the Company and its subsidiaries.

       In addition to the above legal matters, the nature of the Company's business results in claims and litigation alleging that the Company is liable for damages arising from the conduct of its employees or others. In the opinion of management, other than the outstanding litigation discussed above, there are no pending legal proceedings that would have a material effect on the consolidated financial position or results of operations of the Company for which the Company has not established adequate reserves.

       INSURANCE CONTINGENCIES

       Each of the Company's management contracts and the statutes of certain states require the maintenance of insurance. The Company maintains various insurance policies including employee health, worker's compensation, automobile liability and general liability insurance. These policies are fixed premium policies with various deductible amounts that are self-funded by the Company. Reserves are provided for estimated incurred claims within the deductible amounts.

       INCOME TAX CONTINGENCIES

       Prior to the 1999 Merger, Old CCA operated as a taxable corporation for federal income tax purposes since its inception, and, therefore, generated accumulated earnings and profits to the extent its taxable income, subject to certain adjustments, was not distributed to its shareholders. To preserve its ability to qualify as a REIT, the Company was required to distribute all of Old CCA's accumulated earnings and profits before the end of 1999. If in the future the IRS makes adjustments increasing Old CCA's earnings and profits, the Company may be required to make additional distributions equal to the amount of the increase.

       Under previous terms of the Company's charter, the Company was required to elect to be taxed as a REIT for the year ended December 31, 1999. The Company, as a REIT, could not complete any taxable year with Accumulated Earnings and Profits. For the year ended December 31, 1999, the Company made approximately $217.7 million of distributions related to its common stock and Series A Preferred Stock. The Company met the above described distribution requirements by designating approximately $152.5 million of the total distributions in 1999 as distributions of its Accumulated Earnings and Profits. In addition to distributing its Accumulated Earnings and Profits, the Company, in order to qualify for taxation as a REIT with respect to its 1999 taxable year, was required to distribute 95% of its taxable income for 1999. The Company believes that this distribution requirement has been satisfied by its distribution of shares of the Company's Series B Preferred Stock. The Company's failure to distribute 95% of its taxable income for 1999 or the failure of the Company to comply with other requirements for REIT qualification under the Code with respect to its taxable year ended December 31, 1999 could have a material adverse impact on the Company's combined and consolidated financial position, results of operations and cash flows.

       The Company's election of REIT status for its taxable year ended December 31, 1999 is subject to review by the IRS generally for a period of three years from the date of filing of its 1999 tax return. Should the IRS review the Company's election to be taxed as a REIT for the 1999 taxable year and reach a conclusion disallowing the Company's dividends paid deduction, the Company would be subject to income taxes and interest on its 1999 taxable income and possibly subject to fines and/or penalties. Income taxes, penalties and interest for the year ended December 31, 1999 could exceed $83.5 million, which would have an adverse impact on the Company's combined and consolidated financial position, results of operations and cash flows.

       In connection with the 1999 Merger, the Company assumed the tax obligations of Old CCA resulting from disputes with federal and state taxing authorities related to tax returns filed by Old CCA in 1998 and prior taxable years. The IRS is currently conducting audits of Old CCA's federal tax returns for the taxable years ended December 31, 1998 and 1997, and the Company's federal tax return for the taxable year ended December 31, 1999. The Company has received the IRS's preliminary findings related to the taxable year ended December 31, 1997 and is currently appealing those findings. The Company currently is unable to predict the ultimate outcome of the IRS's audits of Old CCA's 1998 and 1997 federal tax returns, the Company's 1999 federal tax return or the ultimate outcome of audits of other tax returns of the Company or Old CCA by the IRS or by other taxing authorities; however, it is possible that such audits will result in claims against the Company in excess of reserves currently recorded by the Company. In addition, to the extent that IRS audit adjustments increase the Accumulated Earnings and Profits of Old CCA, the Company would be required to make timely distribution of the Accumulated Earnings and Profits of Old CCA to stockholders. Such results could have a material adverse impact on the Company's financial position, results of operations and cash flows.

       GUARANTEES

       In connection with the bond issuance of a governmental entity for which the Company currently provides management services at a 2,016 bed correctional facility, the Company is obligated, under a debt service deficits agreement, to pay the trustee of the bond's trust indenture (the "Trustee") amounts necessary to pay any debt service deficits consisting of principal and interest requirements (outstanding principal balance of $66.2 million at December 31, 2000 plus future interest payments). In the event the State of Tennessee, which is currently utilizing the facility, exercises its option to purchase the correctional facility, the Company is also obligated to pay the difference between principal and interest owed on the bonds on the date set for the redemption of the bonds and amounts paid by the State of Tennessee for the facility and all other funds on deposit with the Trustee and available for redemption of the bonds. The Company also maintains a restricted cash account of approximately $7.0 million as collateral against a guarantee it has provided for a forward purchase agreement related to the above bond issuance.

       EMPLOYMENT AND SEVERANCE AGREEMENTS

       On July 28, 2000, Doctor R. Crants was terminated as the chief executive officer of the Company and from all positions with the Company and Operating Company. Under certain employment and severance agreements, Mr. Crants will continue to receive his salary and health, life and disability insurance benefits for a period of three years and was vested immediately in 140,000 shares of the Company's common stock previously granted as part of a deferred stock award. The compensation expense related to these benefits, totaling $0.7 million in cash and $1.2 million in non-cash charges representing the unamortized portion of the deferred stock award, was recognized during the third quarter of 2000. The unamortized portion was based on the trading price of the common stock of Old CCA, as of the date of grant, which occurred in the fourth quarter of 1995.

       Effective November 17, 2000, Darrell K. Massengale, secretary of the Company, resigned from all positions with the Company, its subsidiaries and its affiliates. Under Mr. Massengale's employment agreement, all deferred or restricted shares of common stock granted to Mr. Massengale became fully vested. The compensation expense related to the deferred shares, a $0.1 million non-cash charge representing the unamortized portion of the deferred stock award, was recognized during the third quarter of 2000. The unamortized portion was based on the trading price of the common stock of Old CCA as of the date of grant, which was during the first quarter of 1995. In addition, Mr. Massengale is entitled to receive his salary and health, life and disability insurance benefits for a period of three years and was vested immediately in approximately 36,000 shares of the Company's common stock previously granted as part of a deferred stock award. These shares increased to approximately 90,000 as a result of an adjustment due to the issuance and subsequent conversion of shares of Series B Preferred Stock (on a pre-reverse stock split basis).

22.    SELECTED QUARTERLY FINANCIAL INFORMATION (unaudited)

       Selected quarterly financial information for each of the quarters in the years ended December 31, 2000 and 1999 (as adjusted for the reverse stock split) is as follows (in thousands, except per share data):


                                                 MARCH 31,          JUNE 30,        SEPTEMBER 30,       DECEMBER 31,
                                                   2000               2000               2000               2000
                                              ----------------    -------------     --------------    ----------------
Revenue                                       $     14,036        $   14,132        $    43,854       $    238,256
Operating loss                                      (5,424)           (7,742)           (21,942)          (494,209)
Net loss                                           (33,751)          (79,405)          (258,488)          (359,138)
Net loss available to common stockholders          (35,901)          (81,555)          (261,072)          (365,780)
Net loss per common share - basic                    (3.03)            (6.89)            (22.04)            (21.55)
Net loss per common share - diluted                  (3.03)            (6.89)            (22.04)            (21.55)


                                                 MARCH 31,          JUNE 30,        SEPTEMBER 30,       DECEMBER 31,
                                                   1999               1999               1999               1999
                                              ----------------    -------------     --------------    ----------------
Revenue                                       $     65,772        $   68,014        $    69,267       $     75,780
Operating income (loss)                             54,973            55,787             56,064            (98,288)
Net income (loss)                                  (26,383)           56,883             36,902           (140,056)
Net income (loss) available to common
   stockholders                                    (28,533)           54,733             34,752           (142,206)
Net income (loss) per common share -
     Basic                                           (2.66)             4.70               2.94             (12.02)
Net income (loss) per common share -
     Diluted                                         (2.66)             4.70               2.94             (12.02)

As discussed in Note 4, the results of operations for 1999 reflect the operations of the Company as a REIT, which specialized in acquiring, developing, owning and leasing correctional and detention facilities primarily to Operating Company. The 2000 results of operations reflect the operations of the Company as a subchapter C corporation which, as of October 1, 2000, also includes the operations of the correctional and detention facilities previously leased to and managed by Operating Company. The results of operations in 2000 also include the operations of the Service Companies as of December 1, 2000 on a consolidated basis. Through August 31, 2000, the investments in the Service Companies were accounted for under the equity method of accounting. For the period from September 1, 2000 through November 30, 2000, the investments in the Service Companies are presented on a combined basis.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)
                      CONDENSED CONSOLIDATED BALANCE SHEETS
         (Unaudited and amounts in thousands, except per share amounts)

                                                                                  JUNE 30,           December 31,
                                     ASSETS                                         2001                 2000
------------------------------------------------------------------------------   ----------          ------------

Cash and cash equivalents                                                        $   41,934           $   20,889
Restricted cash                                                                      10,522                9,209
Accounts receivable, net of allowance of $857 and $1,486, respectively              119,738              132,306
Income tax receivable                                                                   650               32,662
Prepaid expenses and other current assets                                            20,252               18,726
Assets held for sale under contract                                                      --               24,895
                                                                                 ----------           ----------
         Total current assets                                                       193,096              238,687

Property and equipment, net                                                       1,590,472            1,615,130

Investment in direct financing lease                                                     --               23,808
Assets held for sale                                                                 71,413              138,622
Goodwill                                                                            108,638              109,006
Other assets                                                                         41,328               51,739
                                                                                 ----------           ----------

         Total assets                                                            $2,004,947           $2,176,992
                                                                                 ==========           ==========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------------------------------------------------
Accounts payable and accrued expenses                                            $  208,664           $  243,312
Income tax payable                                                                    6,804                8,437
Distributions payable                                                                13,522                9,156
Current portion of long-term debt                                                   286,751               14,594
                                                                                 ----------           ----------
         Total current liabilities                                                  515,741              275,499

Long-term debt, net of current portion                                              709,918            1,137,976
Deferred tax liabilities                                                             58,789               56,450
Fair value of interest rate swap agreement                                           10,062                   --
Other liabilities                                                                    21,351               19,052
                                                                                 ----------           ----------
         Total liabilities                                                        1,315,861            1,488,977
                                                                                 ----------           ----------

Commitments and contingencies

Preferred stock - $0.01 par value; 50,000 shares authorized:
  Series A - 4,300 shares issued and outstanding; stated at liquidation
    preference of $25.00 per share                                                  107,500              107,500

  Series B - 3,514 and 3,297 shares issued and outstanding at June 30, 2001 and
    December 31, 2000, respectively; stated at liquidation preference of $24.46
    per share                                                                        85,946               80,642
Common stock - $0.01 par value; 80,000 and 400,000 shares authorized; 25,138 and
  235,395 shares issued and 25,137 and 235,383 shares outstanding at
  June 30, 2001 and December 31, 2000, respectively                                     251                2,354
Additional paid-in capital                                                        1,317,065            1,299,390
Deferred compensation                                                                (4,168)              (2,723)
Retained deficit                                                                   (813,500)            (798,906)
Treasury stock, 1.2 shares and 12 shares, respectively, at cost                        (242)                (242)
Accumulated other comprehensive loss                                                 (3,766)                  --
                                                                                 ----------           ----------
         Total stockholders' equity                                                 689,086              688,015
                                                                                 ----------           ----------

         Total liabilities and stockholders' equity                              $2,004,947           $2,176,992
                                                                                 ==========           ==========


         The accompanying notes are an integral part of these condensed consolidated financial statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
         (Unaudited and amounts in thousands, except per share amounts)

                                                                            FOR THE SIX MONTHS ENDED
                                                                                   JUNE 30,
                                                                      -----------------------------------
                                                                         2001                   2000
                                                                      -----------            -----------
    REVENUE:
       Management and other                                           $   481,909            $        --
       Rental                                                               4,198                 22,926
       Licensing fees from affiliates                                          --                  5,242
                                                                      -----------            -----------
                                                                          486,107                 28,168
                                                                      -----------            -----------
    EXPENSES:
       Operating                                                          373,836                     --
       General and administrative                                          17,034                 34,740
       Depreciation and amortization                                       25,877                 26,331
       Write-off of amounts under lease arrangements                           --                  8,416
                                                                      -----------            -----------
                                                                          416,747                 69,487
                                                                      -----------            -----------

    OPERATING INCOME (LOSS)                                                69,360                (41,319)
                                                                      -----------            -----------

    OTHER (INCOME) EXPENSE:
       Equity loss and amortization of deferred gain,
       net                                                                    175                  4,257
       Interest expense, net                                               67,115                 59,749
       Change in fair value of interest rate swap agreement                 6,296                     --
       (Gain) loss on disposal of assets                                      (39)                   301
       Unrealized foreign currency transaction (gain) loss                    344                  7,530
                                                                      -----------            -----------
                                                                           73,891                 71,837
                                                                      -----------            -----------

    INCOME (LOSS) BEFORE INCOME TAXES                                      (4,531)              (113,156)

       Income tax expense                                                    (262)                    --
                                                                      -----------            -----------

    NET INCOME (LOSS)                                                      (4,793)              (113,156)

       Distributions to preferred stockholders                             (9,801)                (4,300)
                                                                      -----------            -----------

    NET LOSS AVAILABLE TO COMMON STOCKHOLDERS                         $   (14,594)           $  (117,456)
                                                                      ===========            ===========

    BASIC NET LOSS AVAILABLE TO COMMON
     STOCKHOLDERS PER COMMON SHARE                                    $     (0.61)           $     (9.92)
                                                                      ===========            ===========

    DILUTED NET LOSS AVAILABLE TO COMMON
     STOCKHOLDERS PER COMMON SHARE                                    $     (0.61)           $     (9.92)
                                                                      ===========            ===========

    WEIGHTED AVERAGE COMMON SHARES
       OUTSTANDING, BASIC AND DILUTED                                      23,938                 11,840
                                                                      ===========            ===========


                 The accompanying notes are an integral part of
               these condensed consolidated financial statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                      (Unaudited and amounts in thousands)

                                                                                      FOR THE SIX MONTHS ENDED
                                                                                               JUNE 30,
                                                                                    ------------------------------
                                                                                      2001                 2000
                                                                                    ---------            ---------
    CASH FLOWS FROM OPERATING ACTIVITIES:
      Net loss                                                                      $  (4,793)           $(113,156)
      Adjustments to reconcile net loss to net cash provided by (used in)
        operating activities:
          Depreciation and amortization                                                25,877               26,331
          Amortization of debt issuance costs and other non-cash interest              11,074                6,643
          Deferred and other non-cash income taxes                                     (1,253)                  --
          Equity in loss and amortization of deferred gain                                175                4,257
          Write-off of amounts under lease agreement                                       --                8,416
          (Gain) loss on disposal of assets                                               (39)                 301
          Change in fair value of interest rate swap agreement                          6,296                   --
          Unrealized foreign currency transaction loss                                    344                7,530
          Other non-cash items                                                          1,099                  247
          Changes in assets and liabilities:
             Accounts receivable, prepaid expenses and other assets                    10,029                1,248
             Receivable from affiliates                                                    --               10,789
             Income tax receivable                                                     32,012                   --
             Accounts payable, accrued expenses and other liabilities                 (14,674)               3,574
             Income tax payable                                                        (1,633)                 769
                                                                                    ---------            ---------
                 Net cash provided by (used in) operating activities                   64,514              (43,051)
                                                                                    ---------            ---------

    CASH FLOWS FROM INVESTING ACTIVITIES:
       Additions of property and equipment, net                                        (1,694)             (70,281)
       (Increase) decrease in restricted cash                                          (1,313)              14,993
       Payments received on investments in affiliates                                      --                6,686
       Proceeds from sales of assets                                                  115,727                   --
       Increase in other assets                                                          (913)                (107)
       Payments received on direct financing leases and notes receivable                1,173                2,296
                                                                                    ---------            ---------
                 Net cash provided by (used in) investing activities                  112,980              (46,413)
                                                                                    ---------            ---------

    CASH FLOWS FROM FINANCING ACTIVITIES:
       Proceeds from (payments on) debt, net                                         (155,901)              36,959
       Payment of debt and equity issuance costs                                         (425)              (9,322)
       Payment of dividends                                                               (32)              (4,300)
       Cash paid for fractional shares                                                    (91)                  --
                                                                                    ---------            ---------
                 Net cash provided by (used in) financing activities                 (156,449)              23,337
                                                                                    ---------            ---------

    NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                               21,045              (66,127)

    CASH AND CASH EQUIVALENTS, beginning of period                                     20,889               84,493
                                                                                    ---------            ---------

    CASH AND CASH EQUIVALENTS, end of period                                        $  41,934            $  18,366
                                                                                    =========            =========

    SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
       Cash paid during the period for:
            Interest, net of amounts capitalized                                    $  36,700            $  53,599
                                                                                    =========            =========
            Income taxes                                                            $   2,267            $     615
                                                                                    =========            =========


                 The accompanying notes are an integral part of
               these condensed consolidated financial statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)
            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                     FOR THE SIX MONTHS ENDED JUNE 30, 2001
                      (Unaudited and amounts in thousands)


                                      SERIES A       SERIES B                       ADDITIONAL
                                      PREFERRED      PREFERRED        COMMON          PAID-IN             DEFERRED      RETAINED
                                        STOCK          STOCK           STOCK          CAPITAL           COMPENSATION     DEFICIT
                                      ---------      ---------       ---------      -----------         ------------   ---------
Balance as of
  December 31, 2000                   $ 107,500      $  80,642       $   2,354       $1,299,390         $  (2,723)     $(798,906)
                                      ---------      ---------       ---------       ----------         ---------      ---------

Comprehensive income (loss):

  Net loss                                   --             --              --               --                --         (4,793)

  Cumulative effect of
    accounting change                        --             --              --               --                --             --

  Amortization of transition
    adjustment                               --             --              --               --                --             --
                                      ---------      ---------       ---------       ----------         ---------      ---------

Total comprehensive loss                     --             --              --               --                --         (4,793)
                                      ---------      ---------       ---------       ----------         ---------      ---------

Distributions to preferred
  stockholders                               --          5,327              --               --                --         (9,801)

Issuance of common stock
  under terms of stockholder
  litigation settlement                      --             --             159           15,759                --             --

Amortization of deferred
  compensation                               --             --               3               (3)              513             --

Restricted stock issuances, net
  of forfeitures                             --             --              --             (206)           (1,958)            --

Reverse stock split                          --             --          (2,265)           2,240                --             --

Other                                        --            (23)             --             (115)               --             --
                                      ---------      ---------       ---------       ----------         ---------      ---------

BALANCE AS OF
  JUNE 30, 2001                       $ 107,500      $  85,946       $     251       $1,317,065         $  (4,168)     $(813,500)
                                      =========      =========       =========       ==========         =========      =========


                                                       ACCUMULATED
                                                          OTHER
                                         TREASURY      COMPREHENSIVE
                                          STOCK        INCOME (LOSS)         TOTAL
                                         ---------     -------------       ---------
Balance as of
  December 31, 2000                      $    (242)      $      --         $ 688,015
                                         ---------       ---------         ---------

Comprehensive income (loss):

  Net loss                                      --              --            (4,793)

  Cumulative effect of
    accounting change                           --          (5,023)           (5,023)

  Amortization of transition
    adjustment                                  --           1,257             1,257
                                         ---------       ---------         ---------

Total comprehensive loss                        --          (3,766)           (8,559)
                                         ---------       ---------         ---------

Distributions to preferred
  stockholders                                  --              --            (4,474)

Issuance of common stock
  under terms of stockholder
  litigation settlement                         --              --            15,918

Amortization of deferred
  compensation                                  --              --               513

Restricted stock issuances, net
  of forfeitures                                --              --            (2,164)

Reverse stock split                             --              --               (25)

Other                                           --              --              (138)
                                         ---------       ---------         ---------

BALANCE AS OF
  JUNE 30, 2001                          $    (242)      $  (3,766)        $ 689,086
                                         =========       =========         =========


                 The accompanying notes are an integral part of
               these condensed consolidated financial statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
                      (FORMERLY PRISON REALTY TRUST, INC.)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2001 AND 2000
                                   (Unaudited)

1.     ORGANIZATION AND OPERATIONS

       Corrections Corporation of America (together with its subsidiaries, the "Company"), a Maryland corporation formerly known as Prison Realty Trust, Inc., commenced operations as Prison Realty Corporation on January 1, 1999, following the mergers of each of the former Corrections Corporation of America, a Tennessee corporation ("Old CCA"), on December 31, 1998 and CCA Prison Realty Trust, a Maryland real estate investment trust ("Old Prison Realty"), on January 1, 1999 with and into the Company (such mergers referred to collectively herein as the "1999 Merger").

       Prior to the 1999 Merger, Old Prison Realty had been a publicly traded entity operating as a real estate investment trust, or REIT, primarily in the business of owning and leasing prison facilities to private prison management companies and certain government entities. Prior to the 1999 Merger, Old CCA was a publicly traded entity primarily in the business of owning, operating and managing prisons on behalf of government entities and providing prisoner transportation services to such entities. Old CCA also provided a full range of related services to governmental agencies, including managing, financing, developing, designing and constructing new correctional and detention facilities and redesigning and renovating older facilities. Additionally, Old CCA had been Old Prison Realty's primary tenant.

       Immediately prior to the 1999 Merger, Old CCA sold all of the issued and outstanding capital stock of certain wholly-owned corporate subsidiaries of Old CCA, certain management contracts and certain other non-real estate assets related thereto, to a newly formed entity, Correctional Management Services Corporation, a privately-held Tennessee corporation ("Operating Company"). Also immediately prior to the 1999 Merger, Old CCA sold certain management contracts and other assets and liabilities relating to government owned adult facilities to Prison Management Services, LLC (which subsequently merged with Prison Management Services, Inc.) and sold certain management contracts and other assets and liabilities relating to government owned jails and juvenile facilities to Juvenile and Jail Facility Management Services, LLC (which subsequently merged with Juvenile and Jail Facility Management Services, Inc.).

       Effective January 1, 1999, the Company elected to qualify as a REIT for federal income tax purposes commencing with its taxable year ended December 31, 1999. Following the completion of the 1999 Merger and through September 30, 2000, the Company specialized in acquiring, developing, owning and leasing correctional and detention facilities. Also effective January 1, 1999, the Company entered into lease agreements and other agreements with Operating Company, whereby Operating Company would lease the substantial majority of the Company's facilities and Operating Company would provide certain services to the Company, including services rendered to the Company in the development of its correctional and detention facilities. The Company was therefore dependent on Operating Company for a significant source of its income. As a result of liquidity issues facing Operating Company and the Company, the parties amended certain of the contractual agreements between the Company and Operating Company during 2000, which, among other things, resulted in the forgiveness of approximately $190.8 million of rental payments due to the Company from Operating Company.

       From December 31, 1998 until September 1, 2000, the Company owned 100% of the non-voting common stock of Prison Management Services, Inc. ("PMSI") and Juvenile and Jail Facility Management Services, Inc. ("JJFMSI"), both of which were privately-held service companies which managed certain government-owned prison and jail facilities under the "Corrections Corporation of America" name (together the "Service Companies"). PMSI provided adult prison facility management services to government agencies pursuant to management contracts with state governmental agencies and authorities in the United States and Puerto Rico. JJFMSI provided juvenile and jail facility management services to government agencies pursuant to management contracts with federal, state and local government agencies and authorities in the United States and Puerto Rico and provided adult prison facility management services to certain international authorities in Australia and the United Kingdom. The Company was entitled to receive 95% of each company's net income, as defined, as dividends on such shares, while other outside shareholders and the wardens at the individual facilities owned 100% of the voting common stock of PMSI and JJFMSI, entitling those voting stockholders to receive the remaining 5% of each company's net income as dividends on such shares. During September 2000, wholly-owned subsidiaries of PMSI and JJFMSI entered into separate transactions with each of PMSI's and JJFMSI's respective non-management, outside shareholders to reacquire all of the outstanding voting stock of their non-management, outside shareholders, representing 85% of the outstanding voting stock of each entity for cash payments of $8.3 million and $5.1 million, respectively.

       During 2000, in order to address its liquidity concerns, the Company completed a comprehensive restructuring (the "Restructuring"). As part of the Restructuring, Operating Company was merged with and into a wholly-owned subsidiary of the Company on October 1, 2000 (the "Operating Company Merger"). Immediately prior to the Operating Company Merger, Operating Company leased from the Company 35 correctional and detention facilities, with a total design capacity of 37,520 beds. Also in connection with the Restructuring, the Company amended its charter to, among other things, remove provisions relating to the Company's operation and qualification as a REIT for federal income tax purposes commencing with its 2000 taxable year and change its name to "Corrections Corporation of America".

       On December 1, 2000, in connection with the Restructuring, the Company completed the acquisitions of PMSI and JJFMSI. Immediately prior to the acquisition date, PMSI had contracts to manage 11 correctional and detention facilities with a total design capacity of 13,372 beds, and JJFMSI had contracts to manage 17 correctional and detention facilities with a total design capacity of 9,204 beds.

       As a result of the acquisition of Operating Company on October 1, 2000 and the acquisitions of PMSI and JJFMSI on December 1, 2000, the Company now specializes in owning, operating and managing prisons and other correctional facilities and providing inmate residential and prisoner transportation services for governmental agencies. In addition to providing the fundamental residential services relating to inmates, each of the Company's facilities offers a variety of rehabilitation and educational programs, including basic education, life skills and employment training and substance abuse treatment. The Company also provides health care (including medical, dental and psychiatric services), institutional food services and work and recreational programs.

       The Company currently owns or manages 71 correctional and detention facilities with a total design capacity of approximately 66,000 beds in 21 states, the District of Columbia and Puerto Rico, of which 69 facilities are operating (of which two are idle) and two are under construction.

2.     BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
       POLICIES

       The accompanying interim condensed consolidated financial statements have been prepared by the Company without audit and, in the opinion of management, reflect all normal recurring adjustments necessary for a fair presentation of results for the unaudited interim periods presented. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The results of operations for the interim period are not necessarily indicative of the results to be obtained for the full fiscal year. Reference is made to the audited financial statements of the Company included in its 2000 Annual Report on Form 10-K with respect to certain significant accounting and financial reporting policies as well as other pertinent information of the Company.

       The condensed consolidated financial statements include the accounts of the Company on a consolidated basis with its wholly-owned subsidiaries as of and for each period presented. Management believes the comparison between the results of operations for the six months ended June 30, 2001 and the results of operations for the six months ended June 30, 2000 are not meaningful because, for the prior year quarters (and through September 30, 2000), the financial condition, results of operations and cash flows include real estate activities between the Company and Operating Company during a period of severe liquidity problems. The financial condition, results of operations and cash flows of the Company since October 1, 2000, include the operations of the correctional and detention facilities previously leased to and managed by Operating Company. In addition, the Company's financial condition as of and for the six months ended June 30, 2001 also includes the operations of the Service Companies (as of the December 1, 2000 acquisition date) on a consolidated basis. For the period January 1, 2000 through August 31, 2000, the investments in the Service Companies were accounted for and were presented under the equity method of accounting. For the period from September 1, 2000 through November 30, 2000, the investments in the Service Companies were accounted for on a combined basis due to the repurchase by the wholly-owned subsidiaries of the Service Companies of the non-management, outside stockholders' equity interest in the Service Companies during September 2000.

       Prior to the Operating Company Merger, the Company had accounted for its 9.5% non-voting interest in Operating Company under the cost method of accounting. As such, the Company had not recognized any income or loss related to its stock ownership investment in Operating Company during the period from January 1, 1999 through September 30, 2000. However, in connection with the Operating Company Merger, the financial statements of the Company have been restated to recognize the Company's 9.5% pro-rata share of Operating Company's losses on a retroactive basis for the period from January 1, 1999 through September 30, 2000 under the equity method of accounting, in accordance with Accounting Principles Board Opinion No. 18, "The Equity Method of Accounting for Investments in Common Stock" ("APB 18").

       RECENT ACCOUNTING PRONOUNCEMENTS

       In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"). SFAS 142 addresses accounting and reporting standards for acquired goodwill and other intangible assets and supersedes Accounting Principles Board Opinion No. 17, "Intangible Assets". Under this statement, goodwill will no longer be subject to amortization over its estimated useful life. Instead, goodwill is to be tested for impairment at least annually using a fair-value-based approach. The impairment loss is the amount, if any, by which the implied fair value of goodwill is less than the goodwill carrying amount and is recognized in earnings. The statement also requires companies to disclose information about the changes in the carrying amount of goodwill, the carrying amount of intangible assets by major intangible asset class for those assets subject to amortization and those not subject to amortization, and the estimated intangible asset amortization expense for the next five years. As of June 30, 2001, the Company had $108.6 million of goodwill reflected in the accompanying condensed consolidated balance sheet associated with the Operating Company Merger and the acquisitions of the Service Companies completed during the fourth quarter of 2000. Amortization of goodwill for the six months ended June 30, 2001 was $3.8 million.

       Provisions of SFAS 142 are required to be applied starting with fiscal years beginning after December 15, 2001. Because goodwill and some intangible assets will no longer be amortized, the reported amounts of goodwill and intangible assets (as well as total assets) will not decrease at the same time and in the same manner as under previous standards. There may be more volatility in reported income than under previous standards because impairment losses may occur irregularly and in varying amounts. The amount of impairment losses, if any, has not yet been determined. The impairment losses, if any, that arise due to the initial application of SFAS 142 resulting from a transitional impairment test applied as of January 1, 2002, will be reported as a cumulative effect of a change in accounting principle.

       RECLASSIFICATIONS

       Merger transaction expenses, totaling $28.1 million, for the six months ended June 30, 2000 have been reclassified to general and administrative expense to conform with the 2001 presentation.

3.     FACILITY DISPOSITIONS

       In March 2001, the Company sold its Mountain View Correctional Facility, a facility located in North Carolina, which was classified as held for sale under contract as of December 31, 2000, for a sales price of approximately $24.9 million. The net proceeds were used to pay-down a like portion of amounts outstanding under the Company's $1.0 billion senior credit facility (the "Amended Bank Credit Facility").

       On April 10, 2001, the Company sold its interest in its facility located in Salford, England ("Agecroft") for approximately $65.7 million. The net proceeds from the sale were used to pay-down a like portion of amounts outstanding under the Amended Bank Credit Facility.

       On June 28, 2001, the Company sold its Pamlico Correctional Facility, a facility located in North Carolina, which was classified as held for sale as of December 31, 2000, for a sales price of approximately $24.1 million. The net proceeds were used to pay-down a like portion of amounts outstanding under the Company's Amended Bank Credit Facility.

       During June 2001, the Company identified the direct financing lease of Southern Nevada Women's Correctional Facility as a non-strategic asset and entered into discussions with a potential buyer of this facility, and accordingly reclassified this asset as held for sale. Despite a potential sale, the Company does, however, expect to continue managing this facility. As of June 30, 2001, the aggregate carrying value of all assets held for sale was $71.4 million. There can be no assurance that the Company will be able to complete the sale of any of the assets held for sale, or that the net proceeds received from these sales will achieve expected levels.

4.     REVERSE STOCK SPLIT

       At the Company's 2000 annual meeting of stockholders held in December 2000, the holders of the Company's common stock approved a reverse stock split of the Company's common stock at a ratio to be determined by the board of directors of the Company of not less than one-for-ten and not to exceed one-for-twenty. The board of directors subsequently approved a reverse stock split of the Company's common stock at a ratio of one-for-ten, which was effective May 18, 2001.

       As a result of the reverse stock split, every ten shares of the Company's common stock issued and outstanding immediately prior to the reverse stock split has been reclassified and changed into one fully paid and nonassessable share of the Company's common stock. The Company paid its registered common stockholders cash in lieu of issuing fractional shares in the reverse stock split at a post reverse-split rate of $8.60 per share, totaling approximately $15,000. The number of common shares and per share amounts have been retroactively restated in the accompanying financial statements and these notes to the financial statements to reflect the reduction in common shares and corresponding increase in the per share amounts resulting from the reverse stock split. In conjunction with the reverse stock split, during the second quarter of 2001, the Company amended the charter to reduce the number of shares of common stock which the Company has authorized to issue to 80.0 million shares from 400.0 million shares. As of June 30, 2001, the Company had 25.1 million shares of common stock issued and outstanding (on a post-reverse stock split basis).

5.     DEBT

       AMENDED BANK CREDIT FACILITY

       As of June 30, 2001, the Company had approximately $824.7 million outstanding under the Amended Bank Credit Facility. During the first and second quarters of 2001, the Company obtained amendments to the Amended Bank Credit Facility to permit the issuance of indebtedness in partial satisfaction of its obligations in the stockholder litigation settlement (as further discussed in Note 7), modify certain financial covenants, and change the consummation date for securitizing the lease payments (or other similar transaction) related to the Company's Agecroft facility, each as further discussed below.

       In January 2001, the requisite percentage of the Company's senior lenders under the Amended Bank Credit Facility consented to the Company's issuance of a promissory note in partial satisfaction of its requirements under the definitive settlement agreements relating to the Company's then-outstanding stockholder litigation (the "January 2001 Consent and

       Amendment"), as further discussed in Note 7. The January 2001 Consent and Amendment also modified certain provisions of the Amended Bank Credit Facility to permit the issuance of the promissory note.

       In March 2001, the Company obtained an amendment to the Amended Bank Credit Facility which: (i) changed the date the securitization of lease payments (or other similar transactions) with respect to the Company's Agecroft facility was required to be consummated from February 28, 2001 to March 31, 2001; (ii) modified the calculation of EBITDA used in calculating the total leverage ratio, to take into effect any loss of EBITDA resulting from certain asset dispositions, and (iii) modified the minimum EBITDA covenant to permit a reduction by the amount of EBITDA that certain asset dispositions had generated.

       The securitization of lease payments (or other similar transaction) with respect to the Company's Agecroft facility did not close by the required date under the Amended Bank Credit Facility. However, the covenant allowed for a 30-day grace period during which the lenders under the Amended Bank Credit Facility could not exercise their rights to declare an event of default. On April 10, 2001, prior to the expiration of the grace period, the Company consummated the Agecroft transaction through the sale of all of the issued and outstanding capital stock of Agecroft Properties, Inc., a wholly-owned subsidiary of the Company, and used the net proceeds to pay-down the Amended Bank Credit Facility, thereby fulfilling the Company's covenant requirements with respect to the Agecroft transaction.

       The Amended Bank Credit Facility also contains a covenant requiring the Company to provide the lenders with audited financial statements within 90 days of the Company's fiscal year-end, subject to an additional five-day grace period. Due to the Company's attempts to close the securitization of the Agecroft facility, the Company did not provide the audited financial statements within the required time period. However, in April 2001, the Company obtained a waiver from the lenders under the Amended Bank Credit Facility of this financial reporting requirement. This waiver also cured the resulting cross-default under the Company's $40.0 million convertible subordinated notes.

       The revolving loan portion of the Amended Bank Credit Facility (of which $280.4 million was outstanding as of June 30, 2001) matures on January 1, 2002, and is therefore classified on the accompanying balance sheet as a current liability at June 30, 2001. As part of management's plans to improve the Company's financial position and address the January 1, 2002 maturity of portions of the debt under the Amended Bank Credit Facility, management has committed to a plan of disposal for certain long-lived assets. These assets are being actively marketed for sale and are classified as held for sale in the accompanying balance sheet at June 30, 2001. Anticipated proceeds from these asset sales are to be applied as loan repayments. The Company believes that utilizing such proceeds to pay-down debt will improve its leverage ratios and overall financial position, improving its ability to refinance or renew maturing indebtedness, including primarily the Company's revolving loans under the Amended Bank Credit Facility.

       The Amended Bank Credit Facility required the Company to use commercially reasonable efforts to complete a "capital raising event" on or before June 30, 2001. A "capital raising event" is defined in the Amended Bank Credit Facility as any combination of the following transactions, which together would result in net cash proceeds to the Company of at least $100.0 million:

               - an offering of the Company's common stock through the distribution of rights to the Company's existing stockholders;

               - any other offering of the Company's common stock or certain types of the Company's preferred stock;

               - issuances by the Company of unsecured, subordinated indebtedness providing for in-kind payments of principal and interest until repayment of the Amended Bank Credit Facility; or

               - certain types of asset sales by the Company, including the sale-leaseback of the Company's headquarters, but excluding the securitization of lease payments (or other similar transaction) with respect to the Agecroft facility.

       The Amended Bank Credit Facility also contains limitations upon the use of proceeds obtained from the completion of such transactions. The Company had considered a distribution of rights to purchase common or preferred stock to the Company's existing stockholders, or an equity investment in the Company from an outside investor. However, the Company determined that it was not commercially reasonable to issue additional equity or debt securities, other than those securities for which the Company has already contractually agreed to issue, including primarily the issuance of shares of the Company's common stock in connection with the settlement of the Company's stockholder litigation, as more fully discussed in Note 7. Further, as a result of the Company's restructuring during the third and fourth quarters of 2000, prior to the completion of the audit of the Company's 2000 financial statements and the filing of the Company's Annual Report on Form 10-K for the year ended December 31, 2000 with the Securities and Exchange Commission (the "SEC") on April 17, 2001, the Company was unable to provide the SEC with the requisite financial information required to be included in a registration statement. Therefore, even if the Company had been able to negotiate a public or private sale of its equity securities on commercially reasonable terms, the Company's inability to obtain an effective SEC registration statement with respect to such securities prior to April 17, 2001 would have effectively prohibited any such transaction. Moreover, the terms of any private sale of the Company's equity securities likely would have included a requirement that the Company register with the SEC the resale of the Company's securities issued to a private purchaser thereby also making it impossible to complete any private issuance of its securities. Due to the fact that the Company would have been unable to obtain an effective registration statement, and therefore, would have been unable to make any public issuance of its securities (or any private sale that included the right of resale), any actions prior to April 17, 2001 to complete a capital raising event through the sale of equity or debt securities would have been futile.

       Although the Company would technically have been able to file a registration statement with the SEC following April 17, 2001, the Company believes that various market factors, including the depressed market price of the Company's common stock immediately preceding April 17, 2001, the pending reverse stock split required to maintain the Company's continued New York Stock Exchange ("NYSE") listing, and the uncertainty regarding the Company's maturity of the revolving loans under the Amended Bank Credit Facility, made the issuance of additional equity or debt securities unreasonable.

       Because the issuance of additional equity or debt securities was deemed unreasonable, the Company determined that the sale of assets represented the most effective means by which the Company could satisfy the covenant. During the first quarter of 2001, the Company completed the sale of its Mountain View Correctional Facility for approximately $24.9 million. In addition, during the second quarter of 2001 the Company completed the sale of its Pamlico Correctional

       Facility for approximately $24.1 million and is actively pursuing the sales of additional assets. As a result of the foregoing, the Company believes it has demonstrated commercially reasonable efforts to complete the $100.0 million capital raising event as of June 30, 2001; however, there can be no assurance that the lenders under the Amended Bank Credit Facility concur with the Company's position that it has used commercially reasonable efforts in its satisfaction of this covenant.

       Based on the Company's current credit rating, the current interest rate applicable to the Company's Amended Bank Credit Facility is 2.75% over the base rate and 4.25% over the London Interbank Offering Rate ("LIBOR") for revolving loans, and 3.0% over the base rate and 4.5% over LIBOR for term loans. These rates, however, were subject to an increase of 25 basis points (0.25%) from the current interest rate on July 1, 2001 if the Company had not prepaid $100.0 million of the outstanding loans under the Amended Bank Credit Facility, and are subject to an increase of 50 basis points (0.50%) from the current interest rate on October 1, 2001 if the Company has not prepaid an aggregate of $200.0 million of the outstanding loans under the Amended Bank Credit Facility. The Company has satisfied the condition to prepay, prior to July 1, 2001, $100.0 million of outstanding loans under the Amended Bank Credit Facility through the application of proceeds from the sale of the Mountain View Correctional Facility, the Pamlico Correctional Facility and the completion of the Agecroft transaction, and through the pay-down of $35.0 million of outstanding loans under the Amended Bank Credit Facility with cash on hand. The Company does not currently anticipate that cash generated from operations combined with cash on hand will be sufficient to prepay an aggregate of $200.0 million of outstanding loans prior to October 1, 2001. Therefore, the Company will be required to raise additional cash, such as through the sale of additional assets, in order to satisfy this condition. There can be no assurance that the Company will be successful in generating sufficient cash in order to prepay such amount and satisfy this condition.

       The Company believes that it is currently in compliance with the terms of the debt covenants contained in the Amended Bank Credit Facility. Further, the Company believes its operating plans and related projections are achievable and, subject to the foregoing discussion regarding the capital raising event covenant and the registration obligation under the terms of the $40.0 million convertible subordinated notes (as described herein), will allow the Company to remain in compliance with its debt covenants during 2001. However, there can be no assurance that the cash flow projections will reflect actual results and there can be no assurance that the Company will remain in compliance with its debt covenants or that, if the Company defaults under any of its debt covenants, the Company will be able to obtain additional waivers or amendments. Further, even if the Company is successful in selling assets, there can be no assurance that it will be able to refinance or renew its debt obligations maturing January 1, 2002 on commercially reasonable or any other terms.

       Due to certain cross-default provisions contained in certain of the Company's debt instruments, if the Company were to be in default under the Amended Bank Credit Facility and if the lenders under the Amended Bank Credit Facility elected to exercise their rights to accelerate the Company's obligations under the Amended Bank Credit Facility, such events could result in the acceleration of all or a portion of the outstanding principal amount of the Company's $100.0 million senior notes and the Company's aggregate $70.0 million convertible subordinated notes,


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       which would have a material adverse effect on the Company's liquidity and financial position. Additionally, under the Company's $40.0 million convertible subordinated notes, even if the lenders under the Amended Bank Credit Facility did not elect to exercise their acceleration rights, the holders of the $40.0 million convertible subordinated notes could require the Company to repurchase such notes. The Company does not have sufficient working capital to satisfy its debt obligations in the event of an acceleration of all or a substantial portion of the Company's outstanding indebtedness.

       $40.0 MILLION CONVERTIBLE SUBORDINATED NOTES

       During the first and second quarters of 2000, certain existing or potential events of default arose under the provisions of the note purchase agreement relating to $40.0 million in convertible subordinated notes due December 2008 (the "$40 Million Convertible Subordinated Notes"). The notes bear interest at 10%, payable semi-annually. In addition, due to the events of default, the Company is obligated to pay the holders of the notes contingent interest sufficient to permit the holders to receive a 15.5% rate of return, unless the holders of the notes elect to convert the notes into the Company's common stock prior to December 31, 2003, or if other contingencies are met, under terms of the note purchase agreement. The existing and potential events of default arose as a result of the Company's financial condition and a "change of control" arising from the Company's execution of certain securities purchase agreements with respect to the restructuring proposed in 1999 and 2000 led by a group of institutional investors consisting of an affiliate of Fortress Investment Group LLC and affiliates of The Blackstone Group ("Fortress/Blackstone"), and a similar restructuring subsequently proposed by Pacific Life Insurance Company.

       In order to address the events of default discussed above, on June 30, 2000, the Company and MDP Ventures IV LLC and affiliated purchasers of the notes (collectively, "MDP") executed a waiver and amendment to the provisions of the note purchase agreement governing the notes. This waiver and amendment provided for a waiver of all existing events of default under the provisions of the note purchase agreement. In addition, the waiver and amendment to the note purchase agreement amended the economic terms of the notes to increase the applicable interest rate of the notes and adjusted the conversion price of the notes to a price equal to 125% of the average high and low sales price of the Company's common stock on the NYSE for a period of 20 trading days immediately following the earlier of (i) October 31, 2000 or (ii) the closing date of the Operating Company Merger. The waiver and amendment to the note purchase agreement also provided for the replacement of financial ratios applicable to the Company. The conversion price for the notes has been established at $11.90, subject to adjustment in the future upon the occurrence of certain events, including the payment of dividends and the issuance of stock at below market prices by the Company. Under the terms of the waiver and amendment, the distribution of the Company's Series B Preferred Stock during the fourth quarter of 2000 did not cause an adjustment to the conversion price of the notes. In addition, the Company does not believe that the distribution of shares of the Company's common stock in connection with the settlement of all outstanding stockholder litigation against the Company, as further discussed in Note 7, will cause an adjustment to the conversion price of the notes. MDP, however, has indicated its belief that such an adjustment is required. At an adjusted conversion price of $11.90, the $40.0 Million Convertible Subordinated Notes are convertible into approximately 3.4 million shares of the Company's common stock. The price and shares have been adjusted in connection with the completion of the reverse stock split.


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       In connection with the waiver and amendment to the note purchase agreement, the Company issued additional convertible subordinated notes containing substantially similar terms in the aggregate principal amount of $1.1 million, which amount represented all interest owed at the default rate of interest through June 30, 2000. These additional notes are currently convertible, at an adjusted conversion price of $11.90, into approximately an additional 92,000 shares of the Company's common stock. The price and shares have been adjusted in connection with the completion of the reverse stock split. After giving consideration to the issuance of these additional notes, the Company has made all required interest payments under the $40.0 Million Convertible Subordinated Notes.

       Under the terms of the registration rights agreement between the Company and the holders of the $40.0 Million Convertible Subordinated Notes, the Company is required to use its best efforts to file and maintain with the SEC an effective shelf registration statement covering the future sale by the holders of the shares of common stock to be issued upon conversion of the notes. As a result of the completion of the Restructuring, as previously discussed herein, the Company was unable to file such a registration statement with the SEC prior to the filing of the Company's Form 10-K with the SEC on April 17, 2001. Following the filing of the Company's Form 10-K, the Company commenced negotiations with MDP with respect to an amendment to the registration rights agreement to defer the Company's obligations to use its best efforts to file and maintain the registration statement. MDP has now informed the Company that it does not intend to complete such an amendment, and as a result, the Company is in the process of preparing a registration statement for filing with the SEC to achieve compliance with this covenant. Pursuant to the terms of the Company's agreements with the holders of its $30.0 Million Convertible Subordinated Notes and the holders of certain of its warrants, at the request of such holders, the Company will be required to include the shares of common stock to be issued to each party upon conversion of the securities held by them under the registration statement. In the event the Company is unable to complete and file the registration statement, the Company would suffer a default under the terms of the $40.0 Million Convertible Subordinated Notes which would result in a cross-default under the terms of the Amended Bank Credit Facility, and if as a result of such default, the holders of the $40.0 Million Convertible Subordinated Notes accelerated amounts due thereunder, a cross-default under the terms of the Company's $100.0 million senior notes and $30.0 Million Convertible Subordinated Notes.

       $30.0 MILLION CONVERTIBLE SUBORDINATED NOTES

       At December 31, 2000, the Company was in default under the terms of the note purchase agreement governing the Company's 8.0%, $30.0 million convertible subordinated notes due February 2005 (the "$30.0 Million Convertible Subordinated Notes"). The default related to the Company's failure to comply with the total leverage ratio financial covenant. However, in March 2001, the Company and the holder of the notes, PMI Mezzanine Fund, L.P., executed a waiver and amendment to the provisions of the note purchase agreement governing the notes. This waiver and amendment provided for a waiver of all existing events of default under the provisions of the note purchase agreement and amended the financial covenants applicable to the Company.

       The conversion price for the notes has been established at $10.68, subject to adjustment in the future upon the occurrence of certain events, including the payment of dividends and the issuance of stock at below market prices by the Company. Under the terms of a waiver and amendment, the distribution of the Company's Series B Preferred Stock during the fourth quarter of 2000 did not cause an adjustment to the conversion price of the notes. However, the distribution of shares


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       of the Company's common stock in connection with the settlement of all outstanding stockholder litigation against the Company, as further discussed in Note 7, does cause an adjustment to the conversion price of the notes in an amount to be determined at the time shares of the Company's common stock are distributed pursuant to the settlement. However, the ultimate adjustment to the conversion ratio will depend on the number of shares of the Company's common stock outstanding on the date of issuance of the shares pursuant to the stockholder litigation settlement. In addition, since all of the shares are not issued simultaneously, multiple adjustments to the conversion ratio will be required. The Company currently estimates that the $30.0 Million Convertible Subordinated Notes will be convertible into approximately
       3.4 million shares of the Company's common stock once all of the shares under the stockholder litigation settlement have been issued. The price and shares have been adjusted in connection with the completion of the reverse stock split.

6.     EARNINGS (LOSS) PER SHARE

       In accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128") basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. For the Company, diluted earnings per share is computed by dividing net income
       (loss), as adjusted, by the weighted average number of common shares after considering the additional dilution related to convertible subordinated notes, restricted stock plans, stock options and warrants, and in the prior year, also the convertible preferred stock.

       The Company's restricted stock, stock options, and warrants were convertible into 0.4 million shares for the six months ended June 30, 2001, using the treasury stock method. The Company's convertible subordinated notes were convertible into 6.8 million shares for the six months ended June 30, 2001, using the if-converted method. For the six months ended June 30, 2000, the Company's stock options and warrants were convertible into 2,042 shares, (on a post-reverse stock split basis), using the treasury stock method. The Company's convertible subordinated notes were convertible into 0.3 million shares (on a post-reverse stock split basis) for the six months ended June 30, 2000, using the if-converted method. These incremental shares were excluded from the computation of diluted earnings per share for the six months ended June 30, 2001 and 2000, as the effect of their inclusion was anti-dilutive.

       The Company has entered into definitive settlement agreements regarding the settlement of all formerly existing stockholder litigation against the Company and certain of its existing and former directors and executive officers (as further discussed in Note 7). In February 2001, the Company obtained final court approval of the definitive settlement agreements. Pursuant to terms of the settlement, among other consideration, the Company will issue to the plaintiffs and their counsel an aggregate of 4.7 million shares of common stock, as adjusted for the reverse stock split. As of June 30, 2001, the Company had issued approximately 1.6 million shares under the terms of the settlement. The issuance of these shares and the issuance of the remaining shares under terms of the settlement agreement, which is currently expected to occur in late 2001 or early 2002, increases the denominator used in the earnings per share calculation, thereby reducing the net income (loss) per common share of the Company.


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 7.    COMMITMENTS AND CONTINGENCIES

       LITIGATION

       During the first quarter of 2001, the Company obtained final court approval of the settlements of the following outstanding consolidated federal and state class action and derivative stockholder lawsuits brought against the Company and certain of its former directors and executive officers: (i) In re: Prison Realty Securities Litigation; (ii) In re: Old CCA Securities Litigation; (iii) John Neiger, on behalf of himself and all others similarly situated v. Doctor Crants, Robert Crants and Prison Realty Trust, Inc.; (iv) Dasburg, S.A., on behalf of itself and all others similarly situated v. Corrections Corporation of America, Doctor R. Crants, Thomas W. Beasley, Charles A. Blanchette, and David L. Myers; (v) Wanstrath v. Crants, et al.; and (vi) Bernstein v. Prison Realty Trust, Inc. The final terms of the settlement agreements provide for the "global" settlement of all such outstanding stockholder litigation against the Company brought as the result of, among other things, agreements entered into by the Company and Operating Company in May 1999 to increase payments made by the Company to Operating Company under the terms of certain agreements, as well as transactions relating to the restructuring of the Company led by Fortress/Blackstone and Pacific Life Insurance Company. Pursuant to the terms of the settlements, the Company will issue or pay to the plaintiffs (and their respective legal counsel) in the actions: (i) an aggregate of 4.7 million shares of the Company's common stock, as adjusted for the reverse stock split; (ii) a subordinated promissory note in the aggregate principal amount of $29.0 million; and (iii) approximately $47.5 million in cash payable solely from the proceeds of certain insurance policies.

       The promissory note, which will be issued at the same time the remaining shares under the settlement agreement are issued, will be due January 2, 2009, and will accrue interest at a rate of 8.0% per annum. Pursuant to the terms of the settlement, the note and accrued interest may be extinguished if the Company's common stock price meets or exceeds a "termination price" equal to $16.30 per share for any fifteen consecutive trading days following the note's issuance and prior to the maturity date of the note. Additionally, to the extent the Company's common stock price does not meet the termination price, the note will be reduced by the amount that the shares of common stock issued to the plaintiffs appreciate in value in excess of $4.90 per share, based on the average trading price of the stock following the date of the note's issuance and prior to the maturity of the note. The Company accrued the estimated obligation of approximately $75.4 million associated with the stockholder litigation during the third quarter of 2000. As of June 30, 2001, the Company had issued 1.6 million shares under terms of the settlement to plaintiffs' counsel in the actions, as adjusted for the reverse stock split. The Company has been advised by the settlement claims processing agent that the remaining settlement shares and therefore the promissory note, will be issued in late 2001 or early 2002.

       On June 9, 2000, a complaint captioned Prison Acquisition Company, L.L.C.
       v. Prison Realty Trust, Inc., Correction Corporation of America, Prison Management Services, Inc. and Juvenile and Jail Facility Management Services, Inc. was filed in federal court in the United States District Court for the Southern District of New York to recover fees allegedly owed the plaintiff as a result of the termination of a securities purchase agreement by and among the parties related to a proposed restructuring of the Company led by Fortress/Blackstone. The complaint alleged that the defendants failed to pay amounts allegedly due under the securities purchase agreement and asked for compensatory damages of approximately $24.0 million consisting of various fees, expenses and other relief the court may deem appropriate. During August 2001, the Company and


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       plaintiffs reached a definitive agreement to settle this litigation.
       Under terms of the agreement, the Company will make a cash payment of $15.0 million to the plaintiffs in full settlement of all claims. The Company has recorded an accrual reflecting the terms of the settlement.

       On September 14, 1998, a complaint captioned Thomas Horn, Ferman Heaton, Ricky Estes, and Charles Combs, individually and on behalf of the U.S. Corrections Corporation Employee Stock Ownership Plan and its participants v. Robert B. McQueen, Milton Thompson, the U.S. Corrections Corporation Employee Stock Ownership Plan, U.S. Corrections Corporation, and Corrections Corporation of America was filed in the U.S. District Court for the Western District of Kentucky alleging numerous violations of the Employee Retirement Income Security Act ("ERISA"), including but not limited to a failure to manage the assets of the U.S. Corrections Corporation Employee Stock Ownership Plan (the "ESOP") in the sole interest of the participants, purchasing assets without undertaking adequate investigation of the investment, overpayment for employer securities, failure to resolve conflicts of interest, lending money between the ESOP and employer, allowing the ESOP to borrow money other than for the acquisition of employer securities, failure to make adequate, independent and reasoned investigation into the prudence and advisability of certain transaction, and otherwise. The plaintiffs were seeking damages in excess of $30.0 million plus prejudgment interest and attorneys' fees. During the first quarter of 2001, the Company and plaintiffs reached an agreement in principle to settle plaintiffs' claims against the Company. However, no definitive agreement has been reached between the plaintiffs and other defendants in the case as of the date hereof, and there can be no assurance that a definitive settlement agreement will be reached and/or approved by the courts. The Company's insurance carrier has indicated that it did not receive timely notice of these claims and, as a result, is currently contesting its coverage obligations under the proposed settlement. The Company is currently contesting this issue with the carrier. The Company has recorded an accrual reflecting the potential settlement amount, for which the Company is seeking partial reimbursement from its insurance carrier.

       Commencing in late 1997 and through 1998, Old CCA became subject to approximately sixteen separate suits in federal district court in the state of South Carolina claiming the abuse and mistreatment of certain juveniles housed in the Columbia Training Center, a South Carolina juvenile detention facility formerly operated by Old CCA. These suits claim unspecified compensatory and punitive damages, as well as certain costs provided for by statute. One of these suits, captioned William Pacetti v. Corrections Corporation of America, went to trial in late November 2000, and in December 2000 the jury returned a verdict awarding the plaintiff in the action $125,000 in compensatory damages, $3.0 million in punitive damages, and attorneys' fees. The Company's insurance carrier had indicated to the Company that its coverage did not extend to punitive damages such as those initially awarded in Pacetti. However, during the second quarter of 2001, the Company and all plaintiffs reached an agreement in principle to settle their claims, asserted and unasserted, against the Company, and subsequently executed a definitive settlement agreement which was approved by the court with the full settlement funded by insurance.

       In February 2000, a complaint was filed in federal court in the United States District Court for the Western District of Texas against the Company's inmate transportation subsidiary, TransCor. The lawsuit captioned Cheryl Schoenfeld v. TransCor America, Inc., et al., names as defendants TransCor and its directors. The lawsuit alleges that two former employees of TransCor sexually assaulted plaintiff Schoenfeld during her transportation to a facility in Texas in late 1999. An additional individual, Annette Jones, has also joined the suit as a plaintiff, alleging that she was also mistreated by the two former employees during the same trip. Discovery and case


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         preparation are on-going. Both former employees are subject to pending criminal charges in Houston, Harris County, Texas, and one has pleaded guilty to criminal charges. The plaintiffs have previously submitted a settlement demand exceeding $20.0 million. The Company, its wholly-owned subsidiary (the parent corporation of TransCor and successor by merger to Operating Company) and TransCor are defending this action vigorously. The Company has recorded an accrual reflecting management's best estimate of the ultimate outcome of this matter based on consultation with legal counsel. It is expected that a portion of any liabilities resulting from this litigation will be covered by liability insurance. The Company and TransCor's insurance carrier, however, indicated during the first quarter of 2001 that, under Tennessee law, it will not be responsible for any punitive damages. During the second quarter of 2001, the carrier filed a declaratory judgment action in federal court in Houston, which complaint has not been served on TransCor or the Company, in which the carrier asserts, among other things, that there is no coverage under Texas law for the underlying events. In the event any resulting liability is not covered by insurance proceeds and is in excess of the amount accrued by the Company, such liability would have a material adverse effect upon the business or financial position of TransCor and, potentially, the Company and its other subsidiaries.

         In addition to the above legal matters, the nature of the Company's business results in claims and litigation alleging that the Company is liable for damages arising from the conduct of its employees or others. In the opinion of management, other than the outstanding litigation discussed above, there are no pending legal proceedings that would have a material effect on the consolidated financial position or results of operations of the Company for which the Company has not established adequate reserves.

         OTHER COMMITMENTS

         The Company has received an invoice, dated October 25, 2000, from Merrill Lynch for $8.1 million for services as the Company's financial advisor in connection with the Restructuring. Prior to their termination in the second quarter of 2000, Merrill Lynch served as a financial advisor to the Company and its board of directors in connection with the Restructuring. Merrill Lynch claims that the merger between Operating Company and the Company constitutes a "restructuring transaction," which Merrill Lynch further contends would trigger certain fees under engagement letters allegedly entered into between Merrill Lynch and the Company and Merrill Lynch and Operating Company management, respectively. In July 2001, Merrill Lynch agreed to accept payment of $3.0 million over a one year period in full and complete satisfaction of the invoice.

         DISTRIBUTIONS

         Under the terms of the Amended Bank Credit Facility, the Company is prohibited from declaring or paying any dividends with respect to the Company's currently outstanding Series A Preferred Stock until such time as the Company has raised at least $100.0 million in equity. Dividends with respect to the Series A Preferred Stock will continue to accrue under the terms of the Company's charter until such time as payment of such dividends is permitted under the terms of the June 2000 Waiver and Amendment to the Amended Bank Credit Facility. Quarterly dividends of $0.50 per share for the second, third and fourth quarters of 2000, and for the first and second quarters of 2001 have been accrued as of June 30, 2001. Under the terms of the Company's charter, in the event dividends are unpaid and in arrears for six or more quarterly periods the holders of the Series A Preferred Stock will have the right to vote for the election of two additional directors to the Company's board of directors. Based on the existing non-payments, the failure to pay



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         dividends through the third quarter of 2001 will result in the ability of the holders of the Series A Preferred Stock to elect two additional directors to the Company's board of directors.

         Management currently believes that reinstating the payment of dividends on the Series A Preferred Stock prior to September 30, 2001 is in the best interest of the Company and its stockholders for a variety of reasons, including the fact that management believes such reinstatement would: (i) enhance the Company's credit rating and thus its ability to refinance or renew its debt obligations as they mature; (ii) eliminate the requirement that two additional directors be elected to serve on the Company's board of directors; and (iii) restore the Company's eligibility to use Form S-3 under the rules of the SEC in connection with the registration of the Company's securities in future offerings. Accordingly, management has expressed the desire to remove the restriction on the payment of such dividends prior to September 30, 2001 in its discussions with the lenders regarding refinancing strategies for the Amended Bank Credit Facility. As of the date hereof, the lenders have not expressed a willingness to remove the restriction prior to September 30, 2001 or thereafter. However, management continues to actively pursue an amendment to the terms of the Amended Bank Credit Facility to remove the restriction on the payment of such dividends prior to September 30, 2001, or in conjunction with a refinancing if the lenders do not agree to an amendment prior to September 30, 2001. No assurance can be given, however, that the lenders will agree to a reinstatement, and that as a result, if and when the Company will commence the payment of cash dividends on its shares of Series A Preferred Stock.

         In the event dividends are unpaid and in arrears through the third quarter of 2001, the holders of the Series A Preferred Stock will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least 20% of the shares of Series A Preferred Stock. If a special meeting is not called, the holders of the Series A Preferred Stock on the record date will be entitled to vote for two additional directors of the Company at the next annual meeting of stockholders, and at such subsequent annual meeting until all dividends accumulated on such shares of Series A Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment.

         The directors shall be elected upon affirmative vote of a plurality of the Series A Preferred Shares present and voting in person or by proxy at a meeting at which a majority of the outstanding Series A Preferred Shares are represented. If and when all accumulated dividends and the dividend for the then current dividend period on the Series A Preferred Shares shall have been paid in full or set aside for payment in full, the holders thereof shall be divested of the foregoing voting rights and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or set aside for payment in full, the term of office of each director so elected shall immediately terminate.

         INCOME TAX CONTINGENCIES

         Prior to the 1999 Merger, Old CCA operated as a taxable corporation for federal income tax purposes since its inception, and, therefore, generated accumulated earnings and profits to the extent its taxable income, subject to certain adjustments, was not distributed to its shareholders. To preserve its ability to qualify as a REIT, the Company was required to distribute all of Old CCA's accumulated earnings and profits before the end of 1999. If in the future the IRS makes




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         adjustments increasing Old CCA's earnings and profits, the Company may be required to make additional distributions equal to the amount of the increase.

         Under previous terms of the Company's charter, the Company was required to elect to be taxed as a REIT for the year ended December 31, 1999. The Company, as a REIT, could not complete any taxable year with Accumulated Earnings and Profits. For the year ended December 31, 1999, the Company made approximately $217.7 million of distributions related to its common stock and Series A Preferred Stock. The Company met the above described distribution requirements by designating approximately $152.5 million of the total distributions in 1999 as distributions of its Accumulated Earnings and Profits. In addition to distributing its Accumulated Earnings and Profits, the Company, in order to qualify for taxation as a REIT with respect to its 1999 taxable year, was required to distribute 95% of its taxable income for 1999. The Company believes that this distribution requirement has been satisfied by its distribution of shares of the Company's Series B Preferred Stock. The Company's failure to distribute 95% of its taxable income for 1999 or the failure of the Company to comply with other requirements for REIT qualification under the Code with respect to its taxable year ended December 31, 1999 could have a material adverse impact on the Company's financial position, results of operations and cash flows.

         The Company's election of REIT status for its taxable year ended December 31, 1999 is subject to review by the IRS generally for a period of three years from the date of filing of its 1999 tax return. Should the IRS review the Company's election to be taxed as a REIT for the 1999 taxable year and reach a conclusion disallowing the Company's dividends paid deduction, the Company would be subject to income taxes and interest on its 1999 taxable income and possibly subject to fines and/or penalties. Income taxes, penalties and interest for the year ended December 31, 1999 could exceed $83.5 million, which would have an adverse impact on the Company's financial position, results of operations and cash flows.

         In connection with the 1999 Merger, the Company assumed the tax obligations of Old CCA resulting from disputes with federal and state taxing authorities related to tax returns filed by Old CCA in 1998 and prior taxable years. The IRS is currently conducting audits of Old CCA's federal tax returns for the taxable years ended December 31, 1998 and 1997, and the Company's federal tax returns for the taxable years ended December 31, 2000 and 1999. The Company has received the IRS's preliminary findings related to the taxable years ended December 31, 1998 and 1997 and is currently appealing those findings. The Company currently is unable to predict the ultimate outcome of the IRS's audits of Old CCA's 1998 and 1997 federal tax returns, the Company's 2000 and 1999 federal tax returns or the ultimate outcome of audits of other tax returns of the Company or Old CCA by the IRS or by other taxing authorities; however, it is possible that such audits will result in claims against the Company in excess of reserves currently recorded by the Company. In addition, to the extent that IRS audit adjustments increase the Accumulated Earnings and Profits of Old CCA, the Company would be required to make timely distribution of the Accumulated Earnings and Profits of Old CCA to stockholders. Such results could have a material adverse impact on the Company's financial position, results of operations and cash flows.

8.       DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

         In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133, as amended, establishes accounting and reporting standards requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS 133, as amended, requires that changes in a derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. SFAS 133, as amended, is effective for fiscal quarters of fiscal years beginning after June 15, 2000. The Company's derivative instruments include an interest rate swap agreement and, pending issuance, an 8.0%, $29.0 million promissory note due in 2009, expected to be issued in conjunction with the issuance of shares of common stock to plaintiffs arising from the settlement of a series of stockholder lawsuits against the Company and certain of its existing and former directors and executive officers, as discussed in Note 7.

         In accordance with the terms of the Amended Bank Credit Facility, the Company entered into certain swap arrangements in order to hedge the variable interest rate associated with portions of the debt. The swap arrangements fix LIBOR at 6.51% (prior to the applicable spread) on outstanding balances of at least $325.0 million through December 31, 2001 and at least $200.0 million through December 31, 2002. The difference between the floating rate and the swap rate is recognized in interest expense.

         On January 1, 2001, the Company adopted SFAS 133, as amended, and reflected in earnings the change in the estimated fair value of the interest rate swap agreement during the first quarter of 2001. The Company estimates the fair value of its interest rate swap agreements using option-pricing models that value the potential for interest rate swap agreements to become in-the-money through changes in interest rates during the remaining terms of the agreements. A negative fair value represents the estimated amount the Company would have to pay to cancel the contract or transfer it to other parties. As of June 30, 2001, due to a reduction in interest rates since entering the swap agreement, the interest rate swap agreement had a negative fair value of $10.1 million. This negative fair value consists of a transition adjustment of $5.0 million as of January 1, 2001 reflected in other comprehensive income (loss) during the first quarter of 2001 and a reduction in the fair value of the swap agreement of $5.1 million reflected in earnings for the six months ended June 30, 2001.

         In accordance with SFAS 133, as amended, the Company recorded a $6.3 million non-cash charge for the change in fair value of derivative instruments for the six months ended June 30, 2001, which includes $1.2 million for amortization of the transition adjustment. The unamortized transition adjustment at June 30, 2001 of $3.8 million is expected to be reclassified into earnings as a non-cash charge over the remaining term of the swap agreement. The non-cash charge that will be reclassified into earnings during 2001 is expected to be approximately $2.5 million. The non-cash charge of $5.1 million for the six months ended June 30, 2001 is expected to reverse into earnings through increases in the fair value of the swap agreement, prior to the maturity of the swap agreement on December 31, 2002, unless the swap is terminated in conjunction with a refinancing of the Amended Bank Credit Facility. However, for each quarterly period prior to the maturity of the swap agreement, the Company will continue to adjust to market the swap agreement potentially resulting in additional non-cash charges or gains.

         The ultimate liability relating to the $29.0 million promissory note and related interest is expected to be determined on the future issuance date and thereafter, based upon fluctuations in the Company's common stock price. Pursuant to the terms of the settlement, the note and accrued interest may be extinguished if the Company's common stock price meets or exceeds a "termination price" equal to $16.30 per share for any fifteen consecutive trading days following the note's issuance and prior to the maturity date of the note. Additionally, to the extent the

         Company's common stock price does not meet the termination price, the note will be reduced by the amount that the shares of common stock issued to the plaintiffs appreciate in value in excess of $4.90 per share, based on the average trading price of the stock following the date of the note's issuance and prior to the maturity of the note. If the promissory note is issued under the current terms, in accordance with SFAS 133, as amended, the Company will reflect in earnings, the change in the estimated fair value of the promissory note from quarter to quarter. Since the Company has reflected the maximum obligation of the contingency associated with the stockholder litigation in the accompanying balance sheet as of June 30, 2001, the issuance of the note may have a material impact on the Company's consolidated financial position and results of operations if the fair value is deemed to be significantly different than the carrying amount of the liability at June 30, 2001. However, the impact cannot be determined until the promissory note is issued and an estimated fair value of the promissory note is determined.

9.       SEGMENT REPORTING

         As of June 30, 2001, the Company owned and managed 37 correctional and detention facilities, and managed 28 correctional and detention facilities it does not own. During the second quarter of 2001, the Company began viewing the Company's operating results in two segments: owned and managed correctional and detention facilities and managed-only correctional and detention facilities. The accounting policies of the segments are the same as those described in the summary of significant accounting policies in the notes to consolidated financial statements included in the Company's 2000 Form 10-K. Owned and managed facilities include the operating results of those facilities owned and managed by the Company. Managed-only facilities include the operating results of those facilities owned by a third party and managed by the Company. The Company measures the operating performance of each facility within the above two segments, without differentiation, based on facility contribution. The Company defines facility contribution as a facility's operating income or loss from operations before interest, taxes, depreciation and amortization. Since each of the Company's facilities within the two operating segments exhibit similar economic characteristics, provide similar services to governmental agencies, and operate under a similar set of operating procedures and regulatory guidelines, the facilities within the identified segments have been aggregated and reported as two operating segments.

         The revenue and facility contribution for the reportable segments and a reconciliation to the Company's operating income (loss) is as follows for the six months ended June 30, 2001 and 2000 (dollars in thousands). Intangible assets are not included in each segment's reportable assets and the amortization of intangible assets is not included in the determination of a segment's facility contribution:

                                                                     FOR THE SIX MONTHS ENDED
                                                                              JUNE 30,
                                                                --------------------------------------
                                                                   2001                         2000
                                                                ---------                     --------
         Revenue:
            Owned and managed                                   $ 311,250                     $     --
            Managed-only                                          161,919                           --
                                                                ---------                     --------
         Total management revenue                                 473,169                           --
                                                                ---------                     --------

         Operating expenses:
            Owned and managed                                     235,438                           --
            Managed-only                                          130,508                           --
                                                                ---------                     --------
         Total operating expenses                                 365,946                           --
                                                                ---------                     --------


         Facility contribution:
            Owned and managed                                      75,812                           --
            Managed-only                                           31,411                           --
                                                                ---------                     --------
         Total facility contribution                              107,223                           --
                                                                ---------                     --------

         Other revenue (expense):
            Rental and other revenue                               12,938                       28,168
            Other operating expense                                (7,890)                          --
            General and administrative                            (17,034)                     (34,740)
            Depreciation and amortization                         (25,877)                     (26,331)
            Write-off of amounts under lease
                arrangements                                           --                       (8,416)
                                                                ---------                     --------
         Operating income (loss)                                $  69,360                     $(41,319)
                                                                =========                     ========

                                                               JUNE 30, 2001              December 31, 2000
                                                               -------------              -----------------
         Assets:
            Owned and managed                                   $1,575,836                    $1,564,279
            Managed-only                                            78,786                        84,397
            Corporate and Other                                    350,325                       528,316
                                                                ----------                    ----------
         Total Assets                                           $2,004,947                    $2,176,992
                                                                ==========                    ==========

10.      SUPPLEMENTAL CASH FLOW DISCLOSURE

         During the six months ended June 30, 2001, the Company issued 1.6 million shares of common stock in partial satisfaction of the stockholder litigation discussed in Note 7, as adjusted for the reverse stock split. As a result, accounts payable and accrued expenses were reduced by, and common stock and additional paid-in capital were increased by, $15.9 million. Also during the six months ended June 30, 2001, the Company issued $5.3 million of Series B Preferred Stock in lieu of cash distributions to the holders of shares of Series B Preferred Stock on the applicable record date.

11.      PRO FORMA INFORMATION

         The following unaudited pro forma operating information presents a summary of comparable results of combined operations of the Company, Operating Company, PMSI and JJFMSI for the six months ended June 30, 2000 as if the Operating Company Merger and acquisitions of PMSI and JJFMSI for the six months ended June 30, 2000 as if the Operating Company Merger and acquisitions of PMSI and JJFMSI had collectively occurred as of the beginning of the period presented. The unaudited information includes the dilutive effects of the Company's common stock issued in the Operating Company Merger and the acquisitions of PMSI and JJFMSI as well as the amortization of the intangibles recorded in the Operating Company Merger and the acquisition of PMSI and JJFMSI, but excludes: (i) transactions or the effects of transactions between the Company, Operating Company, PMSI and JJFMSI including rental payments, licensing fees, administrative service fees and tenant incentive fees;
         (ii) the Company's write-off of amounts under lease arrangements; (iii) the Company's recognition of deferred gains on sales of contracts; (iv) the Company's recognition of equity in earnings or losses of Operating Company, PMSI and JJFMSI; (v) non-recurring merger costs expensed by the Company; (vi) strategic investor fees expensed by the Company; and
         (vii) the Company's provisions for changes in tax status in 2000. The unaudited pro forma operating information is presented for comparison purposes only and does not purport to represent what the Company's results of operations actually would have been had the Operating Company Merger and acquisitions of PMSI and JJFMSI, in fact, collectively occurred at the beginning of the period presented.

                                                                         PRO FORMA FOR THE SIX MONTHS ENDED
                                                                                      JUNE 30, 2000
                                                                         ----------------------------------
                                                                                    (unaudited)

           Revenue                                                                $      429,778
           Operating income                                                       $       29,520
           Net loss available to common stockholders                              $      (48,130)
           Net loss per common share:
               Basic                                                              $        (3.44)
               Diluted                                                            $        (3.44)


         The unaudited pro forma information presented above does not include adjustments to reflect the dilutive effects of the fourth quarter of 2000 conversion of the Company's Series B Preferred Stock into approximately 9.5 million shares of the Company's common stock (on a post-reverse stock split basis) as if those conversions occurred at the beginning of the period presented. Additionally, the unaudited pro forma information does not include the dilutive effects of the Company's potentially issuable common shares such as convertible debt and equity securities, restricted stock, stock options and warrants as the provisions of SFAS 128 prohibit the inclusion of the effects of potentially issuable shares in periods that a company reports losses from continuing operations. The unaudited pro forma information also does not include the dilutive effects of the expected issuance of an aggregate of 4.7 million shares of the Company's common stock to be issued in connection with the settlement of the Company's stockholder litigation.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
             (FORMERLY CORRECTIONAL MANAGEMENT SERVICES CORPORATION)
                      CONDENSED CONSOLIDATED BALANCE SHEET
         (Unaudited and amounts in thousands, except per share amounts)



                                                                                                  JUNE 30,
                                           ASSETS                                                   2000
         ---------------------------------------------------------------------------------        ---------
         Cash and cash equivalents                                                                $   3,227
         Accounts receivable, net of allowances                                                      73,298
         Prepaid expenses                                                                             2,931
         Other current assets                                                                         4,584
                                                                                                  ---------
                       Total current assets                                                          84,040

         Property and equipment, net                                                                 18,720

         Investments in contracts                                                                    64,957
         Other                                                                                        8,998
                                                                                                  ---------
                       Total assets                                                               $ 176,715
                                                                                                  =========

                                   LIABILITIES AND STOCKHOLDERS' DEFICIT
         ---------------------------------------------------------------------------------

         Accounts payable                                                                         $  25,543
         Lease and trade name use payables to Prison Realty                                         161,309
         Accrued salaries and wages                                                                   6,768
         Accrued property taxes                                                                       9,714
         Accrued interest to Prison Realty                                                           29,268
         Other accrued expenses                                                                      18,717
         Short-term debt                                                                              5,153
         Promissory note to Prison Realty                                                           137,000
                                                                                                  ---------
                       Total current liabilities                                                    393,472

         Deferred lease incentives and service fees received from Prison Realty                     103,056
                                                                                                  ---------
                       Total liabilities                                                            496,528
                                                                                                  ---------

         Commitments and contingencies

         Common stock - Class A - $0.01 par value; 100,000 shares authorized, 9,349
              shares issued and outstanding                                                              93
         Common stock - Class B - $0.01 par value; 100,000 shares authorized, 981
              shares issued and outstanding                                                              10
         Additional paid-in-capital                                                                  25,133
         Deferred compensation                                                                       (2,719)
         Retained deficit                                                                          (342,330)
                                                                                                  ---------
                       Total stockholders' deficit                                                 (319,813)
                                                                                                  ---------

                       Total liabilities and stockholders' deficit                                $ 176,715
                                                                                                  =========


         The accompanying notes are an integral part of these condensed consolidated financial statements

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
             (FORMERLY CORRECTIONAL MANAGEMENT SERVICES CORPORATION)
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                      (Unaudited and amounts in thousands)


         REVENUE                                          $ 280,342
                                                          ---------

         EXPENSES:
              Operating                                     220,404
              Trade name use agreement                        5,242
              Lease                                         160,153
              General and administrative                     13,055
              Depreciation and amortization                   4,339
                                                          ---------
                                                            403,193
                                                          ---------

         OPERATING LOSS                                    (122,851)

         INTEREST EXPENSE, NET                               16,561
                                                          ---------

         NET LOSS                                         $(139,412)
                                                          =========


                     The accompanying notes are an integral
           part of these condensed consolidated financial statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
             (FORMERLY CORRECTIONAL MANAGEMENT SERVICES CORPORATION)
            CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                      (Unaudited and amounts in thousands)


                                   CLASS A      CLASS B      ADDITIONAL                                               TOTAL
                                   COMMON       COMMON         PAID-IN        DEFERRED            RETAINED         STOCKHOLDERS'
                                   STOCK         STOCK         CAPITAL      COMPENSATION          DEFICIT             DEFICIT
                                   -------      --------     ----------     ------------         ---------         -------------
BALANCE, DECEMBER 31, 1999          $93          $10          $25,133          $(3,108)          $(202,918)          $(180,790)
                                    ---          ---          -------          -------           ---------           ---------

Net loss                             --           --               --               --            (139,412)           (139,412)
                                    ---          ---          -------          -------           ---------           ---------

Amortization of deferred
    compensation                     --           --               --              389                  --                 389
                                    ---          ---          -------          -------           ---------           ---------

BALANCE, JUNE 30, 2000              $93          $10          $25,133          $(2,719)          $(342,330)          $(319,813)
                                    ===          ===          =======          =======           =========           =========


                   The accompanying notes are an integral part
             of these condensed consolidated financial statements.

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
            (FORMERLY CORRECTIONAL MANAGEMENT SERVICES CORPORATION)
                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                     FOR THE SIX MONTHS ENDED JUNE 30, 2000
                      (Unaudited and amounts in thousands)

CASH FLOW FROM OPERATING ACTIVITIES:
     Net loss                                                                                           $(139,412)
     Adjustments to reconcile net loss to net cash provided by operating activities:
         Depreciation and amortization                                                                      4,339
         Lease incentives and service fees received from Prison Realty                                      1,421
         Amortization of lease incentives and service fees received
              from Prison Realty                                                                           (4,014)
         Other noncash items                                                                                3,608
         Loss on disposal of assets                                                                           184
         Changes in assets and liabilities, net:
              Accounts receivable                                                                          (6,884)
              Prepaid expenses                                                                                802
              Other current assets                                                                          1,770
              Other assets                                                                                    182
              Accounts payable                                                                             (3,395)
              Lease and trade name use payables to Prison Realty                                          134,229
              Accrued salaries and wages                                                                      926
              Accrued property taxes                                                                          321
              Accrued interest to Prison Realty                                                            12,828
              Other accrued expenses                                                                        1,203
                                                                                                        ---------
                  Net cash provided by operating activities                                                 8,108
                                                                                                        ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Proceeds from sale of assets                                                                              23
     Property and equipment additions, net                                                                   (881)
     Payments received on note receivable                                                                      63
                                                                                                        ---------
                  Net cash used in investing activities                                                      (795)
                                                                                                        ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on short-term debt, net                                                                     (11,061)
     Payments of debt issuance costs                                                                       (3,750)
                                                                                                        ---------
                  Net cash used in financing activities                                                   (14,811)
                                                                                                        ---------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                                               $  (7,498)

CASH AND CASH EQUIVALENTS, beginning of period                                                             10,725
                                                                                                        ---------
CASH AND CASH EQUIVALENTS, end of period                                                                $   3,227
                                                                                                        =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid during the year for:
         Interest                                                                                       $     537
                                                                                                        =========
         Income taxes                                                                                   $      --
                                                                                                        =========


                     The accompanying notes are an integral
           part of these condensed consolidated financial statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
             (FORMERLY CORRECTIONAL MANAGEMENT SERVICES CORPORATION)

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  JUNE 30, 2000
                                   (Unaudited)

1.       ORGANIZATION AND FORMATION TRANSACTIONS

         Correctional Management Services Corporation, a Tennessee corporation, was formed on September 11, 1998, and changed its name to Corrections Corporation of America in 1999 (the "Company"). The Company was formed in anticipation of the expected merger transaction (the "1999 Merger") between Corrections Corporation of America ("Old CCA"), CCA Prison Realty Trust ("Old Prison Realty") and Prison Realty Trust, Inc. ("Prison Realty", formerly Prison Realty Corporation). On September 22, 1998, the Company issued 5.0 million shares of Class A voting common stock to certain founding shareholders at par value. Additionally, on September 22, 1998, the Company issued 0.8 million restricted shares of Class A voting common stock to certain wardens of Old CCA facilities at the implied fair value of $3.9 million. Immediately prior to the acquisition of management contracts discussed in Note 2, the Company issued 3.5 million shares of Class A voting common stock to outside investors in consideration of cash proceeds totaling $16.0 million. The Company operates and manages prisons and other correctional facilities and provides prisoner transportation services for governmental agencies.

2.       ACQUISITION OF MANAGEMENT CONTRACTS AND OTHER RELATIONSHIPS WITH PRISON
         REALTY

         Immediately after the issuance of the Class A voting common stock discussed in Note 1, on December 31, 1998, the Company acquired all of the issued and outstanding capital stock of certain wholly owned corporate subsidiaries of Old CCA, certain management contracts and certain other related assets and liabilities of Old CCA, and entered into a trade name use agreement with Old CCA, as described below. In exchange, the Company issued an installment promissory note in the principal amount of $137.0 million that bears interest at 12% per annum and is payable over 10 years (the "Promissory Note") and 1.0 million shares of the Company's Class B non-voting common stock, which represents 9.5% of the Company's outstanding stock. The Class B non-voting common stock was valued at the implied fair market value of $4.75 million.

         The acquisition of the capital stock, the management contracts and related assets and liabilities was accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations," and the aggregate purchase price of $141.8 million was allocated to the assets and liabilities acquired based on management's estimates of the fair value of the assets and liabilities acquired. An amount of $67.8 million was initially assigned to the value of the management contracts acquired and is being amortized over a fifteen-year period, which represents the average remaining lives of the contracts acquired plus any contractual renewal options. During 1999, the Company continued to evaluate the values assigned to the management contracts and the assets and liabilities acquired. As a result, the Company increased the value of the management contracts by approximately $4.4 million.

         TRADE NAME USE AGREEMENT

         On December 31, 1998, immediately prior to the 1999 Merger and in connection with the transactions described above, the Company entered into a trade name use agreement with Old CCA (the "Trade Name Use Agreement"). Under the Trade Name Use Agreement, which has a term of ten years, the Company obtained the right to use the name, "Corrections Corporation of America" and derivatives thereof, subject to specified terms and conditions therein. In consideration for such right, the Company agreed to pay a fee equal to (i) 2.75% of the Company's gross revenues for the first three years of the Trade Name Use Agreement,
         (ii) 3.25% of the Company's gross revenues for the following two years of the Trade Name Use Agreement, and (iii) 3.625% of the Company's gross revenues for the remaining term of the Trade Name Use Agreement, provided that the amount of such fee may not exceed (a) 2.75% of Prison Realty's gross revenues for the first three years of the Trade Name Use Agreement, (b) 3.5% of Prison Realty's gross revenues for the following two years of the Trade Name Use Agreement, and (c) 3.875% of Prison Realty's gross revenues for the remaining term of the Trade Name Use Agreement. The Company incurred $5.2 million of expenses under this agreement for the six months ended June 30, 2000. At June 30, 2000, the Company had a payable to Prison Realty totaling $5.2 million related to expense under this agreement.

         CCA LEASES

         On January 1, 1999, the Company entered into a master lease agreement and leases with respect to the thirty-six leased properties with Prison Realty (the "CCA Leases"). The initial terms of the CCA Leases are 12 years and may be extended at fair market rates for three additional five-year periods upon the mutual agreement of the Company and Prison Realty. As of June 30, 2000, the Company leased 38 properties from Prison Realty.

         On December 31, 1999, Prison Realty and the Company amended the terms of the CCA Leases to change the annual base rent escalation formula with respect to each facility leased to the Company. Previously, the annual base rent payable with respect to each facility was subject to increase each year in an amount equal to a percentage of the total rental payments with respect to each facility, such percentage being the greater of (i) 4%; or (ii) 25% of the percentage increase of gross management revenue derived from such facility. As a result of this amendment, the annual base rent with respect to each facility is subject to increase each year in an amount equal to the lesser of: (i) 4% of the annualized yearly rental payments with respect to such facility; or (ii) 10% of the excess of the Company's aggregate gross management revenues for the prior year over a base amount of $325.0 million.

         During the six months ended June 30, 2000, the Company has failed to make timely contractual payments under the terms of the CCA Leases. As of June 30, 2000, approximately $156.1 million of rents were payable to Prison Realty. For the six months ended June 30, 2000, the Company incurred gross lease expense of $161.8 million.

         CCA RIGHT TO PURCHASE AGREEMENT

         Effective January 1, 1999, the Company entered into a Right to Purchase Agreement (the "CCA Right to Purchase Agreement") with Prison Realty pursuant to which the Company granted to Prison Realty the right to acquire and lease back to the Company at fair market rental rates, any correctional or detention facility acquired or developed and owned by the Company in the future for a period of ten years following the date inmates are first received at such facility. The initial annual rental rate on such facilities will be the fair market rental rate as determined by the Company and Prison Realty. Additionally, the Company granted Prison Realty the right of first refusal to acquire any Company-owned correctional or detention facility should the Company receive an acceptable third-party offer to acquire any such facility. The Company sold no facilities to Prison Realty under the CCA Right to Purchase Agreement.

         CCA SERVICES AGREEMENT

         On January 1, 1999, immediately after the 1999 Merger, the Company entered into a services agreement (the "CCA Services Agreement") with Prison Realty pursuant to which the Company agreed to serve as a facilitator of the construction and development of additional facilities on behalf of Prison Realty for a term of five years from the date of the CCA Services Agreement. In such capacity, the Company will perform, at the direction of Prison Realty, such services as are customarily needed in the construction and development of correctional and detention facilities, including services related to construction of the facilities, project bidding, project design and governmental relations. In consideration for the performance of such services by the Company, Prison Realty agreed to pay a fee equal to 5% of the total capital expenditures (excluding the incentive fee discussed below and the 5% fee herein referred to) incurred in connection with the construction and development of a facility, plus an amount equal to approximately $560 (five hundred sixty dollars) per bed for facility preparation services provided by the Company prior to the date on which inmates are first received at such facility. The Company may receive payments up to an additional 5% of the total capital expenditures (as determined above) from Prison Realty if additional services are requested by Prison Realty. The Company has received a fee of 10% on a majority of the construction and development services provided to Prison Realty. Amounts that exceed the reimbursement of actual costs incurred by the Company on facilities the Company will lease from Prison Realty are being deferred and amortized as reductions in lease expense over the terms of the respective leases. For the six months ended June 30, 2000, the Company collected $1.4 million of the amounts billed in 1999, billed $5.5 million and recognized $0.8 million as a reduction of lease expense. As a result of the uncertainty regarding the collectibility of the $5.5 million billed in 2000 due to the financial condition of Prison Realty, the Company has recorded a reserve for the entire amount and has not recognized any revenue or reductions to lease expense related to this amount.

         TENANT INCENTIVE AGREEMENT

         On January 1, 1999, immediately after the 1999 Merger, the Company entered into a tenant incentive agreement with Prison Realty pursuant to which Prison Realty agreed to pay the Company an incentive fee to induce the Company to enter into leases with respect to those facilities developed and facilitated by the Company. The amount of the incentive fee was initially set at $840 (eight hundred forty dollars) per bed for each facility leased by the Company where the Company has served as developer and facilitator. On May 4, 1999, the Company and Prison Realty entered into an amended and restated tenant incentive agreement (the "Amended and Restated Tenant Incentive Agreement"), effective as of January 1, 1999, providing for (i) a tenant incentive fee of up to $4,000 (four thousand dollars) per bed payable with respect to all future facilities developed and facilitated by the Company, as well as certain other facilities which, although operational on January 1, 1999, had not achieved full occupancy, and
         (ii) an $840 (eight hundred forty dollars) per bed allowance for all beds in operation at the beginning of January 1999, approximately 21,500 (twenty-one thousand five hundred) beds, that were not subject to the tenant allowance in the first quarter of 1999. The term of the Amended and Restated Tenant Incentive Agreement is four years unless extended upon the written agreement of the Company and Prison Realty. The incentive fees received by the Company are being deferred and amortized as reductions in lease expense over the terms of the respective leases. For the six months ended June 30, 2000, the Company billed $8.4 million and recognized $3.1 million as reductions to lease expense relating to amounts billed in 2000. As a result of the uncertainty regarding the collectibility of the $8.4 million billed in 2000 due to the financial condition of Prison Realty, the Company has recorded a reserve for the entire amount and has not recognized any reductions to lease expense related to this amount.

         BUSINESS DEVELOPMENT AGREEMENT

         Effective January 1, 1999, the Company entered into a business development agreement (the "Business Development Agreement") with Prison Realty, which provides that the Company will perform, at the direction of Prison Realty, services designed to assist Prison Realty in identifying and obtaining new business. Such services include, but are not limited to, marketing and other business development services designed to increase awareness of Prison Realty and the facility development and construction services it offers, identifying potential facility sites and pursuing all applicable zoning approvals related thereto, identifying potential tenants for Prison Realty's facilities and negotiation agreements related to the acquisition of the new facility management contract for Prison Realty's tenants. Pursuant to the Business Development Agreement, Prison Realty will also reimburse the Company for expenses related to third-party entities providing government and community relations services to the Company, in connection with the provision of the business development services described above. In consideration for the Company's performance of the business development services, and in order to reimburse the Company for the third-party government and community relations expenses described above, Prison Realty has agreed to pay the Company a total fee equal to 4.5% of the total capital expenditures (excluding the amount of the tenant incentive fee and the services fee discussed above as well as the 4.5% fee referred to herein) incurred in connection with the construction and development of each new facility, or the construction and development of an addition to an existing facility, for which the Company performed business development services. The term of the Business Development Agreement is four years unless extended upon the written agreement of the Company and Prison Realty. The business development fees received by the Company are being deferred and amortized as reductions in lease expense over the terms of the respective leases. For the six months ended June 30, 2000, the Company recognized $0.3 million as a reduction in lease expense.

3.       GOING CONCERN MATTERS

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. In addition, the consolidated financial statements do not include any adjustments relating to recoverability and classification of assets and liabilities that might be necessary should the Company be unable to continue as a going concern. The Company incurred a net loss of $139.4 million for the six months ended June 30, 2000, and currently has a net working capital deficiency and a net capital deficiency. As of June 30, 2000, the Company was in violation of certain provisions of its revolving credit facility ("New Credit Facility"), notwithstanding the waiver of certain events of default under the New Credit Facility. The amount outstanding under the New Credit Facility as June 30, 2000 was $5.2 million. As a result of the Company's financial and liquidity condition at December 31, 1999, the independent public accountants of the Company indicated in their opinion on the Company's 1999 consolidated financial statements that there is substantial doubt about the Company's ability to continue as a going concern.

         The Company is Prison Realty's primary lessee and Prison Realty's major source of income. As a result of the financial condition of the Company and Prison Realty, certain existing or potential events of default arose under the provisions of Prison Realty's indebtedness. The defaults related to Prison Realty's failure to comply with certain financial covenants during 1999 and 2000, the issuance of a going concern opinion qualification with respect to Prison Realty's 1999 consolidated financial statements, and certain transactions effected by Prison Realty without the consent of Prison Realty's lenders, including the execution of a securities purchase agreement with Pacific Life Insurance Company ("Pacific Life") in connection with a series of proposed transactions ("Pacific Life Restructuring"). Prison Realty has obtained waivers of previously existing events of default under, and amendments to, its senior secured bank credit facility and its convertible subordinated notes.

         Due to the Company's liquidity position, the Company has been unable to make timely rental payments to Prison Realty under the original terms of the CCA Leases. As of June 30, 2000, approximately $156.1 million of 2000 rents due from the Company to Prison Realty under the CCA Leases were unpaid. The terms of the CCA Leases provide that rental payments are due and payable on the 25th day of each month for the current month. The CCA Leases provide that it shall be an event of default if the Company fails to pay any installment of rent within 15 days after notice of nonpayment from Prison Realty. The terms of the CCA Leases provide that Prison Realty could require the Company to relinquish the leased facilities in the event of default. However, Prison Realty has not provided a notice of nonpayment to the Company with respect to lease payments due and payable by the Company.

         Also as a result of the Company's liquidity position, the Company has been required to defer the first scheduled payment of accrued interest, totaling approximately $16.4 million, on the Promissory Note payable by the Company to Prison Realty. Pursuant to the terms of the Promissory Note, the Company was required to make the payment on December 31, 1999; however, pursuant to the terms of a subordination agreement, dated as of March 1, 1999, by and between Prison Realty and the agent of the Company's New Credit Facility, the Company is prohibited from making scheduled interest payments on the Promissory Note when the Company is not in compliance with certain financial covenants set forth in the New Credit Facility. As a result of the events of default under the New Credit Facility, notwithstanding the waiver obtained on April 27, 2000, as amended in June 2000, discussed below, the Company is prohibited from making the scheduled interest payment to Prison Realty. Pursuant to the terms of the subordination agreement, Prison Realty is prohibited from accelerating payment of the principal amount of the Promissory Note or taking any other action to enforce its rights under the provisions of the Promissory Note for so long as the New Credit Facility remains outstanding. However, the amount due under the Promissory Note has been classified as a current liability in the accompanying consolidated balance sheet at June 30, 2000, since the Company is in default under the Promissory Note's existing terms. At June 30, 2000, interest under the Promissory Note, totaling $24.7 million, was unpaid.

         On April 27, 2000, the Company obtained the consent of the requisite percentage of the lenders under its New Credit Facility for a waiver of the New Credit Facility's restrictions relating to:

         - Prison Realty's and the Company's amendments of the original terms of the CCA Leases, the Amended and Restated Tenant Incentive Agreement, the Business Development Agreement and the Amended and Restated Services Agreement.

         - The Company's violation of a net worth covenant contained in its New Credit Facility.

         - The Company's execution of an agreement and plan of merger with respect to a merger of each of the Company, PMSI and JJFMSI with and into wholly owned subsidiaries of Prison Realty, in connection with the proposed Fortress/Blackstone Restructuring (as defined in Note 8).

         The terms of the waiver provided that the waiver would remain in effect until the earlier of (i) July 31, 2000; (ii) the date the securities purchase agreement with Pacific Life was terminated; (iii) the date the Company makes any payments to Prison Realty other than as set forth in the amendments to the Company's agreements with Prison Realty; or (iv) the date the lenders under Prison Realty's bank credit facility exercise any rights with respect to any default or event of default under Prison Realty's bank credit facility.

         Because the termination of the securities purchase agreement with Pacific Life during the second quarter of 2000, as discussed more fully in Note 8, resulted in the termination of the initial waiver and because the Company's proposed execution of the merger agreement with Prison Realty as part of the Restructuring (as defined and more fully discussed in Note 8) was not addressed in the above waiver, in June 2000 the Company requested that its senior lenders amend the waiver to provide for its continuation, notwithstanding the termination of the securities purchase agreement with Pacific Life, and to permit the Company's execution of the amended merger agreement in connection with the Restructuring. The Company's senior lenders refused to agree to such amendments unless the Company paid an additional waiver fee of $1.0 million to the Company's senior lending group. Because of the ramifications of the existence of a default under the New Credit Facility, and the fact that such default would cause an event of default under Prison Realty's senior credit facility, the Company committed to pay its lenders the $1.0 million fee and obtained the consent of the requisite percentage of the senior lenders under the New Credit Facility to extend the term of the initial waiver to the earlier of September 15, 2000 and the completion of Prison Realty's merger with the Company in connection with the Restructuring and to permit the: (i) termination of the merger agreement relating to the proposed combination of Prison Realty with the Company under the Pacific Life led restructuring; (ii) the execution by the Company of the merger agreement related to the Restructuring; and (iii) the termination of the securities purchase agreement with Pacific Life.

         Continued operating losses by the Company and Prison Realty, declarations of events of default and potential acceleration actions by the Company's and Prison Realty's creditors, the continued inability of the Company to make contractual payments to Prison Realty, and the Company's limited resources currently available to meet its operating, capital expenditure and debt service requirements will have a material adverse impact on the Company's consolidated financial position, results of operations and cash flows. In addition, these matters concerning the Company and Prison Realty raise substantial doubt about the Company's ability to continue as a going concern.

         In response to the significant losses experienced by the Company during 1999 and by the Company and Prison Realty during the six months ended June 30, 2000 and in response to the defaults under the Company's and Prison Realty's debt agreements, Prison Realty had entered into an agreement with respect to a series of transactions led by Pacific Life that include the proposed combination of the Company and Prison Realty. A complete discussion of the Pacific Life Restructuring and recent developments affecting the Pacific Life Restructuring is included in Note 8.

4.       BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The Company had no operations prior to January 1, 1999. As such, the accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All material intercompany balances have been eliminated in consolidation. The accompanying interim consolidated financial statements are unaudited. The financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and in conjunction with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the disclosures required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting solely of normal recurring matters) necessary for a fair presentation of the financial statements for this interim period have been included. The results of operations for the interim period are not necessarily indicative of the results to be obtained for the full fiscal year. Reference is made to the audited financial statements of the Company included in the Prison Realty 1999 Form 10-K with respect to other pertinent information of the Company.

5.       PROMISSORY NOTE AND CREDIT FACILITY

         The Promissory Note is payable to Prison Realty over 10 years and bears interest at 12% per annum. Interest only is payable for the first four years and the principal is payable over the following six years. The chief executive officer of the Company has personally guaranteed payment of 10% of the outstanding principal amount. The original contractual maturities of the Promissory Note for the next five years and thereafter are: 2001 - $0; 2002 - $0; 2003 - $22.8 million, 2004 -
         $22.8 million; 2005 - $22.8 million and thereafter - $68.5 million; however, due to the existing default, these maturities may be accelerated as discussed in Note 3.

         On March 1, 1999, the Company obtained the New Credit Facility, which provides for borrowings up to $100.0 million and bears interest at Prime plus 2.50%. The New Credit Facility replaced the $30.0 million old credit facility in place at December 31, 1998. Prior to obtaining the New Credit Facility, the Company had made no draws under the old credit facility. The deferred debt issuance costs totaling $2.7 million related to the old credit facility were charged to interest expense upon replacement of that credit facility. Borrowings outstanding under the New Credit Facility are considered short-term obligations, as the New Credit Facility requires the Company to maintain a lock-box with the lender whereby all receipts are applied to reduce any borrowings outstanding. At June 30, 2000, there was $5.2 million outstanding on the New Credit Facility.

         As of June 30, 2000, the Company was not, and, notwithstanding the waiver of certain events of default under the New Credit Facility, the Company currently is not in compliance with these financial covenants. As discussed more fully in Note 3, on April 27, 2000, the Company obtained the consent of the requisite percentage of the senior lenders under its bank credit facility for an initial waiver of certain of its restrictions. The terms of this waiver were subsequently amended in June 2000.

6.       INCOME TAXES

         During the first six months of 2000, the Company has made the decision that income tax benefits relating to its losses should be fully reserved after considering the Company's ability to generate taxable income within the net operating loss carryforward period. Thus, no income tax benefit was recorded during the six months ended June 30, 2000.

7.       COMMITMENTS AND CONTINGENCIES

         The Company has been named as one of the defendants in a purported class action lawsuit filed by a Prison Realty shareholder against Prison Realty, the Company and Prison Realty's directors. The lawsuit alleges, among other things, certain violations of the Prison Realty directors' fiduciary duties in connection with the approval of certain payments to the Company. The Company is continuing to investigate the allegations and an outcome is not determinable as of June 30, 2000.

         The Company has been named as one of the defendants in a purported class action lawsuit alleging that the telephone services at prisons owned or run by the defendants result in charges for collect calls placed by inmates that are unconscionably high. Due to the recent filing of this purported class action lawsuit, an outcome is not determinable as of June 30, 2000.

         In June 2000, the Company was named as one of the defendants in a complaint filed by Prison Acquisition Company, L.L.C. to recover fees allegedly owed the plaintiff as a result of the termination the securities purchase agreement by and among the parties related to a proposed restructuring of the Company and Prison Realty led by Fortress/Blackstone, as more fully discussed in Note 8. Prison Realty is contesting this action vigorously.

         In February 2000, a complaint was filed in federal court in the United States District Court for the Western District of Texas against TransCor, the Company's wholly owned inmate transportation subsidiary. The lawsuit captioned Cheryl Schoenfeld v. TransCor America, Inc., et. al., names as defendants TransCor and its directors. The lawsuit alleges that two drivers sexually assaulted and raped the plaintiff during her transportation to a facility in Texas. While the case is in the very early stages of discovery, the plaintiff recently submitted a $21.0 million settlement demand. The Company and TransCor intend to defend the action vigorously. It is expected that a portion of any liabilities resulting from this litigation will be covered by liability insurance.

         In addition to the litigation described above, owners and operators of privatized correctional and detention facilities are subject to a variety of legal proceedings arising in the ordinary course of operating such facilities, including proceedings relating to personal injury and property damage. Such proceedings are generally brought against the operator of a correctional facility. Accordingly, the Company expects that, in connection with the operation of correctional and detention facilities, is will be a party to such proceedings. The Company does not believe that such litigation, if resolved against it, would have a material adverse effect upon its business or financial position.

8.       PROPOSED MERGER

         In order to address the capital and liquidity constraints facing the Company and Prison Realty, Prison Realty elected to pursue strategic alternatives. During the fourth quarter of 1999, the Company and Prison Realty entered into a series of agreements concerning a proposed restructuring led by a group of institutional investors consisting of an affiliate of Fortress Investment Group LLC and affiliates of The Blackstone Group ("Fortress/Blackstone"). Under terms of the restructuring led by Fortress/Blackstone (the "Fortress/Blackstone Restructuring"), the Company would be merged with and into Prison Realty, and the combined company would operate under the Corrections Corporation of America name as a taxable subchapter C corporation, rather than a real estate investment trust, commencing with its 1999 taxable year. Additionally, Prison Realty proposed to raise up to $350.0 million by selling shares of convertible preferred stock and warrants to purchase shares of Prison Realty's common stock to the Fortress/Blackstone investors in a private placement and to Prison Realty's existing common stockholders in a $75.0 million rights offering. Further, Prison Realty proposed to obtain a new $1.2 billion credit facility and restructure existing management through a newly constituted board of directors and executive management team.

         After publicly announcing the proposed Fortress/Blackstone Restructuring, during February 2000, Prison Realty received an unsolicited proposal from Pacific Life with respect to a series of restructuring transactions intended to serve as an alternative to the restructuring proposed by Fortress/Blackstone. Under terms of the restructuring led by Pacific Life (the "Pacific Life Restructuring"), the Company would be merged with and into Prison Realty on substantially identical terms as proposed by Fortress/Blackstone, and the combined company would operate under the Corrections Corporation of America name as a taxable subchapter C corporation commencing with its 2000 taxable year. Additionally, Prison Realty would raise up to $200.0 million in a common stock rights offering to existing stockholders, backstopped 100% by Pacific Life, which would purchase shares of Prison Realty series B convertible preferred stock in satisfaction of this commitment. Further, Prison Realty proposed to issue shares of convertible preferred stock in satisfaction of its remaining 1999 REIT distribution requirements, refinance or renew $1.0 billion of Prison Realty's senior secured debt, and restructure existing management through a newly constituted board of directors and executive management team. Fortress/Blackstone elected not to match the terms of the proposal from Pacific Life. Consequently, the Fortress/Blackstone securities purchase agreement was terminated, and the Company and Prison Realty entered into a securities purchase agreement with Pacific Life.

         Following the execution of the Pacific Life securities purchase agreement, Prison Realty began taking the steps necessary to fulfill the conditions to Pacific Life's obligations under the agreement, including the refinancing or renewal of Prison Realty's $1.0 billion senior secured bank credit facility. As part of this process, Prison Realty consulted with Pacific Life as to the terms of the renewal of the bank credit facility that would be satisfactory to Pacific Life. After Prison Realty obtained a waiver and amendment to its amended bank credit facility (the "June 2000 Waiver and Amendment"), Pacific Life advised Prison Realty that it required certain information before it could reach a definitive conclusion as to whether June 2000 Waiver and Amendment satisfied the condition contained in the securities purchase agreement. Based on the preliminary review, however, Pacific Life indicated that it had significant concerns with respect to a number of terms. As a result of Pacific Life's statements, it was unclear to Prison Realty whether the June 2000 Waiver and Amendment would satisfy the condition contained in the securities purchase agreement that a renewal of the senior credit facility would be in a form reasonably acceptable to Pacific Life. Also, given the requirements of the June 2000 Waiver and Amendment that a proxy statement be filed with the SEC by July 1, 2000 with respect to a restructuring of Prison Realty, on June 30, 2000, the boards of directors of the Company and Prison Realty approved the execution of an agreement with Pacific Life mutually terminating the securities purchase agreement with Pacific Life, and the boards of the Company and Prison Realty approved a series of agreements providing for the comprehensive restructuring of Prison Realty (the "Restructuring").

         Under the proposed Restructuring, the Company will be merged with and into Prison Realty, the combined company will operate under the Corrections Corporation of America name as a taxable subchapter C corporation commencing with its 2000 taxable year, management will be restructured through a newly constituted board of directors and executive management team, and Prison Realty will issue series B cumulative convertible preferred stock in satisfaction of its remaining 1999 REIT distribution requirements. The Company and Prison Realty are each seeking stockholder approval of the Restructuring at Special Meetings of each company's stockholders scheduled for September 12, 2000. Pending stockholder approval, the Company and Prison Realty intend to complete the Restructuring, including the merger of the Company and Prison Realty, on or before September 15, 2000.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Corrections Corporation of America (formerly Correctional Management Services Corporation):

We have audited the accompanying consolidated balance sheets of CORRECTIONS CORPORATION OF AMERICA (a Tennessee corporation and formerly Correctional Management Services Corporation) AND SUBSIDIARIES as of December 31, 1999 and 1998, the related consolidated statement of operations for the year ended December 31, 1999, and the related consolidated statements of stockholders' equity (deficit) and cash flows for the year ended December 31, 1999 and for the period from September 11, 1998 (inception) through December 31, 1998. These consolidated financial statements are the responsibility of Corrections Corporation of America's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Corrections Corporation of America and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations for the year ended December 31, 1999, and their cash flows for the year ended December 31, 1999 and for the period from September 11, 1998 (inception) through December 31, 1998, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that Corrections Corporation of America will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, Corrections Corporation of America and Subsidiaries have incurred significant net losses for the year ended December 31, 1999, are in default of their revolving credit facility, are in default under their promissory note with Prison Realty Trust, Inc., have not made certain required lease payments to Prison Realty Trust, Inc., and have a net working capital deficiency and a net capital deficiency at December 31, 1999, all of which raise substantial doubt about their ability to continue as a going concern. Management's plans in regard to these matters, including the Proposed Merger of Corrections Corporation of America with Prison Realty Trust, Inc., the possibility of obtaining waivers related to their revolving credit facility and the possibility of deferring certain payments to Prison Realty Trust, Inc., are also described in Note 3. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should Corrections Corporation of America be unable to continue as a going concern.


                                                        ARTHUR ANDERSEN LLP
Nashville, Tennessee
March 29, 2000

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
             (FORMERLY CORRECTIONAL MANAGEMENT SERVICES CORPORATION)
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
                    (in thousands, except per share amounts)

                                   ASSETS                                          1999                 1998
--------------------------------------------------------------------------      ----------           ----------
Cash and cash equivalents                                                       $   10,725           $   19,059
Accounts receivable, net of allowances                                              66,414               64,077
Prepaid expenses                                                                     3,733                4,602
Other current assets                                                                 7,775                7,103
                                                                                ----------           ----------
         Total current assets                                                       88,647               94,841

Property and equipment, net                                                         19,959               24,668

Investment in contracts                                                             67,363               67,795
Other                                                                                8,732                8,977
                                                                                ----------           ----------

         Total assets                                                           $  184,701           $  196,281
                                                                                ==========           ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
--------------------------------------------------------------------------

Accounts payable                                                                $   28,938           $   15,766
Lease and trade name use payables to Prison Realty                                  27,080                   --
Accrued salaries and wages                                                           5,842                4,419
Accrued property taxes                                                               9,393                4,301
Accrued interest to Prison Realty                                                   16,440                   --
Other accrued expenses                                                              17,514               13,444
Short-term debt                                                                     16,214                   --
Promissory note to Prison Realty                                                   137,000                   --
                                                                                ----------           ----------
         Total current liabilities                                                 258,421               37,930
                                                                                ----------           ----------

Promissory note to Prison Realty                                                        --              137,000

Deferred lease incentives and service fees received from Prison Realty             107,070                   --
                                                                                ----------           ----------
         Total liabilities                                                         365,491              174,930
                                                                                ----------           ----------

Commitments and contingencies

Common stock - Class A - $0.01(one cent) par value; 100,000 shares
    authorized, 9,349 shares issued and outstanding                                     93                   93
Common stock - Class B - $0.01 (one cent) par value; 100,000 shares
    authorized, 981 shares issued and outstanding                                       10                   10
Additional paid-in capital                                                          25,133               25,133
Deferred compensation                                                               (3,108)              (3,885)
Retained deficit                                                                  (202,918)                  --
                                                                                ----------           ----------
         Total stockholders' equity (deficit)                                     (180,790)              21,351
                                                                                ----------           ----------

         Total liabilities and stockholders' equity (deficit)                   $  184,701           $  196,281
                                                                                ==========           ==========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
             (FORMERLY CORRECTIONAL MANAGEMENT SERVICES CORPORATION)
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1999
                                 (in thousands)

REVENUE                                                                        $  499,292
                                                                               ----------

EXPENSES:
   Operating                                                                      376,724
   Trade name use agreement                                                         8,699
   Lease                                                                          261,546
   General and Administrative                                                      26,166
   Depreciation and amortization                                                    8,601
                                                                               ----------
                                                                                  681,736
                                                                               ----------

OPERATING LOSS                                                                   (182,444)

INTEREST EXPENSE, NET                                                              20,474
                                                                               ----------

NET LOSS                                                                       $ (202,918)
                                                                               ==========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
             (FORMERLY CORRECTIONAL MANAGEMENT SERVICES CORPORATION)
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
          FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE PERIOD FROM
            SEPTEMBER 11, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998
                                 (in thousands)

                                            COMMON STOCK
                                   ---------------------------------
                                       CLASS A          CLASS B         ADDITIONAL                                    TOTAL
                                   ---------------------------------     PAID-IN       DEFERRED      RETAINED     STOCKHOLDERS'
                                   SHARES   AMOUNT   SHARES   AMOUNT     CAPITAL     COMPENSATION     DEFICIT    EQUITY (DEFICIT)
                                   ------   ------   ------   ------    ----------   ------------    ---------   ----------------
    Issuance of common stock       9,349     $ 93     981     $    10    $ 24,532       $(3,885)     $      --      $  20,750

    Issuance of stock warrants        --       --      --          --         601            --             --            601
                                   -----     ----     ---     -------    --------       -------      ---------      ---------
                                   9,349       93     981          10      25,133        (3,885)            --         21,351
BALANCE, DECEMBER 31, 1998

    Net loss                          --       --      --          --          --            --       (202,918)      (202,918)

    Amortization of deferred
       compensation                   --       --      --          --          --           777             --            777
                                   -----     ----     ---     -------    --------       -------      ---------      ---------

BALANCE, DECEMBER 31, 1999         9,349     $ 93     981     $    10    $ 25,133       $(3,108)     $(202,918)     $(180,790)
                                   =====     ====     ===     =======    ========       =======      =========      =========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
             (FORMERLY CORRECTIONAL MANAGEMENT SERVICES CORPORATION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE PERIOD FROM
            SEPTEMBER 11, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998
                                 (in thousands)

                                                                                                  1999                 1998
                                                                                               ----------           ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net Loss                                                                                   $ (202,918)          $       --

    Adjustments to reconcile net loss to net cash used in operating activities:
       Depreciation and amortization                                                                8,601                   --
       Lease incentives and service fees received from Prison Realty                              109,349                   --
       Amortization of lease incentives and service fees received from
         Prison Realty                                                                             (4,427)                  --
       Other non cash items                                                                         2,861                   --
       Write-off of debt issuance costs                                                             2,706                   --
       Gain on sale of assets                                                                         (22)                  --
    Changes in assets and liabilities, net:
       Accounts receivable                                                                           (654)                  --
       Prepaid expenses                                                                               869                   --
       Other current assets                                                                        (2,062)                  --
       Other assets                                                                                 1,541                   --
       Accounts payable                                                                            14,375                   --
       Lease and trade name use payables to Prison Realty                                          27,080                   --
       Accrued salaries and wages                                                                   1,423                   --
       Accrued property taxes                                                                       5,092                   --
       Accrued interest to Prison Realty                                                           16,440                   --
       Other accrued expenses                                                                       3,414                   --
                                                                                               ----------           ----------
         Net cash used in operating activities                                                    (16,332)                  --
                                                                                               ----------           ----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sale of assets                                                                      657                   --
    Property and equipment additions, net                                                          (2,748)                  --
    Cash acquired in purchase of contracts and related net assets                                      --                3,059
                                                                                               ----------           ----------
         Net cash provided by (used in) investing activities                                       (2,091)               3,059
                                                                                               ----------           ----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from borrowings on short-term debt, net                                               16,214                   --
    Payment of debt issuance costs                                                                 (6,125)                  --
    Proceeds from issuance of common stock                                                             --               16,000
                                                                                               ----------           ----------
         Net cash provided by financing activities                                                 10,089               16,000
                                                                                               ----------           ----------

                                   (Continued)

              CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
            (FORMERLY CORRECTIONAL MANAGEMENT SERVICES CORPORATION)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
          FOR THE YEAR ENDED DECEMBER 31, 1999 AND FOR THE PERIOD FROM
            SEPTEMBER 11, 1998 (INCEPTION) THROUGH DECEMBER 31, 1998
                                 (in thousands)

                                  (Continued)

                                                                                             1999               1998
                                                                                          ------------      ------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                      $     (8,334)     $     19,059

CASH AND CASH EQUIVALENTS, beginning of period                                                  19,059                --
                                                                                          ------------      ------------
CASH AND CASH EQUIVALENTS, end of period                                                  $     10,725      $     19,059
                                                                                          ============      ============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
       Cash paid during the period for:
         Interest                                                                         $      1,111      $         --
                                                                                          ============      ============
         Income taxes                                                                     $         --      $         --
                                                                                          ============      ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
    FINANCING ACTIVITIES
       Purchase of management contracts and related net assets through issuance of the promissory note and common stock to Prison Realty:
           Accounts receivable, net of allowances                                         $         --      $    (64,077)
           Prepaid expenses                                                                         --            (4,602)
           Other current assets                                                                     --            (7,103)
           Property and equipment                                                                   --           (24,668)
           Investment in contracts                                                                  --           (70,854)
           Other assets                                                                             --            (8,376)
           Accounts payable                                                                         --            15,766
           Accrued salaries and wages                                                               --             4,419
           Accrued property taxes                                                                   --             4,301
           Other accrued expenses                                                                   --            13,444
           Promissory note to Prison Realty                                                         --           137,000
           Common stock                                                                             --             4,750
                                                                                          ------------      ------------
                                                                                          $         --      $         --
                                                                                          ============      ============

       Issuance of stock warrants for financing services:
          Other assets                                                                    $         --     $        601
          Additional paid-in capital                                                                --             (601)
                                                                                          ------------     ------------
                                                                                          $         --     $         --
                                                                                          ============     ============

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

               CORRECTIONS CORPORATION OF AMERICA AND SUBSIDIARIES
             (FORMERLY CORRECTIONAL MANAGEMENT SERVICES CORPORATION)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998


1.       ORGANIZATION AND FORMATION TRANSACTIONS

         Correctional Management Services Corporation, a Tennessee corporation, was formed on September 11, 1998, and changed its name to Corrections Corporation of America (the "Company") in 1999. The Company was formed in anticipation of the expected merger transactions (the "1999 Merger") between Corrections Corporation of America ("Old CCA"), CCA Prison Realty Trust ("Old Prison Realty") and Prison Realty Trust, Inc. ("Prison Realty", formerly Prison Realty Corporation). On September 22, 1998, the Company issued 5.0 million shares of Class A voting common stock to certain founding shareholders at par value. Additionally, on September 22, 1998, the Company issued 0.8 million restricted shares of Class A voting common stock to certain wardens of Old CCA facilities at the implied fair value of $3.9 million. Immediately prior to the acquisition of management contracts discussed in Note 2, the Company issued 3.5 million shares of Class A voting common stock to outside investors in consideration of cash proceeds totaling $16.0 million. The Company operates and manages prisons and other correctional facilities and provides prisoner transportation services for governmental agencies. In addition, the Chief Executive Officer of the Company is also the Chief Executive Officer of Prison Realty.

2.       ACQUISITION OF MANAGEMENT CONTRACTS AND OTHER RELATIONSHIPS WITH PRISON
         REALTY

         Immediately after the issuance of the Class A voting common stock discussed in Note 1, on December 31, 1998, the Company acquired all of the issued and outstanding capital stock of certain wholly-owned corporate subsidiaries of Old CCA, certain management contracts and certain other related assets and liabilities of Old CCA, and entered into a trade name use agreement with Old CCA, as described below. In exchange, the Company issued an installment promissory note in the principal amount of $137.0 million that bears interest at 12% per annum and is payable over 10 years (the "Promissory Note") and 1.0 million shares of the Company's Class B non-voting common stock, which represents 9.5% of the Company's outstanding stock. The Class B non-voting common stock was valued at the implied fair market value of $4.75 million.

         The acquisition of the capital stock, the management contracts and related assets and liabilities was accounted for as a purchase transaction in accordance with Accounting Principles Board Opinion No. 16 "Business Combinations," and the aggregate purchase price of $141.8 million was allocated to the assets and liabilities acquired based on management's estimates of the fair value of the assets and liabilities acquired. An amount of $67.8 million was initially assigned to the value of the management contracts acquired and is being amortized over a fifteen-year period, which represents the average remaining lives of the contracts acquired plus any contractual renewal options. During 1999, the Company continued to evaluate the values assigned to the management contracts and the assets and liabilities acquired. As a result, the Company increased the value of the management contracts by approximately $4.4 million.

         TRADE NAME USE AGREEMENT

         On December 31, 1998, immediately prior to the 1999 Merger and in connection with the transactions described above, the Company entered into a trade name use agreement with Old CCA (the "Trade Name Use Agreement"). Under the Trade Name Use Agreement, which has a term of ten years, the Company obtained the right to use the name, "Corrections Corporation of America" and derivatives thereof, subject to specified terms and conditions therein. In consideration for such right, the Company agreed to pay a fee equal to (i) 2.75% of the Company's gross revenues for the first three years of the Trade Name Use Agreement,
         (ii) 3.25% of the Company's gross revenues for the following two years of the Trade Name Use Agreement, and (iii) 3.625% of the Company's gross revenues for the remaining term of the Trade Name Use Agreement, provided that the amount of such fee may not exceed (a) 2.75% of the gross revenues of Prison Realty for the first three years of the Trade Name Use Agreement, (b) 3.5% of Prison Realty's gross revenues for the following two years of the Trade Name Use Agreement, and (c) 3.875% of Prison Realty's gross revenues for the remaining term of the Trade Name Use Agreement. The Company incurred $8.7 million of operating expenses under the Trade Name Use Agreement for the year ended December 31, 1999, of which $6.5 million had been paid as of December 31, 1999.

         CCA LEASES

         On January 1, 1999, the Company entered into a master lease agreement and leases with respect to the thirty-six leased properties with Prison Realty (the "CCA Leases"). The initial terms of the CCA Leases are 12 years and may be extended at fair market rates for three additional five-year periods upon the mutual agreement of the Company and Prison Realty. The Company incurred $263.5 million in gross lease expense under the CCA Leases for the year ended December 31, 1999, of which $238.6 million had been paid as of December 31, 1999.

         On December 31, 1999, Prison Realty and the Company amended the terms of the CCA Leases to change the annual base rent escalation formula with respect to each facility leased to the Company. Previously, the annual base rent payable with respect to each facility was subject to increase each year in an amount equal to a percentage of the total rental payments with respect to each facility, such percentage being the greater of (i) 4%; or (ii) 25% of the percentage increase of gross management revenue derived from such facility. As a result of this amendment, the annual base rent with respect to each facility is subject to increase each year in an amount equal to the lesser of: (i) 4% of the annualized yearly rental payments with respect to such facility; or (ii) 10% of the excess of the Company's aggregate gross management revenues for the prior year over a base amount of $325.0 million.

         CCA RIGHT TO PURCHASE AGREEMENT

         Effective January 1, 1999, the Company and Prison Realty entered into a Right to Purchase Agreement (the "CCA Right to Purchase Agreement") pursuant to which the Company granted to Prison Realty the right to acquire and lease back to the Company at fair market rental rates, any correctional or detention facility acquired or developed and owned by the Company in the future for a period of ten years following the date inmates are first received at such facility. The initial annual rental rate on such facilities will be the fair market rental rate as determined by the Company and Prison Realty. Additionally, the Company granted Prison Realty the right of first refusal to acquire any Company-owned correctional or detention facility should the Company receive an acceptable third party offer to acquire any such facility. The Company sold no facilities to Prison Realty during the year ended December 31, 1999 under the CCA Right to Purchase Agreement.

         CCA SERVICES AGREEMENT

         On January 1, 1999, immediately after the 1999 Merger, the Company entered into a services agreement (the "CCA Services Agreement") with Prison Realty pursuant to which the Company agreed to serve as a facilitator of the construction and development of additional facilities on behalf of Prison Realty for a term of five years from the date of the CCA Services Agreement. In such capacity, the Company will perform, at the direction of Prison Realty, such services as are customarily needed in the construction and development of correctional and detention facilities, including services related to construction of the facilities, project bidding, project design and governmental relations. In consideration for the performance of such services by the Company, Prison Realty agreed to pay a fee equal to 5% of the total capital expenditures (excluding the incentive fee discussed below and the 5% fee herein referred to) incurred in connection with the construction and development of a facility, plus an amount equal to approximately $560 (five hundred sixty dollars) per bed for facility preparation services provided by the Company prior to the date on which inmates are first received at such facility. The Company may receive payments up to an additional 5% of the total capital expenditures (as determined above) from Prison Realty if additional services are requested by Prison Realty. The Company has received a fee of 10% on a majority of the construction and development services provided to Prison Realty. Amounts that exceed the reimbursement of actual costs incurred by the Company on facilities the Company will lease from Prison Realty are being deferred and amortized as reductions in lease expense over the terms of the respective leases. The Company billed $41.6 million in fees under the CCA Services Agreement for the year ended December 31, 1999, of which $39.4 million had been collected as of December 31, 1999. The Company recognized $8.1 million as revenues for services provided on projects where the Company does not lease the facility from Prison Realty, $5.6 million as a reduction in operating expenses, and deferred $27.9 million as deferred credits, of which $0.1 million was amortized as a reduction in lease expense.

         TENANT INCENTIVE AGREEMENT

         On January 1, 1999, immediately after the 1999 Merger, the Company entered into a tenant incentive agreement with Prison Realty pursuant to which Prison Realty agreed to pay the Company an incentive fee to induce the Company to enter into leases with respect to those facilities developed and facilitated by the Company. The amount of the incentive fee was initially set at $840 (eight hundred forty dollars) per bed for each facility leased by the Company where the Company has served as developer and facilitator. On May 4, 1999, Prison Realty and the Company entered into an amended and restated tenant incentive agreement (the "Amended and Restated Tenant Incentive Agreement"), effective as of January 1, 1999, providing for (i) a tenant incentive fee of up to $4,000 (four thousand dollars) per bed payable with respect to all future facilities developed and facilitated by the Company, as well as certain other facilities which, although operational on January 1, 1999, had not achieved full occupancy, and
         (ii) an $840 (eight hundred forty dollars) per bed allowance for all beds in operation at the beginning of January 1999, approximately 21,500 (twenty-one thousand five hundred) beds, that were not subject to the tenant allowance in the first quarter of 1999. The term of the Amended and Restated Tenant Incentive Agreement is four years unless extended upon the written agreement of the Company and Prison Realty. The incentive fees received by the Company are being deferred and amortized as reductions in lease expense over the terms of the respective leases. The Company received $68.6 million in tenant incentive fees under the Amended and Restated Tenant Incentive Agreement for the year ended December 31, 1999. The Company amortized $4.1 million as reductions in lease expense, with $64.5 million remaining in deferred credits at December 31, 1999.

         BUSINESS DEVELOPMENT AGREEMENT

         Effective January 1, 1999, the Company entered into a business development agreement (the "Business Development Agreement") with Prison Realty which provides that the Company will perform, at the direction of Prison Realty, services designed to assist Prison Realty in identifying and obtaining new business. Such services include, but are not limited to, marketing and other business development services designed to increase awareness of Prison Realty and the facility development and construction services it offers, identifying potential facility sites and pursuing all applicable zoning approvals related thereto, identifying potential tenants for Prison Realty's facilities and negotiating agreements related to the acquisition of the new facility management contract for Prison Realty's tenants. Pursuant to the Business Development Agreement, Prison Realty will also reimburse the Company for expenses related to third-party entities providing government and community relations services to the Company, in connection with the provision of the business development services described above. In consideration for the Company's performance of the business development services, and in order to reimburse the Company for the third-party government and community relations expenses described above, Prison Realty has agreed to pay the Company a total fee equal to 4.5% of the total capital expenditures (excluding the amount of the tenant incentive fee and the services fee discussed above as well as the 4.5% fee referred to herein) incurred in connection with the construction and development of each new facility, or the construction and development of an addition to an existing facility, for which the Company performed business development services. The term of the Business Development Agreement is four years unless extended upon the written agreement of the Company and Prison Realty. The business development fees received by the Company are being deferred and amortized as reductions in lease expense over the terms of the respective leases. The Company received $15.0 million in fees under the Business Development Agreement for the year ended December 31, 1999. The Company amortized $0.2 million as reductions in lease expense, with $14.8 million remaining in deferred credits at December 31, 1999.

3.       LIQUIDITY CONCERNS AND PROPOSED MERGER

         The Company incurred a net loss of $202.9 million for the year ended December 31, 1999, has negative working capital of $169.8 million at December 31, 1999 and has a net stockholders' deficit of $180.8 million at December 31, 1999.

         At December 31, 1999, the Company was in violation of certain provisions of its revolving credit facility (the "New Credit Facility"), including failure to comply with a financial covenant pertaining to the Company's net worth. The default could cause further borrowings under the New Credit Facility to be limited or totally suspended and the due date of the outstanding borrowings may be accelerated. The amount outstanding under the New Credit Facility at December 31, 1999 was $16.2 million.

         Rental payments of $24.9 million due to Prison Realty from the Company under the CCA Leases were unpaid as of December 31, 1999, while the terms of the CCA Leases provide that rental payments were due and payable on December 25, 1999. The terms of the CCA Leases provide that it shall be an event of default if the Company fails to pay any installment of rent within 15 days after notice of nonpayment from Prison Realty. The terms of the CCA Leases provide that Prison Realty has certain rights in the event of default, including the right to require the Company to relinquish the leased facilities. As of March 29, 2000, Prison Realty has not provided a notice of nonpayment to the Company and the amount of unpaid rentals related to 1999 totals $12.0 million. In addition, unpaid rentals related to periods subsequent to December 31, 1999 total approximately $77.7 million (unaudited) at March 29, 2000.

         As a result of the Company's current liquidity position, the Company has been required to defer the first scheduled payment of accrued interest on the $137.0 million Promissory Note payable to Prison Realty by the Company, which was due on December 31, 1999. Pursuant to the terms of a subordination agreement, dated as of March 1, 1999, by and between Prison Realty and the agent of the Company's New Credit Facility, the Company is prohibited from making scheduled interest payments on the Promissory Note if certain financial covenants relating to the Company's liquidity position are not met. On December 31, 1999, the Company was not in compliance with these financial covenants. Accordingly, the Company was prohibited from making the scheduled interest payment. Pursuant to the terms of the subordination agreement, Prison Realty is prohibited from accelerating the principal amount of the Promissory Note or taking any other action to enforce its rights under the provisions of the Promissory Note for so long as the New Credit Facility remains outstanding. However, the amount due under the Promissory Note has been classified as a current liability in the accompanying consolidated balance sheet at December 31, 1999, since the Company is in default under the Promissory Note's existing terms.

         Prison Realty, the Company's lessor, is also not in compliance with certain of its debt convenants. In order to address the liquidity and capital needs of both the Company and Prison Realty, the boards of directors of the Company and Prison Realty, as well as the boards of directors of two related service companies, Prison Management Services, Inc. ("PMSI") and Juvenile and Jail Facility Management Services, Inc. ("JJFMSI") approved the formation of a special coordinating committee to monitor the financial situation of both Prison Realty and the Company and to coordinate with the companies' advisors regarding the consideration of strategic alternatives. Based on the strategic alternatives considered, (i) the Company's Board of Directors has approved a proposed merger with Prison Realty, (ii) the Company and Prison Realty currently intend to amend the terms of the CCA Leases and the terms of various other agreements between the Company and Prison Realty and (iii) the Company is negotiating to obtain waivers of the default under the New Credit Facility, all of which are discussed in more detail below. In addition, Prison Realty is in separate negotiations with one or more groups of investors to make an equity investment in Prison Realty (the "Potential Prison Realty Equity Investment"), and currently expects that the completion of the proposed merger will be a condition to the Potential Prison Realty Equity Investment.

         As discussed above, the Company's Board of Directors has approved a proposed merger and related transactions pursuant to which the Company will combine with Prison Realty, and the two related service companies, PMSI and JJFMSI (the "Proposed Merger"). The boards of directors of Prison Realty, PMSI, and JJFMSI have also approved the Proposed Merger, which is subject to shareholder approval by each entity's stockholders.

         The terms of the Proposed Merger specify that non-outside investor shareholders of the Company will obtain the right to receive shares of Prison Realty common stock valued at approximately $10.6 million in exchange for shares of the Company that those shareholders own at the consummation of the Proposed Merger. Immediately prior to the Proposed Merger, the outside investors holding shares of the Company will receive approximately $16.0 million in cash from Prison Realty for the sale of shares of the Company common stock held by those outside investors. Additionally, the terms of the Proposed Merger specify that the $137.0 million Promissory Note due to Prison Realty will be valued at the carrying amount as consideration in the Proposed Merger.

         Approval of the Proposed Merger requires the affirmative vote of 80% of the outstanding shares of the Company's common stock (class A and class B voting together as a single class). Management anticipates that a special meeting of the shareholders of the Company will be held for the purpose of voting upon the Proposed Merger. In addition, pursuant to the terms of an agreement between the Company and a shareholder, Baron Capital Group, Inc., ("Baron"), the Proposed Merger must be approved separately by Baron. A purported class action lawsuit has been filed against Prison Realty seeking an injunction preventing the completion of the Proposed Merger and the Potential Prison Realty Equity Investment.

         In an effort to address the Company's liquidity needs prior to the Proposed Merger, Prison Realty and the Company currently intend to amend the terms of the CCA Leases. Pursuant to this proposed amendment, rent will be payable on each June 30 and December 31, instead of monthly. In addition, the proposed amendment provides that the Company is required to make certain scheduled monthly installment payments to Prison Realty from January 1, 2000 through June 30, 2000. Approximately $12.9 million was paid February 14, 2000, and future payments are anticipated to be $12.0 million due in April 2000, $4.0 million due April 30, 2000, $6.0 million due May 31, 2000 and $8.0 million due June 30, 2000. At the time these installment payments are made, the Company will also be required to pay interest to Prison Realty upon such payments at a rate equal to the then current interest rate under the New Credit Facility. These installment payments represent the Company's December 1999 lease payments and a portion of the rent accruing from January 1, 2000 to June 30, 2000. The accrued but unpaid rent which will have accrued at June 30, 2000, totaling $137.3 million, shall be due and payable on June 30, 2000.

         Prison Realty and the Company also currently intend to amend certain agreements (the Business Development Agreement, the CCA Services Agreement and the Amended and Restated Tenant Incentive Agreement) between Prison Realty and the Company to provide for the deferral of the payment of all fees under these agreements by Prison Realty to the Company until September 30, 2000.

         The terms of the Company's New Credit Facility provide that the Company shall not amend or modify the terms of the CCA Services Agreement, the Amended and Restated Tenant Incentive Agreement and the Business Development Agreement in any manner which is on terms and conditions less favorable to the Company than are in effect immediately prior to such amendment or modification. If the proposed amendments to these agreements are completed, these actions will be in violation of the New Credit Facility. The terms of the New

         Credit Facility also provide that the execution of the Proposed Merger agreement in December 1999 resulted in an event of default under the New Credit Facility.

         The Company has initiated discussions with the agent of the New Credit Facility, and has requested the consent of the requisite percentage of its participating lenders for a waiver of the restrictions relating to:
         (i) the amendment of Prison Realty's agreements with the Company; (ii) the execution of the Proposed Merger, (iii) the Company's deferral of certain payments under the CCA Leases and (iv) the financial covenants concerning the Company's net worth. The Company has requested that the waivers remain in effect until the earlier of July 31, 2000 or the completion of the Potential Prison Realty Equity Investment and Proposed Merger.

         There can be no assurance that the requisite participating lenders under the New Credit Facility will consent to the proposed waivers of the New Credit Facility or will not seek to declare an event of default prior to such date. In the event the Company is unable to obtain the necessary waivers or to comply with and maintain the proposed waivers, the participating lenders are entitled, at their discretion, to exercise certain remedies, including acceleration of the outstanding borrowings and suspension of further borrowings under the New Credit Facility. Upon the occurrence and during the continuation of a default, the terms of the New Credit Facility allow the lenders to increase the current interest rate (Prime plus 2.5%) by an additional 3.0% to a default rate. As of March 29, 2000, the lenders have not notified the Company of an event of default, and the Company is not currently subject to the default rate. If the participating lenders elect to exercise their rights to accelerate the Company's obligations under the New Credit Facility, and/or if the participating lenders do not consent to the proposed waivers, such events would have a material adverse effect on the Company's liquidity and financial position. The Company does not have sufficient working capital in the event of an acceleration of the due dates of the New Credit Facility.

         In addition to requiring the consent of the Company's lenders, the completion of the proposed amendments described above are also subject to the consent of Prison Realty's lenders. No assurance can be given that such consents will be obtained or that Prison Realty's lenders will not seek to declare an event of default prior to the effectiveness of the consents. If Prison Realty does not obtain the proposed waivers and consents, Prison Realty's lenders could exercise certain remedies including the acceleration of Prison Realty's outstanding borrowings.

         The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern and do not reflect any adjustments that might result if the Company is unable to continue as a going concern. The Company's outstanding amounts due to Prison Realty, recent net losses, negative cash flows from operations, negative working capital and net stockholders' deficit, along with existing defaults under its New Credit Facility and the Promissory Note raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

4.       BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION

         The Company had no operations prior to January 1, 1999. As such, the accompanying consolidated financial statements represent the Company's consolidated financial position as of December 31, 1999 and 1998, the related consolidated statement of operations for the year ended December 31, 1999, and the Company's consolidated cash flows and consolidated activity in stockholders' equity (deficit) for the year ended December 31, 1999, and for the period from September 11, 1998 (inception) through December 31, 1998. All material intercompany balances have been eliminated in consolidation.

         CASH AND CASH EQUIVALENTS

         The Company considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents.

         DEBT ISSUANCE COSTS

         Debt issuance costs are amortized on a straight-line basis over the life of the related debt. This amortization is charged to interest expense.

         PROPERTY AND EQUIPMENT

         Property and equipment is carried at cost. Betterments, renewals and extraordinary repairs that extend the life of the asset are capitalized; other repairs and maintenance are expensed. The cost and accumulated depreciation applicable to assets retired are removed from the accounts and the gain or loss on disposition is recognized in income. Depreciation is computed by the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes based upon the estimated useful lives of the related assets.

         INCOME TAXES

         Income taxes are accounted for under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." This statement generally requires the Company to record deferred income taxes for the differences between book and tax bases of its assets and liabilities.

         MANAGEMENT CONTRACTS

         In connection with the acquisition of management contracts discussed in
         Note 2, the Company obtained contracts with various governmental entities to manage their facilities for fixed per diem rates. These contracts usually contain expiration dates with renewal options ranging from annual to multi-year renewals. The Company expects to renew these contracts for periods consistent with the remaining renewal options allowed by the contracts or other reasonable extensions. Fixed per diem revenue is recorded based on the per diem rate multiplied by the number of inmates housed during the respective period. The Company recognizes any additional management service revenues when earned or awarded by the respective authorities.

         START-UP COSTS

         In accordance with the AICPA's Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities," the Company expenses all start-up costs as incurred in operating expenses.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         To meet the reporting requirements of SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," the Company calculates the fair value of financial instruments using quoted market prices. At December 31, 1999, there were no material differences in the book values of the Company's financial instruments and their related fair values as compared to similar financial instruments.

         USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         ACCOUNTING FOR THE IMPAIRMENT OF LONG LIVED ASSETS

         In accordance with SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of," the Company continually evaluates the recoverability of the carrying values of its long-lived assets when events suggest that an impairment may have occurred. In these circumstances, the Company utilizes estimates of undiscounted cash flows to determine if an impairment exists.

         COMPREHENSIVE INCOME

         SFAS No. 130, "Reporting Comprehensive Income," requires that changes in the amounts of certain items, including gains and losses on certain securities, be shown in the financial statements. The provisions of SFAS No. 130 had no impact on the Company's results of operations as comprehensive loss was equivalent to the Company's reported net loss for the year ended December 31, 1999.

         SEGMENT DISCLOSURES

         SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," establishes standards for the way that public business enterprises or other enterprises that are required to file financial statements with the Securities & Exchange Commission report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The Company operates in one industry segment and the provisions of SFAS No. 131 have no significant effect on the Company's disclosures.

         NEWLY ISSUED ACCOUNTING STANDARD

         In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective, as amended, for fiscal years beginning after June 15, 2000. SFAS No. 133 establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires all derivatives to be recognized in the statement of financial position and to be measured at fair value. The Company anticipates adopting the provisions of SFAS No. 133 effective January 1, 2001 and does not believe the adoption of SFAS No. 133 will have a material impact on the Company's consolidated financial position or results of operations.

         RECLASSIFICATIONS

         Certain reclassifications of 1998 amounts have been made to conform with the 1999 presentation.

5.       PROPERTY AND EQUIPMENT

         Property and equipment, at cost, consist of the following:

                                                                                   December 31,
                                                                          -----------------------------
                                                                            1999                1998
                                                                          ---------           ---------
                                                                                 (in thousands)
         Land                                                             $   4,303           $   4,303
         Building improvements                                                6,815              10,348
         Equipment                                                            9,629               6,689
         Office furniture and fixtures                                        2,888               2,585
         Construction in progress                                                79                 743
                                                                          ---------           ---------
                                                                             23,714              24,668
         Less accumulated depreciation                                       (3,755)                 --
                                                                          ---------           ---------
                                                                          $  19,959           $  24,668
                                                                          =========           =========

         Depreciation expense was $3.8 million for the year ended December 31, 1999.

6.       OTHER ASSETS

         Other assets consist of the following:

                                                                                   December 31,
                                                                          -----------------------------
                                                                            1999                 1998
                                                                          ---------           ---------
                                                                                 (in thousands)
              Debt issuance costs                                         $   3,442           $   2,619
              Prepaid rent to a government entity                             3,116               4,477
              Other assets                                                    2,174               1,881
                                                                          ---------           ---------
                                                                          $   8,732           $   8,977
                                                                          =========           =========

7.       PROMISSORY NOTE AND CREDIT FACILITY

         The Promissory Note of $137.0 million is payable to Prison Realty over 10 years and bears interest at 12% per annum. Interest only is payable for the first four years and the principal is payable over the following six years. The Chief Executive Officer of the Company has personally guaranteed payment of 10% of the outstanding principal amount. The original contractual maturities of the Promissory Note for the next five years and thereafter are: 2000 - $0; 2001 - $0; 2002 - $0; 2003 - $22.8 million; 2004 - $22.8 million and thereafter - $91.3 million; however, due to the existing default, these maturities may be accelerated as discussed in Note 3.

         At December 31, 1998, the Company had obtained a revolving credit facility (the "Old Credit Facility") providing for borrowings up to $30.0 million. The Old Credit Facility's terms required interest at LIBOR plus 4.0%. The Old Credit Facility could be used for working capital and letters of credit. The Company had made no draws under the Old Credit Facility as of December 31, 1998.

         On March 1, 1999, the Company obtained the New Credit Facility which provides for borrowings up to $100.0 million and bears interest at Prime plus 2.50%. The New Credit Facility replaced the $30.0 million Old Credit Facility in place at December 31, 1998. Prior to obtaining the New Credit Facility, the Company had made no draws under the Old Credit Facility. The deferred debt issuance costs totaling $2.7 million related to the Old Credit Facility were charged to interest expense upon replacement of that credit facility. Borrowings outstanding under the New Credit Facility are considered short-term obligations as the New Credit Facility requires the Company to maintain a lock-box with the lender whereby all receipts are applied to reduce any borrowings outstanding. At December 31, 1999, there was $16.2 million outstanding on the New Credit Facility. The New Credit Facility expires on June 1, 2002.

         As discussed in Note 3, at December 31, 1999, the Company was in violation of several provisions of the New Credit Facility including failure to comply with a financial covenant which required the Company's net worth to be greater than negative $105.0 million and the execution of the Proposed Merger agreement. The defaults could cause repayment of the Company's outstanding borrowings to be accelerated and could result in a higher default rate of interest, as discussed in Note
         3. The Company has initiated discussions with the agent of the New Credit Facility, and has requested the consent of the requisite percentage of its participating lenders for a waiver of the restrictions relating to: (i) the amendment of Prison Realty's agreements with the Company, (ii) the execution of the Proposed Merger, and (iii) the Company's deferral of certain payments under the CCA Leases. The Company has also requested the consent of such lenders with respect to a waiver of the financial covenant concerning the Company's net worth described above. The Company has requested that the waiver remain in effect until the earlier of July 31, 2000 or the completion of the Potential Prison Realty Equity Investment and the Proposed Merger.

         Interest expense, net, is comprised of the following for the year ended December 31, 1999 (in thousands):

                      Interest expense           $ 20,974
                      Interest income                (500)
                                                 --------
                                                 $ 20,474
                                                 ========

8.       INCOME TAXES

         Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Realization of the future tax benefits related to deferred tax assets is dependent on many factors, including the Company's ability to generate taxable income within the net operating loss carryforward period. Management has considered these factors in reaching its conclusion as to the valuation allowance for financial reporting purposes. Significant components of the Company's deferred tax assets at December 31, 1999 are as follows (in thousands):

         Current Deferred Tax Assets:
             Asset reserves and liabilities not yet deductible for tax                    $   3,059
                                                                                          ---------
                Total current deferred tax assets                                             3,059
             Less valuation allowance                                                        (3,059)
                                                                                          ---------
                      Net current deferred tax assets                                     $      --
                                                                                          =========

         Noncurrent Deferred Tax Assets:
             Deferred lease incentives and service fees                                   $  41,757
             Tax over book basis of certain assets                                              927
             Net operating loss carryforwards                                                32,588
                                                                                          ---------
                Total noncurrent deferred tax assets                                         75,272
             Less valuation allowance                                                       (75,272)
                                                                                          ---------
                      Net noncurrent deferred tax assets                                  $      --
                                                                                          =========

         Due to the Company's recent operating losses, there is significant uncertainty about the Company's ability to generate sufficient taxable income in the future to realize the deferred tax assets. In accordance with SFAS No. 109, the Company has provided a valuation allowance at December 31, 1999 to fully reserve the deferred tax assets. At December 31, 1999, the Company had net operating loss carryforwards for income taxes totaling $83.6 million available to offset future taxable income. The carryforward period expires in 2019.

         The following summarizes the change in the valuation allowance for the year ended December 31, 1999 (in thousands):

            Valuation allowance at January 1, 1999                                         $      --
            Valuation allowance at December 31, 1999                                          78,331
                                                                                           ---------
               Increase in valuation allowance                                             $  78,331
                                                                                           =========

9.       ADMINISTRATIVE SERVICES AGREEMENTS

         On January 1, 1999, the Company entered into administrative service agreements with two separately owned, newly formed companies, PMSI and JJFMSI, pursuant to which employees of the Company's administrative departments perform administrative services (including, but not limited to operational support, legal, finance, management information systems and government relations services), as needed, for each of the two companies. In connection therewith, the Company granted each of the two companies the right to use the name "Corrections Corporation of America" in connection with the servicing of management contracts. As consideration for the foregoing, the Company received administrative service fees of $0.25 million per month from each company for a total of $6.0 million for the year ended December 31, 1999. The Company has recognized these amounts as revenues in the statement of operations.

10.      STOCKHOLDERS' EQUITY (DEFICIT)

         PREFERRED STOCK

         During 1998, the Company authorized 50.0 million shares of $0.01 (one cent) par value preferred stock. At December 31, 1999 and 1998, no preferred stock was issued or outstanding.

         COMMON STOCK

         On September 22, 1998, the Company issued 5.0 million shares of Class A voting common stock to certain employees of Old CCA and Prison Realty who were also founding shareholders of the Company. Neither the Company nor Old CCA received any proceeds from the issuance of these shares. However, Old CCA recorded compensation expense of $22.9 million in 1998 for the implied fair value of the 5.0 million common shares. The fair value of these common shares was determined at the date of the 1999 Merger based upon the fair value of the Company derived from the $16.0 million cash investments in the Company made by outside investors at December 31, 1998, as discussed in Note 1.

         Additionally, on September 22, 1998, the Company issued 0.8 million restricted shares of Class A voting common stock to certain wardens of Old CCA facilities. The shares held by the wardens are restricted and will vest if, and only if, the wardens remain employees of the Company through December 31, 2003. The Company is expensing the implied fair value (approximately $3.9 million) of these restricted securities over the respective vesting period. The implied fair value of these common shares was also derived from the $16.0 million cash investments in the Company made by outside investors at December 31, 1998, as discussed in
         Note 1.

         As discussed in Note 1, the Company sold 3.5 million shares of Class A voting common stock to outside investors immediately prior to the 1999 Merger. The net proceeds of $16.0 million were used for general working capital purposes.

         STOCK WARRANTS

         In connection with the Company's Old Credit Facility, on December 31, 1998, the Company issued 0.5 million warrants to purchase Class A common shares as part of the debt issuance costs associated with obtaining the Old Credit Facility. The warrants were issued with an exercise price of $4.57 per warrant and an expiration date of December 31, 2008. The warrants are exercisable from the date of issuance. The Company determined the fair value of the warrants issued to be approximately $0.6 million utilizing the Black-Scholes option-pricing model and recorded the cost as debt issuance cost within other noncurrent assets on the accompanying consolidated balance sheets. These debt issuance costs were charged to interest expense upon replacement of the Old Credit Facility as described in Note 7. At December 31, 1999 and 1998, all stock warrants remained outstanding.

11.      RETIREMENT PLAN

         On December 28, 1998, the Company adopted a 401(k) plan (the "Plan") for all eligible employees as defined in the plan documents. The Board of Directors has discretion in establishing the amount of the Company's contributions. The Company's contributions become 40% vested after four years of service and 100% vested after five years of service, and the vested portions are paid on death, retirement or termination. The CCA Employee Stock Ownership Plan merged with the Plan in 1999. The Company's contributions to the Plan amounted to $4.6 million for the year ended December 31, 1999.

12.      COMMITMENTS AND CONTINGENCIES

         All of the Company's leases of its facilities and certain equipment from Prison Realty are under long-term operating leases expiring through the year 2011. The contractual minimum lease commitments (excluding acceleration or demand provisions) under existing terms for noncancelable leases are as follows (in thousands):

                         YEAR                           AMOUNT
                  -----------------                  -----------
                      2000                           $   310,651
                      2001                               310,651
                      2002                               310,651
                      2003                               310,651
                      2004                               310,651
                      Thereafter                       1,890,193
                                                     -----------
                      Total                          $ 3,443,448
                                                     ===========

         As discussed in Note 3, the terms of the CCA Leases provide that it shall be an event of default if the Company fails to pay any installment of rent within 15 days after notice of nonpayment from Prison Realty. Approximately $12.0 million in unpaid rentals related to 1999 exist as of March 29, 2000 as well as approximately $77.7 million (unaudited) in unpaid rentals related to periods subsequent to December 31, 1999. The terms of the CCA Leases provide that Prison Realty could require the Company to relinquish the leased facilities in the event of default. However, as of March 29, 2000, Prison Realty has not provided a notice of nonpayment to the Company.

         The Company has been named as one of the defendants in a purported class action lawsuit filed by a Prison Realty shareholder against Prison Realty, the Company and Prison Realty's directors. The lawsuit alleges, among other things, certain violations of the Prison Realty directors' fiduciary duties in connection with the approval of certain payments to the Company. The Company is continuing to investigate the allegations and an outcome is not determinable as of March 29, 2000.

         Subsequent to year end, the Company was named as one of the defendants in a purported class action lawsuit alleging that the telephone services at prisons owned or run by the defendants result in charges for collect calls placed by inmates that are unconscionably high. Due to the recent filing of this purported class action lawsuit, an outcome is not determinable as of March 29, 2000.

         In addition to the above legal matters, the nature of the Company's business results in claims and litigation alleging that the Company is liable for damages arising from the conduct of its employees or others. In the opinion of management, other than the outstanding litigation discussed above, there are no pending legal proceedings that would have a material effect on the consolidated financial position or results of operations of the Company for which the Company has not established adequate reserves.

         Each of the Company's management contracts and the statutes of certain states require the maintenance of insurance. The Company maintains various insurance policies including employee health, worker's compensation, automobile liability and general liability insurance. These policies are fixed premium policies with various deductible amounts that are self-funded by the Company. Reserves are provided for estimated incurred claims within the deductible amounts.

13.      CONCENTRATION OF CREDIT RISK

         Approximately 97% of the Company's revenues for the year ended December 31, 1999, relate to amounts earned from federal, state and local governmental management and transportation contracts.

         The Company had revenues of 25% from the federal government and 62% from state governments for the year ended December 31, 1999 for management contracts. Two federal agencies accounted for revenues of 11% and 10% and one state government accounted for revenues of 11% for the year ended December 31, 1999 for management contracts.

         Substantially all of the Company's accounts receivable are due from federal, state and local governments at December 31, 1999 and 1998.

         Salaries and related benefits represented 58% of operating expenses for the year ended December 31, 1999.

14.      QUARTERLY INFORMATION (UNAUDITED)

         Selected quarterly financial information for each of the quarters in the year ended December 31, 1999 is as follows (in thousands):

                                    FIRST           SECOND          THIRD          FOURTH
                                   QUARTER         QUARTER         QUARTER         QUARTER          TOTAL
                                  ----------      ----------      ----------      ----------      ----------
         Revenues                 $  112,363      $  122,985      $  129,874      $  134,070      $  499,292
         Operating loss              (60,518)        (55,923)        (63,512)         (2,491)(b)    (182,444)
                                  ----------      ----------      ----------      ----------      ----------
         Net loss                 $  (39,766)     $  (37,262)     $ (118,346)(a)  $   (7,544)(b)  $ (202,918)
                                  ==========      ==========      ==========      ==========      ==========

         (a) The net loss in the third quarter reflects the Company's decision that previously reported income tax benefits of $50.3 million related to its 1999 losses should be fully reserved.

         (b) The operating loss and net loss in the fourth quarter were substantially lower than the first three quarters due to changes in the terms of the CCA Leases which allowed the Company to reverse previously recorded straight line rent accruals of $56.9 million.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table itemizes the expenses incurred, or to be incurred, by the registrant in connection with the registration and issuance of the securities being registered hereunder. All amounts other than the registration fee paid to the Securities and Exchange Commission (the "SEC" or the "Commission") are estimates.

                                                AMOUNT TO BE PAID
                                                -----------------
SEC registration fee                               $  12,957
Printing expenses                                      7,500
Legal fees and expenses                              100,000
Accounting fees and expenses                          40,000
Transfer agent and registrar fees                      1,000
Miscellaneous                                          3,543
                                                   ---------

Total                                              $ 165,000
                                                   =========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Article VI of the Amended and Restated Charter of Corrections Corporation of America ("CCA" or the "Company") provides that, to the maximum extent that Maryland law from time to time permits limitation of liability of directors or officers of corporations, no person who at any time was or is a director or officer of the Company shall be personally liable to the Company or its stockholders for money damages.

Section 2-418 of the Maryland General Corporation Law (the "MGCL") generally permits indemnification of any director made a party to any proceedings by reason of service as a director unless it is established that: (i) the act or omission of such person was material to the matter giving rise to the proceedings and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) such person actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceedings, such person had reasonable cause to believe that the act or omission was unlawful. The indemnity may include judgments, penalties, fines, settlements and reasonable expenses (including attorneys' fees) actually incurred by the director in connection with the proceeding; but, if the proceeding is one by, or in the right of, the corporation, indemnification is not permitted with respect to any proceeding in which the director has been adjudged to be liable to the corporation, or if the proceeding is one charging improper personal benefit to the director, whether or not involving action in the director's official capacity, indemnification of the director is not permitted if the director was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director failed to meet the requisite standard of conduct for permitted indemnification.

Under the provisions of the Company's bylaws, the Company is required to indemnify a current or former director or officer for reasonable expenses incurred if such individual has been successful, on the merits or otherwise, in defense of any proceeding arising out of such individual's official capacity. Under the provisions of its bylaws, the Company is also required to indemnify any current or former director, or any current or former officer in any proceeding arising out of such individual's official capacity, unless it is established that:

- the proceeding involves an act or omission of such individual which was material to the matter giving rise to the proceeding and was either (i) committed in bad faith; or (ii) was the result of active and deliberate dishonesty;

- the individual actually received an improper personal benefit in money, property or services; or

- in the case of a criminal proceeding, the director had reasonable cause to believe the act or omission was unlawful.

In addition, under Maryland law, the Company is required to indemnify a current or former director or officer in any proceeding arising out of such individual's official capacity if a court of appropriate jurisdiction determines such individual is entitled to indemnification.

Under Maryland law, any such indemnification may be against judgments, penalties, settlements and reasonable expenses actually incurred in connection with the proceeding. However, if the proceeding is one by or in the right of the corporation, the Company may not provide indemnification with respect of any proceeding in which the individual is adjudged liable to the corporation. In addition, if the proceeding is one charging improper personal benefit to the individual whether or not involving action in the director's official capacity, indemnification is not permitted if the director is adjudged to be liable on the basis that personal benefit was improperly received.

Under the Company's bylaws, the Company shall pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a current or former director or officer, if such individual affirms in good faith that he or she has satisfied the applicable standard of conduct necessary for indemnification and agrees to repay amounts paid to such individual if it is determined that such standard is not met. Under the Company's bylaws, the Company may also provide to directors or officers additional indemnification or payment or reimbursement of expenses to the fullest extent permitted by Maryland law for directors of Maryland corporations.

Indemnification under the provisions of Maryland law is not deemed exclusive of any other rights, by indemnification or otherwise, to which a director may be entitled under the charter, bylaws, any resolution of stockholders or directors, any agreement or otherwise.

The statute permits a Maryland corporation to indemnify its officers, employees and agents to the same extent as its directors. The Company's bylaws provide that (i) the Company may, with the approval of its board of directors, indemnify any employee or agent of the Company (or a predecessor) to the extent to which the Company is required to indemnify its directors and officers and (ii) the Company must indemnify its officers to the same extent it indemnifies directors.

The Company maintains directors' and officers' liability insurance to insure against losses arising from claims made against its directors and officers, subject to the limitations and conditions set forth in such policies.

Reference is made to the following documents filed as exhibits to this registration statement (or incorporated by reference herein) regarding relevant indemnification provisions described above and elsewhere herein:

                     DOCUMENT                                    EXHIBIT NUMBER
                     --------                                    --------------

Amended and Restated Charter of the Company..................          3.1
Second Amended and Restated Bylaws of the Company............          3.3

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

SALE OF UNREGISTERED SECURITIES

The following description sets forth sales or other issuances of unregistered securities by the Company and the old Corrections Corporation of America, a Tennessee corporation and successor in interest to a Delaware corporation of the same name and the Company's predecessor by merger ("Old CCA"), within the past three years. CCA Prison Realty Trust, a Maryland real estate investment trust and also a predecessor by merger to the Company, did not issue unregistered securities during the period from January 1, 1998 until completion of is and Old CCA's merger with the Company on January 1, 1999 (the "1999 Merger"). Unless otherwise indicated, all securities were issued and sold in private placements pursuant to the exemption from the registration requirements of the Securities Act, contained in Section 4(2) of the Securities Act. No underwriters were engaged in connection with the issuances of securities described below. All references in this description to issuances of shares of Old CCA common stock prior to completion of the 1999 Merger are reflected on an as-converted basis. In the 1999 Merger, each outstanding share of Old CCA common stock was converted into the right to receive 0.875 share of the Company's common stock (the "Common Stock"), pursuant to an effective Registration Statement on Form S-4 (Reg. no. 333-65017), filed with the Commission on September 30, 1998 and declared effective by the Commission on October 16, 1998 (the "Registration Statement on Form S-4"). All references to shares and prices of the Company's Common Stock are on a pre-reverse stock split adjusted basis, unless otherwise indicated.

OLD CCA

On October 15, 1998, Old CCA issued 43,750 shares of Old CCA common stock to a director, in consideration of a purchase price of $756,250 paid to Old CCA. These shares were purchased pursuant to an agreement between Old CCA and the director, and such sale received prior approval by the board of directors of Old CCA.

On September 18, 1998, Old CCA exercised its right, pursuant to the terms of an exchange agreement, dated as of October 2, 1997, by and between Old CCA, American Corrections Transport, Inc. ("ACT") and the majority stockholders of ACT (the "Exchange Agreement"), to convert all outstanding shares of Old CCA series B convertible preferred stock, $1.00 par value per share (the "Old CCA Preferred Stock"), previously issued to the stockholders of ACT into shares of Old CCA common stock. On October 2, 1998, Old CCA converted each outstanding share of Old CCA Preferred Stock into 1.94 shares of Old CCA common stock. As a result of this conversion, Old CCA issued an aggregate of 639,030 shares of Old CCA common stock, including 322,432 shares of Old CCA common stock to be held in escrow, without registration under the Securities Act in reliance upon Section 3(a)(9) of the Securities Act. The Company received no cash proceeds from the exchange of the Old CCA Preferred Stock.

THE COMPANY

INITIAL SHARES OF COMMON STOCK. The Company was formed as a Maryland corporation in September 1998, with one stockholder being issued 100 shares of common stock in consideration of $1,000. Upon completion of the 1999 Merger, these shares of the Company's Common Stock were repurchased by the Company.

SODEXHO CONVERTIBLE SUBORDINATED NOTES. In connection with the 1999 Merger, the Company assumed: (i) the $7.0 million 8.5% convertible subordinated notes, due November 7, 1999, originally issued to Sodexho Alliance, S.A. ("Sodexho") by Old CCA on June 23, 1994 (the "1994 Sodexho Convertible Notes"), which, upon assumption, were convertible into 1,709,699 shares of the Company's Common Stock at a conversion price of $4.09 per share; and (ii) the $20.0 million 7.5% convertible subordinated notes, due April 5, 2002, originally issued to Sodexho by Old CCA on April 5, 1996 (the "1996 Sodexho Convertible Notes"), which, upon assumption, were convertible into 701,135 shares of the Company's Common Stock at a conversion price of $28.53 per share. The Company also assumed Old CCA's obligations under a forward contract between Old CCA and Sodexho (the "Sodexho Forward Contract"), in which Old CCA had agreed to sell to Sodexho up to $20.0 million of convertible subordinated notes, bearing interest at LIBOR plus 1.35%, at any time prior to December 1999 (the "Sodexho Floating Rate Convertible Notes"), which, upon assumption, were convertible into 2,564,103 shares of the Company's Common Stock at a conversion price of $7.80 per share. The Company received no cash proceeds from the assumption of these notes and the assumption of Old CCA's obligations under the Sodexho Forward Contract.

On March 8, 1999, the Company, in satisfaction of its obligations under the Sodexho Forward Contract, issued $20.0 million in Sodexho Floating Rate Convertible Notes, due March 8, 2004, in consideration of cash proceeds of $20.0 million. Immediately after issuance of the Sodexho Floating Rate Convertible Notes, the Company, pursuant to Sodexho's exercise of its conversion option, converted the 1994 Sodexho Convertible Notes, the 1996 Sodexho Convertible Notes and the Sodexho Floating Rate Convertible Notes into an aggregate of 4,974,937 shares of the Company's Common Stock. The Company received no proceeds from the issuance of these shares of the Company's Common Stock to Sodexho.

MDP CONVERTIBLE SUBORDINATED NOTES. Pursuant to the terms of a note purchase agreement, dated as of December 31, 1998, by and between the Company and MDP Ventures IV LLC and certain affiliated purchasers ("MDP"), the Company issued $40.0 million of its convertible subordinated notes (the "$40.0 Million Convertible Subordinated Notes"). The first $20.0 million tranche closed on December 31, 1998, and the second $20.0 million tranche closed on January 29, 1999, resulting in aggregate proceeds to the Company of $40.0 million.

In connection with the waiver and amendment to the note purchase agreement governing the $40.0 Million Convertible Subordinated Notes, on June 30, 2000 the Company also issued, on a pro-rata basis to the holders of the $40.0 Million Convertible Subordinated Notes, additional convertible subordinated notes in the aggregate principal amount of $1.1 million, which amount represented all accrued but unpaid interest upon the $40.0 Million Convertible Subordinated Notes, at an applicable default rate of interest, through June 30, 2000. The terms of these additional notes, including the interest rate and the maturity date of such notes, are substantially similar to the terms of the $40.0 Million Convertible Subordinated Notes.

PMI CONVERTIBLE NOTES. Pursuant to the terms of the note purchase agreement, dated as of December 31, 1998, by and between the Company and Pacific Mezzanine Fund, L.P., the Company issued $30.0 million of its convertible subordinated notes which replaced a convertible subordinated note previously issued by Old CCA on February 29, 1996 (the "$30.0 Million Convertible Subordinated Notes"). The Company received no cash proceeds from the issuance of the $30.0 Million Convertible Subordinated Notes.

ISSUANCE AND CONVERSION OF SERIES B PREFERRED STOCK. On September 22, 2000, the Company issued an aggregate of approximately 5.9 million shares of its Series B Preferred Stock as a taxable dividend, exempt from registration under the Securities Act, on shares of its Common Stock in connection with the Company's election to be taxed as a REIT for federal income tax purposes with respect to its 1999 taxable year. On November 13, 2000, the Company issued an additional
1.6 million shares of its Series B Preferred Stock as a taxable dividend, exempt from registration under the Securities Act, in further satisfaction of its 1999 REIT distribution requirements. An aggregate of 4.2 million shares of Series B Preferred Stock were converted into approximately 9.5 million shares of the Company's Common Stock (as adjusted for the reverse stock split in May 2001) during the following two conversion periods: (i) October 2, 2000 through October 12, 2000; and (ii) December 7, 2000 through December 20, 2000. In addition, pursuant to the terms of the Series B Preferred Stock, on January 2, 2001 the Company issued an aggregate of approximately 0.1 million shares of Series B Preferred Stock as a paid-in-kind dividend on outstanding shares of Series B Preferred Stock with respect to the fourth quarter of 2000. The Company also issued an aggregate of approximately 0.2 million additional shares of Series B Preferred Stock on April 2, 2001 and July 2, 2001 as paid-in-kind dividends on outstanding shares of Series B Preferred Stock with respect to the first two quarters of 2001.

ASSUMPTION OF OPERATING COMPANY WARRANTS. As a result of the Company's recently completed restructuring (the "Restructuring"), effective October 1, 2000 the Company assumed the obligation of Corrections Corporation of America, a privately-held Tennessee corporation formerly known as Correctional Management Services Corporation which, prior to the Restructuring, operated the majority of the correctional and detention facilities owned by the Company (the "Operating Company") to issue shares of Operating Company's Class A common stock upon the exercise of certain common stock purchase warrants, dated as of December 31, 1998, previously issued by Operating Company. As a result of this assumption, the Company became obligated to issue, upon exercise of the warrants, an aggregate of: (i) approximately 50,046 shares of the Company's Common Stock to G.E. Capital Corporation and (ii) an aggregate of approximately 25,023 shares of the Company's Common Stock to Bank of America. The warrants, which have an exercise price of $33.30 per share, expire December 31, 2008. These shares and per share amounts are on a post-reverse stock split basis.

SERVICE COMPANY MERGERS. Effective December 1, 2000, the Company completed a series of mergers with each of Prison Management Services, Inc. ("PMSI") and Juvenile and Jail Facility Management Services, Inc. ("JJFMSI"), two privately-held Tennessee corporations which managed certain adult prisons and juvenile and jail detention facilities operated by Old CCA prior to the 1999 Merger (collectively, the "Service Company Mergers"). Pursuant to the terms of an agreement and plan of merger, dated as of November 17, 2000, by and among the Company, its wholly-owned subsidiary, and each of PMSI and JJFMSI, PMSI and JJFMSI merged with and into the wholly-owned subsidiary. The Company issued an aggregate of approximately 0.3 million shares of its Common Stock (as adjusted for the reverse-stock split in May 2001) to the employee shareholders of PMSI and JJFMSI at the time of the completion of the Service Company mergers.

ISSUANCES TO DIRECTORS. On January 6, 1999, the Company issued a total of 1,410 shares of Common Stock to eight non-employee directors of the Company. These shares were issued to these directors in satisfaction of Old Prison Realty's obligations under the Old Prison Realty Non-Employee Trustees' Compensation Plan, under which these individuals, previously trustees of Old Prison Realty, opted to receive Old Prison Realty common shares in lieu of certain trustees' fees. On January 29, 1999, the Company issued approximately 0.1 million shares of Common Stock to a former director of Old CCA in satisfaction of its obligations under the Old CCA Non-Employee Directors' Stock Option Plan, which was assumed by the Company in the Merger. In addition, on October 2, 2000, the Company issued 31,111 shares of Common Stock to a director of the Company in connection with such director's service on the Special Committee of the Company's Board of Directors. These shares of Common Stock were valued based on market prices of the Common Stock on the New York Stock Exchange. The Company received no cash proceeds from the issuance of these shares of Common Stock.

SERIES B PREFERRED STOCK RESTRICTED STOCK PLANS. On May 22, 2001, the Company established restricted stock plans pursuant to which an aggregate of approximately 0.2 million shares of the Company's Series B Preferred Stock were awarded to certain key employees of the Company and its subsidiaries. Pursuant to the terms of the plans, the shares are subject to certain restrictions, including forfeiture of any unvested portion of the shares upon the termination of employment with the Company or its subsidiaries.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) The following exhibits are filed herewith:

Exhibits marked with an * are filed herewith. Other exhibits have previously been filed with the SEC and are incorporated herein by reference.

NUMBER                         DESCRIPTION OF EXHIBITS
------                         -----------------------

2.1 Amended and Restated Agreement and Plan of Merger, dated as of September 29, 1998, by and among Corrections Corporation of America, a
         Tennessee corporation ("Old CCA"), CCA Prison Realty Trust, a Maryland real estate investment trust ("Old Prison Realty"), and Prison Realty
         Corporation, a Maryland corporation currently known as Corrections
         Corporation of America (the "Company") (previously filed as Appendix A to the Prospectus filed pursuant to Rule 424(b)(4) included in the Company's Registration Statement on Form S-4 (Commission File no.
         333-65017), filed with the Commission on September 30, 1998, as declared effective on October 16, 1998, and incorporated herein by this reference) (as directed by Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this document were omitted from that filing, and the Company has agreed to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request).

2.2 Agreement and Plan of Merger, dated as of December 26, 1999, by and among the Company, CCA Acquisition Sub, Inc., a Tennessee corporation currently known as CCA of Tennessee, Inc. ("CCA of Tennessee"), PMSI
         Acquisition Sub, Inc., a Tennessee corporation ("PMSI Acquisition
         Sub"), JJFMSI Acquisition Sub, Inc. a Tennessee corporation ("JJFMSI
         Acquisition Sub"), and Corrections Corporation of America, a Tennessee corporation formerly known as Correctional Management Services
         Corporation ("Operating Company"), Prison Management Services, Inc., a
         Tennessee corporation ("PMSI"), and Juvenile and Jail Facility
         Management Services, Inc. ("JJFMSI") (previously filed as Exhibit 2.1 to the Company's Current Report on Form 8-K (Commission File no.
         0-25245), filed with the Commission on December 28, 1999 and incorporated herein by this reference) (as directed by Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this document were omitted from that filing, and the Company has agreed to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request).

2.3      Mutual Written Consent, dated as of June 30, 2000, to Terminate
         Agreement and Plan of Merger, dated as of December 26, 1999, by and among the Company, CCA of Tennessee,

         PMSI Acquisition Sub, JJFMSI Acquisition Sub, and Operating Company,
         PMSI and JJFMSI (previously filed as Exhibit 10.2 to the Company's
         Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on July 3, 2000 and incorporated herein by this reference).

2.4 Agreement and Plan of Merger, dated as of June 30, 2000, by and among the Company, CCA of Tennessee, and Operating Company (previously filed as Exhibit 2.1 to the Company's Current Report on Form 8-K (Commission
         File no. 0-25245) filed with the Commission on July 3, 2000 and incorporated herein by this reference) (as directed by Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this document were omitted from this filing, and the Company has agreed to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request).

2.5 Agreement and Plan of Merger, dated as of November 17, 2000, by and among the Company, CCA of Tennessee, and PMSI (previously filed as Exhibit 2.5 to the Company's Annual Report on Form 10-K (Commission
         File no. 0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference) (as directed by Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this document were omitted from this filing, and the Company has agreed to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request).

2.6 Agreement and Plan of Merger, dated as of November 17, 2000, by and among the Company, CCA of Tennessee, and JJFMSI (previously filed as Exhibit 2.6 to the Company's Annual Report on Form 10-K (Commission
         File no. 0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference) (as directed by Item 601(b)(2) of Regulation S-K, certain schedules and exhibits to this document were omitted from this filing, and the Company has agreed to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request).

3.1      Amended and Restated Charter of the Company (previously filed as
         Exhibit 3.1 to the Company's Annual Report on Form 10-K (Commission
         File no. 0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

3.2 Amendment to the Charter of the Company effecting the reverse stock split of the Company's common stock and a related reduction in the stated capital stock of the Company (previously filed as Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2001 (Commission File no. 0-25245), filed with the
         Commission on August 13, 2001 and incorporated herein by this reference.)

3.3      Second Amended and Restated Bylaws of the Company (previously filed as
         Exhibit 3.2 to the Company's Annual Report on Form 10-K (Commission
         File no. 0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

4.1 Provisions defining the rights of stockholders of the Company are found in Article V of the Amended and Restated Charter of the Company
         (referenced in Exhibit 3.1 hereto) and Article II of the Second Amended and Restated Bylaws of the Company (referenced in Exhibit 3.2 hereto).

4.2      Specimen of certificate representing the Company's Common Stock
         (previously filed as Exhibit 4.2 to the Company's Registration
         Statement on Form S-4 (Commission File no. 333-

         65017), filed with the Commission on September 30, 1998 and incorporated herein by this reference).

4.3 Indenture, dated as of June 10, 1999, by and between the Company and State Street Bank and Trust Company, as trustee, relating to the issuance of debt securities (previously filed as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ending
         June 30, 1999 (Commission File No. 0-25245), filed with the Commission on August 17, 1999 and incorporated herein by this reference).

4.4      First Supplemental Indenture, by and between the Company and State
         Street Bank and Trust Company, as trustee, dated as of June 11, 1999, relating to the $100.0 million aggregate principal amount of the Company's 12% Senior Notes due 2006 (previously filed as Exhibit 4.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ending June 30, 1999 (Commission File No. 0-25245), filed with the
         Commission on August 17, 1999 and incorporated herein by this reference).

5.1* Opinion of Stokes Bartholomew Evans & Petree, P.A. regarding the validity of the Company's common stock offered hereby.

10.1 Amended and Restated Credit Agreement, dated as of August 4, 1999, by and among the Company, as Borrower, certain subsidiaries of the Company, as Guarantor, the several lenders from time to time party thereto, Lehman Commercial Paper Inc. ("Lehman"), as Administrative
         Agent, Societe Generale, as Documentation Agent, The Bank of Nova
         Scotia, as Syndication Agent, SouthTrust Bank, N.A., as Co-Agent, and
         Lehman Brothers Inc., as Advisor, Lead Arranger, and as Book Manager
         (previously filed as Exhibit 10.1 to the Company's Quarterly Report on
         Form 10-Q for the quarterly period ended June 30, 1999 (Commission File no. 0-25245), as filed with the Commission on August 17, 1999 and incorporated herein by this reference).

10.2 Waiver and Amendment, dated as of June 9, 2000, by and among the Company, as Borrower, certain of the Company's subsidiaries as Subsidiary Guarantors, certain of the Company's lenders, and Lehman, as Administrative Agent (previously filed as Exhibit 10.1 to the Company's
         Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 13, 2000 and incorporated herein by this reference).

10.3 Consent and Amendment, dated as of November 17, 2000, by and among the Company, certain of the Company's subsidiaries as Subsidiary
         Guarantors, certain of the Company's lenders, and Lehman, as Administrative Agent (the "November 17, 2000 Consent and Amendment")
         (previously filed as Exhibit 10.1 to the Company's Current Report on
         Form 8-K (Commission File no. 0-25245), filed with the Commission on
         November 28, 2000 and incorporated herein by this reference).

10.4 Consent and Amendment, dated as of January 10, 2001, by and among the Company, certain of the Company's subsidiaries as Subsidiary
         Guarantors, certain of the Company's lenders, and Lehman, as Administrative Agent (previously filed as Exhibit 10.4 to the Company's
         Annual Report on Form 10-K (Commission File no. 0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

10.5 Amendment, dated as of March 13, 2001, by and among the Company, certain of the Company's subsidiaries as Subsidiary Guarantors, certain of the Company's lenders, and Lehman, as Administrative Agent
         (previously filed as Exhibit 10.5 to the Company's Annual Report on
         Form 10-K (Commission File no. 0-25245), filed with the Commission on
         April 17, 2001 and incorporated herein by this reference).

10.6 Loan and Security Agreement, dated as of September 15, 2000, by and among Operating Company, as Borrower, certain of Operating Company's subsidiaries as Subsidiary Guarantors, certain lenders and Lehman, as Agent, with Consent and First Amendment, dated as of November 30, 2000, attached thereto (previously filed as Exhibit 10.6 to the Company's
         Annual Report on Form 10-K (Commission File no. 0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

10.7 Note Purchase Agreement, dated as of January 1, 1999, by and between the Company and PMI Mezzanine Fund, L.P., including, as Exhibit R-1 thereto, Registration Rights Agreement, dated as of January 1, 1999, by and between the Company and PMI Mezzanine Fund, L.P. (previously filed as Exhibit 10.22 to the Company's Current Report on Form 8-K
         (Commission File no. 0-25245), filed with the Commission on January 6,
         1999 and incorporated herein by this reference).

10.8 7.5% Convertible, Subordinated Note, due February 28, 2005, made payable to PMI Mezzanine Fund, L.P. in the aggregate principal amount of $30.0 million (previously filed as Exhibit 4.6 to the Company's
         Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by this reference).

10.9 Waiver and Amendment, dated as of June 30, 2000, by and between the Company and PMI Mezzanine Fund, L.P., with form of replacement note attached thereto as Exhibit B (previously filed as Exhibit 10.5 to the Company's Current Report on Form 8-K (File no. 0-25245), filed with the
         Commission on July 3, 2000 and incorporated herein by this reference).

10.10 Waiver and Amendment, dated as of March 5, 2001, by and between the Company and PMI Mezzanine Fund, L.P., including, as an exhibit thereto, Amendment to Registration Rights Agreement (previously filed as Exhibit
         10.10 to the Company's Annual Report on Form 10-K (Commission File no.
         0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

10.11 Note Purchase Agreement, dated as of December 31, 1998, by and between the Company and MDP Ventures IV LLC (previously filed as Exhibit 10.36 to the Company's Current Report on Form 8-K (Commission File no.
         0-25245), filed with the Commission on January 6, 1999 and incorporated herein by this reference).

10.12 Registration Rights Agreement, dated as of December 31, 1998, by and between the Company and MDP Ventures IV LLC (previously filed as
         Exhibit 10.37 to the Company's Current Report on Form 8-K (Commission
         File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by this reference).

10.13 Note from the Company made payable to MDP Ventures IV LLC, dated as of December 31, 1998, in the principal amount of $20.0 million (previously filed as Exhibit 4.7 to the Company's Current Report on Form 8-K
         (Commission File no. 0-25245), filed with the Commission on January 6,
         1999 and incorporated herein by this reference).

10.14 Notes from the Company made payable to MDP Ventures IV LLC, and certain other purchasers, dated as of January 29, 1999, in the aggregate principal amount of $20.0 million (previously filed as Exhibit 4.21 to the Company's Annual Report on Form 10-K (Commission File no. 0-25245), filed with the Commission on March 30, 1999 and incorporated herein by this reference).

10.15 Form of Waiver and Amendment, dated as of June 30, 2000, by and between the Company and MDP Ventures IV LLC, with form of replacement note and PIK note attached thereto as Exhibit B and D, respectively (previously filed as Exhibit 10.4 to the Company's Current Report on Form 8-K
         (Commission File no. 0-25245), filed with the Commission on July 3,
         2000 and incorporated herein by this reference).

10.16 Securities Purchase Agreement, dated as of December 26, 1999, by and between the Company, Operating Company, PMSI, and JJFMSI, on the one hand, and Prison Acquisition Company, L.L.C., on the other hand, including: (i) as Exhibit A thereto, Agreement and Plan of Merger, dated as of December 26, 1999, by and among the Company, CCA of Tennessee, PMSI Acquisition Sub, JJFMSI Acquisition Sub, Operating
         Company, PMSI and JJFMSI; (ii) as Exhibit B thereto, the Form of
         Articles of Amendment and Restatement of the Company; (iii) as Exhibit
         C thereto, the Amended and Restated Bylaws of the Company; (iv) as Exhibit D thereto, the Form of Articles Supplementary for Series B
         Cumulative Convertible Preferred Stock; (v) as Exhibit E thereto, the
         Form of Warrant; (vi) as Exhibit F thereto, the Form of Articles
         Supplementary for Series C Cumulative Convertible Preferred Stock;
         (vii) as Exhibit G thereto, the Form of Registration Rights Agreement;
         and (viii) as Exhibit H thereto, the Financing Commitment Letter
         (previously filed as Exhibit 10.1 to the Company's Current Report on
         Form 8-K (Commission File no. 0-25245), filed with the Commission on
         December 28,1999 and incorporated herein by this reference).

10.17    First Amendment to Securities Purchase Agreement, dated as of February
         28, 2000, by and among the Company, Operating Company, PMSI and JJFMSI, on the one hand, and Prison Acquisition Company, L.L.C., on the other hand (previously filed as Exhibit 10.1 to the Company's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on March 1, 2000 and incorporated herein by this reference).

10.18 Securities Purchase Agreement, effective as of April 16, 2000, by and among the Company, Operating Company, PMSI and JJFMSI, on the one hand, and Pacific Life Insurance Company, on the other hand ("Pacific Life"), with the following exhibits attached: (i) as Exhibit A thereto, Agreement and Plan of Merger, dated as of December 26, 1999, by and among the Company, CCA of Tennessee, PMSI Acquisition Sub, JJFMSI
         Acquisition Sub, Operating Company, PMSI and JJFMSI; (ii) as Exhibit B thereto, the Form of Articles of Amendment and Restatement of the Company; (iii) as Exhibit C thereto, the Amended and Restated Bylaws of the Company; (iv) as Exhibit D thereto, the Form of Articles
         Supplementary for Series C Cumulative Convertible Preferred Stock
         (filed therewith); (v) as Exhibit E thereto, the Form of Articles
         Supplementary for Series B Cumulative Convertible Preferred Stock; (vi) as Exhibit F thereto, the Form of Warrant; and (vii) as Exhibit G thereto, the Form of Registration Rights Agreement (the Securities
         Purchase Agreement, together with items (ii), (iii), (iv), (v), (vi) and (vii), have been previously filed as Exhibit 10.1 to the Company's
         Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on April 18, 2000 and incorporated herein by this reference, with item (i) having been previously filed as Exhibit 2.1 to the Company's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on December 28, 1999 and incorporated herein by this reference).


                                     II-10
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10.19    Mutual Termination and Release Agreement, dated as of June 30, 2000, by and among the Company, Operating Company, PMSI and JJFMSI, on the one
         hand, and Pacific Life, on the other hand (previously filed as Exhibit
         10.1 to the Company's Current Report on Form 8-K (Commission File no.
         0-25245), filed with the Commission on July 3, 2000 and incorporated herein by this reference).

10.20 Master Agreement to Lease, dated as of January 1, 1999, by and between the Company, USCC, Inc. and Operating Company (previously filed as
         Exhibit 10.1 to the Company's Current Report on Form 8-K (Commission
         File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by this reference).

10.21    Form of Lease Agreement by and between the Company and Operating
         Company (previously filed as Exhibit 10.2 to the Company's Current
         Report on Form 8-K (Commission File no. 0-25245), filed with the
         Commission on January 6, 1999 and incorporated herein by this reference).

10.22    First Amendment to Master Agreement to Lease, dated as of December 31,
         1999, by and between the Company and Operating Company (previously filed as Exhibit 10.67 to the Company's Annual Report on Form 10-K
         (Commission File no. 0-25245), filed with the Commission on March 30,
         2000 and incorporated herein by this reference).

10.23 Master Amendment to Lease Agreements, dated as of December 31, 1999, by and between the Company and Operating Company (previously filed as Exhibit 10.68 to the Company's Annual Report on Form 10-K (Commission
         File no. 0-25245), filed with the Commission on March 30, 2000 and incorporated herein by this reference).

10.24 Second Master Amendment to Lease Agreements, dated as of June 9, 2000, by and between the Company and Operating Company (previously filed as Exhibit 10.2 to the Company's Current Report on Form 8-K (Commission
         File no. 0-25245), filed with the Commission on June 13, 2000 and incorporated herein by this reference).

10.25    Termination Agreement With Respect to Master Agreement to Lease and
         Lease Agreements, dated as of September 29, 2000, by and between the Company, Operating Company and CCA of Tennessee. (previously filed as
         Exhibit 10.27 to the Company's Annual Report on Form 10-K (Commission
         File no. 0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

10.26 Master Agreement to Lease, dated as of December 31, 2000, by and between the Company, as landlord, and CCA of Tennessee, as tenant
         (previously filed as Exhibit 10.28 to the Company's Annual Report on
         Form 10-K (Commission File no. 0-25245), filed with the Commission on
         April 17, 2001 and incorporated herein by this reference).

10.27 Services Agreement, dated as of January 1, 1999, by and between the Company and Operating Company (previously filed as Exhibit 10.16 to the
         Company's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by this reference).

10.28 Amended and Restated Services Agreement, dated as of March 5, 1999, by and between the Company and Operating Company (previously filed as Exhibit 10.30 to the Company's

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
         Annual Report on Form 10-K (Commission File no. 0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

10.29 Amendment Number One to Amended and Restated Services Agreement, dated as of June 9, 2000, by and between the Company and Operating Company
         (previously filed as Exhibit 10.5 to the Company's Current Report on
         Form 8-K (Commission File no. 0-25245), filed with the Commission on
         June 13, 2000 and incorporated herein by this reference).

10.30    Termination Agreement With Respect to Amended and Restated Services
         Agreement, dated as of September 29, 2000, by and between the Company, Operating Company and CCA of Tennessee (previously filed as Exhibit
         10.32 to the Company's Annual Report on Form 10-K (Commission File no.
         0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

10.31 Tenant Incentive Agreement, dated as of January 1, 1999, by and between the Company and Operating Company (previously filed as Exhibit 10.17 to the Company's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by this reference).

10.32    Amended and Restated Tenant Incentive Agreement, by and between the
         Company and Operating Company (previously filed as Exhibit 10.1 to the
         Company's Quarterly Report on Form 10-Q for the quarterly period ended
         March 31, 1999 (Commission File no. 0-25245), filed with the Commission on May 14, 1999 and incorporated herein by this reference).

10.33    Amendment Number One to Amended and Restated Tenant Incentive
         Agreement, dated as of June 9, 2000, by and between the Company and Operating Company (previously filed as Exhibit 10.3 to the Company's
         Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on June 13, 2000 and incorporated herein by this reference).

10.34    Termination Agreement With Respect to Amended and Tenant Incentive
         Agreement, dated as of September 29, 2000, by and between the Company, Operating Company and CCA of Tennessee (previously filed as Exhibit
         10.36 to the Company's Annual Report on Form 10-K (Commission File no.
         0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

10.35 Business Development Agreement, by and between the Company and Operating Company (previously filed as Exhibit 10.2 to the Company's
         Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1999 (Commission File no. 0-25245), filed with the Commission on May
         14, 1999 and incorporated herein by this reference).

10.36    Amendment Number One to Business Development Agreement, dated as of
         June 9, 2000, by and between the Company and Operating Company
         (previously filed as Exhibit 10.4 to the Company's Current Report on
         Form 8-K (Commission File no. 0-25245), filed with the Commission on
         June 13, 2000 and incorporated herein by this reference).

10.37 Termination Agreement With Respect to Business Development Agreement, dated as of September 29, 2000, by and between the Company, Operating
         Company and CCA of Tennessee (previously filed as Exhibit 10.39 to the Company's Annual Report on Form 10-K (Commission File no. 0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

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
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10.38    Administrative Services Agreement, dated as of January 1, 1999, by and between Operating Company and PMSI (previously filed as Exhibit 10.26 to the Company's Current Report on Form 8-K (Commission File no.
         0-25245), filed with the Commission on January 6, 1999 and incorporated herein by this reference).

10.39    Amendment Number One to Administrative Services Agreement, dated as of
         September 29, 2000, by and between the Company and PMSI (previously filed as Exhibit 10.41 to the Company's Annual Report on Form 10-K
         (Commission File no. 0-25245), filed with the Commission on April 17,
         2001 and incorporated herein by this reference).

10.40 Administrative Services Agreement, dated as of January 1, 1999, by and between Operating Company and JJFMSI (previously filed as Exhibit 10.27 to the Company's Current Report on Form 8-K (Commission File no.
         0-25245), filed with the Commission on January 6, 1999 and incorporated herein by this reference).

10.41    Amendment Number One to Administrative Services Agreement, dated as of
         September 29, 2000, by and between the Company and JJFMSI (previously filed as Exhibit 10.43 to the Company's Annual Report on Form 10-K
         (Commission File no. 0-25245), filed with the Commission on April 17,
         2001 and incorporated herein by this reference).

10.42 Right to Purchase Agreement, dated as of January 1, 1999, by and between the Company and Operating Company (previously filed as Exhibit
         10.3 to the Company's Current Report on Form 8-K (Commission File no.
         0-25245), filed with the Commission on January 6, 1999 and incorporated herein by this reference).

10.43    Service Mark and Trade Name Use Agreement, dated as of December 31,
         1998, by and between Old CCA and Operating Company (previously filed as Exhibit 10.4 to the Company's Current Report on Form 8-K (Commission
         File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by this reference).

10.44    Service Mark and Trade Name Use Agreement, dated as of December 31,
         1998, by and between Operating Company and Prison Management Services,
         LLC (previously filed as Exhibit 10.5 to the Company's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by this reference).

10.45    Service Mark and Trade Name Use Agreement, dated as of December 31,
         1998, by and between Operating Company and Juvenile and Jail Facility
         Management Services, LLC (previously filed as Exhibit 10.6 to the
         Company's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by this reference).

10.46    Termination Agreement With Respect to Service Mark and Trade Name Use
         Agreement, dated as of September 29, 2000, by and between the Company, Operating Company, PMSI, JJFMSI and CCA of Tennessee (previously filed as Exhibit 10.48 to the Company's Annual Report on Form 10-K
         (Commission File no. 0-25245), filed with the Commission on April 17,
         2001 and incorporated herein by this reference).

10.47    Promissory Note, dated as of December 31, 1998, executed by Operating
         Company made payable to Old CCA in the principal amount of $137.0 million (previously filed as Exhibit 10.7 to the Company's Current
         Report on Form 8-K (Commission File no. 0-25245), filed with the
         Commission on January 6, 1999 and incorporated herein by this reference).

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
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10.48    Guaranty Agreement, dated as of December 31, 1998, executed and delivered by Doctor R. Crants to Old CCA (previously filed as Exhibit
         10.8 to the Company's Current Report on Form 8-K (Commission File no.
         0-25245), filed with the Commission on January 6, 1999 and incorporated herein by this reference).

10.49 Old Prison Realty's 1997 Employee Share Incentive Plan (previously filed as Exhibit 10.25 to Old Prison Realty's Quarterly Report on Form
         10-Q (Commission File no. 1-13049), filed with the Commission on August
         25, 1997 and incorporated herein by this reference).

10.50    First Amendment to Old Prison Realty's 1997 Employee Share Incentive
         Plan (previously filed as Appendix B to the Company's definitive Proxy
         Statement relating to the Company's 2000 Annual Meeting of Stockholders
         (Commission File no. 0-25245), filed with the Commission on November
         20, 2000 and incorporated herein by this reference).

10.51 Old Prison Realty's Non-Employee Trustees' Share Option Plan, as amended (previously filed as Exhibit 10.26 to Old Prison Realty's
         Quarterly Report on Form 10-Q (Commission File no. 1-13049), filed with the Commission on August 25, 1997 and incorporated herein by this reference).

10.52    Old Prison Realty's Non-Employee Trustees' Compensation Plan
         (previously filed as Exhibit 4.3 to Old Prison Realty's Registration
         Statement on Form S-8 (Commission File no. 333-58339), filed with the
         Commission on July 1, 1998 and incorporated herein by this reference).

10.53    Non-Qualified Stock Option Plan of Old CCA, dated as of January 16,
         1986, and related form of Non-Qualified Stock Option Agreement
         (previously filed as Exhibit 10(d) to Old CCA's Registration Statement on Form S-1 (Commission File no. 33-8052), filed with the Commission on August 15, 1986 and incorporated herein by this reference).

10.54    Old CCA's 1989 Stock Bonus Plan (previously filed as Exhibit 10(zz) to
         Old CCA's Annual Report on Form 10-K (Commission File no. 0-15719), filed with the Commission on March 30, 1990 and incorporated herein by this reference).

10.55 First Amendment to Old CCA's Non-Qualified Stock Option Plan, dated as of June 8, 1989 (previously filed as Exhibit 10(nnn) to Old CCA's
         Annual Report on Form 10-K (Commission File no. 0-15719), filed with the Commission on March 30, 1990 and incorporated herein by this reference).

10.56    Old CCA's Non-Employee Director Stock Option Plan (previously filed as
         Exhibit 10(yyyy) to Old CCA's Annual Report on Form 10-K (Commission
         File no. 0-15719), filed with the Commission on March 31, 1994 and incorporated herein by this reference).

10.57 First Amendment to Old CCA's 1991 Flexible Stock Option Plan, dated as of March 11, 1994 (previously filed as Exhibit 10.102 to Old CCA's
         Annual Report on Form 10-K (Commission File no. 1-13049), filed with the Commission on March 31, 1995 and incorporated herein by this reference).

10.58    Amended and Restated Old CCA 1989 Stock Bonus Plan, dated as of
         February 20, 1995 (previously filed as Exhibit 10.138 to Old CCA's
         Annual Report on Form 10-K (Commission File no. 1-13560), filed with the Commission on March 31, 1995 and incorporated herein by this reference).

10.59    Old CCA's 1995 Employee Stock Incentive Plan, effective as of March 20,
         1995 (previously filed as Exhibit 4.3 to Old CCA's Registration
         Statement on Form S-8 (Commission File no. 33-61173), filed with the
         Commission on July 20, 1995 and incorporated herein by this reference).

10.60 First Amendment to Amended and Restated Old CCA 1989 Stock Bonus Plan, dated as of November 3, 1995 (previously filed as Exhibit 10.153 to Old
         CCA's Annual Report on Form 10-K (Commission File no. 1-13560), filed with the Commission on March 29, 1996 and incorporated herein by this reference).

10.61 Option Agreement, dated as of March 31, 1997, by and between Old CCA and Joseph F. Johnson, Jr. relating to the grant of an option to purchase 80,000 shares of Old CCA Common Stock (previously filed as
         Appendix B to Old CCA's definitive Proxy Statement relating to Old
         CCA's 1998 Annual Meeting of Shareholders (Commission File no.
         0-15719), filed with the Commission on March 31, 1998 and incorporated herein by this reference).

10.62 Old CCA's Non-Employee Directors' Compensation Plan (previously filed as Appendix A to Old CCA's definitive Proxy Statement relating to Old
         CCA's 1998 Annual Meeting of Shareholders (Commission File no.
         0-15719), filed with the Commission on March 31, 1998 and incorporated herein by this reference).

10.63 The Company's 2000 Stock Incentive Plan (previously filed as Appendix C to the Company's definitive Proxy Statement relating to the Company's
         2000 Annual Meeting of Stockholders (Commission File no. 0-25245), filed with the Commission on November 20, 2000 and incorporated herein by this reference).

10.64 Employment Agreement, dated as of August 4, 2000, by and between the Company and John D. Ferguson, with form of option agreement included as Exhibit A thereto (previously filed as Exhibit 10.1 to the Company's
         Quarterly Report on Form 10-Q (File no. 0-25245), filed with the
         Commission on August 14, 2000 and incorporated herein by this reference).

10.65 Employment Agreement, dated as of December 6, 2000, by and between the Company and Irving E. Lingo, Jr. (previously filed as Exhibit 10.67 to the Company's Annual Report on Form 10-K (Commission File no. 0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

10.66 Employment Agreement, dated as of August 3, 1999, by and between Operating Company and J. Michael Quinlan (previously filed as Exhibit
         10.68 to the Company's Annual Report on Form 10-K (Commission File no.
         0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

10.67 Employment Agreement, dated as of January 1, 1999, by and between Doctor R. Crants and the Company (previously filed as Exhibit 10.28 to the Company's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on January 6, 1999 and incorporated herein by this reference).

10.68 Amendment Number One to Employment Agreement with Doctor R. Crants, dated as of June 29, 2000, by and between the Company and Doctor R.
         Crants (previously filed as Exhibit 10.70 to the Company's Annual
         Report on Form 10-K (Commission File no. 0-25245), filed with the
         Commission on April 17, 2001 and incorporated herein by this reference).

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
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10.69    Severance Agreement, dated as of December 31, 1999, by and among D.
         Robert Crants, III, the Company and Operating Company (previously filed as Exhibit 10.69 to the Company's Annual Report on Form 10-K
         (Commission File no. 0-25245), filed with the Commission on March 30,
         2000 and incorporated herein by this reference).

10.70 Severance Agreement, dated as of December 31, 1999, by and among Michael W. Devlin, the Company and Operating Company (previously filed as Exhibit 10.70 to the Company's Annual Report on Form 10-K
         (Commission File no. 0-25245), filed with the Commission on March 30,
         2000 and incorporated herein by this reference).

10.71 Indemnity Agreement, dated as of September 29, 2000, by and between the Company and PMSI (previously filed as Exhibit 10.77 to the Company's
         Annual Report on Form 10-K (Commission File no. 0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

10.72 Indemnity Agreement, dated as of September 29, 2000, by and between the Company and JJFMSI (previously filed as Exhibit 10.78 to the Company's
         Annual Report on Form 10-K (Commission File no. 0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

10.73 Memorandum of Understanding, dated as of December 14, 2000, by and among attorneys for the Company and the plaintiffs in the outstanding stockholder litigation against the Company and certain of its existing and former directors and officers (the "Plaintiffs") (previously filed as Exhibit 10.1 to the Company's Current Report on Form 8-K (File no.
         0-25245), filed with the Commission on December 19, 2000 and incorporated herein by this reference).

10.74 Stock Purchase Agreement, dated as of April 10, 2001, by and among the Company; Abbey National Treasury Services plc, a public limited company incorporated in England and Wales and registered with company number
         2338548; and Agecroft Properties (No. 2) Limited, a private limited company incorporated in England and Wales and registered with company number 4167343 ("API 2"), relating to the Company's sale of all of the issued and outstanding capital stock of Agecroft Properties, Inc., a Tennessee corporation and wholly-owned subsidiary of the Company
         ("API"), to API 2 (previously filed as Exhibit 10.80 to the Company's
         Annual Report on Form 10-K (Commission File no. 0-25245), filed with the Commission on April 17, 2001 and incorporated herein by this reference).

10.75 Second Waiver and Amendment, dated as of April 16, 2001, by and among the Company, certain of the Company's subsidiaries as Subsidiary
         Guarantors, certain of the Company's lenders, and Lehman, as Administrative Agent (previously filed as Exhibit 10.1 to the Company's
         Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2001 (Commission File no. 0-25245), filed with the Commission on May
         15, 2001 and incorporated herein by this reference.)

10.76    Waiver to Loan and Security Agreement, as amended, dated as of April
         16, 2001, by and among CCA of Tennessee, as Borrower, certain of CCA of Tennessee's subsidiaries as Subsidiary Guarantors, certain lenders and Lehman, as Administrative Agent (previously filed as Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarterly period ending March 31, 2001 (Commission File no. 0-25245), filed with the
         Commission on May 15, 2001 and incorporated herein by this reference.)

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
21*      Subsidiaries of the Company.

23.1*    Consent of Arthur Andersen LLP.

24       Powers of Attorney (included on signature pages).

99.1     Letter to the Board of Directors of the Company, dated as of February
         22, 2000, from Pacific Life (previously filed as Exhibit 99.1 to the
         Company's Current Report on Form 8-K (Commission File no. 0-25245), filed with the Commission on March 1, 2000 and incorporated herein by this reference).

(b) Financial Statement Schedules

See Index to Consolidated Financial Statements.

ITEM 17. UNDERTAKINGS.

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section

         15(d) of the Exchange Act (and, where applicable, each filing of the employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the undersigned registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee on September 12, 2001.

                                    CORRECTIONS CORPORATION OF AMERICA


                                    By: /s/ John D. Ferguson
                                        ----------------------------------------
                                        John D. Ferguson
                                        Chief Executive Officer and President

                                POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints William F. Andrews, John D. Ferguson and Irving E. Lingo, Jr., and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any registration statement relating to the same offering as the Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE                       TITLE                                     DATE
---------                       -----                                     ----


/s/ John D. Ferguson            Chief Executive Officer and President     September 12, 2001
---------------------------     (Principal Executive Officer),
John D. Ferguson                Vice Chairman of the Board of
                                Directors and Director


/s/ Irving E. Lingo, Jr.        Executive Vice President and              September 12, 2001
---------------------------     Chief Financial Officer
Irving E. Lingo, Jr.            (Principal Financial and
                                Accounting Officer)

SIGNATURE                       TITLE                                     DATE
---------                       -----                                     ----


/s/ William F. Andrews          Chairman of the Board of                  September 12, 2001
----------------------          Directors and Director
William F. Andrews


/s/ Lucius E. Burch, III        Director                                  September 12, 2001
---------------------------
Lucius E. Burch, III


/s/ John D. Correnti            Director                                  September 12, 2001
---------------------------
John D. Correnti


/s/ C. Michael Jacobi           Director                                  September 12, 2001
---------------------------
C. Michael Jacobi


/s/ John R. Prann, Jr.          Director                                  September 12, 2001
---------------------------
John R. Prann, Jr.


/s/ Joseph V. Russell           Director                                  September 12, 2001
---------------------------
Joseph V. Russell


/s/ Henri L. Wedell             Director                                  September 12, 2001
---------------------------
Henri L. Wedell


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